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Index to consolidated financial statements

As filed with the Securities and Exchange Commission on July 26, 2016

Registration No. 333-211949

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Kadmon Holdings, LLC
to be converted as described herein to a corporation named

Kadmon Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	27-3576929 (I.R.S. Employer Identification No.)

450 East 29th Street
New York, NY 10016
Telephone: (212) 308-6000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Harlan W. Waksal, M.D.
President and Chief Executive Officer
450 East 29th Street
New York, NY 10016
Telephone: (212) 308-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Christopher C. Paci, Esq. David C. Schwartz, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas, 27th Floor New York, NY 10020 Telephone: (212) 335-4500 Fax: (212) 335-4501	Steven N. Gordon, Esq. Executive Vice President and General Counsel 450 East 29th Street New York, NY 10016 Telephone: (212) 308-3900 Fax: (212) 355-7855	Peter N. Handrinos, Esq. Latham & Watkins LLP John Hancock Tower 200 Clarendon Street Boston, MA 02116 Telephone: (617) 948-6000 Fax: (617) 948-6001

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        Kadmon Holdings, LLC, the registrant whose name appears on the cover of this registration statement, is a Delaware limited liability company. Prior to the closing of this offering, Kadmon Holdings, LLC intends to convert into a Delaware corporation pursuant to a statutory conversion and change its name to Kadmon Holdings, Inc. As a result of the corporate conversion, the holders of membership units of Kadmon Holdings, LLC will become holders of shares of common stock of Kadmon Holdings, Inc. Holders of warrants and options to purchase membership units of Kadmon Holdings, LLC will become holders of warrants and options to purchase common stock of Kadmon Holdings, Inc., respectively. Except as disclosed in the accompanying prospectus, the consolidated financial statements and selected historical consolidated financial data and other financial information included in this registration statement are those of Kadmon Holdings, LLC and do not give effect to the corporate conversion.

        This registration statement contains two forms of prospectus, as set forth below.

  •
  Public Offering Prospectus.  A prospectus to be used for the initial public offering by Kadmon Holdings, Inc. of $75.0 million of shares of common stock (and an additional $11.3 million of shares of common stock which may be sold upon exercise of the underwriters' over-allotment option) through the underwriters named on the cover page of the Public Offering Prospectus.

  •
  Selling Stockholder Resale Prospectus.  A prospectus to be used in connection with the potential resale by certain selling stockholders of the shares of our common stock issued, as to $20.0 million in aggregate principal amount of the Senior Convertible Term Loan, upon conversion of 125% of that principal amount at a conversion price equal to the initial public offering price per share in this offering pursuant to an exchange agreement entered into on June 8, 2016, by and among the Company and the holders of the Senior Convertible Term Loan.

        The Public Offering Prospectus and the Selling Stockholder Resale Prospectus will be substantively identical in all respects except for the following principal points:

  •
  they contain different front covers;

  •
  all references in the Public Offering Prospectus to "this offering" or "this initial public offering" will be changed to "the IPO," defined as the underwritten initial public offering of our common stock, in the Selling Stockholders Resale Prospectus;

  •
  all references in the Public Offering Prospectus to "underwriters" will be changed to "underwriters of the IPO" in the Selling Stockholders Resale Prospectus;

  •
  they contain different Use of Proceeds sections;

  •
  a Shares Registered for Resale section is included in the Selling Stockholder Resale Prospectus;

  •
  a Selling Stockholders section is included in the Selling Stockholder Resale Prospectus;

  •
  the section "Summary—The Offering" from the Public Offering Prospectus is deleted from the Selling Stockholder Resale Prospectus;

  •
  the section "Shares Eligible For Future Sale—Selling Stockholder Resale Prospectus" from the Public Offering Prospectus is deleted from the Selling Stockholder Resale Prospectus;

  •
  the Underwriting section from the Public Offering Prospectus is deleted from the Selling Stockholder Resale Prospectus and a Plan of Distribution section is inserted in its place;

  •
  the Legal Matters section in the Selling Stockholder Resale Prospectus deletes the reference to counsel for the underwriters; and

  •
  they contain different back covers.

        We have included in this registration statement, after the financial statements, a set of alternate pages to reflect the foregoing differences between the Public Offering Prospectus and the Selling Stockholder Resale Prospectus.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 26, 2016

PRELIMINARY PROSPECTUS

6,250,000 Shares

Kadmon Holdings, Inc.

Common Stock
$         per share

        This is an initial public offering of shares of common stock of Kadmon Holdings, Inc. We currently operate as a Delaware limited liability company under the name Kadmon Holdings, LLC. Prior to the closing of this offering, we intend to convert into a Delaware corporation pursuant to a statutory conversion and change our name to Kadmon Holdings, Inc. We are selling shares of our common stock. We currently expect the initial public offering price will be $12.00 per share of common stock.

        We have been authorized to list our common stock on the New York Stock Exchange (NYSE) under the symbol "KDMN."

        We are an "emerging growth company," as defined in Section 2(a) of the Securities Act of 1933 (Securities Act), and will be subject to reduced public reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company. See "Prospectus Summary—Implications of Being an Emerging Growth Company."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 13.

        Neither the U.S. Securities and Exchange Commission (SEC) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts(1)	$	$
Proceeds to Kadmon (before expenses)	$	$

(1)
See "Underwriting" on page 222 for additional information regarding underwriting compensation.

        Certain holders of our membership interests have indicated an interest in purchasing an aggregate of $40 million in shares of our common stock in this offering at the initial public offering price per share. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to any of these entities, or any of these entities may determine to purchase more, less or no shares in this offering. The underwriters will receive the same underwriting discount on any shares purchased by these entities as they will on any other shares sold to the public in this offering.

        We have granted the underwriters the right to purchase up to 937,500 additional shares of common stock to cover over-allotments, if any. The underwriters can exercise this right at any time within 30 days after the date of this prospectus.

        The underwriters expect to deliver the shares of common stock to investors on or about                        , 2016 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers
Citigroup	Jefferies

Lead Manager
JMP Securities

Manager
H.C. Wainwright & Co.

                        , 2016.

        You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We and the underwriters have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

        For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States. See "Underwriting."

i

 BASIS OF PRESENTATION

        The consolidated financial statements include the accounts of Kadmon Holdings, LLC and its domestic and international subsidiaries, all of which are wholly owned. Prior to the closing of this offering, we will complete a corporate conversion pursuant to which Kadmon Holdings, Inc. will succeed to the business of Kadmon Holdings, LLC and its consolidated subsidiaries, and the unitholders of Kadmon Holdings, LLC will become stockholders of Kadmon Holdings, Inc., as described under the heading "Corporate Conversion." In this prospectus, we refer to this transaction as the "Corporate Conversion." We expect that our conversion from a Delaware limited liability company to a Delaware corporation will not have a material effect on our consolidated financial statements.

TRADEMARKS

        This prospectus includes our trademarks, trade names and service marks, such as "Kadmon" and which are protected under applicable intellectual property laws and are the property, prior to the Corporate Conversion discussed herein, of Kadmon Holdings, LLC, or its subsidiaries, and after the Corporate Conversion, of Kadmon Holdings, Inc., or its subsidiaries. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties' trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

MARKET AND INDUSTRY DATA

        Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements." These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

ABOUT THIS PROSPECTUS

        Except where the context otherwise requires or where otherwise indicated, the terms "Kadmon," "we," "us," "our," "our company" and "our business" refer, prior to the Corporate Conversion discussed herein, to Kadmon Holdings, LLC, and after the Corporate Conversion, to Kadmon Holdings, Inc.

ii

 PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

 Overview

        We are a fully integrated biopharmaceutical company engaged in the discovery, development and commercialization of small molecules and biologics to address disease areas of significant unmet medical need. We are developing product candidates within autoimmune and fibrotic diseases, oncology and genetic diseases. We leverage our multi-disciplinary research and clinical development team members, who prior to joining Kadmon had brought more than 15 drugs to market, to identify and pursue a diverse portfolio of novel product candidates, through in-licensing products and employing our small molecule and biologics platforms. By retaining global commercial rights to our lead product candidates, we believe that we have the ability to progress these candidates ourselves while maintaining flexibility for commercial and licensing arrangements. We expect to continue to progress our clinical candidates and have further clinical trial events to report throughout 2016 and 2017.

        We utilize our advanced understanding of the molecular mechanisms of disease to establish development paths for disease areas where significant unmet medical needs exist. Below is a brief description of our most clinically advanced product candidates:

  •
  KD025, the most advanced candidate in our rho-associated coiled-coil kinase 2 (ROCK2) platform, is a potential first-in-class, oral, selective ROCK2 inhibitor. ROCK2 is a molecular target in autoimmune, fibrotic and neurodegenerative diseases. We established proof of concept for KD025 in autoimmune disease in a recently completed, open-label, dose-finding Phase 2 clinical trial in moderate to severe psoriasis, with no emergent safety issues. We have an ongoing Phase 2 clinical study of KD025 in idiopathic pulmonary fibrosis (IPF). In 2016 and 2017, we plan to conduct a placebo-controlled Phase 2 clinical study of KD025 in moderate to severe psoriasis as well as Phase 2 proof of concept trials in other autoimmune diseases, including in chronic graft-versus-host disease (cGVHD), psoriatic arthritis, scleroderma and systemic lupus erythematosus (SLE).

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  Tesevatinib in Oncology.  Tesevatinib is an oral tyrosine kinase inhibitor (TKI) designed to block key molecular drivers of tumor growth, metastases and drug resistance. Unlike other TKIs, tesevatinib has been observed in preclinical studies to cross the blood-brain barrier, which separates the circulating blood from the brain, and we believe that our preliminary clinical observations indicate that tesevatinib may penetrate the blood-brain barrier in humans. In preclinical and early clinical studies, we have observed tesevatinib's activity against epidermal growth factor receptor (EGFR), a cell surface receptor, its accumulation in the lungs, leptomeninges (membranes that protect the brain and spinal cord) and kidneys, and in a previously completed Phase 2 clinical trial, its response rate in treatment-naïve non-small cell lung cancer (NSCLC) patients with activating EGFR mutations. EGFR is often overexpressed in lung and other malignancies with epithelial origins, which refer to the layers of cells that line hollow organs and glands. We are conducting an open-label Phase 2 clinical study of tesevatinib in NSCLC with activating EGFR mutations in patients with brain metastases or leptomeningeal disease. Preliminary observations by the study investigators suggest activity of tesevatinib and that six of the seven patients enrolled to date have had a clinically significant improvement of neurological symptoms and/or tumor shrinkage. The observed improvements in neurological symptoms include, for some of the enrolled patients, improved strength and balance and reduced headache and fatigue. Of note, one patient with brain metastases and leptomeningeal disease showed a 57% reduction in a measurable cerebral metastasis in MRI scans at Day 41. Additionally, one patient with brain metastases showed an approximate 50% decrease in brain metastases mass overall, based on the cumulative measured and observed decreases in multiple brain lesions in MRI scans at Day 23. There are no effective approved therapies for NSCLC patients with activating EGFR mutations whose disease has spread to the brain or leptomeninges, making this an area of significant unmet medical need.

  •
  Tesevatinib in Polycystic Kidney Disease (PKD).  Due to tesevatinib's ability to inhibit EGFR and a signaling protein referred to as proto-oncogene tyrosine-protein kinase Src (Src), which are key molecular drivers of PKD, a genetic kidney disorder caused by mutations in one of several genes, and tesevatinib's accumulation in the kidneys, we are developing tesevatinib to treat all forms of PKD. The autosomal dominant form of PKD (ADPKD) is caused by a mutation in the polycystin-1 or polycystin-2 gene. In PKD preclinical models, tesevatinib has demonstrated a statistically significant inhibition of formation and growth of kidney cysts and prevented further loss of kidney function. The autosomal recessive form of PKD (ARPKD) is caused by a mutation in the fibrocystin-1 gene. We have obtained orphan drug designation status in the United States for tesevatinib for the treatment of patients with ARPKD. In our ongoing, 61-patient, open-label, Phase 1b/2a clinical trial in ADPKD, we have selected a dose of tesevatinib for additional clinical development. Following receipt of guidance from the U.S. Food and Drug Administration (FDA) on our planned registration pathway at an FDA End-of-Phase 2 meeting, we plan to initiate a Phase 3 registration-directed trial of tesevatinib in ADPKD in 2018. We plan to initiate a Phase 1 clinical trial of tesevatinib in ARPKD in 2016. There are currently no approved drug therapies for ADPKD or ARPKD in the United States.

  •
  KD034  is our portfolio of enhanced formulations of trientine hydrochloride, a chelating compound for the removal of excess copper from the body, for the treatment of Wilson's disease, a rare genetic disease affecting approximately 10,000 individuals in the United States. We are developing a proprietary formulation and packaging of trientine hydrochloride that we believe have the potential to address major shortcomings of currently available trientine hydrochloride formulations. We also plan to seek approval for a generic of Syprine (trientine hydrochloride).

        Kadmon Pharmaceuticals, LLC (Kadmon Pharmaceuticals), our wholly owned subsidiary, is our specialty-focused commercial organization. Kadmon Pharmaceuticals currently markets and distributes a portfolio of branded generic ribavirin products for chronic hepatitis C virus (HCV) infection. Additionally, Kadmon Pharmaceuticals co-promotes a product for chronic weight management and distributes a product for chorea, an involuntary movement disorder associated with Huntington's disease, and a product for cytomegalovirus (CMV) retinitis, a viral inflammation of the retina of the eye, and for the prevention of CMV disease, a common viral infection complicating solid organ transplants. Product revenues from Kadmon Pharmaceuticals are almost entirely derived from sales of its ribavirin portfolio. Kadmon Pharmaceuticals' sales of these drugs have significantly declined, from $63.5 million for the year ended December 31, 2014 to $29.3 million for the year ended December 31, 2015, as the treatment landscape for chronic HCV infection has rapidly evolved, with multiple ribavirin-free regimens, including novel direct-acting antivirals, having entered the market and becoming the new standard of care. As a result, we expect sales of our ribavirin portfolio of products to significantly decline in 2016 and to contribute insignificantly to revenue in 2017 and beyond.

        During the three months ended March 31, 2016 and the years ended December 31, 2015 and 2014, Kadmon Pharmaceuticals generated enough revenue to support its commercial operations and service our debt requirements. Historically, we have supported our non-commercial operations primarily through private placement financings, licensing agreements and strategic alliances. We do not believe we can currently depend on commercial revenues from Kadmon Pharmaceuticals to support our non-commercial operations, including drug development efforts and debt obligations. Instead, we leverage our commercial infrastructure, including the regulatory, quality and chemistry, manufacturing and controls (CMC) teams of Kadmon Pharmaceuticals, to support the development of our clinical-stage product candidates. We believe that our commercial infrastructure will be most advantageous to us in the future, in connection with potential commercial collaborations as well as the anticipated commercialization of our pipeline products and clinical-stage product candidates, if approved.

Our Strategy

        Our goal is to develop first-in-class, innovative therapies for indications with significant unmet medical needs, including in autoimmune and fibrotic diseases, oncology and genetic diseases, and for which we plan, in many cases, to seek breakthrough designation from the FDA. Our key strategies to achieve this goal are listed below:

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  Develop KD025 and our ROCK2 inhibitor platform to produce novel treatments for autoimmune, fibrotic and neurodegenerative diseases.  We have synthesized and identified a diverse portfolio of highly selective ROCK2 inhibitors to treat autoimmune, fibrotic and neurodegenerative diseases. We have selected more than 10 of these ROCK2 inhibitors that we believe have the greatest potential based on characteristics including potency, solubility, bioavailability and, in some cases, blood-brain barrier penetrance.

  We plan to develop KD025 for the treatment of autoimmune and fibrotic diseases. We recently completed a Phase 2 clinical study of KD025 in moderate to severe psoriasis and have an ongoing Phase 2 clinical study in IPF. We plan to initiate additional Phase 2 clinical studies in other autoimmune diseases in 2016 and 2017, including in cGVHD, psoriatic arthritis, scleroderma and SLE, as well as expand our clinical program in moderate to severe psoriasis.

  •
  Rapidly advance tesevatinib in NSCLC with brain metastases or leptomeningeal disease, followed by glioblastoma, earlier-stage NSCLC and other solid tumors.  We are initially developing tesevatinib for NSCLC with activating EGFR mutations in patients with brain metastases or leptomeningeal disease and have an ongoing Phase 2 clinical study in these indications. We believe that these indications are well suited for tesevatinib's mechanism of action and represent the fastest potential path to FDA approval due to the lack of currently approved treatments in these patient populations. We also plan to pursue clinical trials of tesevatinib in additional solid tumors, including glioblastoma and earlier-stage NSCLC.

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  Rapidly advance tesevatinib for the treatment of ADPKD and ARPKD.  We are evaluating the safety and tolerability of tesevatinib in ADPKD in an ongoing Phase 1b/2a clinical study and in ARPKD in a planned Phase 1 clinical study. PKD is a disease that requires chronic treatment, and we believe that tesevatinib's tolerability profile makes it an attractive therapeutic product candidate for this indication. To address ARPKD, a pediatric disease closely related to ADPKD, we have developed a proprietary liquid formulation of tesevatinib for administration to children and which is designed to enable titration, the process of gradually adjusting the dose of a medication by body weight to reach the appropriate dose. We plan to pursue registration study programs in ADPKD in 2018 and in ARPKD in 2016.

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  Leverage our drug discovery platforms to identify and develop new product candidates for additional diseases with significant unmet medical need.  Our drug discovery platforms are focused on small molecule chemistry and biologics. Our platforms support the future growth of our pipeline and fuel the discovery of new targets and the development of drugs to inhibit these targets. To date, these platforms have produced a strong pipeline of preclinical product candidates. Our most advanced novel preclinical product candidate from our biologics platform, KD033, is an anti-PD-L1/IL-15 fusion protein, which inhibits the PD-L1 pathway to reduce tumor cell immune checkpoint blockade, which is the inhibition of immune system checkpoints effecting immune system function, while simultaneously directing an IL-15-stimulated, specific immune response to the tumor microenvironment.

  •
  Build on and leverage our commercial infrastructure to market therapies for Wilson's disease and support our clinical development programs.  We plan to seek approval for our proprietary formulation and packaging of trientine hydrochloride for the treatment of Wilson's disease under a Section 505(b)(2) New Drug Application (NDA) pathway. In addition, we plan to seek approval under an Abbreviated New Drug Application (ANDA) for a generic of Syprine (trientine hydrochloride). We intend to use Kadmon Pharmaceuticals, our specialty-focused commercial organization, to market these formulations, if approved, and support our development programs and commercialization of our clinical-stage product candidates.

Our Clinical-Stage Pipeline

        We maintain global rights to the following product candidates:

Risks Related to Our Business

        Our ability to successfully implement our business strategy is subject to numerous risks, as more fully described in the section entitled "Risk Factors" immediately following this prospectus summary. These risks include, among others:

  •
  We have incurred substantial losses since our inception and anticipate that we will continue to incur losses for the foreseeable future and may not achieve or sustain profitability. We expect to continue to incur significant expenses related to the development of our clinical product candidates for at least the next several years, and we anticipate that our expenses will increase substantially as a result of multiple initiatives.

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  Our level of indebtedness could adversely affect our business and limit our ability to plan for, or respond to, changes in our business.

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  We may not be able to generate sufficient cash to pay our indebtedness.

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  Our senior secured non-convertible term loan matures on June 17, 2018. We may not be able to refinance our debt under this facility before the maturity date, in which event our ability to continue our operations would be materially and adversely impacted.

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  Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern.

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  Clinical development is a lengthy and expensive process with a potentially uncertain outcome. Our long-term success depends upon the successful development and commercialization of our product candidates. To obtain regulatory approval to market our products, preclinical studies and costly and lengthy clinical trials are required. The conduct of preclinical studies and clinical trials is subject to numerous risks and results of the studies and trials are highly uncertain.

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  Even if we obtain regulatory approval for our product candidates, they may never be successfully launched, achieve market acceptance or become profitable, in which case our business, prospects, operating results and financial condition may be materially harmed.

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  We face substantial competition, which may result in others discovering, developing and commercializing products before or more successfully than our products and product candidates.

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  The environment in which our regulatory submissions may be reviewed changes over time, which may make it more difficult to obtain regulatory approval of any of our product candidates.

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  We cannot be certain how profitable, if at all, the commercialization of our marketed products will be.

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  We expect to continue to contract with third-party suppliers for the manufacturing of our commercial product portfolio as well as our developmental product candidates for clinical trial use and, if approved, for commercialization.

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  We depend on intellectual property licensed from third parties and termination of any of these licenses could result in the loss of significant rights, which would harm our business.

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  We rely in part on third parties to conduct our clinical trials and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials.

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  Our future success depends on our ability to retain our key executives and to attract, retain and motivate qualified personnel.

Corporate Conversion

        We currently operate as a Delaware limited liability company under the name Kadmon Holdings, LLC. Prior to the closing of this offering, Kadmon Holdings, LLC will convert into a Delaware corporation pursuant to a statutory conversion and change its name to Kadmon Holdings, Inc. As a result of the Corporate Conversion, the holders of the different classes of units of Kadmon Holdings, LLC will become holders of shares of common stock of Kadmon Holdings, Inc. Holders of warrants and options to purchase units of Kadmon Holdings, LLC will become holders of warrants and options to purchase common stock of Kadmon Holdings, Inc., respectively. The number of shares of common stock of Kadmon Holdings, Inc. that holders of membership units will be entitled to receive in the Corporate Conversion will be determined in accordance with a formula that is set forth in the plan of conversion and varies depending on which class of units a holder owns. The number of shares of common stock of Kadmon Holdings, Inc. that certain warrants will be exercisable for, following the Corporate Conversion, will also vary depending on the initial public offering price set forth on the cover of this prospectus.

        The information in this prospectus regarding the shares of our common stock to be issued or issuable to holders of outstanding membership units and warrants of Kadmon Holdings, LLC and issuable upon conversion of the senior secured convertible credit agreement (Senior Convertible Term Loan) and the second-lien convertible paid-in-kind (PIK) notes (Second-Lien Convert) and the 5%

Convertible Preferred Stock (convertible preferred stock) is based on an assumed initial public offering price per share of common stock of $12.00 and the assumed 1-for-6.5 reverse split. To the extent that the actual initial public offering price per share for this offering is greater or less than $12.00, the actual number of shares of common stock issued in connection with the Corporate Conversion or issuable thereafter upon exercise of options and warrants and conversion of the Senior Convertible Term Loan and the Second-Lien Convert will be adjusted accordingly.

        The purpose of the Corporate Conversion is to reorganize our corporate structure so that the top-tier entity in our corporate structure—the entity that is offering our common stock to the public in this offering—is a corporation rather than a limited liability company and so that our existing investors will own our common stock rather than equity interests in a limited liability company. For further information regarding the Corporate Conversion, see "Corporate Conversion." References in this prospectus to our capitalization and other matters pertaining to our equity and shares prior to the Corporate Conversion relate to the capitalization and equity and shares of Kadmon Holdings, LLC, and after the Corporate Conversion, to Kadmon Holdings, Inc.

        The consolidated financial statements included elsewhere in this prospectus are those of Kadmon Holdings, LLC and its consolidated operations. We expect that our conversion from a Delaware limited liability company to a Delaware corporation will not have a material effect on our consolidated financial statements.

Retirement of Outstanding Debt Through Issuance of Convertible Preferred Stock and Common Stock

        Concurrently with the closing of this offering, we will consummate a series of transactions that will retire all of our outstanding convertible indebtedness, as follows:

  •
  Pursuant to an exchange agreement entered into on June 8, 2016 with the holders of our Senior Convertible Term Loan, in consideration of the payment of a make-whole fee, (i) $30.0 million in aggregate principal amount of the Senior Convertible Term Loan will be exchanged for 30,000 shares of a newly created class of capital stock to be designated as 5% Convertible Preferred Stock, which we refer to as the convertible preferred stock; (ii) as to $25.0 million in aggregate principal amount of our Senior Convertible Term Loan, we will convert 100% of that principal amount into shares of our common stock at a conversion price equal to 80% of the initial public offering price per share in this offering; and (iii) as to $20.0 million in aggregate principal amount of the Senior Convertible Term Loan, we will convert 125% of that principal amount into shares of our common stock at a conversion price equal to the initial public offering price per share in this offering, which shares will be eligible for resale by their holders pursuant to the Selling Stockholder Resale Prospectus. The amount of the make-whole fee will be $7,967,614 plus $11,212 for each day after July 31, 2016 through and including the closing of the exchange agreement (assuming a closing on or before August 31, 2016). In addition, the make-whole fee will be paid through the issuance of shares of our common stock at an issue price equal to 80% of the initial public offering price per share in this offering. As of March 31, 2016, the outstanding balance of the Senior Convertible Term Loan was $74.4 million, which includes all accrued interest as of such date.

  •
  Pursuant to an amendment and restatement of the terms of our Second-Lien Convert dated as of June 8, 2016, 100% of the outstanding balance under our outstanding Second-Lien Convert, which as of March 31, 2016 was $123.1 million, will be mandatorily converted into shares of our common stock at a conversion price equal to 80% of the initial public offering price per share in this offering.

        For additional details on the terms of the convertible preferred stock to be issued pursuant to the exchange agreement with the holders of the Convertible Term Loan, see "Description of Capital Stock—Preferred Stock—5% Convertible Preferred Stock."

        We expect to incur a substantial charge as a result of consummating the above transactions since the conversion price is equal to a discount to the initial public offering price per share in this offering.

Implications of Being an Emerging Growth Company

        We qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 (JOBS Act). An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

  •
  being permitted to have only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations disclosure;

  •
  not being required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act);

  •
  not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (PCAOB), regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

  •
  exemption from the requirement to submit certain executive compensation matters to stockholder advisory votes, such as "say-on-pay," "say-on-frequency" and "say-on-golden parachutes"; and

  •
  not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer's compensation to median employee compensation.

        We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an "emerging growth company" until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.0 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering, (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these reduced burdens. We have elected to adopt the reduced disclosure with respect to financial statements and the related Management's Discussion and Analysis of Financial Condition and Results of Operations disclosure. As a result of this election, the information that we provide stockholders may be different than you might get from other public companies in which you hold equity.

Corporate Information

        Kadmon Holdings, LLC was established in Delaware in September 2010. Prior to the closing of this offering, we will complete a Corporate Conversion pursuant to which Kadmon Holdings, Inc. will succeed to the business of Kadmon Holdings, LLC and its consolidated subsidiaries, and the equity holders of Kadmon Holdings, LLC will become stockholders of Kadmon Holdings, Inc. See "Corporate Conversion." Our principal executive offices are located at 450 East 29th Street, New York, New York 10016, and our telephone number at that address is (212) 308-6000. Our website is located at www.kadmon.com. Our website, and the information on our website, is neither part of this prospectus nor incorporated by reference herein.

 THE OFFERING

Common stock offered by us	6,250,000 shares
Underwriters' option to purchase additional shares of common stock from us	937,500 shares
Common stock to be outstanding after this offering	44,870,332 shares (or 45,807,832 shares, if the underwriters exercise in full their option to purchase additional shares of common stock).
Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $66.7 million (or approximately $77.1 million if the underwriters exercise in full their option to purchase additional shares of common stock), assuming the shares are offered at $12.00 per share.
We intend to use the net proceeds that we receive from the offering to: (i) advance KD025 through Phase 2 clinical studies; (ii) advance planned Phase 2 and Phase 3 clinical studies of tesevatinib; (iii) conduct pharmacokinetic and bioequivalence studies in connection with the development of various formulations of KD034; (iv) conduct various KD025 and tesevatinib toxicology studies, as well as other costs to develop various antibodies; (v) fund chemistry, manufacturing and controls costs (CMCC) to support clinical supply needs, process optimization and reformulation efforts, and ongoing drug stability expenses; (vi) pay research associated costs; (vii) pay clinical infrastructure and data management costs; (viii) repay an outstanding loan provided by Dr. Harlan W. Waksal, our President and Chief Executive Officer; and (ix) fund working capital and for other general corporate purposes. See "Use of Proceeds."
Directed Share Program	At our request, the underwriters have reserved up to 312,500 shares of common stock, or 5% of the shares being offered by this prospectus (excluding the shares of common stock that may be issued upon the underwriters' exercise of their option to purchase additional shares), for sale at the initial public offering price to holders of our membership units, our directors, officers and vendors, and certain others persons with whom we have a business relationship, as designated by us.
The number of shares available for sale to the general public will be reduced to the extent that these individuals purchase all or a portion of the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. For further information regarding our directed share program, please see "Underwriting."

Dividend policy	We currently intend to retain all available funds and any future earnings for use in the operation of our business, and therefore we do not currently expect to pay any cash dividends on our common stock. Any future determination to pay dividends to holders of shares of common stock will be at the discretion of our board of directors and will depend upon many factors, including our results of operations, financial condition, capital requirements, restrictions in our debt agreements and other factors that our board of directors deems relevant. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of us or of our subsidiaries. See "Dividend Policy."
Risk factors	Investing in shares of our common stock involves a high degree of risk. See "Risk Factors" beginning on page 13 of this prospectus for a discussion of factors you should carefully consider before investing in shares of our common stock.
Proposed NYSE symbol	"KDMN"

        In this prospectus, unless otherwise indicated, the number of shares of our common stock to be outstanding after this offering and the other information based thereon does not reflect:

  •
  1,636,707 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2016 at a weighted-average exercise price of $37.38 per share pursuant to awards under our 2011 Equity Incentive Plan, 417,260 of which are exercisable as of June 30, 2016, including 769,231 shares of common stock issuable upon exercise of outstanding stock options issued to Dr. Harlan W. Waksal, our President and Chief Executive Officer, with an exercise price of $39.00 per share, none of which are exercisable as of June 30, 2016. On July 13, 2016, the compensation committee of the board of managers approved the amendment of all outstanding option awards, effective upon the date of pricing of this offering, to adjust the exercise price (on a post-Corporate Conversion, post-split basis) to the initial public offering price per share in this offering;

  •
  an option award granted to Dr. Harlan W. Waksal on July 13, 2016 increasing the number of shares (on a post-Corporate Conversion, post-split basis) subject to his original option grant received in December 2015. The number of shares subject to this option award shall equal the difference between his original December 2015 option grant and 5% of the company's outstanding common equity determined on a fully diluted basis. The effective date of this July 2016 option award will be the date of this offering. The exercise price per share of common stock subject to the new option award will be equal to the initial public offering price per share of common stock and will be set at the initial public offering price per share of common stock, provided that such price will not be less than fair market value on the date of the grant;

  •
  3,605,665 shares of common stock, representing the maximum number of shares based on the estimated price set forth on the cover of this prospectus, issuable at our option under our 2014 Long-Term Incentive Plan, as amended (2014 LTIP), as of June 30, 2016;

  •
  5,083,293 shares of common stock that will be available for future issuance, as of the closing of this offering, under our 2016 Equity Incentive Plan, which includes 693,816 shares of common stock previously reserved for issuance under our 2011 Equity Incentive Plan as of June 30, 2016;

  •
  1,125,000 shares of common stock that will be available for future issuance as of the closing of this offering under our 2016 Employee Stock Purchase Plan;

  •
  1,328,452 shares issuable upon the exercise of warrants outstanding as of June 30, 2016 at a weighted-average exercise price of $29.70 per share following the Corporate Conversion; and

  •
  3,125,003 shares issuable upon the conversion of 30,000 shares of our convertible preferred stock (at their aggregate original purchase price), which will be issued pursuant to an exchange agreement with holders of our Senior Convertible Term Loan based on the assumed initial public offering price of $12.00 per share of our common stock.

        Unless otherwise indicated, this prospectus assumes:

  •
  the completion of our Corporate Conversion, as a result of which all outstanding units of Kadmon Holdings, LLC will be converted into 19,585,865 shares of common stock of Kadmon Holdings, Inc., warrants of Kadmon Holdings, LLC will be converted into the right to purchase shares of common stock of Kadmon Holdings, Inc. and options of Kadmon Holdings, LLC will be converted into options to purchase shares of common stock of Kadmon Holdings, Inc., in each case, based on the assumed initial public offering price of $12.00 per share and a 1-for-6.5 reverse split;

  •
  an initial public offering price of $12.00 per share;

  •
  no exercise of the underwriters' option to purchase up to an additional 937,500 shares of our common stock;

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  the consummation of the transactions contemplated under the exchange agreement with the holders of the Senior Convertible Term Loan resulting in the issuance of 30,000 shares of our convertible preferred stock and 5,518,634 shares of our common stock based on the assumed initial public offering price of $12.00 per share; and

  •
  the mandatory conversion of all of our outstanding indebtedness under the Second-Lien Convert, resulting in the issuance of 13,515,833 shares of our common stock based on the assumed initial public offering price of $12.00 per share.

        The number of shares of common stock of Kadmon Holdings, Inc. that holders of membership units will receive in the Corporate Conversion, the information regarding the warrants exercisable following the Corporate Conversion, and the number of shares issuable pursuant to the Senior Convertible Term Loan and the Second-Lien Convert will vary depending on the initial public offering price. See "Corporate Conversion" for additional information.

        The number of shares of our common stock that will be outstanding after this offering is based on 38,620,332 shares of common stock outstanding as of June 30, 2016 and gives effect to completion of our Corporate Conversion, the consummation of the transactions contemplated under the exchange agreement with the holders of the Senior Convertible Term Loan, and the mandatory conversion of all of our outstanding indebtedness under the Second-Lien Convert, based on the assumed initial public offering price of $12.00 per share.

        Certain holders of our membership interests have indicated an interest in purchasing an aggregate of $40 million in shares of our common stock in this offering at the initial public offering price per share. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to any of these entities, or any of these entities may determine to purchase more, less or no shares in this offering. The underwriters will receive the same underwriting discount on any shares purchased by these entities as they will on any other shares sold to the public in this offering.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

        The following tables set forth, for the periods and at the dates indicated, our summary consolidated financial data and other operating data. Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year. You should read the following information together with the more detailed information contained in "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations", our consolidated financial statements and the accompanying notes thereto appearing elsewhere in this prospectus.

        The consolidated statements of operations data for the years ended December 31, 2015 and 2014 and the consolidated balance sheet data at December 31, 2015 and 2014, are derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The consolidated statements of operations data for the three months ended March 31, 2016 and March 31, 2015 and the consolidated balance sheet data at March 31, 2016 are derived from our unaudited consolidated financial statements included in this prospectus. The unaudited consolidated financial statements include, in the opinion of management, all adjustments that management considers necessary for the fair presentation of the consolidated financial information set forth in those statements. Our historical results are not necessarily indicative of the results to be expected in any future period.

	Three Months Ended March 31,		Year ended December 31,
	2016	2015	2015	2014
	(unaudited)
	(in thousands, except share and per share amounts)
Statements of Operations Data:
Total revenue	$9,663	$7,718	$35,719	$95,018
Cost of sales	1,085	959	3,731	6,123
Write-down of inventory	135	105	2,274	4,916

Gross profit	8,443	6,654	29,714	83,979

Operating expenses:
Research and development	7,955	6,872	29,685	29,101
Selling, general and administrative	24,486	22,164	108,613	93,167
Gain on settlement of other milestone payable	(3,875)	—	—	—
Impairment loss on intangible asset	—	—	31,269	—
Loss from operations	(20,123)	(22,382)	(139,853)	(38,289)

Other expense	12,407	5,626	7,232	26,096
Income tax expense (benefit)	315	—	(3)	(29)

Net loss	$(32,845)	$(28,008)	$(147,082)	$(64,356)

Basic and diluted net loss per share of common stock(1)	$(3.96)		$(18.10)
Weighted average basic and diluted shares of common stock outstanding(1)	8,302,635		8,127,781
Unaudited pro forma net loss(2)	$(27,297)		$(121,905)
Unaudited pro forma basic and diluted net loss per share of common stock(3)	$(0.74)		$(3.45)
Unaudited pro forma weighted average basic and diluted shares of common stock outstanding(3)	36,780,104		35,346,890

(1)
Basic and diluted net loss per share of common stock and basic and diluted weighted average shares of common stock outstanding give effect to the conversion of our units into shares of common stock based on an assumed initial public offering price of $12.00 per share and a 1-for-6.5 reverse split. See Note 3 to our consolidated financial statements included elsewhere in this prospectus for additional information regarding the method used to calculate the historical basic and diluted net loss per share of common stock and the number of shares used in the computation of the per share amounts.

(2)
Unaudited pro forma net loss gives effect to the conversion of the Senior Convertible Term Loan and the Second Lien Convert into shares of our common stock, concurrently with the consummation of this offering, based on an assumed initial public offering price of $12.00 per share and a 1-for-6.5 reverse split. See Note 3 to our consolidated financial statements included elsewhere in this prospectus for additional information regarding the pro forma adjustments used to calculate unaudited pro forma net loss.

(3)
Unaudited pro forma basic and diluted net loss per share of common stock and unaudited pro forma basic and diluted weighted average shares of common stock outstanding give effect to the conversion of our Class A, Class B, Class C and Class D units and our Class E redeemable convertible units into shares of common stock as part of the Corporate Conversion and the conversion of the Convertible Term Loan and the Second Lien Convert into shares of our common stock, concurrently with the consummation of this offering, in each case, based on an assumed initial public offering price of $12.00 per share and a 1-for-6.5 reverse split of our units into shares of our common stock. See Note 3 to our consolidated financial statements included elsewhere in this prospectus for additional information regarding the method used to calculate unaudited pro forma basic and diluted net loss per share of common stock and the number of shares used in the computation of the per share amounts.

	As of March 31, 2016
	Actual (unaudited)	Pro forma(1) (unaudited)	Pro forma as adjusted(2) (unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$8,601	$8,601	$75,251
Working capital (deficit)	$(32,249)	$(24,158)	$42,492
Total assets	$61,967	$61,967	$128,617
Total redeemable convertible stock	$60,940	$—	$—
Total debt	$218,589	$28,862	$28,862
Convertible preferred stock	$—	$37,500	$37,500
Total members' (deficit) equity	$(302,707)	$(43,949)	$22,701

(1)
The pro forma balance sheet data gives effect to (i) an aggregate of 1,061,741 Class E redeemable convertible membership units issued to Falcon Flight LLC and its affiliate in May 2016; (ii) $5.5 million raised through the issuance of 478,266 Class E redeemable convertible units in June 2016; and (iii) the conversion of all outstanding units of our Class A, B, C and D units, and Class E redeemable convertible units as of March 31, 2016 into an aggregate of 19,585,865 shares of common stock upon the closing of this offering assuming the closing of this offering occurs on August 1, 2016 at an initial public offering price of $12.00 per share. In addition, the pro forma balance sheet data gives effect to (i) the consummation of the transactions contemplated under the exchange agreement with the holders of the Senior Convertible Term Loan resulting in the issuance of 30,000 shares of our convertible preferred stock and 5,518,634 shares of our common stock; and (ii) the mandatory conversion of all of our outstanding indebtedness under the Second-Lien Convert, resulting in the issuance of 13,515,833 shares of our common stock. The unaudited pro forma balance sheet data as of March 31, 2016 also contemplates the recognition of the beneficial conversion feature inherent to the Company's Class E redeemable convertible units, Senior Convertible Term Loan, Second Lien Convert, and certain outstanding warrants.

(2)
In addition to the adjustments to the unaudited pro forma balance sheet data, the pro forma as adjusted balance sheet gives effect to our issuance and sale of 6,250,000 shares of common stock in this offering (assuming no exercise by the underwriters of their option to purchase additional shares) at an assumed initial public offering price of $12.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The unaudited pro forma as adjusted balance sheet data also contemplates the recognition of the beneficial conversion feature inherent to the Company's Class E redeemable convertible units, Senior Convertible Term Loan, Second Lien Convert, and certain outstanding warrants.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," before deciding whether to invest in our common stock. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations and growth prospects. In such an event, the market price of our common stock could decline and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Related to Our Financial Position

We have incurred substantial losses since our inception, anticipate that we will continue to incur losses for the foreseeable future and may not achieve or sustain profitability. We expect to continue to incur significant expenses related to the development of our clinical product candidates for at least the next several years, and we anticipate that our expenses will increase substantially as a result of multiple initiatives.

        Since inception, we have incurred substantial operating losses. Our consolidated net loss was $32.8 million for the three months ended March 31, 2016 (unaudited), and $147.1 million and $64.4 million for the years ended December 31, 2015 and 2014, respectively. Our accumulated deficit was $676.7 million as of March 31, 2016 (unaudited), and $643.8 million and $496.8 million as of December 31, 2015 and 2014, respectively.

        To date, while our commercial operation is self-sufficient, we have financed our clinical development operations primarily through private placements of our membership units, debt financing and, to a lesser extent, through equipment lease financings. We expect to continue to incur significant expenses related to the development of our clinical product candidates for at least the next several years. We anticipate that our expenses will increase substantially as we:

  •
  initiate or continue our clinical trials related to our three most advanced product candidates (KD025, tesevatinib and KD034);

  •
  continue the research and development of our other product candidates;

  •
  seek to discover additional product candidates;

  •
  seek regulatory approvals for our product candidates that successfully complete clinical trials;

  •
  transition to operating as a public company;

  •
  scale up our sales, marketing and distribution infrastructure and product sourcing capabilities to commercialize additional products we may acquire or license from others or for which we may develop and obtain regulatory approval; and

  •
  scale up our operational, financial and management information systems and personnel, including personnel to support our product development and planned additional commercialization efforts.

        In the absence of substantial revenue from the sale of products in our ribavirin portfolio, Qsymia (phentermine and topiramate extended-release) capsules, which we co-promote with VIVUS, Inc. (VIVUS), tetrabenazine and valganciclovir, which we distribute with Camber Pharmaceuticals, Inc. (Camber), or from other sources (the amount, timing, nature or source of which cannot be predicted), we expect our substantial losses to continue and we may need to discontinue operations. Our ability to generate sufficient revenues from our existing products or from any of our product candidates in development, and to transition to profitability and generate consistent positive cash flow is uncertain. We may continue to incur losses and negative cash flow and may never transition to profitability or positive cash flow.

Our level of indebtedness could adversely affect our business and limit our ability to plan for, or respond to, changes in our business.

        Since our inception, we have incurred substantial indebtedness in order to fund acquisitions, research and development activities and the operations of our commercial pharmaceutical business. As of March 31, 2016, including repayment obligations such as fees and PIK interest, we had approximately $35.0 million outstanding under our senior secured non-convertible term loan (the 2015 Credit Agreement), which has a maturity date of June 17, 2018. We also had approximately $4.0 million of other funded debt. In addition, we have incurred recurring losses from operations and have deficiencies in working capital and members' capital at March 31, 2016.

        Our level of indebtedness will increase as a result of the PIK interest feature of the Senior Convertible Term Loan. In addition, our level of indebtedness could adversely affect our business by, among other things:

  •
  requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for other purposes, including research and development, investment in our commercial operations and business development efforts;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, thereby placing us at a disadvantage to our competitors that may have less debt;

  •
  limiting our flexibility in consolidating our corporate operations due to certain covenants that require us to maintain minimum liquidity in our business; and

  •
  increasing our vulnerability to adverse economic and industry conditions.

We may not be able to generate sufficient cash to pay our indebtedness, and we may be forced to take other actions to satisfy our payment obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments on, or to refinance, our debt obligations depends on our future performance, which will be affected by financial, business and economic conditions and other factors. We will not be able to control many of these factors, such as economic conditions in the industry in which we operate and competitive pressures. Our cash flow may not be sufficient to allow us to pay principal and interest on our debt and to meet our other obligations. If our cash flow and capital resources are insufficient to timely fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In addition, the terms of existing or future debt agreements may restrict our ability to pursue any of these alternatives.

Our 2015 Credit Agreement matures on June 17, 2018. We may not be able to refinance our debt under this facility before the maturity date, in which event our ability to continue our operations would be materially and adversely impacted.

        Our 2015 Credit Agreement matures on June 17, 2018. No assurances can be given that we will be able to refinance this debt on or before the maturity date. Subsequent debt financing, if available at all, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to refinance our debt under these facilities or negotiate an extension of such facilities prior to their maturity dates, the lenders thereunder may accelerate our indebtedness and exercise the remedies available to them as secured creditors, including foreclosure on the assets that we have pledged as security. In that event, our ability to continue our operations may be materially and adversely impacted. If we raise additional funds through marketing and distribution arrangements or collaborations, strategic alliances or licensing arrangements with third parties, we may be required to pledge certain assets, grant licenses on terms that may not be favorable to us or relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts, or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

We will need additional funding in the future, which may not be available to us, and this may force us to delay, reduce or eliminate our product development programs or commercialization efforts.

        We will need to expend substantial resources for research and development and commercialization of our marketed products, including costs associated with:

  •
  clinical trials for our product candidates;

  •
  discovery of additional product candidates;

  •
  life-cycle management of our marketed products;

  •
  the continued commercialization of our commercial products; and

  •
  preparing for potential commercialization of our late-stage product candidates and, if one or more of those product candidates receive(s) regulatory approval, to fund the launch of that (those) product(s).

        We believe that the net proceeds of this offering, together with the funds generated from the sale of our marketed products for commercial and clinical trial purposes, will enable us to sustain our operations for the next 16 months. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. We do not expect that the net proceeds from this offering and our existing cash, cash equivalents and restricted cash will be sufficient to enable us to fund the completion of development and commercialization of any of our product candidates. We do not have any additional committed external source of funds. Additionally, our revenues may fall short of our projections or be delayed, or our expenses may increase, which could result in our capital being consumed significantly faster than anticipated. Our expenses may increase for many reasons, including:

  •
  clinical trial-related expenses for our product candidates;

  •
  the potential launch and marketing of our late-stage product candidates; and/or

  •
  manufacturing scale-up for commercialization of our late-stage product candidates.

To the extent that we need to raise additional capital through the sale of equity or convertible debt securities, investors in our common stock will be diluted, and the terms of any newly issued securities may include liquidation or other preferences that adversely affect the value of our common stock.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern.

        Based on our recurring losses from operations and the deficiencies in working capital and members' capital, our independent registered public accounting firm has included an explanatory paragraph in its report on our consolidated financial statements as of and for the year ended December 31, 2015 expressing substantial doubt about our ability to continue as a going concern. We expect to incur further losses over the next several years as we develop our business, and we will require significant additional funding to continue operations. If we are unable to continue as a going concern, we may be unable to meet our debt obligations, which could result in an acceleration of our obligation to repay such amounts, and we may be forced to liquidate our assets. In such a scenario, the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

We are party to certain litigation, which could adversely affect our business, results of operations and financial condition.

        We are party to various litigation claims and legal proceedings. We believe that the litigations in which we are currently involved have no merit and intend to vigorously defend each action. However, litigation is inherently uncertain, and any adverse outcome(s) could negatively affect our business, results of operations and financial condition. In addition, litigation can involve significant management time and attention and be expensive, regardless of outcome. During the course of litigation, there may be announcements of the results of hearings and motions and other interim developments related to the litigation. If securities analysts or investors regard these announcements as negative, the trading price of our shares of common stock may decline. In addition, we evaluate these litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves or disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our current assessments and estimates. See "Business—Legal Proceedings" for more information.

Our ability to utilize our net operating loss carry-forwards and certain other tax attributes may be limited.

        We have incurred substantial losses during our history and may never achieve profitability. To the extent that we continue to generate losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire. As of December 31, 2015, we had unused federal and state net operating loss (NOL) carry-forwards of approximately $499.6 million and if we experience an ownership change in the future (such as, potentially, in connection with this offering), this could have a material impact on the NOL carry-forwards available for future use. As of December 31, 2015, we have fully reserved the deferred tax asset related to our NOL carry-forwards as reflected in our audited consolidated financial statements. Under Section 382 of the Internal Revenue Code of 1986, as amended (the Code), if a corporation undergoes an "ownership change" (generally defined as a greater than 50% change (by value) in its equity ownership by one or more 5-percent shareholders (with all non-5-percent shareholders being treated as a single 5-percent shareholder for this purpose) over a three-year period), the corporation's ability to use its pre-change NOL carry-forwards and other pre-change tax attributes to offset its post-change income may be limited. We may also experience ownership changes in the future as a result of subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change NOLs to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

Risks Related to Our Clinical Development Pipeline

Clinical development is a lengthy and expensive process with a potentially uncertain outcome. Our long-term success depends upon the successful development and commercialization of our product candidates. To obtain regulatory approval to market our products, preclinical studies and costly and lengthy clinical trials are required. The conduct of preclinical studies and clinical trials is subject to numerous risks and results of the studies and trials are highly uncertain.

        We currently have no internally clinically-developed products approved for sale and we cannot guarantee that we will ever develop such products. To date, we have invested a significant portion of our efforts and financial resources in the acquisition and development of our product candidates. Our long-term success depends upon the successful development, regulatory approval and commercialization of these product candidates. If we fail to obtain regulatory approval to market and sell our product candidates, or if approval is delayed, we will be unable to generate revenue from the sale of these products, our potential for generating positive cash flow will be diminished and the capital necessary to fund our operations will be increased. Two of our product candidates, KD025 and tesevatinib, are in clinical trials and we have additional product candidates in preclinical development. Our business depends significantly on the successful development, regulatory approval and commercialization of our product candidates, which may never occur.

        We cannot be certain as to what type and how many clinical trials the FDA, or equivalent foreign regulatory agencies, will require us to conduct before we may successfully gain approval to market any of our product candidates. Prior to approving a new drug or biologic, the FDA generally requires that the effectiveness of the product candidate (which is not typically fully investigated until Phase 3) be demonstrated in two adequate and well-controlled clinical trials. In some situations, the FDA approves drugs or biologics on the basis of a single well-controlled clinical trial establishing effectiveness. However, if the FDA or the European Medicines Agency (EMA) determines that our Phase 3 clinical trial results do not demonstrate a statistically significant, clinically meaningful benefit with an acceptable safety profile, or if the FDA or EMA requires us to conduct additional Phase 3 clinical trials in order to gain approval, we will incur significant additional development costs and commercialization of these products would be prevented or delayed and our business would be adversely affected.

Our ongoing clinical trials are subject to delays or setbacks for a variety of common and unpredictable reasons.

        We may experience unforeseen delays or setbacks in our ongoing clinical trials, such as trial initiation timing, trial redesign or amendments, timing and availability of patient enrollment or successful trial completion. Such delays and setbacks are common and unpredictable in pharmaceutical drug development. Clinical trials can be delayed for a variety of reasons, including delays related to:

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  regulatory objections to commencing a clinical trial, continuing a clinical trial that is underway, or proceeding to the next phase of investigation, including inability to reach agreement with the FDA or non-U.S. regulators regarding the scope or design of our clinical trials or for other reasons such as safety concerns that might be identified through preclinical testing and animal studies or clinical trials, at any stage;

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  reaching agreement on acceptable terms with prospective contract research organizations (CROs), and clinical trial sites (the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites);

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  failure of CROs or other third-party contractors to comply with contractual and regulatory requirements or to perform their services in a timely or acceptable manner;

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  difficulty identifying and engaging qualified clinical investigators;

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  obtaining institutional review board (IRB) approval at each site;

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  difficulty recruiting and enrolling patients to participate in clinical trials for a variety of reasons, including meeting the enrollment criteria for our study and competition from other clinical trial programs for the same indication as product candidates we seek to commercialize;

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  having patients complete a trial or return for post-treatment follow-up;

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  clinical sites deviating from trial protocol or dropping out of a trial;

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  inability to retain patients in clinical trials due to the treatment protocol, personal issues, side effects from the therapy or lack of efficacy, particularly for those patients receiving a placebo;

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  withdrawal of clinical trial sites from our clinical trials as a result of changing standards of care or the ineligibility of a site to participate in our clinical trials;

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  adding new clinical trial sites;

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  inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indication as our product candidates;

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  changes in applicable regulatory policies and regulations;

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  insufficient data to support regulatory approval;

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  difficulty in maintaining contact with subjects during or after treatment, which may result in incomplete data; or

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  manufacturing sufficient quantities of the product candidate for use in clinical trials.

        Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians' and patients' perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating. Furthermore, we rely on clinical trial sites to ensure the proper and timely conduct of our clinical trials and while we have agreements governing their committed activities, we have limited influence over their actual performance.

        We could encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such trials are being conducted, by the Data Safety Monitoring Board for such trial or by the FDA or other regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including:

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  failure by us, CROs or clinical investigators to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

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  failed inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

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  unforeseen safety or efficacy issues or any determination that a clinical trial presents unacceptable health risks;

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  failure to demonstrate a benefit from using a drug; or

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  lack of adequate funding to continue the clinical trial due to unforeseen costs resulting from enrollment delays, requirements to conduct additional trials and studies, increased expenses associated with the services of our CROs and other third parties, changes in governmental regulations or administrative actions, or other reasons.

        If we experience delays in the completion or termination of any clinical trial of our product candidates, the commercial prospects of our product candidates will be harmed and our ability to generate product revenues from any of these product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

If serious adverse events or other undesirable side effects are identified during the use of product candidates in investigator-sponsored trials, it may adversely affect our development of such product candidates.

        Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt non-clinical studies and clinical trials, or could make it more difficult for us to enroll patients in our clinical trials. If serious adverse events or other undesirable side effects, or unexpected characteristics of our product candidates are observed in investigator-sponsored trials, further clinical development of such product candidate may be delayed or we may not be able to continue development of such product candidate at all, and the occurrence of these events could have a material adverse effect on our business. Undesirable side effects caused by our product candidates could also result in the delay or denial of regulatory approval by the FDA or other regulatory authorities or in a more restrictive label than we expect.

The regulatory approval processes of the FDA and similar foreign authorities are lengthy, time consuming, expensive and inherently unpredictable. If we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

        The time required to obtain approval by the FDA and comparable foreign authorities is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the product candidate's safety and efficacy. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate's clinical development and may vary among jurisdictions. It is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval.

        Our product candidates could fail to receive regulatory approval for many reasons, including:

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  the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;

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  we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication;

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  the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

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  we may be unable to demonstrate that a product candidate's clinical and other benefits outweigh its safety risks;

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  the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

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  the data collected from clinical trials of our product candidates may not be sufficient to support a submission for regulatory approval in the United States or elsewhere;

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  the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and/or

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  the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

        This lengthy approval process as well as the unpredictability of future clinical trial results may result in our failing to obtain regulatory approval to market our product candidates KD025, tesevatinib and/or KD034, which would significantly harm our business, results of operations and prospects.

        In addition, even if we were to obtain approval, regulatory authorities may:

  •
  approve any of our product candidates for fewer or more limited indications than we request;

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  may not approve the price we intend to charge for our products;

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  may grant approval contingent on the performance of costly post-marketing clinical trials; or

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  may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate.

        If we do not achieve our projected development goals in the timeframes we announce and expect, or we face significant competition from other biotechnology and pharmaceutical companies, the commercialization of our products may be delayed, our operating results may be lower that we expect, the credibility of our management may be adversely affected and, as a result, the value of our common stock may decline.

Even if we obtain regulatory approval for our product candidates, they may never be successfully launched or become profitable, in which case our business, prospects, operating results and financial condition may be materially harmed.

        In order to successfully launch our product candidates and have them become profitable, we anticipate that we will have to dedicate substantial time and resources and hire additional personnel to expand and enhance our commercial infrastructure, which will at a minimum include the following:

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  ensure the quality of the product candidate manufactured by our suppliers and by us;

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  expand our sales and marketing force;

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  expand and enhance programs and other procedures to educate physicians and drive physician adoption of our product candidates;

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  create additional policies and procedures, and hire additional personnel to carry out those policies and procedures, to ensure customer satisfaction with our products;

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  obtain reimbursement for hospitals and physicians; and

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  expand and enhance our general and administrative operations to manage our anticipated growth in operations and to support public company activities.

        Because of the numerous risks and uncertainties associated with launch and profitability of our product candidates, we are unable to predict the extent of any future losses, or when we will become profitable, if ever.

Our product candidates may have undesirable side effects that may delay or prevent marketing approval or, if approval is obtained, require them to be taken off the market, require them to include safety warnings or otherwise limit their sales.

        Undesirable or unexpected side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign authorities. Results of our trials could reveal a high and unacceptable severity and prevalence of these or other side effects. In such an event, our trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of our product candidates for any or all targeted indications. The drug-related side effects could affect patient recruitment, the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.

        Additionally, if one or more of our product candidates receives marketing approval and we or others later identify undesirable or unexpected side effects caused by such products, a number of potentially significant negative consequences could result, including:

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  we could be sued and held liable for harm caused to patients;

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  sales of the product may decrease significantly; and/or

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  our reputation may suffer.

        In addition, a regulatory agency may:

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  suspend or withdraw approvals of such product;

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  suspend any ongoing clinical trials;

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  refuse to approve pending applications or supplements to approved applications filed by us, our collaborators or our potential future collaborators;

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  require additional warnings on the label;

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  require that we create a medication guide outlining the risks of such side effects for distribution to patients;

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  issue warning letters;

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  mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;

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  require us or our collaborators to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

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  impose other civil or criminal penalties;

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  impose restrictions on operations, including costly new manufacturing requirements; and/or

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  seize or detain products or require a product recall.

        Non-compliance may also result in potential whistleblower lawsuits and the potential for liability under the False Claims Act or other laws and regulations, as discussed above. Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.

The results of previous clinical trials may not be predictive of future results, and the results of our current and planned clinical trials may not satisfy the requirements of the FDA or non-U.S. regulatory authorities.

        Clinical failure can occur at any stage of clinical development. Clinical trials may produce negative or inconclusive results, and we or any of our current and future collaborators may decide, or regulators may require us, to conduct additional clinical or preclinical testing. In addition, data obtained from tests are susceptible to varying interpretations, and regulators may not interpret data as favorably as we do, which may delay, limit or prevent regulatory approval.

        We will be required to demonstrate with substantial evidence through well-controlled clinical trials that our product candidates are safe and effective for use in a diverse population before we can seek regulatory approvals for their commercial sale. Success in early clinical trials does not mean that future larger registration clinical trials will be successful because product candidates in later-stage clinical trials may fail to demonstrate sufficient safety and efficacy to the satisfaction of the FDA and non-U.S. regulatory authorities despite having progressed through initial clinical trials. Product candidates that have shown promising results in early clinical trials may still suffer significant setbacks in subsequent registration clinical trials. Similarly, the outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and preliminary and interim results of a clinical trial do not necessarily predict final results. A number of companies in the pharmaceutical industry, including those with greater resources and experience than us, have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier clinical trials.

        Further, at various points during the course of the preclinical and clinical trial process, companies must assess both the statistical and clinical significance of trial results. In this context, "statistical significance" refers to the likelihood that a result or relationship is caused by something other than random chance or error. Statistical significance is measured by a "p-value," which indicates the probability value that the results observed in a study were due to chance alone. A p-value of < 0.05 is generally considered statistically significant, meaning that the probability of the results occurring by chance alone is less than five percent. The lower the p-value, the less likely that the results observed were random. "Clinical significance," on the other hand, is a qualitative assessment of the results observed. Where we use the term "clinically significant," we have not necessarily made a formal statistical assessment of the probability that the change in patient status was attributable to the study drug as opposed to chance alone, nor does such a statement necessarily mean that study endpoints have been met or the protocol has been completed. A clinically significant effect is one that is determined to have practical importance for patients and physicians, and includes benefits that are often defined by peer-reviewed literature as having a meaningful impact on a patient's condition. An effect that is statistically significant may or may not also be clinically significant. When a study fails to result in statistical significance, the FDA may not consider such study to serve as substantial evidence of safety and effectiveness required for approval. Even if a study results in statistical significance, the FDA may also consider clinical significance in evaluating a marketing application. For example, the FDA typically requires more than one pivotal clinical study to support approval of a new drug. However, the FDA has indicated that approval may be based on a single study in limited situations in which a trial has demonstrated a clinically significant effect. In either case, the clinical or statistical significance of a particular study result in no way guarantees that FDA or other regulators will ultimately determine that the drug being investigated is safe and effective.

        In addition, the design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. We may be unable to design and execute a clinical trial to support regulatory approval.

        In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in size and type of the patient populations, adherence to the dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. We do not know whether any Phase 1, Phase 2, Phase 3 or other clinical trials we or any of our collaborators may conduct will demonstrate consistent or adequate efficacy and safety to obtain regulatory approval to market our product candidates.

        Further, our product candidates may not be approved even if they achieve their primary endpoints in Phase 3 clinical trials or registration trials. The FDA or other non-U.S. regulatory authorities may disagree with our trial design and our interpretation of data from preclinical studies and clinical trials. In addition, any of these regulatory authorities may change requirements for the approval of a product candidate even after reviewing and providing comments or advice on a protocol for a pivotal Phase 3 clinical trial that has the potential to result in the FDA or other agencies' approval. In addition, any of these regulatory authorities may also approve a product candidate for fewer or more limited indications than we request or may grant approval contingent on the performance of costly post-marketing clinical trials. The FDA or other non-U.S. regulatory authorities may not approve the labeling claims that we believe would be necessary or desirable for the successful commercialization of our product candidates.

We may not be successful in our efforts to use and expand our drug discovery platforms to build a pipeline of product candidates.

        A key element of our strategy is to leverage our drug discovery platforms to identify and develop new product candidates for additional diseases with significant unmet medical needs. Although our research and development efforts to date have contributed to the development of product candidates directed at autoimmune and fibrotic diseases, oncology and genetic diseases, we may not be able to develop product candidates that are safe and effective. Even if we are successful in continuing to build our pipeline, the potential product candidates that we identify may not be suitable for clinical development, including as a result of being shown to have harmful side effects or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance. If we do not continue to successfully develop and begin to commercialize product candidates, we will face difficulty in obtaining product revenues in future periods, which could result in significant harm to our financial position and adversely affect the price of our common stock.

Biologics carry particular risks and uncertainties, which could have a negative impact on future results of operations.

        Through our drug discovery platform, we are currently engaged in the development of novel highly active bi-functional proteins for immunotherapy in oncology indications. The successful development, testing, manufacturing and commercialization of biologics is a long, expensive and uncertain process. There are particular risks and uncertainties with biologics, including:

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  There may be limited access to and supply of normal and diseased tissue samples, cell lines, pathogens, bacteria, viral strains and other biological materials. In addition, government regulations in multiple jurisdictions, such as the United States and the European Union, could result in restricted access to, or transport or use of, such materials. If we lose access to sufficient sources of such materials, or if tighter restrictions are imposed on the use of such materials, we may not be able to conduct research activities as planned and may incur additional development costs.

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  The development, manufacturing and marketing of biologics are subject to regulation by the FDA, the EMA and other regulatory bodies. These regulations are often more complex and extensive than the regulations applicable to other pharmaceutical products. For example, in the United States, a Biologics License Application (BLA) including both preclinical and clinical trial data and extensive data regarding the manufacturing procedures is required for human vaccine candidates and FDA approval is required for the release of each manufactured commercial lot.

  •
  Manufacturing biologics, especially in large quantities, is often complex and may require the use of innovative technologies to handle living micro-organisms. Each lot of an approved biologic must undergo thorough testing for identity, strength, quality, purity and potency. Manufacturing biologics requires facilities specifically designed for and validated for this purpose, and sophisticated quality assurance and quality control procedures are necessary. Slight deviations anywhere in the manufacturing process, including filling, labeling, packaging, storage and shipping and quality control and testing, may result in lot failures, product recalls or spoilage. When changes are made to the manufacturing process, we may be required to provide preclinical and clinical data showing the comparable identity, strength, quality, purity or potency of the products before and after such changes.

  •
  Biologics are frequently costly to manufacture because production ingredients are derived from living animal or plant material, and most biologics cannot be made synthetically. In particular, keeping up with the demand for vaccines may be difficult due to the complexity of producing vaccines.

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  The use of biologically derived ingredients can lead to allegations of harm, including infections or allergic reactions, or closure of product facilities due to possible contamination.

        Any of these events could result in substantial costs and result in a material adverse effect on our business and results of operations.

We face substantial competition, which may result in others discovering, developing and commercializing products before or more successfully than our products and product candidates.

        The development and commercialization of new therapeutics is highly competitive. We face competition (from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide) with respect to our current product candidates and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future. Several large pharmaceutical, specialty pharmaceutical and biotechnology companies currently market and sell products for the treatment of the solid tumor indications for which we are developing our product candidates. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization. Many of these competitors are attempting to develop therapeutics for our target indications.

        There are products already approved for many of the diseases we are targeting. Many of these approved products are well established therapies and are widely accepted by physicians, patients and third-party payors. This may make it difficult for us to achieve our business strategy of replacing existing therapies with our product candidates. There are also a number of products in late stage clinical development to treat solid tumors, in viral and immunological disorders. Our competitors may develop products that are safer, more effective, more convenient or less costly than any that we are developing or that would render our product candidates obsolete or non-competitive. Our competitors may also obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours.

        Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Our product candidates for which we intend to seek approval may face competition sooner than anticipated, and for biologics there is additional uncertainty as the relevant law is relatively new and there is limited precedent.

        Although we plan to pursue all available FDA exclusivities for our product candidates, we may face competition sooner than anticipated. Market and data exclusivity provisions under the Federal Food, Drug and Cosmetic Act (FDCA) can delay the submission or the approval of certain applications for competing products. The FDCA provides a five-year period of non-patent data exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity, running from the time of NDA approval. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the five-year exclusivity period for a new chemical entity, the FDA may not accept for review an ANDA or a 505(b)(2) NDA submitted by another company that references the previously approved drug. However, the FDA may accept an ANDA or 505(b)(2) NDA for review after four years if it contains a certification of patent invalidity or non-infringement.

        The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA, or supplement to an existing NDA or 505(b)(2) NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example (for new indications, dosages, strengths or dosage forms of an existing drug). This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and, as a general matter, does not prohibit the FDA from approving ANDAs or 505(b)(2) NDAs for generic versions of the original, unmodified drug product.

        Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

        The 2010 Patient Protection and Affordable Care Act, as amended by the Healthcare and Education Reconciliation Act (collectively, the PPACA), signed into law on March 23, 2010, includes a subtitle called the Biologics Price Competition and Innovation Act of 2009, or BPCIA, which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing the sponsor's own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of their product. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation and meaning are subject to uncertainty. While it is uncertain when such processes intended to implement BPCIA may be fully adopted by the FDA, any such processes could have a material adverse effect on the future commercial prospects for our biological products.

        We believe that any of our product candidates approved as a biological product under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider our product candidates to be reference products for competing products, potentially creating the opportunity for competition sooner than anticipated. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

        Because we have limited financial and managerial resources, we focus on research programs and product candidates that we identify for specific indications. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights.

Even if we obtain FDA approval of any of our product candidates, we may never obtain approval or commercialize our products outside of the United States, which would limit our ability to realize their full market potential.

        None of our product candidates are approved for sale in any jurisdiction, including international markets, and we have limited experience in obtaining regulatory approval in international markets. In order to market any products outside of the United States, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval procedures vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approvals could result in significant delays, difficulties and costs for us and may require additional preclinical studies or clinical trials which would be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. Satisfying these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays.

        In addition, our failure to obtain regulatory approval in any country may delay or have negative effects on the process for regulatory approval in other countries. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, our target market will be reduced and our ability to realize the full market potential of our products will be harmed. As described above, such effects include the risks that:

  •
  any current or future product candidates we may seek to develop may not generate preclinical or clinical data that are deemed sufficient by regulators in a given jurisdiction;

  •
  product candidates may not be approved for all indications requested, or any indications at all, in a given jurisdiction which could limit the uses of any future product candidates we may seek to develop and have an adverse effect on product sales and potential royalties; or

  •
  such approval in a given jurisdiction may be subject to limitations on the indicated uses for which the product may be marketed or require costly post-marketing follow-up studies.

        Foreign regulators may have requirements for marketing authorization holders or distributors to have a legal or physical presence in that country. Consideration of and compliance with these requirements may result in additional time and expense before we can pursue or obtain marketing authorization in foreign jurisdictions. If we do receive approval in other countries, we may enter into sales and marketing arrangements with third parties for international sales of any approved products.

The environment in which our regulatory submissions may be reviewed changes over time, which may make it more difficult to obtain regulatory approval of any of our product candidates.

        The environment in which our regulatory submissions are reviewed changes over time. Average review times at the FDA for NDAs and BLAs fluctuate, and we cannot predict the review time for any submission with any regulatory authorities. Review times can be affected by a variety of factors, including budget and funding levels and statutory, regulatory and policy changes. Moreover, in light of widely publicized events concerning the safety risk of certain drug products, regulatory authorities, members of Congress, the Government Accountability Office, medical professionals and the general public have raised concerns about potential drug safety issues. These events have resulted in the withdrawal of drug products, revisions to drug labeling that further limit use of the drug products and establishment of Risk Evaluation and Mitigation Strategies (REMS) that may, for instance, restrict distribution of drug or biologic products. The increased attention to drug safety issues may result in a more cautious approach by the FDA to clinical trials. Data from preclinical studies and clinical trials may receive greater scrutiny with respect to safety, which may make the FDA or other regulatory authorities more likely to terminate clinical trials before completion, or require longer or additional clinical trials that may result in substantial additional expense, a delay or failure in obtaining approval or approval for a more limited indication than originally sought.

        In addition, data obtained from preclinical studies and clinical trials are subject to different interpretations, which could delay, limit or prevent regulatory review or approval of our product candidates. Changes in FDA personnel responsible for review of our submissions could also impact the manner in which our data are viewed. Further, regulatory attitudes toward the data and results required to demonstrate safety and efficacy can change over time and can be affected by many factors, such as the emergence of new information (including on other products), policy changes and agency funding, staffing and leadership. We do not know whether future changes to the regulatory environment will be favorable or unfavorable to our business prospects.

We may seek breakthrough therapy designation by the FDA for any of our product candidates but there is no assurance that we will request or receive such designation, and, in any event, even if we do receive such designation, it may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidates will receive marketing approval in the United States.

        We may apply for breakthrough therapy designation for some of our product candidates. The FDA is authorized to designate a product candidate as a breakthrough therapy if it finds that the product is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the product candidate may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For products designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Products designated as breakthrough therapies by the FDA may also be eligible for accelerated approval.

        Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe one of our product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a breakthrough therapy designation for a product candidate may not result in a faster development process, review or approval compared to product candidates without the breakthrough therapy designation and, in any event, does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualify as breakthrough therapies, the FDA may later decide that the product candidates no longer meet the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

We may seek Fast Track, Accelerated Approval and/or Priority Review designation of some of our product candidates. There is no assurance that the FDA will grant such designations and, even if it does grant any such designation for one of our product candidates, that designation may not ultimately lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidates will receive marketing approval in the United States.

        We may seek Fast Track, Accelerated Approval and/or Priority Review designation and review for our product candidates. We have not, at this point, had any specific discussions with the FDA about the potential for any of our product candidates to take advantage of these potential pathways. The FDA has broad discretion whether or not to grant any of these designations, so even if we believe a particular product candidate is eligible for such a designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. In addition, the FDA may withdraw any such designation if it believes that the designation is no longer supported by data from our clinical development program. In addition, any such designation does not have any impact on the likelihood that a product candidate will ultimately be granted marketing approval in the United States.

We plan to seek orphan product designation for certain of our product candidates for certain indications, and we may be unable to obtain orphan product designation, and even if we do, we may be unable to maintain the benefits associated with orphan product designation, including the potential for marketing exclusivity. Moreover, if our competitors are able to obtain orphan product designation and the associated exclusivity for their products that are competitors with our product candidates, the applicable regulatory authority may be prohibited from approving our products for a significant period of time.

        Regulatory authorities in some jurisdictions, including the United States and Europe, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a product candidate as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as having a prevalence of 200,000 affected individuals in the United States or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the United States, orphan designation entitles a party to financial incentives such as opportunities for grant funding toward clinical trial costs, tax advantages and user-fee waivers.

        Generally, if a product candidate with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA or the EMA from approving another marketing application for the same drug for the same indication for that time period, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or where the manufacturer is unable to assure sufficient product quantity. The applicable period is seven years in the United States and 10 years in Europe. The European exclusivity period can be reduced to six years if a product no longer meets the criteria for orphan drug designation or if the product is sufficiently profitable so that market exclusivity is no longer justified. Orphan drug exclusivity may be lost if the FDA or EMA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the product to meet the needs of patients with the rare disease or condition.

        Moreover, even if we obtain orphan designation, we may not be the first to obtain marketing approval of our product candidate for the orphan-designated indication due to the uncertainties associated with developing pharmaceutical products. In addition, exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan-designated indication. Further, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs with different active moieties can be approved for the same condition. Even after an orphan product is approved, the FDA can subsequently approve the same drug with the same active moiety for the same condition if the FDA concludes that the later drug is safer, more effective, or makes a major contribution to patient care. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process. In addition, while we intend to seek orphan drug designation for our product candidates, we may never receive such designations.

Independent clinical investigators or CROs that we engage may not devote sufficient time or attention to conducting our clinical trials or may not be able to repeat their past success.

        We expect to continue to depend on independent clinical investigators and may depend on CROs to conduct some of our clinical trials. CROs may also assist us in the collection and analysis of data. There is a limited number of third-party service providers that specialize or have the expertise required to achieve our business objectives. Identifying, qualifying and managing performance of third-party service providers can be difficult, time consuming and cause delays in our development programs. These investigators and CROs, if any, will not be our employees and we will not be able to control, other than by contract, the amount of resources, including time, which they devote to our product candidates and clinical trials. If independent investigators or CROs fail to devote sufficient resources to the development of our product candidates, or if their performance is substandard, it may delay or compromise the prospects for approval and commercialization of any product candidates that we develop. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. Further, the FDA requires that we comply with standards, commonly referred to as current Good Clinical Practice (cGCP) for conducting, recording and reporting clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial subjects are protected. Failure of clinical investigators or CROs to meet their obligations to us or comply with cGCP procedures could adversely affect the clinical development of our product candidates and harm our business.

We may not be able to attract collaborators or external funding for the development and commercialization of our product candidates.

        Our product development programs and potential commercialization of our product candidates will require substantial additional capital to fund expenses. As part of our ongoing strategy, we may seek additional collaborative arrangements with pharmaceutical and biotechnology companies or other third parties or external funding for certain of our development programs and/or seek to expand existing collaborations to cover additional commercialization and/or development activities. We have a number of research programs and early-stage clinical development programs. At any time, we may determine that in order to continue development of a product candidate or program or successfully commercialize a drug we need to identify a collaborator or amend or expand an existing collaboration. Potentially, and depending on the circumstances, we may desire that a collaborator either agree to fund portions of a drug development program led by us, or agree to provide all the funding and directly lead the development and commercialization of a program. We face significant competition in seeking appropriate collaborators. Collaborations are complex and time-consuming to negotiate and document. We may also be restricted under existing collaboration agreements from entering into agreements on certain terms with other potential collaborators. No assurance can be given that any efforts we make to seek additional collaborative arrangements will be successfully completed on acceptable terms, a timely basis or at all.

        If we are unable to negotiate favorable collaborations, we may have to curtail the development of a particular product candidate, reduce or delay its development program and its potential commercialization, reduce the scope of our sales or marketing activities, and/or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we will not be able to bring our product candidates to market and generate product revenue.

Risks Related to Our Marketed Products and Product Candidates

Our current and, in part, our future revenue depends on our ribavirin marketed product portfolio and near-term line extensions.

        Our current and, in part, our future revenue depends upon continued sales of our Ribasphere RibaPak and Ribasphere (ribavirin) tablets and capsules, which has represented the substantial portion of our total revenues to date. Additionally, we co-promote Qsymia for chronic weight management with VIVUS. We distribute tetrabenazine for chorea, an involuntary movement disorder associated with Huntington's disease. We also distribute valganciclovir for the treatment of cytomegalovirus (CMV) retinitis, a viral inflammation of the retina of the eye, in patients with acquired immunodeficiency syndrome (AIDS) and for the prevention of CMV disease, a common viral infection complicating solid organ transplants, in kidney, heart and kidney-pancreas transplant patients. Although we have acquired the rights to co-promote Qsymia, tetrabenazine and valganciclovir, our revenue will likely be dependent on sales from our existing ribavirin product portfolio for the next few years. Based upon current market demand, we expect sales from our existing ribavirin product portfolio to decrease over the next few years. Such decrease will have a negative impact on our sales and profits.

        Any issues relating to any of these products, such as safety or efficacy issues, reimbursement and coverage issues, marketing or promotional issues, the introduction or greater acceptance of competing products, including generics, or adverse regulatory or legislative developments may reduce our revenues and adversely affect our results.

        In addition, our competitors have developed and introduced and are continuing to develop and introduce additional products for chronic HCV infection that may, or may not, require the use of ribavirin in combination, or may require lower doses or shorter durations of treatment with ribavirin, which have had and would likely continue to have a negative impact on our sales and profits.

If we fail to maintain our competitive position with RibaPak and Ribasphere versus generics or other high-dose ribavirin product offerings, our business and market position will suffer, and our competitive position may be significantly impacted by the availability of new innovator treatments for chronic HCV infection.

        The pharmaceutical industry is characterized by rapidly advancing technologies, intense competition and a strong emphasis on developing proprietary therapeutics. We face competition from a number of sources, such as pharmaceutical companies, generic drug companies, biotechnology companies, drug delivery companies and academic and research institutions, many of which have greater financial resources, marketing capabilities, sales forces, manufacturing capabilities, research and development capabilities, experience in obtaining regulatory approvals for drug product candidates and other resources than us.

        In particular, RibaPak and Ribasphere face significant direct competition from other generic high-dose ribavirin offerings, as well as competition from lower dose and lower cost generic versions of ribavirin. Additionally, the treatment of chronic HCV infection is rapidly changing as multiple new therapies have entered, such as Viekira Pak (AbbVie Inc.), Harvoni (Gilead Sciences, Inc.), Olysio (Janssen Pharmaceuticals, Inc.) and Zepatier (Merck & Co.), and will continue to enter the market that (either now or in the future) may not require the use of ribavirin as part of the treatment protocol.

        With scrutiny on drug costs, payors may look for ways to reduce their overall cost of treatment by switching from RibaPak and other generic high-dose formulations of ribavirin to a lower dose and lower cost generic version of ribavirin. If healthcare providers receive pressure from patients, or they are encouraged by insurers, to prescribe less expensive generics, or insurers impose additional formulary controls or restrictions on coverage of RibaPak and Ribasphere, our business would be significantly harmed. Additionally, we cannot assure you that other companies will not develop new products that may require a lower dose, shorter duration or complete removal of ribavirin from the treatment combination.

        If RibaPak and Ribasphere are unable to be used successfully in combination with new therapies or if new therapies in development are able to achieve sufficiently high sustained virologic cure rates without ribavirin, we may be unable to compete effectively and our business would be materially and adversely affected. Additionally, generic manufacturers of ribavirin and direct high-dose ribavirin competitors may try to compete with RibaPak and Ribasphere by reducing their prices or adopting other competitive marketing and promotional tactics that could harm our business.

We cannot be certain how profitable, if at all, the commercialization of our marketed products will be.

        To become and remain profitable, we must compete effectively against other therapies with our ribavirin portfolio of products, Qsymia, tetrabenazine, valganciclovir or any of our product candidates for which we obtain marketing approvals, as well as developing and eventually commercializing product candidates with significant market potential. This will require us to be successful in a range of challenging activities, including discovering product candidates, completing preclinical testing and clinical trials for our product candidates and obtaining regulatory approval for these line extensions and product candidates, in addition to the manufacturing, marketing and selling of those products for which we may obtain regulatory approval. We may never succeed in these activities and may never generate revenues that are significant or large enough to achieve profitability.

        In addition to the risks discussed elsewhere in this section, our ability to continue to generate revenues from our commercialized products will depend on a number of factors, including, but not limited to:

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  achievement of broad market acceptance and coverage by third-party payors for our products;

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  the effectiveness of our collaborators' efforts in marketing and selling our products;

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  our ability to successfully manufacture, or have manufactured, commercial quantities of our products at acceptable cost levels and in compliance with regulatory requirements;

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  our ability to maintain a cost-efficient organization and, to the extent we seek to do so, to collaborate successfully with additional third parties;

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  our ability to expand and maintain intellectual property protection for our products successfully;

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  the efficacy and safety of our products; and/or

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  our ability to comply with regulatory requirements, which are subject to change.

        Because of the numerous risks and uncertainties associated with our commercialization efforts, we may not be able to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. A failure to become and remain profitable would depress the value of our company and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

Our inability to accurately estimate demand for our products, the uptake of new products or the timing of fluctuations in the inventories maintained by customers makes it difficult for us to accurately forecast sales and may cause our financial results to fluctuate.

        We are unable to accurately estimate demand for our products, including uptake from new products, as demand is dependent on a number of factors. We sell products primarily to wholesalers and specialty pharmacies. These customers maintain and control their own inventory levels by making estimates to determine end user demand. Our customers may not be effective in matching their inventory levels to actual end user demand. As a result, changes in inventory levels held by our customers can cause our operating results to fluctuate unexpectedly. Adverse changes in economic conditions or other factors may cause our customers to reduce their inventories of our products, which would reduce their orders from us, even if end user demand has not changed. If our inventory exceeds demand from our customers and exceeds its shelf life, we will be required to destroy unsold inventory and write off its value. As our inventory and distribution channels fluctuate from quarter to quarter, we may continue to see fluctuations in our earnings and a mismatch between prescription demand for our products and our revenues.

        In addition, the non-retail sector in the United States, which includes government institutions, including state drug assistance programs, correctional facilities and large health maintenance organizations, may be inconsistent in terms of buying patterns and may cause quarter over quarter fluctuations that do not necessarily mirror patient demand. Federal and state budget pressure may cause purchasing patterns to not reflect patient demand.

If we discover safety issues with any of our products or if we fail to comply with continuing U.S. and applicable foreign regulations, commercialization efforts for the product could be negatively affected, the approved product could be subject to withdrawal of approval or sales could be suspended, and our business could be materially harmed.

        Our products are subject to continuing regulatory oversight, including the review of additional safety information. Drugs are more widely used by patients once approval has been obtained and therefore side effects and other problems may be observed after approval that were not seen or anticipated, or were not as prevalent or severe, during pre-approval clinical trials or nonclinical studies. The subsequent discovery of previously unknown problems with a product, or public speculation about adverse safety events, could negatively affect commercial sales of the product, result in restrictions on the product or lead to the withdrawal of the product from the market.

        If we or our collaborators fail to comply with applicable continuing regulatory requirements, we or our collaborators may be subject to fines, suspension or withdrawal of regulatory approvals for specific products, product recalls and seizures, injunctions, consent decrees or other operating restrictions and/or criminal prosecutions. In addition, the manufacturers we engage to make our products and the manufacturing facilities in which our products are made are subject to periodic review and inspection by the FDA and foreign regulatory authorities. If problems are identified during the review or inspection of these manufacturers or manufacturing facilities, it could result in our inability to use the facility to make our product or a determination that inventories are not safe for commercial sale.

If physicians, nurses, pharmacists, patients, the medical community and/or third-party payors do not accept our drugs or product candidates, we may be unable to generate significant revenue in future periods.

        Our drugs may not gain or maintain market acceptance among physicians, nurses, pharmacists, patients, the medical community and/or third-party payors. Effectively marketing our products and any of our product candidates, if approved, requires substantial efforts and resources, both prior to launch and after approval; and marketing efforts are subject to numerous regulatory restrictions as well as fraud and abuse laws. The demand for our drugs and degree of market acceptance of our product candidates will depend on a number of factors including:

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  limitations or warnings contained in the approved labeling for any of our drugs or product candidates;

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  changes in the standard of care for the targeted indications for any of our drugs or product candidates;

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  lower demonstrated efficacy, safety and/or tolerability compared to other drugs;

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  prevalence and severity of adverse side-effects;

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  lack of cost-effectiveness;

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  limited or lack of reimbursement and coverage from government authorities, managed care plans and other third-party payors;

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  a decision to wait for the approval of other therapies in development that have significant perceived advantages over our drug;

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  the clinical indications for which the product is approved;

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  adverse publicity about any of our drugs or product candidates or favorable publicity about competitive products;

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  the timing or market introduction of any approved products as well as competitive products;

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  the extent to which our drugs and product candidates are approved for inclusion on formularies of hospitals and manages care organizations;

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  whether our drugs and product candidates are designated under physician treatment guidelines as first-line therapies or as a second- or third-line therapies for particular diseases;

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  convenience and ease of administration;

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  availability of alternative therapies at similar or lower cost, including generic and over-the-counter products;

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  other potential advantages of alternative treatment methods;

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  ineffective sales, marketing and/or distribution support; and/or

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  potential product liability claims.

        If any of our drugs or product candidates fails to maintain or achieve, as applicable, market acceptance, we will not be able to generate significant revenue in future periods.

Failure to comply with FDA promotional rules may subject us to withdrawal, and correction, of related product promotion, seizure of product and other administrative or enforcement actions as well as the potential for ancillary liability under the False Claims Act (False Claims Act) and/or product liability litigation.

        The FDA regulates the promotion of our products, which may only be promoted within their approved indication for use. Promotional materials and activity must be presented with fair balance of the risks and benefits of any product in a manner which is not otherwise inaccurate or misleading. The FDCA and the FDA's implementing regulations require that manufacturers label, advertise and promote their products with appropriate safety warnings and adequate directions for their FDA-approved use. However, the FDA does not have the legal authority to regulate the practice of medicine. Although physicians are permitted, based on their medical judgment, to prescribe products for indications other than those approved by the FDA, manufacturers are prohibited from promoting their products for such off-label uses. We market RibaPak and Ribasphere in combination with peginterferon alfa-2a for the treatment of adults with chronic hepatitis C virus (HCV) infection who have compensated liver disease and have not been previously treated with interferon alpha. We co-promote Qsymia, which should be used together with a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes or high cholesterol. We also distribute tetrabenazine tablets, which are indicated for the treatment of chorea and valganciclovir tablets, which are indicated for the treatment of CMV retinitis in patients with AIDS and for the prevention of CMV disease in kidney, heart and kidney-pancreas transplant patients.

        Due to the evolving chronic HCV infection treatment landscape, the indication for RibaPak and Ribasphere is inconsistent with the current standard of care. This increases the risk of potential off-label promotional activity, which could result in increased regulatory scrutiny. If the FDA determines that our promotional materials, training or other activities constitute off-label promotion, it could request that we modify our training or promotional materials or other activities or subject us to regulatory enforcement actions, including the issuance of a warning letter, injunction, seizure, civil fine and criminal penalties. Violation of the FDCA and other statutes, including the False Claims Act, relating to the promotion and advertising of prescription drugs may also lead to investigations or allegations of violations of federal and state healthcare fraud and abuse laws and state consumer protection laws. The FDA or other regulatory authorities could also request that we enter into a consent decree or a corporate integrity agreement, or seek a permanent injunction against us under which specified promotional conduct is monitored, changed or curtailed.

        Although recent decisions of the United States Supreme Court, the U.S. Court of Appeals for the Second Circuit and the U.S. District Court for the Southern District of New York have clarified that the United States may not, consistent with the First Amendment, restrict or punish a pharmaceutical manufacturer's truthful and non-misleading speech promoting the lawful use of an approved drug, there are still significant risks in this area. It is unclear how these court decisions will impact the FDA's enforcement practices, and there is likely to be substantial disagreement and difference of opinion regarding whether any particular statement is truthful and not misleading.

        In the past we have been subject to enforcement action relating to allegations of improper promotion of our products. In March 2011, Kadmon Pharmaceuticals received a warning letter from the FDA's Division of Drug Marketing, Advertising, and Communications (now known as the Office of Prescription Drug Promotion (OPDP)) alleging false or misleading promotional materials for Infergen, a product we then marketed, due to omission of important risk information, broadening of the approved indication, omission of material statements relating to the approved indication, overstatements of efficacy, and unsubstantiated promotional claims. The promotional piece that gave rise to the warning letter was circulated prior to the date on which we acquired the product at issue, through our acquisition of Three Rivers Pharmaceuticals, LLC in 2010, and the matter was closed out with the FDA in August 2011. We subsequently divested the product at issue in 2013.

        Subsequently, in November 2013, we received a warning letter from OPDP regarding a January 2013 RibaPak Intro Letter for RibaPak sent by Kadmon Pharmaceuticals to a select group of healthcare providers. In its warning letter, OPDP stated that Kadmon Pharmaceuticals' letter omitted important risk information for Ribasphere RibaPak, suggested that the drug is useful in a broader range of patients or conditions than has been substantiated, omitted material facts, made unsubstantiated efficacy claims and failed to provide adequate directions for use in violation of the FDCA.

        In response to the 2013 warning letter, we immediately ceased the dissemination of all marketing and promotional materials at issue, and commenced discussions with OPDP. A corrective letter was disseminated and on April 21, 2014, OPDP informed us that the matter was closed. We cannot guarantee that the FDA will not raise issues in the future regarding our promotional materials or promotional practices, and if so, we could be subject to additional enforcement action.

        If we cannot successfully manage the promotion of our currently marketed products, and product candidates, if approved, we could become subject to significant liability which would materially adversely affect our business and financial condition. It is also possible that other federal, state or foreign enforcement authorities, or private parties, might take action if they believe that an alleged improper promotion led to inappropriate use of one of our products and/or the submission and payment of claims for an off-label use, which could result in significant fines or penalties under other statutory provisions, such as the False Claims Act and similar laws. Even if it is later determined that we were not in violation of these laws, we may face negative publicity, incur significant expenses defending our actions and have to divert significant management resources from other matters. In addition, there are a number of specific FDA requirements related to drug labeling and advertising, and failure to adhere to these requirements could result in our products being deemed "misbranded."

The manufacture of pharmaceutical products is a highly exacting and complex process, and if our suppliers encounter problems manufacturing our products, our business could suffer.

        The manufacture of pharmaceutical products is a highly exacting and complex process, due in part to strict regulatory requirements. Problems may arise during manufacturing for a variety of reasons, including equipment malfunction, failure to follow specific protocols and procedures, problems with raw materials, delays related to the construction of new facilities or the expansion of existing facilities, including those intended to support future demand for our products, changes in manufacturing production sites and limits to manufacturing capacity due to regulatory requirements, changes in the types of products produced, physical limitations that could inhibit continuous supply, man-made or natural disasters and environmental factors. If problems arise during the production of a batch of product, that batch of product may have to be discarded and we may experience product shortages or incur added expenses. This could, among other things, lead to increased costs, lost revenue, damage to customer relationships, time and expense spent investigating the cause and, depending on the cause, similar losses with respect to other batches or products. If problems are not discovered before the product is released to the market, recall and product liability costs may also be incurred.

Risks Related to Government and Regulatory Agencies

If we engage in research or commercial activities involving any of our products or pipeline assets in a manner that violates federal or state healthcare laws, including fraud and abuse laws, false claims laws, disclosure laws, government price reporting and healthcare information privacy and security laws or other similar laws, we may be subject to corporate or individual civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations.

        Our business operations and activities are subject to extensive federal, state and local fraud and abuse and other healthcare laws and regulations, such as the False Claims Act and the federal Anti-Kickback Statute, the Foreign Corrupt Practices Act (FCPA), federal Civil Monetary Penalty statute, the PPACA program integrity requirements, and patient privacy laws and regulation. These laws and regulations constrain, among other things, the business or financial arrangements and relationships through which we may research and develop any product candidate, as well as market, sell and distribute any approved products. The laws that may affect our ability to operate include, but are not limited to:

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  The federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully offering, paying, soliciting, receiving or providing remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for, either the referral of an individual, or the ordering, purchasing, furnishing, or recommending of, or arranging for, any good, facility, item or service that is reimbursable, in whole or in part, by a federal healthcare program, such as Medicare or Medicaid. The federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, patients, purchasers and formulary managers on the other hand, and therefore constrains our sales and marketing practices and our various service arrangements with physicians, including physicians who make clinical decisions to use our products. Due to the breadth of, and the narrowness of the statutory exceptions and safe harbors available under, the federal Anti-Kickback Statute, it is possible that some of our business activities, including our patient assistance programs and our relationship with physicians, hospitals, specialty pharmacies, group purchasing organizations and distributors could be subject to challenge under the federal Anti-Kickback Statute. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny or penalty if they do not qualify for an exemption or safe harbor. Our practices may not meet all of the criteria for safe harbor protection from federal Anti-Kickback Statute liability in all cases.

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  The False Claims Act and Civil Monetary Penalty statute prohibit any person from knowingly presenting, or causing to be presented, to the federal government, claims for payment or approval that are false or fraudulent or making, or causing to be made, a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. Pharmaceutical companies have been prosecuted under these laws for a variety of alleged promotional and marketing activities, such as allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product; reporting to pricing services inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in promotion for uses that the FDA has not approved, known as "off-label" uses, that caused claims to be submitted to Medicaid for non-covered off-label uses; and submitting inflated "best price" information to the Medicaid Drug Rebate Program.

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  The federal Health Insurance Portability and Accountability Act of 1996 (HIPAA) and its implementing regulations, which created federal criminal laws that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private), willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious or fraudulent statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation.

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  HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH), and their respective implementing regulations, imposes requirements, including mandatory contractual terms, on certain covered healthcare providers, health plans, and healthcare clearinghouses, as well as their respective business associates that perform services for them that involve the creation, use, maintenance or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization.

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  The federal Physician Payments Sunshine Act enacted under the PPACA and its implementing regulations requires manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children's Health Insurance Program (with certain exceptions) to report annually to the government payments or other "transfers of value" made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), nurse practitioners and teaching hospitals, and requires applicable manufacturers and group purchasing organizations to report annually to the government ownership and investment interests held by the physicians described above and their immediate family members and payments or other "transfers of value" to such physician owners. We were required to begin collecting information regarding such payments starting August 1, 2013 with our first report due March 31, 2014. Manufacturers are required to submit reports to the government by the 90th day of each calendar year. The PPACA also requires the CMS to forward data submitted by manufacturers to Congress and State Attorneys General on a regular basis. We have dedicated significant resources to enhance our systems and processes in order to comply with these regulations. Failure to comply with the reporting requirements would result in significant civil monetary penalties as well as reputational harm, and could draw scrutiny to financial relationships with physicians, which as a general matter could increase anti-kickback statute and False Claims Act enforcement risks.

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  Federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers.

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  Federal government price reporting laws, which require us to calculate and report complex pricing metrics to government programs, where such reported prices may be used in the calculation of reimbursement and/or discounts on our marketed drugs. Participation in these programs and compliance with the applicable requirements may subject us to potentially significant discounts on our products, increased infrastructure costs, potential liability for the failure to report such prices in an accurate and timely manner, and potentially limit our ability to offer certain marketplace discounts.

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  State law equivalents of each of the above federal laws, such as anti-kickback, false claims which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor, consumer protection and unfair competition laws which may apply to our business practices, including but not limited to, research, distribution, sales and marketing arrangements as well as submitting claims involving healthcare items or services reimbursed by any third-party payors, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers; state laws that require drug manufacturers to file reports with states regarding marketing information, such as the tracking and reporting of gifts, compensations and other remuneration and items of value provided to healthcare professionals and entities (compliance with such requirements may require investment in infrastructure to ensure that tracking is performed properly, and some of these laws result in the public disclosure of various types of payments and relationships, which could potentially have a negative effect on our business and/or increase enforcement scrutiny of our activities); and state laws governing the privacy and security of health information in certain circumstances and often are not preempted by HIPAA, many of which differ from each other in significant ways, with differing effects, complicating compliance efforts.

        In addition, any sales of our products or product candidates once commercialized outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

        We have entered into consulting agreements, scientific advisory board, and other financial arrangements with physicians, including some who prescribe our products and may prescribe our product candidates, if approved. Compensation for some of these arrangements includes the provision of stock options. While these arrangements were structured to comply with all applicable laws, including state and federal anti-kickback laws, to the extent applicable, regulatory agencies may view these arrangements as prohibited arrangements that must be restructured, or discontinued, or for which we could be subject to other significant penalties. Moreover, while we do not submit claims and our customers make the ultimate decision on how to submit claims, we may provide reimbursement guidance and support to our customers and patients. If a government authority were to conclude that we provided improper advice to our customers and/or encouraged the submission of false claims for reimbursement, we could face action against by government authorities.

        Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. The sales and marketing practices of our industry are the subject of immense scrutiny from federal and state government agencies. Despite sequestration measures, governmental enforcement funding continues at robust levels and enforcement officials are interpreting fraud and abuse laws broadly. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are subject to a variety of interpretations. Even if we are not determined to have violated these laws, government investigations into these issues typically require the expenditure of significant resources, divert our management's attention from the operation of the business, and generate negative publicity, which could harm our business. If our past or present operations are found to be in violation of any such laws or any other governmental regulations that may apply to us, we may be subject to, without limitation, civil, criminal and administrative penalties, damages, monetary fines, disgorgement, exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and/or the curtailment or restructuring of our operations. If we were to be excluded from federal healthcare programs, it would mean that no federal healthcare program payment could be made for any of our products.

We are planning to pursue the FDA 505(b)(2) pathway for one of our product candidates (KD034), and if we are not able to successfully do so, seeking approval of this product candidate through the 505(b)(1) NDA pathway would require full reports of investigations of safety and effectiveness. Even if we are able to pursue the 505(b)(2) pathway, we could be subject to legal challenges and regulatory changes which might result in extensive delays or result in our 505(b)(2) application being unsuccessful.

        Section 505(b)(2) of the FDCA permits the filing of an NDA where at least some of the information required for approval comes from studies that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference. Section 505(b)(2), if applicable to us, would allow an NDA we submit to the FDA to rely in part on data in the public domain or the FDA's prior conclusions regarding the safety and effectiveness of approved compounds, which could expedite the development program for a product candidate by potentially decreasing the amount of clinical data that we would need to generate in order to obtain FDA approval. We plan to pursue this pathway for one of our product candidates: KD034.

        If the FDA does not allow us to pursue the Section 505(b)(2) regulatory pathway as anticipated, we would need to reconsider our plans for this product and might not be able to commercialize it in a cost-efficient manner, or at all. If we were to pursue approval under the 505(b)(1) NDA pathway, would be subject to the full requirements and risks described for our other product candidates.

        In some instances over the last few years, certain brand-name pharmaceutical companies and others have objected to the FDA's interpretation of Section 505(b)(2) and legally challenged decisions by the agency. If an FDA decision or action relative to our product candidate, or the FDA's interpretation of Section 505(b)(2) more generally, is successfully challenged, it could result in delays or even prevent the FDA from approving a 505(b)(2) application for KD034.

        The pharmaceutical industry is highly competitive, and Section 505(b)(2) NDAs are subject to special requirements designed to protect the patent rights of sponsors of previously approved drugs that are referenced in a Section 505(b)(2) NDA. A claim by the applicant that a patent is invalid or will not be infringed is subject to challenge by the patent holder, requirements may give rise to patent litigation and mandatory delays in approval (i.e., a 30-month stay) of a 505(b)(2) application. It is not uncommon for a manufacturer of an approved product to file a citizen petition with the FDA seeking to delay approval of, or impose additional approval requirements for, pending competing products. If successful, such petitions can significantly delay, or even prevent, the approval of the new product. However, even if the FDA ultimately denies such a petition, the FDA may substantially delay approval while it considers and responds to the petition.

        In the Federal Register of February 6, 2015, the FDA published a proposed rule to implement statutes that govern the approval of 505(b)(2) applications and ANDAs. The FDA also requested comment on its proposal to amend certain regulations regarding 505(b)(2) applications and ANDAs to facilitate compliance with and efficient enforcement of the FD&C Act. Comments on the proposed rule will inform the FDA's rulemaking on ANDAs and 505(b)(2) applications, and at this time the implications of these potential regulatory changes is uncertain.

        Even if we are able to utilize the Section 505(b)(2) regulatory pathway, there is no guarantee this would ultimately lead to accelerated product development or earlier approval.

        Even if approved pursuant to the Section 505(b)(2) regulatory pathway, a drug may be subject to the same post-approval limitations, conditions and requirements as any other drug.

Our commercial success depends on adequate reimbursement and coverage from third-party commercial and government payors for our products, and changes to coverage or reimbursement policies, as well as healthcare reform measures, may materially harm our sales and potential revenue.

        Our current sales in the United States of Ribasphere (ribavirin) tablets and capsules and RibaPak are dependent on the formulary approval and the extent of reimbursement from third-party payors, including government programs (such as Medicare and Medicaid) and private payor healthcare and insurance programs. Coverage and reimbursement for our products can differ significantly from payor to payor. Even when we obtain coverage and reimbursement for our products, we may not be able to maintain adequate coverage and reimbursement in the future.

        There is significant uncertainty related to the third-party coverage and reimbursement of newly approved products. We intend to seek approval to market our product candidates in the United States, Europe and other selected foreign jurisdictions. Market acceptance and commercial success of our product candidates in both domestic and international markets will depend significantly on the availability of adequate coverage and reimbursement from third-party payors for any of our product candidates.

        Obtaining coverage and reimbursement approval for a product from a government or other third-party payor is a time consuming and costly process that could require us to provide to the payor supporting scientific, clinical and cost-effectiveness data for the use of our products to each third-party payor separately, with no assurance that coverage and adequate reimbursement will be obtained or applied consistently. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. Additionally, coverage may be more limited than the purposes for which the product is approved by the FDA or similar regulatory authorities outside of the United States. Assuming that coverage is obtained for a given product, the resulting reimbursement rates might not be adequate or may require co-payments that patients find unacceptably high. Patients, physicians, and other healthcare providers may be less likely to prescribe, dispense or use, as applicable, our products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products.

        Government payors and other third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will cover and the amount of reimbursement. Coverage decisions may depend upon clinical and economic standards that disfavor new drug or biologic products when more established or lower-cost therapeutic alternatives are already available or subsequently become available. Based upon a number of factors, including clinical and economic standards, our products may not qualify for coverage and reimbursement. Coverage and reimbursement by a third-party payor may depend upon a number of factors, including, but not limited to, the third-party payor's determination that use of a product is:

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  a covered benefit under its health plan;

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  safe, effective and medically necessary;

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  appropriate for the specific patient;

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  cost-effective;

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  neither experimental nor investigational;

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  prescribed by a practitioner acting within the scope of license and health plan participation agreements;

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  documented adequately in the patient's medical record;

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  dispensed by a participating pharmacy; and/or

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  logged and documented appropriately by the dispensing pharmacy.

        The market for our products will depend significantly on access to third-party payors' drug formularies for which third-party payors provide coverage and reimbursement. The industry competition to be included in such formularies often leads to downward pricing pressures on pharmaceutical companies. Also, third-party payors may refuse to include a particular branded drug in their formularies or otherwise restrict patient access to a branded drug when a less costly generic equivalent or other alternative is available. If coverage and reimbursement of our future products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

        In the United States, our products may be subject to discounts from list price and rebate obligations, and we have experienced increased pricing pressure and restrictions on patient access, such as prior authorizations, due to new and expensive therapies that have entered the hepatitis C market. Third-party payors have from time to time refused to include our products in their formularies, limit the type of patients for whom coverage will be provided, or restrict patient access to our products through formulary control or otherwise, in favor of less-costly generic versions of ribavirin or other treatment alternatives. Any change in formulary coverage, treatment paradigm, reimbursement levels, discounts or rebates offered on our products may impact our anticipated revenues.

        In the United States, governmental and commercial third-party payors are developing increasingly sophisticated methods of controlling healthcare costs. We believe that pricing pressure for our products will continue, and future coverage and reimbursement will likely be subject to increased restrictions. For example, the PPACA, which has already imposed significant healthcare cost containment measures, also encourages the development of comparative effectiveness research and any adverse findings for our products from such research may reduce the extent of coverage and reimbursement for our products. The PPACA created the Patient-Centered Outcomes Research Institute (PCORI) to review the effectiveness of treatments and medications in federally-funded healthcare programs. The PCORI publishes the results of its studies. An adverse finding result may result in a treatment or product being removed from Medicare or Medicare coverage.

        Managed care organizations continue to seek price discounts and in some cases, to impose restrictions on the coverage of particular drugs. Government efforts to reduce Medicaid expenses may lead to increased use of managed care organizations by Medicaid programs, which may result in managed care organizations influencing prescription decisions for a larger segment of the population, which could constrain pricing, formulary position or reimbursement for our products. Economic pressure on state budgets may also have a similar impact on Medicaid coverage and reimbursement. A reduction in the availability or extent of reimbursement or removal from and restrictions in use on formularies from U.S. government programs and other third-party payors could have a material adverse effect on the sales of RibaPak.

        If adequate coverage and reimbursement by third-party payors, including Medicare and Medicaid in the United States, is not available, our ability to continue to successfully market the RibaPak and Ribasphere line of ribavirin products will be materially adversely impacted and it would cause irreversible damage to our financial position, unless we are successful in developing or acquiring rights to promote another product. We can make no assurances that we can do so on a timely basis or on favorable terms, if at all. In certain countries in the European Union and some other international markets, governments provide healthcare at low-cost to consumers and regulate pharmaceutical pricing, patient eligibility or reimbursement levels to control costs for the government-sponsored healthcare system. We expect to see strong efforts to reduce healthcare costs in our international markets, including: patient access restrictions; suspensions on price increases; prospective and possibly retroactive price reductions, mandatory discounts and rebates, and other recoupments; recoveries of past price increases; and greater importation of drugs from lower-cost countries to higher-cost countries. In addition, certain countries set prices by reference to the prices in other countries where our products are marketed. Thus, our inability to secure adequate prices in a particular country may not only limit the marketing of our products within that country, but may also adversely affect our ability to obtain acceptable prices in other markets.

Healthcare reform measures could hinder or prevent our product candidates' commercial success and could increase our costs.

        In both the United States and certain foreign jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system that could impact our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is a significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and expanding individual access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. For example, in 2010, the PPACA was enacted, which was intended to expand healthcare coverage within the United States, primarily through the imposition of health insurance mandates on employers and individuals, strengthening of program integrity measures and enforcement authority, and expansion of the Medicaid program. The PPACA substantially changes the way healthcare is financed by both governmental and private insurers and significantly affects the pharmaceutical industry. Several provisions of the new law, which have varying effective dates, may affect us and will likely increase certain of our costs. In this regard, the PPACA includes the following provisions:

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  an annual, non-deductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs that began in 2011;

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  an increase in the rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for branded and generic drugs, respectively;

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  an extension of manufacturers' Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

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  new methodologies by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, and for drugs that are line extensions;

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  changes to the Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts to negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period as a condition for the manufacturer's outpatient drugs to be covered under Medicare Part D;

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  expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

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  expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for certain individuals with income at or below 133% of the Federal Poverty Level, thereby potentially increasing manufacturers' Medicaid rebate liability;

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  a new requirement to annually report drug samples that manufacturers and distributors provide to licensed practitioners or to pharmacies of hospitals or other healthcare entities;

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  a licensure framework for follow-on biologic products;

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  a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; and

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  creation of the Independent Payment Advisory Board which has the authority to recommend certain changes to the Medicare program that could result in reduced payments for prescription drugs.

        The reforms imposed by the new law will significantly impact the pharmaceutical industry; however, the full effects of the PPACA cannot be known until these provisions are implemented and the CMS and other federal and state agencies issue and finalize all applicable regulations or guidance. We will continue to evaluate the PPACA, the implementation of regulations or guidance related to various provisions of the PPACA by federal agencies, as well as trends and changes that may be encouraged by the legislation and that may potentially have an impact on our business over time. The cost of implementing more detailed record keeping systems and otherwise complying with these regulations could substantially increase our costs. The changes to the way our products are reimbursed by the CMS could reduce our revenues. Both of these situations could adversely affect our results of operations. There have been judicial and Congressional challenges to certain aspects of the PPACA, and we expect there will be additional challenges and amendments to the PPACA in the future.

        In addition, other legislative changes have been proposed and adopted since the PPACA was enacted. These changes included aggregate reductions to Medicare payments to providers and suppliers of up to 2% per fiscal year, which went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2025 unless additional Congressional action is taken. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several providers and suppliers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws and future healthcare reform laws may result in additional reductions in Medicare and other healthcare funding.

        There also have been, and likely will continue to be, legislative and regulatory proposals at the federal and state levels and elsewhere directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. In addition, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products. Additional changes could be made to governmental healthcare programs that could significantly impact the success of our products or product candidates. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare may adversely affect:

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  the demand for any products for which we may obtain regulatory approval;

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  our ability to set a price that we believe is fair for our products;

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  our ability to generate revenues and achieve or maintain profitability;

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  the level of taxes that we are required to pay; and/or

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  the availability of capital.

Government price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our current and future products.

        International operations are also generally subject to extensive price and market regulations and there are many proposals for additional cost-containment measures, including proposals that would directly or indirectly impose additional price controls or reduce the value of our intellectual property portfolio or may make it economically unsound to launch our products in certain countries. We cannot predict the extent to which our business may be affected by these or other potential future legislative or regulatory developments. Future price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our current and future products, which would adversely affect our revenue and results of operations.

        Additionally, in some countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product candidate. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after coverage and reimbursement have been obtained. Reference pricing used by various European Union member states and parallel distribution or arbitrage between low-priced and high-priced member states, can further reduce prices. To obtain reimbursement or pricing approval in some countries, we may be required to conduct additional clinical trials that compare the cost-effectiveness of our product candidates to other available therapies, which is time-consuming and costly. If reimbursement of our product candidates is unavailable or limited in scope or amount in a particular country, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability of our products in such country.

Guidelines and recommendations published by government agencies, professional societies, and private foundations and organizations can reduce the use of our products and product candidates, if approved.

        Government agencies promulgate regulations and guidelines applicable to certain drug classes which may include our products and product candidates that we are developing. In addition, from time to time, professional societies, practice management groups, private health/science foundations and organizations publish guidelines or recommendations directed to certain healthcare and patient communities. These recommendations may relate to such matters as usage, dosage, route of administration and use of concomitant therapies. Regulations or guidelines suggesting the reduced use of certain drug classes which may include our products and product candidates that we are developing or the use of competitive or alternative products as the standard of care to be followed by patients and healthcare providers could result in decreased use of our product candidates or negatively impact our ability to gain market acceptance and market share.

We could be adversely affected by violations of the FCPA and similar worldwide anti-bribery laws.

        We are subject to the FCPA, which generally prohibits companies and their intermediaries from making payments to non-U.S. government officials for the purpose of obtaining or retaining business or securing any other improper advantage. We are also subject to anti-bribery laws in the jurisdictions in which we operate. Although we have policies and procedures designed to ensure that we, our employees and our agents comply with the FCPA and other anti-bribery laws, there is no assurance that such policies or procedures will protect us against liability under the FCPA or other laws for actions taken by our agents, employees and intermediaries with respect to our business or any businesses that we acquire. We do business in a number of countries in which FCPA violations have recently been enforced. Failure to comply with the FCPA, other anti-bribery laws or other laws governing the conduct of business with foreign government entities, including local laws, could disrupt our business and lead to severe criminal and civil penalties, including imprisonment, criminal and civil fines, loss of our export licenses, suspension of our ability to do business with the federal government, denial of government reimbursement for our products and/or exclusion from participation in government healthcare programs. Other remedial measures could include further changes or enhancements to our procedures, policies, and controls and potential personnel changes and/or disciplinary actions, any of which could have a material adverse effect on our business, financial condition, results of operations and liquidity. We could also be adversely affected by any allegation that we violated such laws.

If our processes and systems are not compliant with regulatory requirements, we could be subject to restrictions on marketing our products or could be delayed in submitting regulatory filings seeking approvals for our product candidates.

        We have a number of regulated processes and systems that are required to obtain and maintain regulatory approval for our drugs and product candidates. These processes and systems are subject to continual review and periodic inspection by the FDA and other regulatory bodies. If compliance issues are identified at any point in the development and approval process, we may experience delays in filing for regulatory approval for our product candidates, or delays in obtaining regulatory approval after filing. Any later discovery of previously unknown problems or safety issues with approved drugs or manufacturing processes, or failure to comply with regulatory requirements, may result in restrictions on such drugs or manufacturing processes, withdrawal of drugs from the market, the imposition of civil or criminal penalties or a refusal by the FDA and/or other regulatory bodies to approve pending applications for marketing approval of new drugs or supplements to approved applications, any of which could have a material adverse effect on our business. Given the number of high profile adverse safety events with certain drug products, regulatory authorities may require, as a condition of approval, costly risk evaluation and mitigation strategies, which may include safety surveillance, restricted distribution and use, patient education, enhanced labeling, expedited reporting of certain adverse events, pre-approval of promotional materials and restrictions on direct-to-consumer advertising. For example, any labeling approved for any of our product candidates may include a restriction on the term of its use, or it may not include one or more intended indications. Furthermore, any new legislation addressing drug safety issues could result in delays or increased costs during the period of product development, clinical trials and regulatory review and approval, as well as increased costs to assure compliance with any new post-approval regulatory requirements. Any of these restrictions or requirements could force us or our collaborators to conduct costly studies.

        In addition, we are a party to agreements that transfer responsibility for complying with specified regulatory requirements, such as packaging, storage, advertising, promotion, record-keeping and submission of safety and other post-market information on the product or compliance with manufacturing requirements, to our collaborators and third-party manufacturers. Approved products, manufacturers and manufacturers' facilities are required to comply with extensive FDA requirements, including ensuring that quality control and manufacturing procedures conform to cGMP. As such, we and our contract manufacturers, which we are responsible for overseeing and monitoring for compliance, are subject to continual review and periodic inspections to assess compliance with cGMP. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. The FDA may hold us responsible for any deficiencies or noncompliance of our contract manufacturers in relation to our product candidates and commercial products. If our collaborators or third-party manufacturers do not fulfill these regulatory obligations, any drugs we market or for which we or they obtain approval may be deemed adulterated, which carries significant legal implications, and may be subject to later restrictions on manufacturing or sale, which could have a material adverse effect on our business.

Risks Related to Our Intellectual Property Rights

If we are unable to obtain and maintain patent protection for our products and product candidates, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize products and product candidates similar or identical to ours, and our ability to successfully commercialize our products and product candidates may be adversely affected.

        Our commercial success will depend, in part, on our ability to obtain and maintain patent protection in the United States and other countries with respect to our products and product candidates. We seek to protect our proprietary position by filing patent applications in the United States and abroad related to our products and product candidates that are important to our business.

We cannot be certain that patents will be issued or granted with respect to applications that are currently pending or that we apply for in the future with respect to one or more of our products and product candidates, or that issued or granted patents will not later be found to be invalid and/or unenforceable.

        The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to patentable aspects of our research and development output, such as our employees, collaboration partners, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection.

        We may license patent rights that are valuable to our business from third parties, in which event we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology or medicines underlying such licenses. We cannot be certain that these patents and applications will be prosecuted and enforced in a manner consistent with the best interests of our business. If any such licensors fail to maintain such patents, or lose rights to those patents, the rights we have licensed may be reduced or eliminated and our right to develop and commercialize any of our products that are the subject of such licensed rights could be adversely affected. In addition to the foregoing, the risks associated with patent rights that we license from third parties also apply to patent rights we own.

        The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued, and even if issued, the patents may not meaningfully protect our products or product candidates, effectively prevent competitors and third parties from commercializing competitive products or otherwise provide us with any competitive advantage. Our competitors or other third parties may be able to circumvent our patents by developing similar or alternative products in a non-infringing manner. Changes in either the patent laws, implementing regulations or interpretation of the patent laws in the United States and other countries may also diminish the value of our patents or narrow the scope of our patent protection.

        The laws of foreign countries may not protect our rights to the same extent as the laws of the United States, and many companies have encountered significant difficulties in protecting and defending such rights in foreign jurisdictions. For those countries where we do not have granted patents, we may not have any ability to prevent the unauthorized use or sale of our proprietary medicines and technology. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore we cannot be certain that we were the first to make the inventions claimed in our owned or any licensed patents or pending patent applications, or that we were the first to file for patent protection of such inventions.

        Assuming the other requirements for patentability are met, prior to March 2013, in the United States, the first to make the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. Beginning in March 2013, the United States transitioned to a first-inventor-to-file system in which, assuming the other requirements for patentability are met, the first-inventor-to-file a patent application will be entitled to the patent. We may be subject to a third-party preissuance submission of prior art to the U.S. Patent and Trademark Office (U.S. PTO) or become involved in opposition, derivation, revocation, reexamination, post-grant and inter partes review or interference proceedings challenging our patent rights or the patent rights of others. Participation in these proceedings can be very complex, expensive and may divert our management's attention from our core business. Furthermore, an adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize medicines without infringing third-party patent rights.

        The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical products, or limit the duration of the patent protection of our products and product candidates. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our intellectual property may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. Patent protection may not be available for some of our products or the processes under which they are used or manufactured. Our Ribasphere (ribavirin) tablets, capsules and the RibaPak products were approved under an ANDA in the United States. Although we hold patents for the RibaPak product, other generic manufacturers may file ANDAs in the United States seeking FDA authorization to manufacture and market additional generic versions of RibaPak, together with Paragraph IV certifications that challenge the scope, validity or enforceability of the RibaPak patents. If we must spend significant time and money protecting or enforcing our intellectual property rights, potentially at great expense, our business and financial condition may be harmed.

Issued patents covering one or more of our products could be found invalid or unenforceable if challenged in court.

        If we or one of our licensing partners initiated legal proceedings against a third party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Although we have conducted due diligence on patents we have exclusively in-licensed, the outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the U.S. PTO, or made a misleading statement, during prosecution. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post grant review, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in revocation or amendment to our patents in such a way that they no longer cover our products and product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our product candidates. Such a loss of patent protection would have a material adverse impact on our business.

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

        Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and inter partes reexamination proceedings before the U.S. PTO, and corresponding foreign patent offices. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are pursuing development candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the patent rights of third parties.

        Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such product unless we obtained a license under the applicable patents, or until such patents expire.

        Similarly, if any third-party patents were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product unless we obtained a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all. Even if we or our future strategic collaborators were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property.

        Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys' fees for willful infringement, pay royalties, redesign our infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

        Most of our competitors are larger than we are and have substantially greater resources and may be able to sustain the costs of complex patent litigation longer than we could. The uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our internal research programs, in-license needed technology or enter into strategic collaborations that would help us bring our product candidates to market.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time-consuming and unsuccessful.

        Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or our licensors is not valid, is unenforceable and/or is not infringed, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. Interference proceedings provoked by third parties or brought by us may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our licensors. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

        An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

        Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

        In addition to patents, we rely on trade secrets, technical know-how and proprietary information concerning our business strategy in order to protect our competitive position in medical research and development. Trade secrets are difficult to protect, and it is possible that our trade secrets and know-how will over time be disseminated within the industry through independent development and intentional or inadvertent disclosures.

        We seek to protect our trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, collaboration partners, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. Our agreements with research and development collaboration partners contain contractual limitations regarding the publication and public disclosure of data and other information generated during the course of research. Despite these efforts, any of these parties may breach the agreements and intentionally or inadvertently disclose or use our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches.

        Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets or the equivalent knowledge, methods and know-how were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, our competitive position would be harmed. If we do not apply for patent protection prior to such publication or if we cannot otherwise maintain the confidentiality of our proprietary technology and other confidential information, then our ability to obtain patent protection or to protect our trade secret information may be jeopardized.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

        The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business, or permit us to maintain our competitive advantage. For example:

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  others may be able to make compounds that are similar to our product candidates but that are not covered by the claims of the patents that we own or have exclusively licensed;

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  we or our licensors or collaboration partners might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or have exclusively licensed;

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  we or our licensors or collaboration partners might not have been the first to file patent applications covering certain of our inventions;

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  others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

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  it is possible that our pending patent applications will not lead to issued patents;

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  issued patents that we own or have exclusively licensed may not provide us with any competitive advantages or may be held invalid or unenforceable, as a result of legal challenges by our competitors;

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  our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

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  we may not develop additional proprietary technologies that are patentable; and/or

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  the patents of others may have an adverse effect on our business.

        Should any of these events occur, they could significantly harm our business, results of operations and prospects.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

        As is common in the biotechnology and pharmaceutical industry, we employ individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of any of our employee's former employer or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely impact our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

        We may also be subject to claims that former employees, collaborators or other third parties have an ownership interest in our patents or other intellectual property. We may also have, in the future, ownership disputes arising, for example, from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Risks Related to Our Dependence on Third Parties

We expect to continue to contract with third-party suppliers for the production of our commercial product portfolio as well as our developmental product candidates for clinical trial use and, if approved, for commercialization.

        We currently employ third parties for the manufacturing of our commercial products and product candidates. This increases the risk that we will not have sufficient quantities of our products or product candidates within the timeframe and at an acceptable cost which could delay, prevent or impair our development or commercialization efforts. Additionally, we may not be able to quickly respond to changes in customer demand which could harm our business as a result of the inability to supply the market or an excess of inventory that we are unable to sell.

        The facilities used by our contract manufacturers to manufacture our product candidates must adhere to FDA requirements, and are subject to inspections that may be conducted after we submit our marketing applications to the FDA in connection with review of our application, and on an ongoing basis relevant to postmarketing compliance. Although we are subject to regulatory responsibility for the quality of products manufactured by our contract manufacturers and oversight of their activities, we do not control the manufacturing process of, and are completely dependent on, our contract manufacturing partners for compliance with the regulatory requirements, known as current good manufacturing practices, or cGMPs, for manufacture of both active drug substances and finished drug products. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, they will be subject to enforcement action, and if substantial noncompliance is identified and not corrected, they may be precluded from manufacturing product for the United States or other markets. In addition, although the FDA will hold us responsible for due diligence in the selection of, and oversight in the operations of, our contract manufacturers, we do not have direct control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority identified significant compliance concerns with our contract manufacturers, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our products or product candidates, if approved.

        We have agreements with third-party manufacturers for the provision of active pharmaceutical ingredients (API), drug product manufacturing and packaging of our commercial products. Reliance on third-party manufacturers carries additional risks, such as not being able to comply with cGMP or similar regulatory requirements outside the United States. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products.

        While we continue to source a second supplier for the components of our commercial products, we still currently rely on one third-party supplier for the ribavirin API. Qsymia is sourced by VIVUS through a single supplier. Additionally, tetrabenazine and valganciclovir are sourced by Camber through a single supplier. In the event that any of these third-party manufacturers fail regulatory compliance, fail to meet quality assurance specifications or experience an unavoidable extraordinary event, our business would be materially adversely affected.

        Any products that we may develop may compete with other product candidates and commercialized products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us. Any performance failure or refusal to supply on the part of our existing or future suppliers could delay clinical development, marketing approval or commercialization of our products. If our current suppliers cannot perform as agreed, we may be required to replace one or more of these suppliers. Although we believe that there are a number of potential long-term replacements to each supplier, we may incur added costs and delays in identifying and qualifying any such replacements.

        We rely on third parties to store and distribute supplies for our clinical trials and for the manufacture of our product candidates. Any performance failure on the part of our existing or future distributors could delay clinical development or regulatory approval or our product candidates or commercialization of our products, producing additional losses and depriving us of potential product revenue.

We have acquired or in-licensed many of our products from external sources and may owe milestones or royalties based on the achievement of future successes or penalties if certain diligence requirements are not met.

        In certain cases, our license or acquisition agreements require us to conduct research or clinical trials within a specified time frame, or we may owe a penalty or lose the right to the product for development. If we do not conduct the necessary research or clinical trials within the specified time frame, we may be required to pay cash penalties to extend the time frame during which studies may be conducted or our collaborators may exercise a right to have the product returned.

        On some of the products we have licensed, we may be obligated in future periods to make significant development and commercial milestone payments as well as royalties. As a result, we may have to raise additional capital (which would likely cause our equity holders to experience dilution) to cover the required milestone payments. The milestone payments and royalties we may owe on the sale of our products may reduce the overall profitability of our operations and if we are unable to sell sufficient product to cover the costs of these milestone payments, our operating profitability, business and value of our equity securities may be adversely impacted.

We depend on intellectual property licensed from third parties and termination of any of these licenses could result in the loss of significant rights, which would harm our business.

        We are dependent on patents, know-how and proprietary technology, both our own and licensed from others. Any termination of these licenses could result in the loss of significant rights and could harm our ability to commercialize our product candidates.

        Disputes may also arise between us and our licensors regarding intellectual property subject to a license agreement, including those relating to:

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  the scope of rights granted under the license agreement and other interpretation-related issues;

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  whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the license agreement;

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  our right to sublicense patent and other rights to third parties under collaborative development relationships;

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  whether we are complying with our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our product candidates; or

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  the allocation of ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and by us and our collaboration partners.

        If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates. We are generally also subject to all of the same risks with respect to protection of intellectual property that we license as we are for intellectual property that we own. If we or our licensors fail to adequately protect this intellectual property, our ability to commercialize our products could suffer.

We depend, in part, on our licensors to file, prosecute, maintain, defend and enforce patents and patent applications that are material to our business.

        Patents relating to our product candidates are controlled by certain of our licensors. Each of our licensors generally has rights to file, prosecute, maintain and defend the patents we have licensed from such licensor. We generally have the first right to enforce our patent rights, although our ability to settle such claims often requires the consent of the licensor. If our licensors or any future licensees having rights to file, prosecute, maintain or defend our patent rights fail to conduct these activities for patents or patent applications covering any of our product candidates, our ability to develop and commercialize those product candidates may be adversely affected and we may not be able to prevent competitors from making, using or selling competing products. We cannot be certain that such activities by our licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents or other intellectual property rights. Pursuant to the terms of the license agreements with some of our licensors, the licensors may have the right to control enforcement of our licensed patents or defense of any claims asserting the invalidity of these patents and, even if we are permitted to pursue such enforcement or defense, we cannot ensure the cooperation of our licensors. We cannot be certain that our licensors will allocate sufficient resources or prioritize their or our enforcement of such patents or defense of such claims to protect our interests in the licensed patents. Even if we are not a party to these legal actions, an adverse outcome could harm our business because it might prevent us from continuing to license intellectual property that we may need to operate our business. In addition, even when we have the right to control patent prosecution of licensed patents and patent applications, enforcement of licensed patents, or defense of claims asserting the invalidity of those patents, we may still be adversely affected or prejudiced by actions or inactions of our licensors and their counsel that took place prior to or after our assuming control.

We rely in part on third parties to conduct our clinical trials and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials.

        We do not independently conduct clinical trials of our product candidates. We rely on third parties, such as medical institutions and clinical investigators, and may in the future rely on other third parties, to perform this function. Our reliance on these third parties for clinical development activities reduces our control over these activities but does not relieve us of our responsibilities. We remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, we, along with medical institutions and clinical investigators, are required to comply with "good clinical practices" or "GCP," which is an international ethical and scientific quality standard for designating, recording and reporting trials that involve the participation of human subjects, and which is implemented via regulations and guidelines enforced by, among others, the FDA, the EMA, the Competent Authorities of the Member States of the European Economic Area (EEA), and comparable foreign regulatory authorities for all of our products in clinical development.

GCP is designed to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of patients in clinical trials are protected. Regulatory authorities enforce these GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs, study sites, or clinical investigators fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, EMA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP regulations. In addition, our clinical trials must be conducted with product produced under cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials and create other regulatory and litigation exposure, which would among other things delay the regulatory approval process.

We face risks in connection with existing and future collaborations with respect to the development, manufacture and commercialization of our products and product candidates.

        The risks that we face in connection with our current and any future collaborations include the following:

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  Our collaborators may change the focus of their development and commercialization efforts or may have insufficient resources to effectively develop our product candidates. The ability of some of our products and product candidates to reach their potential could be limited if collaborators decrease or fail to increase development or commercialization efforts related to those products or product candidates.

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  Any future collaboration agreements may have the effect of limiting the areas of research and development that we may pursue, either alone or in collaboration with third parties.

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  Collaborators may develop and commercialize, either alone or with others, drugs that are similar to or competitive with the drugs or product candidates that are the subject of their collaborations with us.

        Our collaboration agreements are subject to termination under various circumstances.

Risks Related to Our Operations

Our future success depends on our ability to retain our key executives and to attract, retain and motivate qualified personnel.

        The biopharmaceutical industry has experienced a high rate of turnover of management personnel in recent years. Our ability to compete in the highly competitive biotechnology and pharmaceuticals industries depends upon our ability to attract and retain highly qualified managerial, scientific and medical personnel.

        Recruiting and retaining qualified scientific, clinical, manufacturing and sales and marketing personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities. This may limit their availability to us.

        In order to induce valuable employees to continue their employment with us, we have provided equity incentives that vest over time. The value to employees of equity incentives that vest over time is significantly affected by the success of our operations and clinical trials for our new product candidates, much of which is beyond our control, and may at any time be insufficient to counteract more lucrative offers from other companies.

        Despite our efforts to retain valuable employees, members of our management, scientific and development teams may terminate their employment with us on short notice. Our employment arrangements, other than those with select persons, provide for at-will employment, which means that any of our employees could leave our employment at any time, with or without notice. The loss of the services of any of our executive officers or other key employees and our inability to find suitable replacements could potentially harm our business, financial condition and prospects. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior managers as well as junior, mid-level and senior scientific and medical personnel.

        We may not be able to attract or retain qualified management and scientific personnel in the future due to the intense competition for a limited number of qualified personnel among biopharmaceutical, biotechnology, pharmaceutical and other businesses and institutions. Many of the other companies and institutions that we compete with for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high quality candidates than what we have to offer. If we are unable to continue to attract and retain high quality personnel, the rate and success at which we can develop and commercialize product candidates will be limited.

Our employees, independent contractors, principal investigators, agents, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have a material adverse effect on our business.

        We are exposed to the risk that our employees, independent contractors, principal investigators, agents, consultants, commercial partners and vendors may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent failures to:

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  comply with regulations by the FDA and other similar foreign regulatory bodies;

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  provide true, complete and accurate information to the FDA and other similar foreign regulatory bodies;

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  comply with manufacturing standards;

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  comply with federal and state data privacy, security, fraud and abuse and other healthcare laws and regulations in the United States and similar foreign laws;

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  report financial information or data accurately; and/or

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  disclose unauthorized activities to us.

        In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, including off-label uses of our products, structuring and commission(s), certain customer incentive programs, patient assistance programs, and other business arrangements generally. Activities subject to these laws also involve the improper use or misrepresentation of information obtained in the course of clinical trials, creating fraudulent data in our preclinical studies or clinical trials or illegal misappropriation of drug product, which could result in regulatory sanctions and serious harm to our reputation. We have adopted a Code of Business Ethics. However, it is not always possible to identify and deter misconduct by employees and other third-parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Additionally, we are subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant civil, criminal and administrative penalties, damages, fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs or other sanctions, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates and marketed products.

        We face an inherent risk of product liability as a result of the clinical testing of our product candidates, whether by us, on our behalf or by unaffiliated third parties or investigators, and will face an even greater risk for any products that we commercialize. For example, we may be sued if any product we develop or sell allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates, if approved, or our other marketed products. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

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  decreased demand for our product candidates or products that we may develop or sell;

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  injury to our reputation;

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  withdrawal of clinical trial participants;

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  initiation of investigations by regulators;

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  costs to defend the related litigation;

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  a diversion of management's time and our resources;

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  substantial monetary awards to trial participants or patients;

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  product recalls, withdrawals or labeling, marketing or promotional restrictions;

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  loss of revenues from product sales; and/or

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  the inability to commercialize our product candidates or our marketed products.

        Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. We currently carry an aggregate of $20.0 million of product liability insurance, which we believe is adequate for our commercial products and our clinical trials. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

Our operating results are subject to significant fluctuations.

        Our quarterly revenues, expenses and net income (loss) have fluctuated in the past and are likely to fluctuate significantly in the future due to the timing of charges and expenses that we may encounter. In recent periods, for instance, we have recorded charges that include:

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  impairments that we are required to take with respect to investments;

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  financing related costs and expenses;

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  milestone payments under license and collaboration agreements; and

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  payments in connection with acquisitions and other business development activity.

        Our quarterly revenues, expenses and net income (loss) may fluctuate significantly from quarter to quarter and year to year, such that a period to period comparison of our results of operations may not be a good indication of our future performance.

If we are unable to successfully implement our strategic plan, our business may be materially harmed.

        We plan to develop and commercialize novel drugs that will have a significant clinical impact on important unmet medical needs while we continue to market our commercial products to eligible patients to generate revenues. Absent a successful launch of one or more of our product candidates, we expect our total revenues to decline significantly as the HCV treatment landscape continues to evolve. Furthermore, our patent protection for our RibaPak product expires in 2028. In order to maintain a strong financial position, we are focusing our investment on development programs for our most advanced product candidates. In an effort to mitigate our drug development risk and improve our chance of ultimate commercial success, we are developing multiple product candidates in a wide variety of disease indications. There can be no assurance that our development programs will be successful or that our research programs will result in drugs that we can successfully develop and commercialize.

Our business may become subject to economic, political, regulatory and other risks associated with international operations.

        Our business is subject to risks associated with conducting business internationally. Some of our suppliers and collaborative and clinical trial relationships are located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

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  economic weakness, including inflation, or political instability in particular foreign economies and markets;

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  differing regulatory requirements for drug approvals in foreign countries;

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  potentially reduced protection for intellectual property rights;

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  difficulties in compliance with non-U.S. laws and regulations;

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  changes in non-U.S. regulations and customs, tariffs and trade barriers;

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  changes in non-U.S. currency exchange rates and currency controls;

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  changes in a specific country's or region's political or economic environment;

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  trade protection measures, import or export licensing requirements or other restrictive actions by U.S. or non-U.S. governments;

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  negative consequences from changes in tax laws;

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  compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

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  workforce uncertainty in countries where labor unrest is more common than in the United States;

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  difficulties associated with staffing and managing foreign operations, including differing labor relations;

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  production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and/or

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  business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

If we engage in future acquisitions or strategic collaborations, this may increase our capital requirements, dilute our equity holders, cause us to incur debt or assume contingent liabilities, and subject us to other risks.

        We may evaluate various acquisitions and strategic collaborations, including licensing or acquiring complementary products, intellectual property rights, technologies or businesses. Any potential acquisition or strategic collaboration may entail numerous risks, including:

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  increased operating expenses and cash requirements;

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  the assumption of additional indebtedness or contingent liabilities;

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  assimilation of operations, intellectual property and products of an acquired company, including difficulties associated with integrating new personnel;

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  the diversion of our management's attention from our existing product programs and initiatives in pursuing such a strategic merger or acquisition;

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  retention of key employees, the loss of key personnel, and uncertainties in our ability to maintain key business relationships;

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  risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and regulatory approvals; or

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  our inability to generate revenue from acquired technology and/or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

        In addition, if we undertake acquisitions, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expense. Moreover, we may not be able to locate suitable acquisition opportunities and this inability could impair our ability to grow or obtain access to technology or products that may be important to the development of our business.

If we acquire or license technologies, products or product candidates, we will incur a variety of costs and may never realize benefits from the transaction.

        If appropriate opportunities become available, we might license or acquire technologies, resources, drugs or product candidates. We might never realize the anticipated benefits of such a transaction, and we may later incur impairment charges related to assets acquired in any such transaction. For example, due to a decline in demand for Ribasphere, we incurred an intangible asset impairment charge of $31.3 million during the year ended December 31, 2015 related to Ribasphere product rights, which were acquired in conjunction with the 2010 acquisition of Three Rivers Pharmaceuticals, LLC. In particular, due to the risks inherent in drug development, we may not successfully develop or obtain marketing approval for the product candidates we acquire. Future licenses or acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, the creation of contingent liabilities, impairment expenses related to goodwill, and impairment or amortization expenses related to other intangible assets, which could harm our financial condition.

We will need to grow our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.

        As of March 31, 2016, we had 138 full-time employees. As our development and commercialization plans and strategies develop, we expect to expand our employee base for managerial, operational, sales, marketing, financial and other resources. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. Also, our management may need to divert a disproportionate amount of their attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations which may result in weaknesses in our infrastructure, give rise to operational errors, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of existing and additional product candidates. If our management is unable to effectively manage our expected growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize our product candidates and compete effectively with others in our industry will depend, in part, on our ability to effectively manage any future growth.

We depend on information technology and a failure of those systems could adversely affect our business.

        We rely on sophisticated information technology systems to operate our business. These systems are potentially vulnerable to malicious intrusion, random attack, loss of data privacy, or breakdown. Although we have invested in the protection of our data and information technology and also monitor our systems on an ongoing basis, there can be no assurance that these efforts will prevent breakdowns or breaches in our information technology systems that could adversely affect our business.

Risks Related to this Offering and Our Common Stock

No active trading market for our common stock exists or may develop, and you may not be able to resell your common stock at or above the initial public offering price.

        Prior to this offering, there has been no public market for our common stock and an active trading market for our shares may never develop or be sustained following this offering. The initial price to public for our common stock was determined through negotiations with the underwriters, and the negotiated price may not be indicative of the market price of the common stock after the offering. The lack of an active market may impair investors' ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the market value of their shares and may impair our ability to raise capital. If you purchase shares of our common stock in this offering, you may not be able to resell those shares at or above the initial public offering price. In addition, because certain holders of our membership interests have indicated an interest in purchasing an aggregate of approximately $40 million in shares of our common stock in this offering at the initial public offering price, the overall trading market for our shares may not be as active as it otherwise would have been had these shares been purchased by other investors.

We expect that our stock price will fluctuate significantly.

        The trading prices of the securities of pharmaceutical and biotechnology companies have been highly volatile. The trading price of our common stock following this offering may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this "Risk Factors" section and elsewhere in this prospectus, these factors include:

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  adverse results or delays in the planned clinical trials of our product candidates or any future clinical trials we may conduct, or changes in the development status of our product candidates;

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  any delay in our regulatory filings for our product candidates and any adverse development or perceived adverse development with respect to the applicable regulatory authority's review of such filings, including without limitation the FDA's issuance of a "refusal to file" letter or a request for additional information;

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  regulatory or legal developments in the United States and other countries, especially changes in laws or regulations applicable to our products and product candidates, including clinical trial requirements for approvals;

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  our inability to obtain or delays in obtaining adequate product supply for any approved product or inability to do so at acceptable prices;

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  failure to commercialize our product candidates or if the size and growth of the markets we intend to target fail to meet expectations;

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  additions or departures of key scientific or management personnel;

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  unanticipated serious safety concerns related to the use of our product candidates;

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  introductions or announcements of new products offered by us or significant acquisitions, strategic collaborations, joint ventures or capital commitments by us, our collaborators or our competitors and the timing of such introductions or announcements;

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  our ability or inability to effectively manage our growth;

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  changes in the structure of healthcare payment systems;

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  our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;

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  publication of research reports about us or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

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  market conditions in the pharmaceutical and biotechnology sectors or the economy generally;

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  our ability or inability to raise additional capital through the issuance of equity or debt or collaboration arrangements and the terms on which we raise it;

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  trading volume of our common stock;

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  disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies; and/or

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  significant lawsuits, including patent or stockholder litigation.

        The stock market in general, and market prices for the securities of pharmaceutical companies like ours in particular, have from time to time experienced volatility that often has been unrelated to the operating performance of the underlying companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance. Stock prices of many pharmaceutical companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In several recent situations when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit against us, the defense and disposition of the lawsuit could be costly and divert the time and attention of our management and harm our operating results.

If securities or industry analysts do not publish research reports about our business, or if they issue an adverse opinion about our business, our stock price and trading volume could decline.

        The trading market for our common stock may be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have, and may never obtain research coverage by securities and industry analysts. If no or few analysts commence research coverage of us, or one or more of the analysts who cover us issues an adverse opinion about our company, our stock price would likely decline. If one or more of these analysts ceases research coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Future sales of our common stock or securities convertible into our common stock in the public market could cause our stock price to fall.

        Our stock price could decline as a result of sales of a large number of shares of our common stock or securities convertible into our common stock after this offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

        Upon completion of this offering, 44,870,332 shares of our common stock will be outstanding (45,807,832 shares of common stock will be outstanding assuming exercise in full of the underwriters' option to purchase additional shares). All shares of common stock expected to be sold in this offering and pursuant to the Selling Stockholder Resale Prospectus will be freely tradable without restriction or further registration under the Securities Act unless held by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The resale of the remaining 36,536,996 shares, or 81% of our outstanding shares after this offering, is currently prohibited or otherwise restricted as a result of securities law provisions, market standoff agreements entered into by our stockholders with us or lock-up agreements entered into by our stockholders with the underwriters; however, subject to applicable securities law restrictions these shares will be able to be sold in the public market beginning 180 days after the date of this prospectus. Shares issued upon the exercise of stock options outstanding under our equity incentive plans or pursuant to future awards granted under those plans will become available for sale in the public market to the extent permitted by the provisions of applicable vesting schedules, any applicable market stand-off and lock-up agreements, and Rule 144 and Rule 701 under the Securities Act. For more information see the section of this prospectus captioned "Shares Eligible for Future Sale."

        Certain holders of our membership interests have indicated an interest in purchasing an aggregate of $40 million in shares of our common stock in this offering at the initial public offering price per share. Any such shares purchased by these holders who are considered to be our affiliates could not be resold in the public market immediately following this offering as a result of restrictions under securities laws, but would be able to be sold following the expiration of these restrictions as described in the "Shares Eligible for Future Sale" section of this prospectus.

        Upon completion of this offering, the holders of approximately 36,536,996 shares, or 81%, of our common stock, will have rights, subject to some conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register the offer and sale of all shares of common stock that we may issue under our equity compensation plans. Once we register the offer and sale of shares for the holders of registration rights and shares to be issued under our equity incentive plans, they can be freely sold in the public market upon issuance or resale (as applicable), subject to the lock-up agreements described in the section of this prospectus captioned "Underwriting."

        In addition, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, litigation settlement, employee arrangements or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

        Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock. In addition, any future testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement.

        In preparing for this offering, we became aware that we had not correctly accounted for a non-recurring complex transaction. These circumstances led us to conclude that we had a material weakness in internal control over financial reporting, in that we did not maintain a sufficient complement of resources with an appropriate level of accounting expertise in accounting for complex transactions. We have implemented a plan during 2015 to remediate this material weakness.

        We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as early as the fiscal year ending December 31, 2017. However, for as long as we are an "emerging growth company" under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404. We could be an emerging growth company for up to five years. An independent assessment of the effectiveness of our internal controls could detect problems that our management's assessment might not. Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation.

As a new investor, you will immediately experience substantial dilution as a result of this offering.

        The purchasers of shares of our common stock in this offering will experience immediate and substantial dilution of $11.75 per share, based on the assumed initial public offering price of $12.00 per share. This dilution represents the amount by which the per share purchase price of our common stock offered in this offering exceeds the pro forma net tangible book value per share of our common stock immediately following this offering. This dilution is due in large part to the fact that our history of losses has resulted in an accumulated deficit and thus a stockholders' deficit. In addition, you may also experience additional dilution upon future equity issuances, including upon the conversion of the convertible preferred stock issued pursuant to the exchange agreement concurrently with the closing of this offering, and any other convertible debt or equity securities we may issue in the future, the exercise of stock options to purchase common stock granted to our employees, consultants and directors, including options to purchase common stock granted under our stock option and equity incentive plans, or the issuance of common stock in settlement of previously issued awards under the 2014 LTIP that may vest in the future. See "Dilution."

The holders of the convertible preferred stock will be entitled to be paid a liquidation preference, which under some circumstances will include a substantial premium.

        In the event of a liquidation (as defined in the certificate of designations governing our convertible preferred stock), certain bankruptcy events, a material breach by us of the exchange agreement or a failure to make any payment due on our or our subsidiaries' indebtedness after giving effect to any applicable cure period, the holders of the convertible preferred stock will be entitled to payment of a liquidation preference. The liquidation preference for each share of convertible preferred stock will equal the greater of (i) (A) (I) the original purchase price per share of convertible preferred stock plus dividend arrearages thereon in cash plus (II) any dividends accrued and unpaid thereon from the last dividend payment date to the date of the final distribution to such holder plus (B) in the majority of the events identified in the previous sentence, a premium equal to 20.2% (assuming that this offering is consummated on August 1, 2016) of the amount described in clause (i)(A) of this sentence at such time or (ii) an amount per share of convertible preferred stock equal to the amount which would have been payable or distributable if each share of convertible preferred stock been converted into shares of our common stock immediately before the liquidation event.

        Until the holders of the convertible preferred stock have been paid their liquidation preference in full, no payment will be made to any holder of common stock. If our assets, or the proceeds from their sale, distributable among the holders of the convertible preferred stock are not sufficient to pay the liquidation preference in full and the liquidating payments on any parity securities, then those assets or proceeds will be distributed among the holders of the convertible preferred stock and those parity securities on a pro rata basis. In that case, there would be no assets or proceeds remaining to be distributed to holders of our common stock, which would have a material adverse effect on the trading price of our common stock.

The holders of the convertible preferred stock are entitled to have their shares of convertible preferred stock redeemed at a substantial premium in certain events

        Our convertible preferred stock is redeemable if we or our significant subsidiaries are the subject of certain bankruptcy events, upon the occurrence of a material breach by us of the exchange agreement and upon the failure to make payments of amounts due on our or any of our subsidiaries' indebtedness after giving effect to any applicable cure period. Upon the occurrence of any of these events, the holders of our convertible preferred stock shall, in their sole discretion, be entitled to receive an amount equal to the original purchase price per share of convertible preferred stock plus dividend arrearages thereon plus any dividends accrued and unpaid thereon from the last dividend payment date to, but excluding, the date of such redemption plus the premium described under "—The holders of the convertible preferred stock will be entitled to be paid a liquidation preference, which under some circumstances will include a substantial premium." If we were to become obligated to redeem all or a substantial portion of the outstanding convertible preferred stock, that could have a material adverse effect on the trading price of our common stock.

Shares of our convertible preferred stock are convertible into shares of our common stock and, upon conversion, will dilute your percentage of ownership.

        Concurrently with the closing of this offering, we are issuing 30,000 shares of our convertible preferred stock pursuant to an exchange agreement with holders of our Senior Convertible Term Loan. Holders of the convertible preferred stock shall be entitled to receive a cumulative dividend at an annual rate of 5% of the sum of the original purchase price per share of convertible preferred stock plus any dividend arrearages. In addition, holders of the convertible preferred stock shall be entitled to receive dividends paid or payable on our common stock with respect to the number of shares of our common stock into which each share of convertible preferred stock is then convertible at the then applicable conversion price. Shares of our convertible preferred stock are convertible at any time at the option of the holder into shares of our common stock at a conversion price equal to their original purchase price plus any accrued but unpaid dividends. Immediately following closing of this offering, after giving effect to the consummation of the transactions contemplated under the exchange agreement with holders of the Senior Convertible Term Loan and based on an assumed initial public offering price of $12.00 per share, 3,125,003 shares of our common stock will be issuable upon conversion of our convertible preferred stock. This issuance of common stock upon the conversion will dilute the percentage ownership of holders of our common stock by approximately 7.5%. The dilutive effect of the conversion of these securities may adversely affect our ability to obtain additional equity financing.

Holders of the convertible preferred stock may exert substantial influence over us and may exercise their control in a manner adverse to your interests.

        So long as shares of our convertible preferred stock remain outstanding, without the consent of at least a majority of the then outstanding shares of the convertible preferred stock, we may not (i) authorize or approve the issuance of any convertible preferred stock, senior securities or parity securities (or, in each case, any security convertible into, or convertible or exchangeable therefor or linked thereto) or authorize or create or increase the authorized amount of any convertible preferred stock, senior securities or parity securities (or, in each case, any security convertible into, or convertible or exchangeable therefor or linked thereto); (ii) authorize or approve the purchase or redemption of any parity securities or junior securities; (iii) amend, alter or repeal any of the provisions of the certificate of designations, our certificate of incorporation or our by-laws in a manner that would adversely affect the powers, designations, preferences and rights of the convertible preferred stock; (iv) contract, create, incur, assume or suffer to exist any indebtedness or guarantee any such indebtedness with an aggregate value of more than $5,000,000 (subject to certain exceptions); or (v) agree to take any of the above actions. The holders of convertible preferred stock will have one vote for each share of common stock into which such holders' shares could then be converted at the time, and with respect to such vote, will have voting rights and powers equal to the voting rights and powers of the holders of our common stock.

        The certificate of designations governing the convertible preferred stock also provides that no amendment or waiver of any provision of the certificate of designations or our charter or bylaws shall, without the prior written consent of all holders of the convertible preferred stock who are known to us to hold, together with their affiliates, more than 5% of the convertible preferred stock then outstanding, (i) reduce any amounts payable or that may become payable to holders of the convertible preferred stock, (ii) postpone the payment date of any amount payable to holders of the convertible preferred stock or waive or excuse any payment, (iii) modify or waive the conversion rights of the convertible preferred stock in a manner that would adversely affect any holder of the convertible preferred stock, or (iv) change any of the voting-related provisions or any other provision of the certificate of designations specifying the number or percentage of holders of the convertible preferred stock which are required to waive, amend or modify any rights under the certificate of designations or make any determination or grant any consent under that document.

        In addition, for so long as affiliates of GoldenTree Asset Management LP collectively own at least 7.5% of our common stock (calculated on an "as if" converted basis and taking into account the exercise of all other options, warrants and other equity-linked securities held by such GoldenTree affiliated entities), GoldenTree Asset Management LP will have the right, at its option, to designate (i) one director to our board of directors and, upon such designation, the Board of Directors shall recommend to the stockholders to vote for the election of GoldenTree Asset Management LP's designee at any meeting of stockholders convened to elect directors of the Company and use commercially reasonable efforts to cause that designee to be elected at that meeting or (ii) one observer to our board of directors. As a result of these contractual rights, holders of our convertible preferred stock may exert substantial influence over our company and may exercise their control in a manner that is adverse to the interests of other holders of our common stock.

We may require additional capital in the future, which may not be available to us. Issuances of our equity securities to provide this capital may dilute your ownership in us.

        We may need to raise additional funds through public or private debt or equity financings in order to:

  •
  take advantage of expansion opportunities;

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  acquire complementary products, product candidates or technologies;

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  develop new products or technologies; or

  •
  respond to competitive pressures.

        Any additional capital raised through the issuance of our equity securities may dilute your percentage ownership interest in us. Furthermore, any additional financing we may need may not be available on terms favorable to us or at all. The unavailability of needed financing could adversely affect our ability to execute our business strategy.

Our principal stockholders and management own a significant percentage of our stock and will be able to exercise significant influence over matters subject to stockholder approval.

        Our executive officers, directors and principal stockholders, together with their respective affiliates, beneficially owned approximately 83.7% of our capital stock as of August 1, 2016, and upon completion of this offering, that same group will beneficially own 72.2% of our capital stock, of which 4.5% will be beneficially owned by our executive officers (assuming no exercise of the underwriters' option to purchase additional shares). Accordingly, after this offering, our executive officers, directors and principal stockholders will be able to determine the composition of the board of directors, retain the voting power to approve all matters requiring stockholder approval, including mergers and other business combinations, and continue to have significant influence over our operations. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us that you may believe are in your best interests as one of our stockholders. This in turn could have a material adverse effect on our stock price and may prevent attempts by our stockholders to replace or remove the board of directors or management.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us difficult, limit attempts by our stockholders to replace or remove our current management and adversely affect our stock price.

        Provisions of our certificate of incorporation and bylaws to be effective upon consummation of this offering may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our stock. Among other things, the certificate of incorporation and bylaws will:

  •
  permit the board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

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  provide that the authorized number of directors may be changed only by resolution of the board of directors;

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  provide that all vacancies, including newly-created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum; and

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  require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be taken by written consent.

        In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any stockholder owning in excess of 15% of our outstanding stock for a period of three years following the date on which the stockholder obtained such 15% equity interest in us. See the section of this prospectus captioned "Description of Capital Stock—Anti-takeover effects of provisions of our certificate of incorporation and bylaws and Delaware law" for additional information.

We will incur increased costs by being a public company.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We also anticipate that we will incur costs associated with relatively recently adopted corporate governance requirements, including requirements of the SEC and the NYSE. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

        When we cease to be an "emerging growth company" and when our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of our compliance with Section 404 will correspondingly increase. Moreover, if we are not able to comply with the requirements of Section 404 applicable to us in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

We are an "emerging growth company," as defined in the JOBS Act, and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

        We are an "emerging growth company," as defined in the JOBS Act, and we take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We will take advantage of these reporting exemptions until we are no longer an "emerging growth company." We will remain an "emerging growth company"

until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.0 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering, (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Our management has broad discretion in using the net proceeds from this offering.

        We expect to use the net proceeds of this offering to fund the clinical development of our pipeline, repay a related party loan and for general corporate purposes. Our management will have broad discretion in the application of the balance of the net proceeds and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our equity. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, diminish available cash flows available to service our debt, cause the value of our equity to decline and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Our executive officers, directors and principal shareholders will maintain the ability to control or significantly influence all matters submitted to equity holders for approval.

        Upon the closing of this offering, our executive officers, directors and shareholders who beneficially own more than 5.0% of our outstanding common stock before this offering will, in the aggregate, continue to beneficially own a substantial majority of our outstanding common stock. As a result, if these shareholders were to choose to act together, they would be able to control or significantly influence almost all matters submitted to our shareholders for approval. Mr. Steven N. Gordon, our Executive Vice President, General Counsel, Chief Administrative, Compliance and Legal Officer, is currently the sole manager of Kadmon I, LLC, which owns more than 50.0% of the outstanding Class A membership units of Kadmon Holdings, LLC.

Because we do not anticipate paying any cash dividends on our common stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

        We have never declared or paid cash dividends on our equity securities. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of existing or any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our equity securities will likely be your sole source of gain for the foreseeable future.

Future sales and issuances of equity securities, convertible securities or other securities could result in additional dilution of the percentage ownership of holders of our common stock.

        We expect that significant additional capital will be needed in the future to continue our planned operations. To raise capital, we may sell equity securities, convertible securities or other securities in one or more transactions at prices and in a manner we determine from time to time. If we sell equity securities, convertible securities or other securities in more than one transaction, investors in this offering may be materially diluted by subsequent sales. Such sales would also likely result in material dilution to our existing equity holders, and new investors could gain rights, preferences and privileges senior to those of holders of our existing equity securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding future capital expenditures and debt service obligations, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "targets," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar expressions.

        Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, the following:

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  the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs;

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  our ability to advance product candidates into, and successfully complete, clinical trials;

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  our reliance on the success of our product candidates;

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  the timing or likelihood of regulatory filings and approvals;

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  our ability to expand our sales and marketing capabilities;

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  the commercialization of our product candidates, if approved;

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  the pricing and reimbursement of our product candidates, if approved;

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  the implementation of our business model, strategic plans for our business, product candidates and technology;

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  the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology;

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  our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties;

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  cost associated with defending intellectual property infringement, product liability and other claims;

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  regulatory development in the United States, Europe and other jurisdictions;

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  estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

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  the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements;

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  our ability to maintain and establish collaborations or obtain additional grant funding;

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  the rate and degree of market acceptance of our product candidates;

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  developments relating to our competitors and our industry, including competing therapies;

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  our ability to effectively manage our anticipated growth;

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  our ability to attract and retain qualified employees and key personnel;

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  our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act;

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  statements regarding future revenue, hiring plans, expenses, capital expenditures, capital requirements and share performance;

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  our expected use of proceeds from this offering;

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  the future trading price of the shares of our common stock and impact of securities analysts' reports on these prices; and

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  other risks and uncertainties, including those listed under the caption "Risk Factors."

        The forward-looking statements in this prospectus are only predictions, and we may not actually achieve the plans, intentions or expectations included in our forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

        These forward-looking statements speak only as of the date of this prospectus. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

 USE OF PROCEEDS

        We estimate that the net proceeds to us from our issuance and sale of shares of our common stock in this offering will be approximately $66.7 million, assuming an initial public offering price of $12.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase additional shares, we estimate that the net proceeds from this offering will be approximately $77.1 million.

        Each $1.00 increase (decrease) in the assumed initial public offering price of $12.00 per share would increase (decrease) the net proceeds to us from this offering by $5.8 million (or $6.7 million if the underwriters exercise their option to purchase additional shares), assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses. Each increase (decrease) of 1.0 million shares in the number of shares of common stock offered by us at the assumed initial public offering price of $12.00 per share would increase (decrease) the net proceeds to us from this offering by $11.2 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

        We currently estimate that we will use the net proceeds from this offering as follows:

  •
  approximately $7.7 to 8.5 million through November 2017 to advance KD025 through Phase 2 clinical studies, including:

  •
  $3.0 to 3.3 million for moderate to severe psoriasis;

  •
  $2.2 to 2.4 million for IPF;

  •
  $1.0 to 1.1 million for cGVHD;

  •
  $0.6 to 2.8 million for psoriatic arthritis;

  •
  $0.5 to 2.6 million for scleroderma; and

  •
  $0.5 to 1.7 million for SLE;

  •
  approximately $10.8 to 11.9 million through November 2017 to advance planned Phase 2 and Phase 3 clinical studies of tesevatinib in NSCLC, glioblastoma, PKD and other studies;

  •
  approximately $1.3 to 1.5 million through November 2017 to conduct various KD025 and tesevatinib toxicology studies, as well as other costs to develop various antibodies;

  •
  approximately $1.8 to 2.0 million through November 2017 to fund CMCC to support clinical supply needs, process optimization and reformulation efforts, and ongoing drug stability expenses;

  •
  approximately $6.5 to 7.2 million through November 2017 to pay research associated costs;

  •
  approximately $8.4 to 9.3 million through November 2017 to pay clinical infrastructure and in-house data management costs;

  •
  $3.0 million to repay an outstanding interest-free demand loan provided by Dr. Harlan W. Waksal; and

  •
  the remaining balance for working capital and other general corporate purposes.

        This expected use of the net proceeds from this offering and our existing cash, cash equivalents, restricted cash and current revenue forecasts represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development and commercialization efforts, the status of and results from clinical trials and actual results of operations, as well as any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We have no current agreements, commitments or understandings for any material acquisitions or licenses of any products, business or technologies.

        As of March 31, 2016, we had cash and cash equivalents of $8.6 million and restricted cash of $2.1 million. In June 2016, we raised an additional $5.5 million in gross proceeds, with no transaction costs, through the issuance of 478,266 Class E redeemable convertible units. Based on our planned use of the net proceeds from this offering and our existing cash, cash equivalents and current revenue forecasts, we estimate that such funds will be sufficient to enable us to support research and development needs and to fund our operating expenses and capital requirements for the next 16 months. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. We do not expect that the net proceeds from this offering and our existing cash and cash equivalents will be sufficient to enable us to fund the completion of development and commercialization of any of our product candidates.

        Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

 DIVIDEND POLICY

        We currently expect to retain all future earnings, if any, for use in the operation and expansion of our business and repayment of debt. We have never declared nor paid any dividends on our common stock and do not anticipate paying cash dividends to holders of our common stock in the foreseeable future. In addition, the 2015 Credit Agreement, as well as any future borrowings, will restrict our ability to pay dividends. See "Risk Factors—Because we do not anticipate paying any cash dividends on our common stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain." Any determination to pay dividends on our common stock in the future will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and covenants in our existing financing arrangements and any future financing arrangements. Holders of the convertible preferred stock shall be entitled to receive a cumulative dividend at an annual rate of 5% of the original purchase price per share of convertible preferred stock, when and as declared by our board of directors and to the extent of funds legally available for the payment of dividends. Holders of the convertible preferred stock shall also be entitled to participate in all dividends declared and paid to holders of our common stock on an "as if" converted basis.

 CAPITALIZATION

        The following table sets forth our unaudited cash and cash equivalents and capitalization as of March 31, 2016, as follows:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to (i) an aggregate of 1,061,741 Class E redeemable convertible membership units issued to Falcon Flight LLC and its affiliate in May 2016, (ii) $5.5 million raised through the issuance of 478,266 Class E redeemable convertible units in June 2016, (iii) the consummation of the transactions contemplated under the exchange agreement with the holders of the Senior Convertible Term Loan resulting in the issuance of 30,000 shares of our convertible preferred stock and 5,518,634 shares of our common stock; (iv) the mandatory conversion of all of our outstanding indebtedness under the Second-Lien Convert, resulting in the issuance of 13,515,833 shares of our common stock, and (v) the Corporate Conversion, assuming the closing of this offering occurred on August 1, 2016 at an initial public offering price of $12.00 per share and a 1-for-6.5 reverse split; and

  •
  on a pro forma as adjusted basis to additionally give effect to the sale of shares of our common stock in this offering, assuming an initial public offering price of $12.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and the application of the proceeds therefrom.

        Our capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of the offering determined at pricing. You should read the information in this "Capitalization" section in conjunction with our financial statements and the related notes appearing at the end of this prospectus and the "Management's Discussion and Analysis of

Financial Condition and Results of Operations," "Corporate Conversion," "Description of Capital Stock" and "Use of Proceeds" sections and other financial information contained in this prospectus.

	As of March 31, 2016
	Actual	Pro forma	Pro forma as adjusted(1)
	(unaudited)
	(in thousands, except share and per share data)
Cash and cash equivalents	$8,601	$8,601	$75,251

Indebtedness
Secured term debt—current	$3,040	$3,040	3,040
Secured term debt—net of current portion and discount	25,822	25,822	25,822
Convertible debt, net of discount	189,727	—	—

Total Indebtedness	$218,589	$28,862	28,862

Class E redeemable convertible membership units; 4,969,252 units issued and outstanding, actual; no units issued or outstanding pro forma and pro forma as adjusted	$60,940	$—	$—

Class A membership units; 53,977,701 units issued and outstanding, actual; no units issued or outstanding pro forma and pro forma as adjusted	$—	$—	$—
Class B membership units; one unit issued and outstanding, actual; no units issued or outstanding pro forma and pro forma as adjusted	—	—	—
Class C membership units; one unit issued and outstanding, actual; no units issued or outstanding pro forma and pro forma as adjusted	$—	$—	$—
Class D membership units; 4,373,674 units issued and outstanding, actual; no units issued or outstanding pro forma and pro forma as adjusted	—	—	—
5% preferred stock, par value $0.001 per share; no shares authorized, issued and outstanding, actual; 10,000,000 shares authorized, pro forma and pro forma as adjusted; no shares issued and outstanding, pro forma; 30,000 shares issued and outstanding, pro forma as adjusted	—	37,500	37,500
Common stock, par value $0.001 per share; no shares authorized, issued and outstanding, actual; 200,000,000 shares authorized, pro forma and pro forma as adjusted; 38,620,332 shares issued and outstanding pro forma; 44,870,332 shares issued and outstanding pro forma as adjusted	—	39	45
Additional paid-in capital	373,983	663,794	730,438
Accumulated deficit	(676,690)	(745,282)	(745,282)

Total members' (deficit) equity	$(302,707)	$(43,949)	$22,701

Total capitalization	$(23,178)	$(15,087)	$51,563

(1)
Each $1.00 increase (decrease) in the assumed initial public offering price of $12.00 per share would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by approximately $5.8 million, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase or decrease of 1.0 million shares we are offering at the assumed initial public offering price of $12.00 per share would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by approximately $11.2 million.

        The table above does not include:

  •
  1,636,707 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2016 at a weighted-average exercise price of $37.38 per share pursuant to awards under our 2011 Equity Incentive Plan, 417,260 of which are exercisable as of June 30, 2016, including 769,231 shares of common stock issuable upon exercise of outstanding stock options issued to Dr. Harlan W. Waksal, our President and Chief Executive Officer, with an exercise price of $39.00 per share, none of which are exercisable as of June 30, 2016. On July 13, 2016, the compensation committee of the board of managers approved the amendment of all outstanding option awards, effective upon the date of pricing of this offering, to adjust the exercise price (on a post-Corporate Conversion, post-split basis) to the initial public offering price per share in this offering;

  •
  an option award granted to Dr. Harlan W. Waksal on July 13, 2016 increasing the number of shares (on a post-Corporate Conversion, post-split basis) subject to his original option grant received in December 2015. The number of shares subject to this option award shall equal the difference between his original December 2015 option grant and 5% of the company's outstanding common equity determined on a fully diluted basis. The effective date of this July 2016 option award will be the date of this offering. The exercise price per share of common stock subject to the new option award will be equal to the initial public offering price per share of common stock and will be set at the initial public offering price per share of common stock, provided that such price will not be less than fair market value on the date of the grant;

  •
  3,605,665 shares of common stock, representing the maximum number of shares based on the estimated price set forth on the cover of this prospectus, issuable at our option under our 2014 LTIP as of June 30, 2016;

  •
  5,083,293 shares of common stock that will be available for future issuance, as of the closing of this offering, under our 2016 Equity Incentive Plan, which includes 693,816 shares of common stock previously reserved for issuance under our 2011 Equity Incentive Plan as of June 30, 2016;

  •
  1,125,000 shares of common stock that will be available for future issuance as of the closing of this offering under our 2016 Employee Stock Purchase Plan;

  •
  1,328,452 shares issuable upon the exercise of warrants outstanding as of June 30, 2016 at a weighted-average exercise price of $29.70 per share following the Corporate Conversion; and

  •
  3,125,003 shares issuable upon the conversion of 30,000 shares of our convertible preferred stock (at their aggregate original purchase price), which will be issued pursuant to an exchange agreement with holders of our Senior Convertible Term Loan based on the assumed initial public offering price of $12.00 per share of our common stock.

 DILUTION

        If you invest in our common stock, your ownership interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock upon consummation of this offering. Pro forma net tangible book value per share represents the book value of our total tangible assets less the book value of our total liabilities divided by the number of shares of common stock then issued and outstanding.

        The historical net tangible book value of our book deficit as of March 31, 2016 was $(255.0 million), or $(30.71) per Class A membership unit. Historical net tangible book value per Class A membership unit represents the amount of our total tangible assets less total liabilities, divided by the total number of Class A membership units outstanding as of March 31, 2016.

        After giving effect to (i) an aggregate of 1,061,741 Class E redeemable convertible membership units issued to Falcon Flight LLC and its affiliate in May 2016 (the "May Issuance"), (ii) the $5.5 million raised through the issuance of 478,266 Class E redeemable convertible units in June 2016 (together with the May Issuance, the "Additional Series E"), (iii) the consummation of the transactions contemplated under the exchange agreement, (iv) the mandatory conversion of all our outstanding indebtedness under the Second-Lien Convert, and (v) the Corporate Conversion, pro forma net tangible book deficit as of March 31, 2016 was $(57.2) million, or $(1.48) per share based on the shares of common stock issued and outstanding after the Corporate Conversion assuming the closing of this offering occurred on August 1, 2016 at an initial public offering price of $12.00 per share. After giving effect to our sale of common stock in this offering at the initial public offering price of $12.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2016 would have been $9.5 million, or $0.25 per share (assuming no exercise of the underwriters' option to purchase additional shares of our common stock). This represents an immediate increase of net tangible book value of $1.73 per share to our existing stockholders and an immediate and substantial dilution of $11.75 per share to new investors purchasing common stock in this offering.

        The following table illustrates this dilution per share:

Assumed initial public offering price per share		$12.00
Historical net tangible book value per Class A membership unit as of March 31, 2016	$(30.71)
Pro forma increase in net tangible book value per share attributable to the Additional Series E, the Corporate Conversion and the conversion of our Senior Convertible Term Loan and Second-Lien Convert	29.23

Pro forma net tangible book value per share as of March 31, 2016	(1.48)
Increase in pro forma net tangible book value per share attributable to new investors participating in this offering	1.73

Pro forma as adjusted net tangible book value per share after this offering		0.25

Dilution in pro forma net tangible book value per share to new investors participating in this offering		$11.75

        Each $1.00 increase (decrease) in the assumed initial public offering price of $12.00 per share would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents and working capital, total assets and total stockholders' equity by approximately $5.8 million, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares offered by us at the assumed initial public offering price of $12.00 per share would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents and working capital, total assets and total stockholders' equity by approximately $11.2 million. The as adjusted information is illustrative only, and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

        The following table summarizes, on a pro forma as adjusted basis as of March 31, 2016, the differences between the number of shares of common stock purchased from us, the total cash consideration paid and the average price per share paid by existing stockholders and by the new investors in this offering, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed initial public offering price of $12.00 per share.

			Total consideration
	Shares purchased
					Average price per share
	Number	Percent	Amount	Percent
	(in millions)
Existing investors	38,620,332	86%	$498.5	87%	$12.91
New investors in this offering	6,250,000	14%	$75.0	13%	$12.00
Total	44,870,332	100%	$573.5	100%	$12.78

        The foregoing tables and calculations are based on the number of shares of our common stock outstanding as of March 31, 2016 after giving effect to the Corporate Conversion upon the closing of this offering, the consummation of the transactions contemplated under the exchange agreement and the mandatory conversion of all of our outstanding indebtedness under the Second-Lien Convert, assuming the closing of these transactions occurred on March 31, 2016, and excludes:

  •
  1,636,707 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2016 at a weighted-average exercise price of $37.38 per share pursuant to awards under our 2011 Equity Incentive Plan, 417,260 of which are exercisable as of June 30, 2016, including 769,231 shares of common stock issuable upon exercise of outstanding stock options issued to Dr. Harlan W. Waksal, our President and Chief Executive Officer, with an exercise price of $39.00 per share, none of which are exercisable as of June 30, 2016. On July 13, 2016, the compensation committee of the board of managers approved the amendment of all outstanding option awards, effective upon the date of pricing of this offering, to adjust the exercise price (on a post-Corporate Conversion, post-split basis) to the initial public offering price per share in this offering;

  •
  An option award granted to Dr. Harlan W. Waksal on July 13, 2016 increasing the number of shares (on a post-Corporate Conversion, post-split basis) subject to his original option grant received in December 2015. The number of shares subject to this option award shall equal the difference between his original December 2015 option grant and 5% of the company's outstanding common equity determined on a fully diluted basis. The effective date of this July 2016 option award will be the date of this offering. The exercise price per share of common stock subject to the new option award will be equal to the initial public offering price per share of common stock and will be set at the initial public offering price per share of common stock, provided that such price will not be less than fair market value on the date of the grant;

  •
  3,605,665 shares of common stock, representing the maximum number of shares based on the estimated price set forth on the cover of this prospectus, issuable at our option under our 2014 LTIP as of June 30, 2016;

  •
  5,083,293 shares of common stock that will be available for future issuance, as of the closing of this offering, under our 2016 Equity Incentive Plan, which includes 693,816 shares of common stock previously reserved for issuance under our 2011 Equity Incentive Plan as of June 30, 2016;

  •
  1,125,000 shares of common stock that will be available for future issuance as of the closing of this offering under our 2016 Employee Stock Purchase Plan;

  •
  1,328,452 shares issuable upon the exercise of warrants outstanding as of June 30, 2016 at a weighted-average exercise price of $36.74 per share following the Corporate Conversion; and

  •
  3,125,003 shares issuable upon conversion of the 30,000 shares of our convertible preferred stock (at their aggregate original purchase price), that will be issued concurrently with the closing of this offering pursuant to an exchange agreement with holders of our Senior Convertible Term Loan based on the assumed initial public offering price of $12.00 per share of our common stock.

        The shares of our common stock reserved for future issuance under our 2016 Plans will be subject to automatic annual increases in accordance with its terms. To the extent that options are exercised, new options are issued under our 2016 Plan or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

        The number of shares of common stock of Kadmon Holdings, Inc. that holders of membership units will receive in the Corporate Conversion, the information regarding warrants exercisable following the Corporate Conversion, and the number of shares issuable pursuant to the Senior Convertible Term Loan and the Second-Lien Convert will vary depending on the actual initial public offering price per share for this offering. See "Corporate Conversion" for additional information.

        Certain holders of our membership interests have indicated an interest in purchasing an aggregate of $40 million in shares of our common stock in this offering at the initial public offering price per share. Based on an assumed initial public offering price of $12.00 per share, these entities would purchase up to an aggregate of 3,333,333 of the 6,250,000 shares in this offering based on these indications of interest. However, because indications of interest are not binding agreements or commitments to purchase, these entities may determine to purchase fewer shares than they indicate an interest in purchasing or not to purchase any shares in this offering. It is also possible that these entities could indicate an interest in purchasing more shares of our common stock. In addition, the underwriters could determine to sell fewer shares to any of these entities than the entities indicate an interest in purchasing or not to sell any shares to these entities. The foregoing discussion and tables do not reflect any of these potential purchases by these entities or their affiliated entities.

CORPORATE CONVERSION

Overview

        We currently operate as a Delaware limited liability company under the name Kadmon Holdings, LLC. Prior to the closing of this offering, Kadmon Holdings, LLC will convert into a Delaware corporation pursuant to a statutory conversion and change its name to Kadmon Holdings, Inc. In order to consummate the Corporate Conversion, a certificate of conversion will be filed with the Secretary of State of the State of Delaware.

        In connection with the Corporate Conversion, Kadmon Holdings, Inc. will continue to hold all property and assets of Kadmon Holdings, LLC and will assume all of the debts and obligations of Kadmon Holdings, LLC. Kadmon Holdings, Inc. will be governed by a certificate of incorporation filed with the Delaware Secretary of State and bylaws, the material portions of which are described under the heading "Description of Capital Stock." On the effective date of the Corporate Conversion, the members of the board of managers of Kadmon Holdings, LLC will become the members of Kadmon Holdings, Inc.'s board of directors and the officers of Kadmon Holdings, LLC will become the officers of Kadmon Holdings, Inc.

        The purpose of the Corporate Conversion is to reorganize our corporate structure so that the top-tier entity in our corporate structure—the entity that is offering common stock to the public in this offering—is a corporation rather than a limited liability company and so that our existing investors will own our common stock rather than equity interests in a limited liability company.

        Except as otherwise noted herein, the consolidated financial statements included elsewhere in this prospectus are those of Kadmon Holdings, LLC and its combined operations. We expect that our conversion from a Delaware limited liability company to a Delaware corporation will not have a material effect on our consolidated financial statements.

Conversion of Equity Securities

        As part of the Corporate Conversion, based on the assumed initial public offering price of $12.00 per share and a 1-for-6.5 reverse split, all limited liability company interests of Kadmon Holdings, LLC, which are in the form of units, will be converted into an aggregate of shares of our common stock as follows:

  •
  holders of our Class A membership units will receive an aggregate of 8,304,415 shares of our common stock;

  •
  holders of our Class B membership unit will receive an aggregate of 1,736,112 shares of our common stock;

  •
  holders of our Class C membership unit will receive an aggregate of 1,736,112 shares of our common stock;

  •
  holders of our Class D membership units will receive an aggregate of 347,785 shares of our common stock; and

  •
  holders of our Class E redeemable convertible membership units will receive an aggregate of 7,461,441 shares of our common stock.

        In addition, based on the assumed initial public offering price of $12.00 per share:

  •
  holders of our 2013 and 2015 warrants to purchase units of Kadmon Holdings, LLC, which are in the money, will receive warrants to purchase 145,446 shares of our common stock assuming net exercise; and

  •
  holders of our unvested EARs units under our 2014 LTIP will be converted into cash or equity settled stock appreciation rights with the number of shares, if any, used for payment to be determined on the applicable vesting date.

        The number of shares of common stock and the number of options issuable in connection with the Corporate Conversion will be determined pursuant to the applicable provisions of the plan of conversion, which is based upon terms of the existing Second Amended and Restated Limited Liability Company Agreement of Kadmon Holdings, LLC. Upon conversion, the shares of common stock of Kadmon Holdings, Inc. will be allocated among the various classes of units in accordance with the distribution proportions, orders and priorities set forth in the limited liability company agreement and as summarized below.

Class A membership units

        In the Corporate Conversion, the Class B, C, D and E membership units will automatically convert into Class A membership units as described below and, immediately thereafter, the Class A membership units will automatically convert into shares of our common stock.

Class B and C membership units

        Insofar as the Corporate Conversion is occurring in connection with an initial public offering in which our valuation is greater than $41.7 million, the Class B and C membership units will automatically convert into Class A membership units. The number of Class A membership units into which the entire classes of Class B and C membership units will convert will be equal to the Class B and C membership units' aggregate value of $41.7 million, as determined in accordance with the Second Amended and Restated Limited Liability Company Agreement of Kadmon Holdings, LLC, divided by the price per share of our common stock in this offering.

Class D membership units

        Insofar as the Corporate Conversion is occurring in connection with an initial public offering in which our valuation is greater than $45.8 million, the Class D membership units will automatically convert into Class A membership units. The number of Class A membership units into which the entire class of Class D membership units will convert will be equal to the Class D membership units' aggregate value of $4.2 million, as determined in accordance with the Second Amended and Restated Limited Liability Company Agreement of Kadmon Holdings, LLC, divided by the price per share of our common stock in this offering.

Class E redeemable convertible membership units

        In the Corporate Conversion, all Class E redeemable convertible membership units will automatically convert into Class A membership units. The number of Class A membership units into which each Class E redeemable convertible membership unit may be converted will equal $11.50 divided by the applicable conversion price of the lower of 85% of the price of a share of our common stock in this offering or $11.50 per unit, without giving effect to the reverse split of our membership units to take place as part of our Corporate Conversion immediately prior to the completion of this offering.

Warrants

Warrants issued in 2011 credit agreement

        In connection with our amended credit agreement in October 2011, we issued warrants exercisable for a total of 2,032,191 Class A membership units as fees to the lenders. The warrants are exercisable as of the date of issuance at a strike price of $11.41 and expire in October 2021. None of these warrants has been exercised as of June 30, 2016.

Three tranches of warrants issued pursuant to 2013 and 2014 credit agreements

        In connection with our second amended credit agreement in June 2013, we issued three tranches of warrants as fees to the lenders which are exercisable for Class A membership units. In the aggregate, the first warrant tranche was originally exercisable for 1,119,618 Class A membership units at a strike price of $10.00 and exercisable as of the date of issuance. In the aggregate, the second warrant tranche was originally exercisable for 559,810 Class A membership units at a strike price of $13.75 and exercisable as of the date of issuance. In the aggregate, the third tranche was originally exercisable for 559,810 Class A membership units at a strike price of $16.50. The third warrant tranche was not exercisable until December 17, 2015, and will vest only if there are outstanding obligations under the second amended credit agreement, and contains a provision whereby the exercise price may decrease based on certain potential future events. All three warrant tranches contain a fixed number of units exercisable as of June 30, 2016.

        In connection with our first amended and restated convertible credit agreement in December 2013, we issued an additional 24,356, 12,177 and 12,177 of the first, second and third tranches of warrants, respectively, as fees to the lenders.

        In connection with the third amended credit agreement in November 2014, the strike price of all three tranches of warrants held by the lenders was amended to be the lower of $9.50 per unit or 85% of a future IPO price. In addition, the third tranche of warrants were vested immediately. None of these warrants has been exercised as of June 30, 2016.

Warrants issued pursuant to 2015 Credit Agreement

        As fees paid to lenders in connection with the 2015 Credit Agreement, we issued warrants with an aggregate purchase price of $6.3 million to purchase our Class A membership units. The strike price of the warrants is 85% of the price per unit in an IPO or, if before an IPO, 85% of the deemed per unit equity value as defined in the 2015 Credit Agreement. The warrants are exercisable as of the consummation of this IPO. None of these warrants has been exercised as of June 30, 2016.

Other warrants

        On April 16, 2013, we issued warrants for the purchase of 300,000 Class A membership units at a strike price of $21.24 as consideration for fundraising efforts performed. None of these warrants have been exercised as of June 30, 2016.

        In certain instances, amounts outstanding under our existing credit facilities will convert into equity interests in Kadmon Holdings, Inc. For further information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financing Arrangements."

        Because the exact number of shares of our common stock to be issued or issuable to holders of outstanding membership units and warrants of Kadmon Holdings, LLC and issuable upon conversion of the Senior Convertible Term Loan and the Second-Lien Convert is based on the initial public offering price, to the extent that the actual initial public offering price per share for this offering is greater or less than $12.00, the actual number of shares of common stock to be issued to holders of membership units and warrants and issuable upon conversion of the Senior Convertible Term Loan and the Second-Lien Convert will be adjusted accordingly.

 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following tables set forth, for the periods and at the dates indicated, our selected consolidated financial data. Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year. You should read the following selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes thereto appearing elsewhere in this prospectus.

        The consolidated statements of operations data for the year ended December 31, 2015 and 2014 and the consolidated balance sheet data at December 31, 2015 and 2014, are derived from our audited consolidated financial statements appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in any future period. The consolidated statements of operations data for the three months ended March 31, 2016 and the three months ended March 31, 2015 and the consolidated balance sheet data at March 31, 2016 are derived from our unaudited consolidated financial statements included in this prospectus. The unaudited consolidated financial statements include, in the opinion of management, all adjustments that management considers necessary for the fair presentation of the consolidated financial information set forth in those statements.

	Three Months Ended March 31,		Year ended December 31,
	2016	2015	2015	2014
	(unaudited)
	(in thousands, except share and per share amounts)
Statements of Operations Data:
Total revenue	$9,663	$7,718	$35,719	$95,018
Cost of sales	1,085	959	3,731	6,123
Write-down of inventory	135	105	2,274	4,916

Gross profit	8,443	6,654	29,714	83,979

Operating expenses:
Research and development	7,955	6,872	29,685	29,101
Selling, general and administrative	24,486	22,164	108,613	93,167
Gain on settlement of other milestone payable	(3,875)	—	—	—
Impairment loss on intangible asset	—	—	31,269	—
Loss from operations	(20,123)	(22,382)	(139,853)	(38,289)

Other expense	12,407	5,626	7,232	26,096
Income tax expense (benefit)	315	—	(3)	(29)

Net loss	$(32,845)	$(28,008)	$(147,082)	$(64,356)

Basic and diluted net loss per share of common stock(1)	$(3.96)		$(18.10)
Weighted average basic and diluted shares of common stock outstanding(1)	8,302,635		8,127,781
Unaudited pro forma net loss(2)	$(27,297)		$(121,905)
Unaudited pro forma basic and diluted net loss per share of common stock(3)	$(0.74)		$(3.45)
Unaudited pro forma weighted average basic and diluted shares of common stock outstanding(3)	36,780,104		35,346,890

(1)
Basic and diluted net loss per share of common stock and basic and diluted weighted average shares of common stock outstanding give effect to the conversion of our units into shares of common stock based on an assumed initial public offering price of $12.00 per share and a 1-for-6.5 reverse split. See Note 3 to our consolidated financial statements included elsewhere in this prospectus for additional information regarding the method used to calculate the historical basic and diluted net loss per share of common stock and the number of shares used in the computation of the per share amounts.

(2)
Unaudited pro forma net loss gives effect to the conversion of the Senior Convertible Term Loan and the Second Lien Convert into shares of our common stock, concurrently with the consummation of this offering, based on an assumed initial public offering price of $12.00 per share and a 1-for-6.5 reverse split. See Note 3 to our consolidated financial statements included elsewhere in this prospectus for additional information regarding the pro forma adjustments used to calculate unaudited pro forma net loss.

(3)
Unaudited pro forma basic and diluted net loss per share of common stock and unaudited pro forma basic and diluted weighted average shares of common stock outstanding give effect to the conversion of our Class A, Class B, Class C and Class D units and our Class E redeemable convertible units into shares of common stock as part of the Corporate Conversion and the conversion of the Senior Convertible Term Loan and the Second Lien Convert into shares of our common stock, concurrently with the consummation of this offering, in each case, based on an assumed initial public offering price of $12.00 per share and a 1-for-6.5 reverse split. See Note 3 to our consolidated financial statements included elsewhere in this prospectus for additional information regarding the method used to calculate unaudited pro forma basic and diluted net loss per share of common stock and the number of shares used in the computation of the per share amounts.

	As of March 31, 2016	As of December 31, 2015	As of December 31, 2014
	(in thousands)	(in thousands)
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$8,601	$21,498	$20,991
Working capital deficit	$(32,249)	$(16,945)	$(19,573)
Total assets	$61,967	$84,137	$122,968
Total redeemable convertible stock	$60,940	$58,856	$37,052
Total debt	$218,589	$211,621	$161,406
Total members' deficit	$(302,707)	$(270,909)	$(155,420)

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the "Risk Factors" section of this prospectus, our actual results could differ materially from the results described in, or implied by, the forward-looking statements contained in the following discussion and analysis. See "Cautionary Note Regarding Forward-Looking Statements."

Overview

        We are a fully integrated biopharmaceutical company engaged in the discovery, development and commercialization of small molecules and biologics to address disease areas of significant unmet medical need. We are developing product candidates within autoimmune and fibrotic diseases, oncology and genetic diseases. We leverage our multi-disciplinary research and clinical development team members, who prior to joining Kadmon had brought more than 15 drugs to market, to identify and pursue a diverse portfolio of novel product candidates, through in-licensing products and employing our small molecule and biologics platforms. By retaining global commercial rights to our lead product candidates, we believe that we have the ability to progress these candidates ourselves while maintaining flexibility for commercial and licensing arrangements. We expect to continue to progress our clinical candidates and have further clinical trial events to report throughout 2016 and 2017.

        Our operations to date have been focused on developing first-in-class innovative therapies for indications with significant unmet medical needs while leveraging our commercial infrastructure. We have never been profitable and had an accumulated deficit of $676.7 million at March 31, 2016, of which approximately $224.9 million relates to amortization and impairment losses on our Infergen and Ribasphere product rights that were acquired through our purchase of Three Rivers Pharmaceuticals, LLC in October 2010. Our net losses were $32.8 million and $28.0 million for the three months ended March 31, 2016 and 2015, respectively, and $147.1 million and $64.4 million for the years ended December 31, 2015 and 2014, respectively. Although our commercial business generates revenue, we expect to incur significant losses for the foreseeable future, and we expect these losses to increase as we continue our development of, and seek regulatory approvals for, our additional product candidates, hire additional personnel and initiate commercialization of approved products. We anticipate that our expenses will increase substantially if, and as, we:

  •
  invest significantly to further develop our most advanced product candidates, including KD025, tesevatinib and KD034;

  •
  initiate additional clinical trials and preclinical studies for our other product candidates;

  •
  seek regulatory approval for our product candidates that successfully complete clinical trials;

  •
  continue to invest in our ROCK2 inhibitor and other research platforms;

  •
  seek to identify additional product candidates;

  •
  scale up our sales, marketing and distribution infrastructure and product sourcing capabilities;

  •
  acquire or in-license other product candidates and technologies;

  •
  scale up our operational, financial and management information systems and personnel, including personnel to support our product development;

  •
  make milestone or other payments under any in-license agreements;

  •
  maintain, expand and protect our intellectual property portfolio; and

  •
  operate as a public company.

        We are currently a Delaware limited liability company. Prior to the closing of this offering, we will complete transactions pursuant to which we will convert into a Delaware corporation and change our name to Kadmon Holdings, Inc. As required by the Second Amended and Restated Limited Liability Company Agreement of Kadmon Holdings, LLC, the Corporate Conversion has been approved by the board of managers of Kadmon Holdings, LLC. In connection with the Corporate Conversion, holders of our outstanding membership units will receive one share of common stock for every 6.5 membership units held immediately prior to the Corporate Conversion, and holders of options and warrants to purchase units will become options and warrants to purchase one share of common stock for each unit underlying such options or warrants immediately prior to the Corporate Conversion, at the same aggregate exercise price in effect prior to the Corporate Conversion. See "Corporate Conversion."

Sales and Marketing

        Through our wholly-owned subsidiary, Kadmon Pharmaceuticals, we have a marketing and sales organization focused on specialty pharmaceuticals. Kadmon Pharmaceuticals currently markets and distributes a portfolio of branded and generic ribavirin products for chronic hepatitis C virus (HCV) infection. Additionally, Kadmon Pharmaceuticals co-promotes a product for chronic weight management and distributes a product for chorea, an involuntary movement disorder associated with Huntington's disease, and a product for CMV retinitis, a viral inflammation of the retina of the eye, and for the prevention of CMV disease, a common viral infection complicating solid organ transplants. Sales from our ribavirin portfolio have significantly declined, from $63.5 million for the year ended December 31, 2014 to $29.3 million for the year ended December 31, 2015, as the treatment landscape for chronic HCV infection has rapidly evolved, with multiple ribavirin-free treatment regimens, including novel direct-acting antivirals, having entered the market and becoming the new standard of care. As a result, we expect sales of our ribavirin portfolio of products to significantly decline in 2016 and to contribute insignificantly to revenue in 2017 and beyond. We market these ribavirin products to physicians in private practice or at hospitals and major medical centers in the United States that offer specialized patient management. We offer patient education and financial assistance through our own branded program for eligible patients. We distribute our HCV products principally through specialty pharmacies and government agencies.

        Kadmon Pharmaceuticals is led by a management team with a broad set of capabilities and disease expertise across multiple therapeutic areas. Our multi-disciplinary team includes managed care and specialty pharmacy account directors, experienced regulatory, quality and CMC teams, marketing experts and sales specialists. We have extensive experience and expertise in the specialty pharmacy distribution channel, which represents a competitive advantage and positively serves healthcare providers and patients. Specialty pharmacies dispense medications for complex or chronic conditions that require a high level of patient education and ongoing counseling. The specialty pharmacies through which we distribute our products are fully independent of Kadmon. We do not have any ownership interest in, consolidated financial results of or have affiliations with any specialty pharmacy.

        Kadmon Pharmaceuticals collaborates with Kadmon's clinical development team, focusing on building competitive differentiated value for our pipeline products, product launch and promotional activities and professional education. We leverage healthcare provider relationships to understand market dynamics and unmet needs. In addition, our commercial operation supports our clinical product development by providing quality assurance, compliance, regulatory and pharmacovigilance among other capabilities. These capabilities are integral to our ability to quickly advance product candidates through development.

Components of Statement of Operations

Revenue

        Our revenue is substantially derived from sales of our portfolio of products, including RibaPak and Ribasphere tablets and capsules. Sales from our ribavirin portfolio have significantly declined, from $63.5 million for the year ended December 31, 2014 to $29.3 million for the year ended December 31, 2015, as the treatment landscape for chronic HCV infection has rapidly evolved, with multiple ribavirin-free treatment regimens, including novel direct-acting antivirals, having entered the market and becoming the new standard of care. As a result, we expect sales of our ribavirin portfolio of products to significantly decline in 2016 and to contribute insignificantly to revenue in 2017 and beyond. Revenue also includes the recognition of upfront licensing fees and milestone payments received primarily from our license agreement with AbbVie. We have an agreement with VIVUS to co-promote Qsymia for the treatment of chronic weight management in the United States. Revenue will be recognized as earned based upon sales of the co-promoted products; however, to date we have not generated any significant revenue from these agreements. In February 2016, we entered into a supply and distribution agreement with Camber for the purposes of marketing, selling and distributing tetrabenazine, a medicine that is used to treat the involuntary movements (chorea) of Huntington's disease. In May 2016, we amended our agreement with Camber to include the marketing, selling and distributing of valganciclovir, a medicine that is used for the treatment of cytomegalovirus (CMV) retinitis, a viral inflammation of the retina of the eye, in patients with acquired immunodeficiency syndrome (AIDS) and for the prevention of CMV disease, a common viral infection complicating solid organ transplants, in kidney, heart and kidney-pancreas transplant patients. We had an agreement with Valeant, which was terminated in February 2016, to co-promote Syprine (trientine hydrochloride) for the treatment of Wilson's disease.

Foreign Revenue

        Foreign product sales represented approximately 37% and 18% of total product sales for the three months ended March 31, 2016 and 2015, respectively, and 10% of total product sales for each of the years ended December 31, 2015 and 2014, the majority of which were to Germany and Ireland.

Cost of Sales

        Cost of sales consists of product costs, including ingredient costs and costs of contract manufacturers for production, and shipping and handling of the products. Also included are costs related to quality release testing and stability testing of the products. Other costs included in cost of sales are packaging costs, warehousing costs and certain allocated costs related to management, facilities, and other expenses associated with supply chain logistics. The cost of sales reported for the three months ended March 31, 2016 and 2015 and for the years ended December 31, 2015 and 2014 reflects costs incurred related to shipments to customers of RibaPak and Ribasphere in these periods.

Research and development expenses

        Research and development expenses consist primarily of costs incurred for the development of our product candidates, which include:

  •
  license fees related to the license and collaboration agreements;

  •
  research and development-based employee-related expenses, including salaries, benefits, travel and other compensation expenses;

  •
  expenses incurred under our agreements with contract research organizations, that conduct nonclinical and preclinical studies, and clinical sites and consultants that conduct our clinical trials;

  •
  costs associated with regulatory filings; and

  •
  costs of laboratory supplies and the acquisition, development and manufacture of preclinical and clinical study materials and study drugs.

        From inception through March 31, 2016, we incurred $154.4 million in research and development expenses. We plan to increase our research and development expenses for the foreseeable future as we continue development of our product candidates. The costs of clinical trials may vary significantly over the life of a program owing to the following:

  •
  per-patient trial costs;

  •
  the number of sites included in the trials;

  •
  the countries in which the trials are conducted;

  •
  the use of third-party service providers, such as preclinical and clinical CROs;

  •
  the length of time required to enroll eligible patients;

  •
  the number of patients that participate in the trials;

  •
  the number of doses that patients receive;

  •
  the drop-out or discontinuation rates of patients;

  •
  potential additional safety monitoring or other studies requested by regulatory agencies;

  •
  the duration of patient follow-up;

  •
  the phase of development of the product candidate; and

  •
  the efficacy and safety profile of the product candidate.

        Our research and development expenses may vary substantially from period to period based on the timing of our research and development activities, including due to timing of initiation of clinical trials and enrollment of patients in clinical trials. We do not allocate personnel-related costs, including stock-based compensation, costs associated with broad technology platform improvements and other indirect costs to specific product candidates. We do not allocate these costs to specific product candidates because they are deployed across multiple overlapping projects under development, making it difficult to specifically and accurately allocate such costs to a particular product candidate.

        For the three months ended March 31, 2016 and 2015, we recognized $8.0 million and $6.9 million in research and development expenses, respectively, of which $4.5 million and $4.4 million, respectively, was related to unallocated internal and external costs of developing our product candidates across multiple projects. For the years ended December 31, 2015 and 2014, we recognized $29.7 million and $29.1 million, respectively, in research and development expenses, of which $18.6 million and $19.7 million, respectively, was related to unallocated internal and external costs of developing our product candidates across multiple projects. Unallocated internal and external research and development costs include salaries and personnel-related costs, including non-cash stock-based compensation, for our personnel in research, clinical development, process development and manufacturing, regulatory and other research and development functions, lab supplies and other research and development costs not specific to a project.

        For the three months ended March 31, 2016 and 2015, we recognized $1.2 million and $1.6 million, respectively, in development expenses for tesevatinib; $0.4 million and $0.3 million, respectively, for KD025; $0.3 million and $0.2 million, respectively, for the KD034 program; and $1.5 million and $0.5 million, respectively, for other product candidates. For the years ended December 31, 2015 and 2014, we recognized $4.6 million and $4.8 million, respectively, in development expenses for tesevatinib;

$3.0 million and $2.9 million, respectively, for KD025; $1.0 million and $0.2 million, respectively, for the KD034 program; and $2.5 million and $1.6 million, respectively, for other product candidates.

        The successful development of our product candidates is highly uncertain and subject to numerous risks including, but not limited to:

  •
  the scope, rate of progress and expense of our research and development activities;

  •
  clinical trial results;

  •
  the scope, terms and timing of regulatory approvals;

  •
  the expense of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

  •
  the cost, timing and our ability to acquire sufficient clinical and commercial supplies for any product candidates and products that we may develop; and

  •
  the risks disclosed in the section entitled "Risk Factors" in this prospectus.

        A change in the outcome of any of these variables could mean a significant change in the expenses and timing associated with the development of any product candidate.

Selling, general and administrative expenses

        Selling, general and administrative expenses consist primarily of salaries and related costs for non-research personnel, including stock-based compensation and travel expenses for our employees in executive, operational, finance, legal, commercial, regulatory, pharmacovigilance and human resource functions. Other selling, general and administrative expenses include facility-related costs, commercial royalty expense and director compensation, accounting and legal services, consulting costs and programs and marketing costs to support the commercial business.

        In June 2008, we entered into an asset purchase agreement with Zydus Pharmaceuticals USA, Inc. and Cadila Healthcare Limited d/b/a Zydus-Cadila (Zydus) in connection with an outstanding dispute, where we purchased all of Zydus' rights, title and interest to high dosages of ribavirin. Under this agreement we are required to make royalty payments to Zydus based on net sales of products in the mid-teen percents until August 11, 2025.

        We anticipate that our selling, general and administrative expenses will increase in the future as we expand headcount to support both our continued research and development and the planned commercialization of our product candidates. Additionally, we expect future increases in audit, legal, regulatory and tax-related expenses required to operate as a public company.

Other income (expense)

        Other income (expense) is comprised of interest income earned on cash and cash equivalents and restricted cash and interest expense on our outstanding indebtedness, including paid-in-kind interest on our convertible debt and non-cash interest related to the write-off and amortization of debt discount and deferred financing costs associated with our indebtedness. Gains and losses arising from changes in fair value of our financial instruments are recognized in other income (expense) in the consolidated statements of operations. Such financial instruments include a success fee and warrant liabilities for which the exercise price is contingent on our company's per share price in a qualified public offering. The change in fair value is based upon the fair value of the underlying security at the end of each reporting period, as calculated using the Black-Scholes option pricing model, in the case of the success fee, and a binomial model, in the case of the warrant liabilities.

        In addition, we operate in currencies other than the U.S. dollar to fund research and development and commercial activities performed by various third-party vendors. The translation of these currencies into U.S. dollars results in foreign currency gains or losses, depending on the change in value of these currencies against the U.S. dollar. These gains and losses are included in other income (expense).

Income taxes

        We are a limited liability company but taxed as a C corporation for federal and state tax purposes. Prior to the closing of this offering, we intend to convert from a limited liability company to a Delaware corporation pursuant to a statutory conversion. At March 31, 2016 and December 31, 2015, we had a deferred tax liability of $1.3 million and a full valuation allowance for our deferred tax assets.

Critical Accounting Policies and Significant Judgments and Estimates

        Management's discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reporting amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to intangible assets and goodwill, derivative liabilities, unit-based compensation and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        While our significant accounting policies are described in more detail in the notes to our consolidated financial statements appearing elsewhere in this prospectus, we believe the following accounting policies to be the most critical to the judgments and estimates used in the preparation of our financial statements.

Revenue recognition

        We recognize sales when the risk of loss has been transferred to the customer. As is typical in the pharmaceutical industry, gross product sales are subject to a variety of deductions, primarily representing rebates, chargebacks, returns and discounts to government payors, wholesalers and managed care organizations. These deductions represent management's best estimates of the related reserves and, as such, judgment is required when estimating the impact of these sales deductions on gross sales for a reporting period. If estimates are not representative of the actual future settlement, results could be materially affected.

        We account for revenue that we recognize under our license agreement with AbbVie in accordance with Financial Accounting Standards Board (FASB), Accounting Standards Codification (ASC), Topic 605-25, "Revenue Recognition for Arrangements with Multiple Elements", which addresses the determination of whether an arrangement involving multiple deliverables contains more than one unit of accounting. A delivered item within an arrangement is considered a separate unit of accounting only if both of the following criteria are met:

  •
  the delivered item has value to the customer on a stand-alone basis; and

  •
  if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in control of the vendor.

        In accordance with FASB ASC Topic 605-25, if both of the criteria above are not met, then separate accounting for the individual deliverables is not appropriate. Revenue recognition for arrangements with multiple deliverables constituting a single unit of accounting is recognized generally over the greater of the term of the arrangement or the expected period of performance, either on a straight-line basis or on a modified proportional performance method.

        Non-refundable license fees that we receive under our license agreement with AbbVie are recognized as revenue when we have a contractual right to receive such payment, the contract price is fixed or determinable, the collection of the receivable is reasonably assured and we have no future performance obligations under the license agreement.

        We will account for milestones related to research and development activities in accordance with FASB ASC Topic 605-28, "Milestone Method of Revenue Recognition". FASB ASC Topic 605-28 allows for the recognition of consideration which is contingent on the achievement of a substantive milestone, in its entirety, in the period the milestone is achieved. A milestone is considered to be substantive if all of the following criteria are met: the milestone is commensurate with either (1) the performance required to achieve the milestone or (2) the enhancement of the value of the delivered items resulting from the performance required to achieve the milestone, the milestone relates solely to past performance, and the milestone payment is reasonable relative to all of the deliverables and payment terms within the agreement.

        We have not entered into any collaboration agreements that are subject to FASB ASC Topic 808 "Collaborative Agreements".

        Amounts received prior to satisfying the revenue recognition criteria are recorded as deferred revenue on our balance sheet. Amounts expected to be recognized as revenue in the next twelve months following the balance sheet date are classified as current liabilities.

        We reassess the period of performance over which we recognize deferred upfront license fees and make adjustments as appropriate in the period in which a change in the estimated period of performance is identified. In the event a licensee elects to discontinue development of a specific product candidate under a single target license, but retains its right to use our technology to develop an alternative product candidate to the same target or a target substitute, we would cease amortization of any remaining portion of the upfront fee until there is substantial pre-clinical activity on another product candidate and its remaining period of substantial involvement can be estimated. In the event that a single target license were to be terminated, we would recognize as revenue any portion of the upfront fee that had not previously been recorded as revenue, but was classified as deferred revenue, at the date of such termination or through the remaining substantial involvement in the wind down of the agreement.

Research and development costs and expenses

        In accordance with FASB ASC Topic 730-10-55, "Research and Development", expenditures for research and development, including upfront licensing fees and milestone payments associated with products that have not yet been approved by the FDA, are charged to research and development expense as incurred. Future contract milestone payments will be recognized as expense when achievement of the milestone is determined to be probable. When contracts for outside research products or testing require advance payment, they are recorded on the balance sheet as prepaid items and expensed when the service is provided or reaches a specific milestone outlined in the contract.

Unit-based compensation expense

        We recognize unit-based compensation expense in accordance with FASB ASC Topic 718, "Stock Compensation" (ASC 718), for all unit-based awards made to employees and board members based on estimated fair values. ASC 718 requires companies to measure the cost of employee services incurred in exchange for the award of equity instruments based on the estimated fair value of the unit-based award on the grant date. The expense is recognized over the requisite service period.

        All unit-based awards to non-employees are accounted for in accordance with FASB ASC Topic 505-50, "Equity Based Payments to Non-Employees," where the value of unit compensation is based on the measurement date, as determined at either a) the date at which a performance commitment is reached, or b) the date at which the necessary performance to earn the equity instruments is complete.

        We use a Black-Scholes option-pricing model to value our unit options for each unit option award. Using this option-pricing model, the fair value of each employee and board member award is estimated on the grant date. The fair value is expensed on a straight-line basis over the vesting period, net of forfeitures. The unit option awards generally vest pro-rata annually. The expected volatility assumption is based on the volatility of the stock price of comparable public companies. As a privately held company with a limited operating history, we use comparable public companies to estimate our expected unit price volatility. We select companies from the biopharmaceutical industry with similar characteristics to ours including technology, enterprise value, risk profile and position within the industry, and with historical price information sufficient to meet the expected life of our unit-based awards. We intend to continue to consistently apply this process using comparable companies until a sufficient amount of historical information regarding the volatility of our own unit price becomes available. The expected life is determined using the "simplified method" permitted by Staff Accounting Bulletin Numbers 107 and 110 (the midpoint between the term of the agreement and the weighted average vesting term). The risk-free interest rate is based on the implied yield on a U.S. Treasury security at a constant maturity with a remaining term equal to the expected term of the option granted. The dividend yield is zero, as we have never declared a cash dividend. We issue unit-based awards to employees, board members and non-employees, generally in the form of options and restricted units at exercise prices not less than the fair value of our Class A membership units at the time of grant.

        A change in any of the terms or conditions of the awards is accounted for as a modification of the award. Incremental compensation cost is measured as the excess, if any, of the fair value of the modified award over the fair value of the original award immediately before its terms are modified, measured based on the fair value of the awards and other pertinent factors at the modification date. For vested awards, we recognize incremental compensation cost in the period the modification occurs. For unvested awards, we recognize the sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original award on the modification date over the remaining requisite service period. If the fair value of the modified award is lower than the fair value of the original award immediately before modification, the minimum compensation cost we recognize is the cost of the original award.

        Prior to this offering, we are a privately held company with no active public market for our Class A membership units. Therefore, our management has estimated the fair value of our Class A membership units at various dates considering our most recently available third-party valuations of Class A membership units and management's assessment of additional objective and highly subjective factors that it believed were relevant. After the Corporate Conversion is completed and once a public trading market for shares of our common stock has been established in connection with the closing of this offering, it will no longer be necessary for management to estimate the fair value of our equity in connection with our accounting for granted stock options. In the absence of a public trading market for shares of our common stock, we apply the fair value recognition provisions of FASB ASC Topic 718, "Compensation—Stock Compensation." ASC 718 requires all unit-based payments to employees and directors, including unit option grants and modifications to existing unit options, to be recognized in the statements of operations based on their fair values. We recognize compensation expense for the portion of the award that is ultimately expected to vest over the period during which the recipient renders the required services using the straight-line, single option method.

        As there has been no public market for our Class A membership units to date, the estimated fair value of our Class A membership units has been determined contemporaneously by our board of managers utilizing independent third-party valuations prepared in accordance with the guidance outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of

Privately-Held Company Equity Securities Issued as Compensation, also known as the Practice Aid for financial reporting purposes. We performed contemporaneous valuations of our Class A membership units concurrently with the achievement of significant milestones or with major financing events as of October 31, 2013 ($11.25), May 31, 2014 ($7.00), October 31, 2014 ($6.00) and September 30, 2015 ($5.00). In conducting these valuation analyses, we considered all objective and subjective factors that we believed to be relevant for each valuation conducted, including:

  •
  recent equity financings and the related valuations;

  •
  industry information such as market size and growth;

  •
  market capitalization of comparable companies and the estimated value of transactions such companies have engaged in; and

  •
  macroeconomic conditions.

        No options were granted during the first three months of 2016. The assumptions relating to the valuation of our unit options granted for the years ended December 31, 2015 and 2014 are shown below.

Assumptions	2015	2014
Weighted average fair value of grants	$3.18	$4.33
Volatility	77.23% - 93.85%	58.70% - 93.94%
Risk-free interest rate	1.54% - 1.93%	1.73% - 1.81%
Expected life	5.2 - 6.0 years	5.5 - 6.0 years
Expected dividend yield	0%	0%

        The following table summarizes by grant date the number of units subject to options granted since January 1, 2014, the per share exercise price of the options, the fair value of common stock underlying the options on date of grant and the per unit estimated fair value of the options:

Grant Date	Number of Units Subject to Options Granted	Per Unit Exercise Price of Options		Fair Value of Class A Units per Unit on Date of Option Grant	Per Unit Estimated Fair Value of Options
October 10, 2014	484,000	$6.00	(1)	$7.00	$3.88
December 31, 2014	1,045,000	$6.00		$6.00	$4.54
January 5, 2015	56,500	$6.00		$6.00	$4.46
January 12, 2015	1,250	$6.00		$6.00	$4.56
August 1, 2015	113,333	$6.00		$6.00	$4.32
December 31, 2015	5,000,000	$6.00	(2)	$5.00	$3.05
December 31, 2015	2,335,500	$5.00	(3)	$5.00	$3.37

(1)
At the time of the option grants on October 10, 2014, management determined that the fair value of our Class A membership units of $7.00 per unit calculated in the valuation as of May 31, 2014 reasonably reflected the per unit fair value of Class A membership units as of the grant date. However, as described below, the exercise price of these grants was adjusted to $6.00 per unit.

(2)
In December 2014, the board of managers approved an option grant to the chief executive officer when the fair value of our Class A membership units was $6.00. The option grant was not issued until December 31, 2015, however, management determined that the exercise price should be the fair value of our Class A membership units when the grant was approved by the board of managers in December 2014 of $6.00 per unit.

(3)
At the time of the option grants on December 31, 2015, management determined that the fair value of our Class A membership units of $5.00 per unit calculated in the valuation as of September 30, 2015 reasonably reflected the per unit fair value of Class A membership units as of the grant date.

        In January 2015, the compensation committee of our board of managers approved the amendment of all outstanding option awards under the 2011 Equity Incentive Plan that have an exercise price per unit above $6.00 to adjust the exercise price to $6.00 per unit, the estimated fair value of our Class A membership units as of October 31, 2014. The amended options have the same vesting schedule as the original award. The amendment to the option awards resulted in a modification charge of $1.1 million, of which $668,000 was expensed immediately during the first quarter of 2015 and the remaining amount is being recognized over the vesting periods of each award. These vesting periods range from one to two years.

        A total of 9,750, 9,750 and 8,500 units were granted under the LTIP at March 31, 2016, December 31, 2015 and December 31, 2014, respectively. The liability and associated compensation expense for this award will not be recognized until an IPO or change of control is consummated. No compensation expense has been recorded under the LTIP through March 31, 2016.

Intangible assets

        Intangible assets are stated at cost, less accumulated amortization. These assets are tested for impairment at least once annually, if determined to have an indefinite life, or whenever events or changes in circumstances indicate that the carrying amount may no longer be recoverable. If any of our intangible or long-lived assets are considered to be impaired, the amount of impairment to be recognized is the excess of the carrying amount of the assets over its fair value. Applicable long-lived assets, including intangible assets with definitive lives, are amortized or depreciated over the shorter of their estimated useful lives, the estimated period that the assets will generate revenue, or the statutory or contractual term in the case of patents. Estimates of useful lives and periods of expected revenue generation are reviewed periodically for appropriateness and are based upon management's judgment.

Fair value

        We follow the provisions of FASB ASC Topic 820, "Fair Value Measurements and Disclosures" (ASC 820). This pronouncement defines fair value, establishes a framework for measuring fair value under GAAP and requires expanded disclosures about fair value measurements. ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and defines fair value as the price to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow) and the cost approach (cost to replace the service capacity of an asset or replacement cost). These valuation techniques are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. ASC 820 utilizes a fair value hierarchy that prioritizes inputs to fair value measurement techniques into three broad levels. The following is a brief description of those three levels:

          Level 1: Observable inputs such as quoted prices for identical assets or liabilities in active markets.

          Level 2: Observable inputs other than quoted prices that are directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets; quoted prices for similar or identical assets or liabilities in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

          Level 3: Unobservable inputs that reflect the reporting entity's own assumptions.

        The fair value of cash, accounts receivable, accounts payable and other milestone payable approximate their carrying amounts due to their short-term nature.

JOBS Act

        As an "emerging growth company" (EGC), under the JOBS Act, we can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an EGC to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

        We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an EGC, we intend to rely on certain of these exemptions, including without limitation (i) providing an auditor's attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 and (ii) complying with any requirement that may be adopted by the Public Company Accounting Oversight Board (PCAOB), regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an EGC until the earliest of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Results of Operations

Three months ended March 31, 2016 and 2015

	Three months ended March 31,
	2016	2015
	(unaudited)
	(in thousands)
Revenues
Net sales	$6,192	$6,470
License and other revenue	3,471	1,248

Total revenue	9,663	7,718
Cost of sales	1,085	959
Write-down of inventory	135	105

Gross profit	8,443	6,654

Operating expenses:
Research and development	7,955	6,872
Selling, general and administrative	24,486	22,164
Gain on settlement of other milestone payable	(3,875)	—

Total operating expenses	28,566	29,036

Loss from operations	(20,123)	(22,382)
Other expense	12,407	5,626
Income tax expense	315	—

Net loss	$(32,845)	$(28,008)

Revenues

        Total revenue increased by 25%, or approximately $1.9 million, to $9.7 million for the three months ended March 31, 2016 from $7.7 million for the three months ended March 31, 2015. The increase was mostly attributable to the $2.0 million milestone payment earned pursuant to a license agreement entered into with Jinghua Pharmaceutical Group Co., Ltd. to develop products using human monoclonal antibodies. We recognized previously deferred revenue from our license and collaboration agreements amounting to $1.1 million for each of the three months ended March 31, 2016 and 2015, and service revenue from our affiliate MeiraGTx Limited (MeiraGTx) of $0.3 million for the three months ended March 31, 2016, while no such service revenue was recognized in the three months ended March 31, 2015.

        Sales from our ribavirin portfolio have significantly declined, from $63.5 million for the year ended December 31, 2014 to $29.3 million for the year ended December 31, 2015, as the treatment landscape for chronic HCV infection has rapidly evolved, with multiple ribavirin-free treatment regimens, including novel direct-acting antivirals, having entered the market and becoming the new standard of care. As a result, we expect sales of our ribavirin portfolio of products to significantly decline in 2016 and to contribute insignificantly to revenue in 2017 and beyond. Sales from our ribavirin portfolio of products are not adequate to fund our operations. As a result, we will need additional capital to fund our operations, which may be raised through a combination of equity offerings, debt financings, other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances, and licensing arrangements.

Cost of sales

        Cost of sales was $1.1 million and $1.0 million for the three months ended March 31, 2016 and 2015, respectively, which relates primarily to sales of our ribavirin portfolio of products.

Write-down of inventory

        We recognized $0.1 million of inventory write-downs during each of the three months ended March 31, 2016 and 2015 of our Ribasphere inventory based on our expectation that such inventory will not be sold prior to reaching its product expiration date.

Research and development expenses

        Research and development expenses increased by 16%, or approximately $1.1 million, to $8.0 million for the three months ended March 31, 2016 from $6.9 million for the three months ended March 31, 2015, primarily related to the advancement of our clinical product candidates.

Selling, general and administrative expenses

        Selling, general and administrative expenses increased by 10%, or approximately $2.3 million, to $24.5 million for the three months ended March 31, 2016 from $22.2 million for the three months ended March 31, 2015. The increase was primarily related to higher employee-related expense of $2.1 million related to severance agreements and unit-based compensation and an increase of $2.3 million in advisory and consulting fees resulting from an advisory agreement entered into in April 2015, both of which were non-cash. The increase was partially offset by lower amortization expense related to our Ribasphere intangible asset of $1.8 million.

Gain on settlement of other milestone payable

        Gain on settlement of other milestone payable consists of a gain of $3.9 million resulting from the mutual termination agreement entered into with Valeant.

Other expense

        Other expense consisted primarily of interest expense and other costs related to our debt of $7.9 million and $6.7 million for the three months ended March 31, 2016 and 2015, respectively. The following table provides components of other expense:

	March 31,
	2016	2015
	(unaudited)
	(in thousands)
Interest expense	$941	$3,832
Interest paid-in-kind	5,572	1,622
Amortization of deferred financing costs and debt discount	1,396	1,236
Other expense (income)	4,498	(1,064)

Other expense	$12,407	$5,626

        Other expense consisted primarily of a loss on equity method investment of $4.7 million, partially offset by a change in the fair value of financial instruments of $0.2 million for three months ended March 31, 2016. Other income consisted primarily of a change in the fair value of financial instruments of $0.8 million and a $0.3 million foreign exchange gain for three months ended March 31, 2015.

Years ended December 31, 2015 and 2014

	Year ended December 31,
	2015	2014
	(in thousands)
Revenues
Net sales	$29,299	$63,530
License and other revenue	6,420	31,488

Total revenue	35,719	95,018
Cost of sales	3,731	6,123
Write-down of inventory	2,274	4,916

Gross profit	29,714	83,979

Operating expenses:
Research and development	29,685	29,101
Selling, general and administrative	108,613	93,167
Impairment loss on intangible asset	31,269	—

Total operating expenses	169,567	122,268

Loss from operations	(139,853)	(38,289)
Other expense	7,232	26,096
Income tax benefit	(3)	(29)

Net loss	$(147,082)	$(64,356)

Revenues

        Total revenue decreased by 62%, or approximately $59.3 million, to $35.7 million for the year ended December 31, 2015 from $95.0 million for the year ended December 31, 2014. The decrease was mostly attributable to the 2014 launches of novel direct-acting antivirals by other pharmaceutical companies. As a result of these launches, we expect sales of our ribavirin portfolio of products to continue to decrease.

        We recognized milestone revenue from our license agreement with AbbVie amounting to $27.0 million for the year ended December 31, 2014, while no such milestone revenue was recognized in 2015. We also recognized previously deferred revenue from our license and collaboration agreements amounting to $5.4 million and $4.4 million for the years ended December 31, 2015 and 2014, respectively, and service revenue of $1.0 million for the year ended December 31, 2015, while no such service revenue was recognized in 2014.

Cost of sales

        Cost of sales decreased by 39%, or approximately $2.4 million, to $3.7 million for the year ended December 31, 2015 from $6.1 million for the year ended December 31, 2014. The decrease was a direct result of lower sales of our ribavirin portfolio of products.

Write-down of inventory

        We recognized $2.3 million and $4.9 million of inventory write-downs during the years ended December 31, 2015 and 2014, respectively, of our Ribasphere inventory based on our expectation that such inventory will not be sold prior to reaching its product expiration date.

Research and development expenses

        Research and development expenses increased by 2%, or approximately $0.6 million, to $29.7 million for the year ended December 31, 2015 from $29.1 million for the year ended December 31, 2014, primarily related to the advancement of our clinical product candidates.

Selling, general and administrative expenses

        Selling, general and administrative expenses increased by 17%, or approximately $15.4 million, to $108.6 million for the year ended December 31, 2015 from $93.2 million for the year ended December 31, 2014. The increase was primarily related to higher amortization expense related to our Ribasphere intangible asset of $5.6 million, additional rent expense of $1.0 million and an increase of $24.4 million in advisory and consulting fees and legal settlements, $24.0 million of which were non-cash. The increase was partially offset by lower employee costs of $6.6 million as a result of headcount reductions, lower royalty and other sales related expenses of $3.8 million in connection with revenue declines and lower travel, entertainment and other general and administrative expenses of $2.3 million in connection with cost-savings initiatives.

Impairment loss on intangible asset

        In September 2015, we reviewed the estimated useful life of the Ribasphere product rights and determined that the actual life of the Ribasphere product rights intangible asset was shorter than the estimated useful life used for amortization purposes in our financial statements due to hepatitis C market conditions. As a result, effective September 30, 2015, we changed the estimate of the useful life of our Ribasphere product rights intangible asset to 1.25 years to better reflect the estimated period during which the asset will generate cash flows. We also determined that the estimated fair value of the Ribasphere product rights was impaired and recorded an impairment loss of $31.3 million in September 2015.

Other expense

        Other expense consisted primarily of interest expense and other costs related to our debt of $27.2 million and $28.9 million for the years ended December 31, 2015 and 2014, respectively. The following table provides components of other expense:

	December 31,
	2015	2014
	(in thousands)
Interest expense	$7,817	$12,204
Interest paid-in-kind	11,434	13,374
Write-off of deferred financing costs and debt discount	2,752	—
Amortization of deferred financing costs and debt discount	5,157	3,333
Other income	(19,928)	(2,815)

Other expense	$7,232	$26,096

        Other income for the year ended December 31, 2015 consisted primarily of a $24.0 million gain recognized upon the deconsolidation of MeiraGTx and a change in the fair value of financial instruments of $1.5 million, partially offset by a loss on equity method investment of $2.8 million and a $2.9 million loss on extinguishment of debt related to the repayment of existing debt with the proceeds of the secured term loan in the amount of $35.0 million entered into in August 2015 ("2015 Credit Agreement"). Other income for the year ended December 31, 2014 consisted primarily of a change in the fair value of financial instruments of $5.0 million and a gain on settlement of obligations of $2.3 million, partially offset by a $4.6 million loss on extinguishment of debt.

Liquidity and Capital Resources

Overview

        Since inception, we have incurred operating losses and anticipate that we will continue to incur operating losses for the next several years. We expect that our research and development and selling, general and administrative expenses will continue to increase as we develop our product candidates. As a result, we will need additional capital to fund our operations, which we may raise through a combination of equity offerings, debt financings, other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. As of March 31, 2016, we had $8.6 million in cash and cash equivalents and $2.1 million in restricted cash pursuant to our lease for our headquarters. In June 2016, we raised an additional $5.5 million in gross proceeds, with no transaction costs, through the issuance of 478,266 Class E redeemable convertible units. To date, we have financed our operations through borrowings under credit facilities and private placements of equity and convertible debt securities, as well as revenue generated from the sale of our commercial products.

        The report of our independent registered public accounting firm on our financial statements for the years ended December 31, 2015 and 2014 appearing at the end of this prospectus contains an explanatory paragraph stating that our recurring losses from operations, deficiencies in working capital and members' capital raise substantial doubt about our ability to continue as a going concern. See "Risk Factors—Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern."

Sources of Liquidity

        Since our inception through March 31, 2016, we have raised net proceeds from the issuance of Class A membership units of approximately $272.9 million and proceeds from the issuance of Class E redeemable convertible units of $49.7 million. In June 2016, we raised an additional $5.5 million in gross proceeds, with no transaction costs, through the issuance of 478,266 Class E redeemable convertible units.

        As of March 31, 2016, we had $35.0 million outstanding under the 2015 Credit Agreement, $74.4 million outstanding under the Senior Convertible Term Loan and $123.1 million of Second-Lien Convert. Lenders in the Senior Convertible Term Loan may elect to convert any portion of principal in increments of $1.0 million to Class A membership units at any time at a conversion price of $12.00 per Class A membership unit (without giving effect to the reverse split of our membership units to take place as part of our Corporate Conversion immediately prior to the completion of this offering), subject to adjustment at the time of an initial public offering. In the event of any qualified underwritten public offering of common equity shares, the conversion price of the Senior Convertible Term Loan will be adjusted to the lesser of $12.00 (without giving effect to the reverse split of our membership units to take place as part of our Corporate Conversion immediately prior to the completion of this offering) or 84.75% of the per share offering price. Pursuant to an amendment and restatement of the terms of our Second-Lien Convert dated as of June 8, 2016, concurrently with the closing of this offering 100% of the outstanding balance under our outstanding Second-Lien Convert, which includes the amount of the Second-Lien Convert held by the GoldenTree 2015 Convert Lenders, will be mandatorily converted into shares of our common stock at a conversion price equal to 80% of the initial public offering price per share in this offering. See "Summary—Retirement of Indebtedness Through Issuance of Convertible Preferred Stock and Common Stock."

        The following table sets forth the primary sources and uses of cash and cash equivalents for each period set forth below:

	Three months ended March 31,		Year ended December 31,
	2016	2015	2015	2014
	(unaudited)
	(in thousands)
Net cash provided by (used in):
Operating activities	$(12,568)	$(12,109)	$(61,422)	$(8,493)
Investing activities	(366)	(37)	(161)	(2,062)
Financing activities	37	(2,452)	62,090	(1,241)

Net (decrease) increase in cash and cash equivalents	$(12,897)	$(14,598)	$507	$(11,796)

Operating activities

        The net cash used in operating activities was $12.6 million for the three months ended March 31, 2016, and consisted primarily of a net loss of $32.8 million adjusted for non-cash items, including the amortization of intangible assets of $5.6 million, depreciation and amortization of fixed assets of $0.6 million, amortization of deferred financing costs and debt discount of $1.4 million, fair value of units issued to third parties to settle obligations of $2.3 million, gain on settlement of other milestone payable of $3.9 million, paid-in-kind interest expense of $5.6 million, loss on equity method investment of $4.7 million and unit-based compensation expense of $3.0 million, as well as, a net increase in operating assets and liabilities of $1.2 million. The significant items in the change in operating assets and liabilities include an increase of $6.7 million in accounts payable, accrued expenses, other liabilities and deferred rent primarily resulting from delaying payment of outstanding payables to our vendors to preserve liquidity and a $0.5 million decrease in inventory related to lower sales of our ribavirin portfolio of products, partially offset by an increase in accounts receivable of $2.6 million due to timing of collections from our customers and a decrease in deferred revenue of $1.1 million related to the recognition of the $44.0 million upfront payment from the license agreement with AbbVie. The net loss, adjusted for non-cash items, was primarily driven by selling, general and administrative expenses of $24.5 million, research and development expense related to the advancement of our clinical product candidates of $8.0 million and interest paid on our debt of $0.9 million partially offset by the net sales (less cost of sales) of our ribavirin portfolio of products of $5.1 million and milestone revenue from our license agreement with Jinghua Pharmaceutical Group Co., Ltd amounting to $2.0 million.

        The net cash used in operating activities was $12.1 million for the three months ended March 31, 2015, and consisted primarily of a net loss of $28.0 million adjusted for non-cash items, including the amortization of intangible assets of $7.4 million, depreciation of $0.6 million, amortization of deferred financing costs and debt discount of $1.2 million, paid-in-kind interest expense of $1.6 million and unit-based compensation expense of $2.3 million, as well as, a net increase in operating assets and liabilities of $2.6 million. The significant items in the change in operating assets and liabilities include an increase of $9.9 million in accounts payable, accrued expenses, other liabilities and deferred rent primarily resulting from escrowed subscription agreements for our affiliate MeiraGTx totaling $6.6 million and a $0.5 million decrease in inventory related to lower sales of our ribavirin portfolio of products, partially offset by an increase in restricted cash of $6.6 million related to escrowed subscription agreements for our affiliate MeiraGTx, an increase in accounts receivable of $0.3 million due to due to timing of collections from our customers and a decrease in deferred revenue of $1.2 million related to the recognition of the $44.0 million upfront payment from the license agreement with AbbVie. The net loss, adjusted for non-cash items, was primarily driven by selling, general and administrative expenses of $22.2 million and research and development expense related to the advancement of our clinical product candidates of $6.9 million, partially offset by the net sales (less cost of sales) of our ribavirin portfolio of products of $5.5 million.

        The net cash used in operating activities was $61.4 million for the year ended December 31, 2015, and consisted primarily of a net loss of $147.1 million adjusted for non-cash items, including the amortization and impairment loss of intangible assets of $58.7 million, depreciation of $2.3 million, amortization of deferred financing costs and debt discount of $5.2 million, gain on deconsolidation of subsidiary of $24.0 million, fair value of units issued to third parties to settle obligations of $13.6 million, accrued legal settlement of $10.4 million, a loss on extinguishment of debt of $2.9 million, paid-in-kind interest expense of $11.4 million and unit-based compensation expense of $10.3 million, as well as a net decrease in operating assets and liabilities of $11.0 million. The significant items in the change in operating assets and liabilities include a decrease in deferred revenue of $4.4 million related to the recognition of the $44.0 million upfront payment from the license agreement with AbbVie, a decrease in deferred revenue of $5.9 million related to the portion of the prepaid royalty from AbbVie that we expect to refund, a decrease of $1.4 million in accounts payable, accrued expenses, other liabilities and deferred rent primarily resulting from settlement of outstanding payables to our vendors and an increase in accounts receivable of $1.3 million due to timing of collections from our customers, partially offset by a $1.9 million decrease in inventory related to lower sales of our ribavirin portfolio of products. The net loss, adjusted for non-cash items, was primarily driven by selling, general and administrative expenses of $42.2 million, research and development expense related to the advancement of our clinical product candidates of $29.7 million and interest paid on our debt of $8.0 million partially offset by the net sales (less cost of sales) of our ribavirin portfolio of products of $25.6 million.

        The net cash used in operating activities was $8.5 million for the year ended December 31, 2014, and consisted primarily of a net loss of $64.4 million adjusted for non-cash items, including the amortization of intangible assets of $21.8 million, depreciation of $2.6 million, amortization of deferred financing costs and debt discount of $3.3 million, a loss on extinguishment of debt of $4.6 million, paid-in-kind interest expense of $13.4 million and unit-based compensation expense of $7.6 million, as well as a net increase in operating assets and liabilities of $3.5 million. The significant items in the change in operating assets and liabilities include an increase in deferred revenue of $6.0 million related to prepaid royalties received from AbbVie, an increase in restricted cash of $7.5 million related to our license agreement with AbbVie and a decrease in accounts receivable of $5.8 million due to successful collections from our customers, partially offset by a decrease in deferred revenue of $4.4 million related to the recognition of the $44.0 million upfront payment from the license agreement with AbbVie, a decrease of $13.0 million in accounts payable, accrued expenses, other liabilities and deferred rent primarily resulting from settlement of outstanding payables to our vendors. The net loss, adjusted for non-cash items, was primarily driven by selling, general and administrative expenses of $54.8 million, research and development expense related to the advancement of our clinical product candidates of $29.1 million and interest paid on our debt of $11.5 million partially offset by the net sales (less cost of sales) of our ribavirin portfolio of products of $57.4 million and milestone revenue from our license agreement with AbbVie amounting to $27.0 million.

Investing activities

        Net cash used in investing activities was $0.4 million consisting of costs related to leasehold improvements at our clinical office in Cambridge, MA for the three months ended March 31, 2016. Net cash used in investing activities was $37,000 for the three months ended March 31, 2015 consisting of costs related to the purchase of property and equipment, primarily related to in-house software purchased to support our internal clinical data management group.

        Net cash used in investing activities was $0.2 million and $2.1 million for the years ended December 31, 2015 and 2014, respectively, consisting of costs related to the purchase of property and equipment, primarily related to in-house software purchased to support our internal clinical data management group.

Financing activities

        Net cash provided by financing activities for the three months ended March 31, 2016 was $37,000, consisting of net proceeds from the exercise of stock options.

        Net cash used in financing activities for the three months ended March 31, 2015 was $2.5 million, consisting of the repayment of senior secured term debt of $3.0 million, partially offset by net proceeds from the issuance of Class E redeemable convertible units of $0.5 million.

        Net cash provided by financing activities for the year ended December 31, 2015 was $62.1 million, consisting of net proceeds from the 2015 Credit Agreement of $35.0 million, net proceeds from the Second-Lien Convert of $112.5 million, net proceeds from the issuance of Class A membership units of $15.0 million and net proceeds from the issuance of Class E redeemable convertible units of $10.8 million, partially offset by the repayment of senior secured term debt of $107.2 million and financing costs of $4.1 million.

        Net cash used in financing activities for the year ended December 31, 2014 was $1.2 million, consisting of the repayment of senior secured term debt of $43.6 million, partially offset by net proceeds from the issuance of Class E redeemable convertible units of $38.8 million and net proceeds from related party loans of $3.5 million.

Future Funding Requirements

        We expect our expenses to increase compared to prior periods in connection with our ongoing activities, particularly as we continue research and development, continue and initiate clinical trials and seek regulatory approvals for our product candidates. In anticipation of regulatory approval for any of our product candidates, we expect to incur significant pre-commercialization expenses related to product sales, marketing, distribution and manufacturing. Furthermore, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company.

        The expected use of our cash and cash equivalents, including the net proceeds from this offering, represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of, and results from, clinical trials, the potential need to conduct additional clinical trials to obtain approval of our product candidates for all intended indications, as well as any additional collaborations that we may enter into with third parties for our product candidates and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of our existing cash and cash equivalents and the net proceeds from this offering.

        Based on our planned use of the net proceeds from this offering and our existing cash and cash equivalents, we estimate that such funds will be sufficient to enable us to complete our planned Phase 2 clinical studies for KD025, advance our planned clinical studies for tesevatinib and KD034 and advance certain of our other pipeline product candidates and fund our operating expenses and capital expenditure requirements for the next 16 months.

Financing Arrangements

August 2015 Secured Term Debt

        In August 2015, we entered into the 2015 Credit Agreement in the amount of $35.0 million with two lenders. The borrowings were partially used to repay our previous senior secured non-convertible term loan and to provide additional working capital in support of our growth. The interest rate on the loan is LIBOR plus 9.375% with a 1% floor. If this offering has not been completed before June 30, 2016, the interest rate on the loan will increase 1.50% per annum. We incurred a $0.8 million commitment fee in connection with the loan that will be amortized to interest expense over the term of the agreement. Beginning in August 2016, we will be required to make monthly principal payments in the amount of $0.4 million. Any outstanding balance of the loan and accrued interest is to be repaid on June 17, 2018.

        The 2015 Credit Agreement is unconditionally guaranteed by all of our existing and future domestic subsidiaries, subject to certain exceptions, and is secured, subject to permitted liens and other exceptions, by a first-priority lien on substantially all of our present and future assets and those of our subsidiaries. The 2015 Credit Agreement requires us to satisfy certain developmental milestones, such as (a) not later than September 30, 2016, at least one patient shall have enrolled in a Phase 3 clinical trial for tesevatinib for the treatment of ADPKD, (b) not later than December 31, 2016, at least one patient shall have enrolled in a Phase 2b clinical trial for KD025 for the treatment of psoriasis and (c) not later than December 31, 2016, the FDA shall have accepted an NDA for trientine hydrochloride for the treatment of Wilson's disease. In addition, the 2015 Credit Agreement requires us to satisfy certain financial covenants, including maintaining in excess of $5.0 million in liquidity at all times and, as of the last day of each calendar month occurring between and including June 30, 2016 and the first date on which a Qualified IPO (defined as a public offering resulting in gross cash proceeds of at least $50.0 million) has occurred, revenue equal to or in excess of $20.0 million annually. The 2015 Credit Agreement also contains events of default that are usual and customary for comparable facilities, including a change of control. In addition, it will be considered an event of default if Dr. Harlan W. Waksal ceases to devote substantially all of his time to our business and operations, whether due to death, disability, incapacity or otherwise.

        In conjunction with 2015 Credit Agreement, warrants with an aggregate purchase price of $6.3 million to acquire Class A membership units were issued to two lenders, of which $5.4 million was recorded as a debt discount and $0.9 million was recorded as loss on extinguishment of debt in our consolidated financial statements.

        Deferred financing costs of $1.3 million were recognized in recording the 2015 Credit Agreement and will be amortized to interest expense over the three year term of the agreement. Additionally, fees paid to one existing lender, inclusive of financial instruments issued of $0.1 million, were charged to loss on extinguishment of debt. There was also $1.5 million of debt discount and $0.4 million of deferred financing cost write-offs charged to loss on extinguishment of debt in connection with this transaction.

        At March 31, 2016, the outstanding balance of the 2015 Credit Agreement was $35.0 million and the interest rate was LIBOR plus 9.375% with a 1% floor. We were in compliance with all covenants under the 2015 Credit Agreement as of March 31, 2016 and December 31, 2015.

August 2015 Third Amended Convertible Debt

        In June 2013, we entered into the Senior Convertible Term Loan. The Senior Convertible Term Loan has a five year term under which the total borrowings were $35.0 million. Interest is calculated at a rate of 10% and payable-in-kind quarterly as an increase of principal. The Senior Convertible Term Loan is unconditionally guaranteed by all of our existing and future domestic subsidiaries, subject to certain exceptions, and is secured, subject to permitted liens and other exceptions, by a first-priority lien on substantially all of our present and future assets and those of our subsidiaries.

        Lenders in the Senior Convertible Term Loan may elect to convert any portion of principal in increments of $1.0 million to Class A membership units at any time. The initial conversion price was $18.00 per Class A membership unit (without giving effect to the reverse split of our membership units to take place as part of our Corporate Conversion immediately prior to the completion of this offering). The lenders may additionally receive a premium on their conversion option should certain events involving our capital structure occur.

        Deferred financing costs of $1.6 million were recognized in recording the Senior Convertible Term Loan and will be amortized to interest expense over the five year term of the agreement. In connection with this transaction, fees paid to existing creditors of $1.7 million were charged to loss on extinguishment of debt. We incurred $0.2 million in debt issuance costs to new creditors, which were recorded as a debt discount being amortized to interest expense over the five year term.

        In December 2013, we amended and restated the Senior Convertible Term Loan. The balance related to the Senior Convertible Term Loan was increased by $13.5 million with identical interest and conversion provisions as the Senior Convertible Term Loan. The amendment adjusted certain required covenant levels to allow for the additional debt.

        In November 2014, we further amended the Senior Convertible Term Loan and we incurred a $10.0 million fee payable to the lenders through an increase to the principal balance by the same amount. No changes were made to the interest rate or term of the loan. The conversion price of this loan was amended to be the lesser of $12.00 per unit (without giving effect to the reverse split of our membership units to take place as part of our Corporate Conversion immediately prior to the completion of this offering) or discounted at 84.75% of the Class A membership unit price (converted into common stock) at the time of an initial public offering (IPO).

        As a result of this amendment, $3.5 million was recorded as a debt discount and is being amortized to interest expense over the remaining term of the agreement as the amendment was deemed a modification for two creditors. Additionally, fees paid to one other creditor, inclusive of financial instruments issued of $0.2 million, were charged to loss on extinguishment of debt.

        In November 2014, we further amended the Senior Convertible Term Loan permitting us to enter into the 2015 Credit Agreement and Second-Lien Convert.

        The Senior Convertible Term Loan requires us to satisfy certain developmental milestones, such as (a) not later than September 30, 2016, at least one patient shall have enrolled in a Phase 3 clinical trial for tesevatinib for the treatment of ADPKD, (b) not later than December 31, 2016, at least one patient shall have enrolled in a Phase 2b clinical trial for KD025 for the treatment of psoriasis and (c) not later than December 31, 2016, the FDA shall have accepted an NDA for trientine hydrochloride for the treatment of Wilson's disease. In addition, the Senior Convertible Term Loan requires us to satisfy certain financial covenants, including maintaining in excess of $5.0 million in liquidity at all times and, as of the last day of each calendar month occurring between and including June 30, 2016 and the first date on which a Qualified IPO (defined as a public offering at an implied aggregate equity valuation of at least $1.0 billion) has occurred, revenue equal to or in excess of $20.0 million annually. The Senior Convertible Term Loan also contains events of default that are usual and customary for comparable facilities, including a change of control. In addition, it will be considered an event of default if Dr. Harlan W. Waksal ceases to devote substantially all of his time to our business and operations, whether due to death, disability, incapacity or otherwise.

        On August 28, 2015, we further amended the terms of the Senior Convertible Term Loan to provide for, among other things, the 2015 Credit Agreement. As consideration for the amendment, if a qualified IPO has not been completed on or prior to March 31, 2016, we agreed to pay an amendment fee equal to $1.3 million to be allocated among the lenders. This fee was paid in April 2016, as we did not complete a qualified IPO by this date.

        The Senior Convertible Term Loan provides that if the proceeds from an initial public offering equal or exceed $75 million in the aggregate and shares of our common stock are listed on the NYSE, we shall take all steps necessary to approve for listing all of the Class A membership units issuable under the Senior Convertible Term Loan and grant customary piggyback registration rights to the lenders on substantially the same terms as those granted to our members under our Second Amended and Restated Limited Liability Company Agreement. See "Shares Eligible for Future Sale—Registration Rights Agreements" for additional information.

        At March 31, 2016, the outstanding balance of the Senior Convertible Term Loan was $74.4 million, which included all accrued interest. We were in compliance with all covenants under the Senior Convertible Term Loan as of March 31, 2016 and December 31, 2015.

        Pursuant to an exchange agreement entered into on June 8, 2016 with the holders of our Senior Convertible Term Loan, in consideration of the payment of a make-whole fee, (i) $30.0 million in aggregate principal amount of the Senior Convertible Term Loan will be exchanged for 30,000 shares of a newly created class of capital stock to be designated as 5% Convertible Preferred Stock, which we refer to as the convertible preferred stock; (ii) as to $25.0 million in aggregate principal amount of our Senior Convertible Term Loan, we will convert 100% of that principal amount into shares of our common stock at a conversion price equal to 80% of the initial public offering price per share in this offering; and (iii) as to $20.0 million in aggregate principal amount of the Senior Convertible Term Loan, we will convert 125% of that principal amount into shares of our common stock at a conversion price equal to the initial public offering price per share in this offering, which shares will be eligible for resale by their holders pursuant to the Selling Stockholder Resale Prospectus. The amount of the make-whole fee will be $7,967,614 plus $11,212 for each day after July 31, 2016 through and including the closing of the exchange agreement (assuming a closing on or before August 31, 2016). The make-whole fee will be paid through the issuance of shares of our common stock at an issue price equal to 80% of the initial public offering price per share in this offering. We expect to incur a substantial charge as a result of consummating the above transactions since the conversion price is equal to a discount to the initial public offering price per share in this offering.

August 2015 Second-Lien Convertible Debt

        In August 2015, we incurred indebtedness in the aggregate principal amount of $92.0 million pursuant to our offering of Second-Lien Convert. We issued $1.6 million and $0.6 million in aggregate principal amount of Second-Lien Convert related to the third party fees in September 2015 and November 2015, respectively.

        In October 2015 and November 2015, we borrowed an additional $5.5 million and $15.0 million, respectively, and incurred $0.4 million in transaction costs under the Second-Lien Convert with three additional lenders bringing the total borrowings under the Second-Lien Convert to $114.8 million, including $2.3 million in third-party fees.

        Interest on the Second-Lien Convert initially was calculated at a rate of 13.0% and payable semi-annually on October 1 and April 1 of each year. We may, at our option, elect to pay interest due on the Second-Lien Convert: (i) entirely in cash; (ii) entirely as compounded interest, added to the aggregate principal amount of the Second-Lien Convert; or (iii) partially in cash and partially as compounded interest, added to the aggregate principal amount of the Second-Lien Convert. Since we have not consummated an initial public offering of not less than $50.0 million and listed on a national stock exchange (Qualified IPO) on or before March 31, 2016, the interest rate automatically increased on April 1, 2016 by an additional 3.0% and the interest rate will subsequently increase by an additional 3.0% on each October 1 and April 1 until the interest rate equals 21.0% per annum, which will remain the applicable interest rate so long as the Second-Lien Convert remains outstanding. The Second-Lien Convert requires us to satisfy certain developmental milestones and to maintain at all times liquidity in excess of $3.0 million. The Second-Lien Convert also contains customary events of default.

        The Second-Lien Convert is unconditionally guaranteed by all of our existing and future domestic subsidiaries, subject to certain exceptions and secured by a second-lien security interest in the assets securing the 2015 Credit Agreement and the Senior Convertible Term Loan. We and certain of our subsidiaries entered into an Intercreditor Agreement, dated as of August 28, 2015, which sets forth the priorities of the security interest in the collateral securing the 2015 Credit Agreement, the Senior Convertible Term Loan and the Second-Lien Convert, the priorities of payment with respect to such obligations and certain other matters.

        In connection with the issuance of the Second-Lien Convert, we entered into registration rights agreements with the investors thereunder granting them customary piggyback registration rights subject to the terms and conditions set forth therein. See "Shares Eligible for Future Sale—Registration Rights Agreements" for additional information.

        We incurred $2.3 million in third-party fees that were settled through the issuance of additional Second-Lien Convert. Deferred financing costs of $4.2 million were recognized in recording the Second-Lien Convert and will be amortized to interest expense over the four-year term of the agreement. We incurred $0.1 million in debt issuance costs to new creditors, which were recorded as a debt discount and is being amortized to interest expense over the four-year term.

        On October 27, 2015, we entered into amendments to the 2015 Credit Agreement, the Senior Convertible Term Loan and the Second-Lien Convert permitting us to issue additional Second-Lien Convert until December 26, 2015.

        As of March 31, 2016, the $123.1 million balance under the Second-Lien Convert includes principal and all accrued interest through that date. We were in compliance with all covenants of the Second-Lien Convert as of March 31, 2016 and December 31, 2015.

        Pursuant to an amendment and restatement of the terms of our Second-Lien Convert dated as of June 8, 2016, concurrently with the closing of this offering 100% of the outstanding balance under our outstanding Second-Lien Convert will be mandatorily converted into shares of our common stock at a conversion price equal to 80% of the initial public offering price per share in this offering. We expect to incur a substantial charge as a result of this mandatory conversion since the conversion price is equal to a discount to the initial public offering price per share in this offering.

Contractual Obligations and Commitments

        The following table summarizes our contractual obligations as of March 31, 2016:

	Payments due by period (in thousands)
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Secured term debt	$35,047	$3,040	$32,007	$—	$—
Interest expense(1)	$7,391	$3,634	$3,757	$—	$—
Convertible debt(2)	$300,872	$—	$92,627	$208,245	$—
Operating leases(3)	$49,105	$5,708	$11,688	$11,140	$20,569
License agreements(4)	$910	$110	$320	$320	$160

Total(5)	$393,325	$12,492	$140,399	$219,705	$20,729

(1)
Interest expense reflects our obligation to make cash interest payments in connection with our 2015 Credit Agreement at a rate of 10.375% through maturity. Assuming an initial public offering at August 1, 2016, we will incur PIK interest from July 1, 2016 to August 1, 2016 of 1.5%.

(2)
Convertible debt includes principal and PIK interest through maturity assuming an initial public offering prior to August 1, 2016.

(3)
Operating lease obligations primarily reflect our obligation to make payments in connection with leases for our corporate headquarters and commercial headquarters distribution center.

(4)
We also had commitments totaling $2.0 million annually until the date of the first sale of the drug PH906, licensed from Yale University, which is not included in the table above. This agreement was terminated in April 2016.

(5)
This table does not include: (a) milestone payments totaling $1.1 billion which may become payable to third parties under license agreements as the timing and likelihood of such payments are not known with certainty; (b) any royalty payments to third parties as the amounts, timing and likelihood of such payments are not known with certainty; (c) contracts that are entered into in the ordinary course of business which are not material in the aggregate in any period presented above, (d) payments totaling $2.5 million due upon consummation of this offering under settlement agreements, and (e) potential penalties in connection with the timing of our consummation of a qualified IPO.

Off-balance Sheet Arrangements

        During the periods presented we did not have, and we do not currently have, any off-balance sheet arrangements, as defined under the SEC rules.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to market risk and changes in interest rates. As of March 31, 2016, we had cash and cash equivalents of $8.6 million, consisting of cash and money market accounts. Due to the short-term duration of our investment portfolio, an immediate 100 basis point change in interest rates would not have a material effect on the fair market value of our portfolio.

        Based on our variable-rate debt outstanding as of March 31, 2016, a 100 basis point change versus the market interest rates available on March 31, 2016 would result in an additional $0.4 million of interest expense annually.

Concentrations

Major Customers

        Sales to AbbVie accounted for approximately 35% and 19% of our aggregate net sales for the three months ended March 31, 2016 and 2015, respectively. Sales to Richmond Pharmaceuticals, Inc. accounted for approximately 12% and 19% of our aggregate net sales for the three months ended March 31, 2016 and 2015, respectively. Net accounts receivable from these customers totaled $1.9 million and $0.6 million at March 31, 2016 and December 31, 2015, respectively.

        Sales to AbbVie and Richmond Pharmaceuticals, Inc., accounted for approximately 11% and 20%, respectively, of our aggregate net sales for the year ended December 31, 2015. Net accounts receivable from AbbVie and Richmond Pharmaceuticals, Inc. totaled $0.5 million and $42,000, respectively, at December 31, 2015. Sales to AbbVie accounted for approximately 20% of our aggregate net sales for the year ended December 31, 2014. Net accounts receivable from AbbVie totaled $0.4 million at December 31, 2014.

Major Suppliers

        Due to requirements of the U.S. Food and Drug Administration and other factors, we are generally unable to make immediate changes to our supplier arrangements. Manufacturing services related to each of our pharmaceutical products are primarily provided by a single source. Our raw materials are also provided by a single source for each product. Management attempts to mitigate this risk through long-term contracts and inventory safety stock.

BUSINESS

Overview

        We are a fully integrated biopharmaceutical company engaged in the discovery, development and commercialization of small molecules and biologics to address disease areas of significant unmet medical need. We are developing product candidates within autoimmune and fibrotic diseases, oncology and genetic diseases. We leverage our multi-disciplinary research and clinical development team members, who prior to joining Kadmon had brought more than 15 drugs to market, to identify and pursue a diverse portfolio of novel product candidates, through in-licensing products and employing our small molecule and biologics platforms. By retaining global commercial rights to our lead product candidates, we believe that we have the ability to progress these candidates ourselves while maintaining flexibility for commercial and licensing arrangements. We expect to continue to progress our clinical candidates and have further clinical trial events to report throughout 2016 and 2017.

        We utilize our advanced understanding of the molecular mechanisms of disease to establish development paths for disease areas where significant unmet medical needs exist. Below is a brief description of our most clinically advanced product candidates:

  •
  KD025, the most advanced candidate in our rho-associated coiled-coil kinase 2 (ROCK2) platform, is a potential first-in-class, oral, selective ROCK2 inhibitor. ROCK2 is a molecular target in autoimmune, fibrotic and neurodegenerative diseases. We established proof of concept for KD025 in autoimmune disease in a recently completed, open-label, dose-finding Phase 2 clinical trial in moderate to severe psoriasis, a chronic, immune-mediated, inflammatory skin disease affecting approximately 7.5 million people in the United States. In this study conducted in the United States, KD025 showed proof of clinical activity after 12 weeks for the treatment of relapsing moderate to severe psoriasis, with no emergent safety issues. We have an ongoing Phase 2 clinical study of KD025 in idiopathic pulmonary fibrosis (IPF). In 2016 and 2017, we plan to conduct a placebo-controlled Phase 2 clinical study of KD025 in moderate to severe psoriasis as well as Phase 2 proof of concept trials in other autoimmune diseases, including in chronic graft-versus-host disease (cGVHD), psoriatic arthritis, scleroderma and systemic lupus erythematosus (SLE).

  •
  Tesevatinib in Oncology.  Tesevatinib is an oral tyrosine kinase inhibitor (TKI) designed to block key molecular drivers of tumor growth, metastases and drug resistance. Unlike other TKIs, tesevatinib has been observed in preclinical studies to cross the blood-brain barrier, which separates the circulating blood from the brain, and we believe that our preliminary clinical observations indicate that tesevatinib may penetrate the blood-brain barrier in humans. In preclinical and early clinical studies, we have observed tesevatinib's activity against epidermal growth factor receptor (EGFR), a cell surface receptor, and its accumulation in the lungs, leptomeninges (membranes that protect the brain and spinal cord) and kidneys, and in a previously completed Phase 2 clinical trial, its response rate in treatment-naïve non-small cell lung cancer (NSCLC) patients with activating EGFR mutations. EGFR is often overexpressed in lung and other malignancies with epithelial origins, which refer to the layers of cells that line hollow organs and glands. We are conducting an open-label Phase 2 clinical study of tesevatinib in NSCLC with activating EGFR mutations in patients with brain metastases or leptomeningeal disease. The trial is being conducted at U.S. sites, with planned expansion to locations outside of the United States. Preliminary observations by the study investigators suggest activity of tesevatinib and that six of the seven patients enrolled to date have had a clinically significant improvement of neurological symptoms and/or tumor shrinkage. The observed improvements in neurological symptoms include, for some of the enrolled patients, improved strength and balance and reduced headache and fatigue. Of note, one patient with brain metastases and leptomeningeal disease showed a 57% reduction in a measurable cerebral metastasis in MRI scans at Day 41. Additionally, one patient with brain metastases showed an approximate 50%

    decrease in brain metastases mass overall, based on the cumulative measured and observed decreases in multiple brain lesions in MRI scans at Day 23. Lung cancer kills approximately 1.4 million people globally each year and NSCLC is the most common form of lung cancer, accounting for approximately 85% of all cases. Activating EGFR mutations occur in approximately 15% of NSCLC patients. Approximately 25% to 30% of these NSCLC patients develop brain metastases or leptomeningeal disease. There are no effective approved therapies for NSCLC patients with activating EGFR mutations whose disease has spread to the brain or leptomeninges, making this an area of significant unmet medical need.

  •
  Tesevatinib in Polycystic Kidney Disease (PKD).  Due to tesevatinib's ability to inhibit EGFR and a signaling protein referred to as proto-oncogene tyrosine-protein kinase Src (Src), which are key molecular drivers of PKD, a genetic kidney disorder caused by mutations in one of several genes, and tesevatinib's accumulation in the kidneys, we are developing tesevatinib to treat all forms of PKD. The autosomal dominant form of PKD (ADPKD) is caused by a mutation in the polycystin-1 or polycystin-2 gene. The autosomal recessive form of PKD (ARPKD) is caused by a mutation in the fibrocystin-1 gene. In PKD preclinical models, tesevatinib has demonstrated a statistically significant inhibition of formation and growth of kidney cysts and prevented further loss of kidney function. We have obtained orphan drug designation status in the United States for tesevatinib for the treatment of patients with ARPKD. In our ongoing, 61-patient, open-label, Phase 1b/2a clinical trial in autosomal dominant PKD (ADPKD) conducted in the United States, we have selected a dose of tesevatinib for additional clinical development. Following receipt of guidance from the FDA on our planned registration pathway at an FDA End-of-Phase 2 meeting, we plan to initiate a Phase 3 registration-directed trial of tesevatinib in ADPKD in 2018. We plan to initiate a Phase 1 clinical trial of tesevatinib in ARPKD in 2016. ADPKD is among the most prevalent monogenic diseases and afflicts approximately 600,000 individuals in the United States and 12.5 million individuals worldwide. ARPKD is less common, occurring in one in approximately 20,000 newborns in the United States, and is significantly more severe. ARPKD often leads to death in infancy, while approximately 50% of children surviving the neonatal period progress to end-stage renal disease within the first decade of life. Statistical significance is an estimate of the probability that an observed event represents a true causal relationship and not a chance occurrence. In the context of clinical studies, a probability value (p-value) of <0.05 is generally considered statistically significant, and means that there is a less than 5% chance that the observed results would have occurred in the absence of the intervention being investigated (i.e., by chance alone). The lower the p-value, the less likely that the results observed were due to chance. There are currently no approved drug therapies for ADPKD or ARPKD in the United States.

  •
  KD034 is our portfolio of enhanced formulations of trientine hydrochloride, a chelating compound for the removal of excess copper from the body, for the treatment of Wilson's disease, a rare autosomal recessive genetic disease of copper metabolism affecting approximately 10,000 individuals in the United States. We are developing a proprietary formulation and packaging of trientine hydrochloride that we believe have the potential to address major shortcomings of currently available trientine hydrochloride formulations. In addition, we plan to seek approval for a generic of Syprine (trientine hydrochloride). We intend to use Kadmon Pharmaceuticals, our specialty-focused commercial organization, to market these formulations, if approved.

        Kadmon Pharmaceuticals, our wholly-owned subsidiary, is our specialty-focused commercial organization. Kadmon Pharmaceuticals currently markets and distributes a portfolio of branded generic ribavirin products for chronic hepatitis C virus (HCV) infection. Additionally, Kadmon Pharmaceuticals co-promotes a product for chronic weight management and distributes a product for chorea, an involuntary movement disorder associated with Huntington's disease, and a product for cytomegalovirus (CMV) retinitis, a viral inflammation of the retina of the eye, and for the prevention of CMV disease, a common viral infection complicating solid organ transplants. Product revenues from Kadmon Pharmaceuticals are almost entirely derived from sales of its ribavirin portfolio. Kadmon Pharmaceuticals' sales of these drugs have significantly declined, from $63.5 million for the year ended December 31, 2014 to $29.3 million for the year ended December 31, 2015, as the treatment landscape for chronic HCV infection has rapidly evolved, with multiple ribavirin-free regimens, including novel direct-acting antivirals, having entered the market and becoming the new standard of care.

        During the three months ended March 31, 2016 and the years ended December 31, 2015 and 2014, Kadmon Pharmaceuticals generated enough revenue to support its commercial operations and service our debt requirements. Historically, we have supported our non-commercial operations primarily through private placement financings, licensing agreements and strategic alliances. We do not believe we can currently depend on commercial revenues from Kadmon Pharmaceuticals to support our non-commercial operations, including drug development efforts and debt obligations. Instead, we leverage our commercial infrastructure, including the regulatory, quality and chemistry, manufacturing and controls (CMC) teams of Kadmon Pharmaceuticals, to support the development of our clinical-stage product candidates. We believe that our commercial infrastructure will be most advantageous to us in the future, in connection with potential commercial collaborations as well as the anticipated commercialization of our pipeline products and clinical-stage product candidates, if approved.

Our Strategy

        Our goal is to develop first-in-class, innovative therapies for indications with significant unmet medical needs, including in autoimmune and fibrotic diseases, oncology and genetic diseases, and for which we plan, in many cases, to seek breakthrough designation from the FDA. Our key strategies to achieve this goal are listed below:

  •
  Develop KD025 and our ROCK2 inhibitor platform to produce novel treatments for autoimmune, fibrotic and neurodegenerative diseases.  We have synthesized and identified a diverse portfolio of highly selective ROCK2 inhibitors to treat autoimmune, fibrotic and neurodegenerative diseases. We have selected more than 10 of these ROCK2 inhibitors that we believe have the greatest potential based on characteristics including potency, solubility, bioavailability and, in some cases, blood-brain barrier penetrance.

  We plan to develop KD025 for the treatment of autoimmune and fibrotic diseases. We recently completed a Phase 2 clinical study of KD025 in moderate to severe psoriasis and have an ongoing Phase 2 clinical study in IPF. We plan to initiate additional Phase 2 clinical studies in other autoimmune diseases in 2016 and 2017, including in cGVHD, psoriatic arthritis, scleroderma and SLE, as well as expand our clinical program in moderate to severe psoriasis.

  •
  Rapidly advance tesevatinib in NSCLC with brain metastases or leptomeningeal disease, followed by glioblastoma, earlier-stage NSCLC and other solid tumors.  We are initially developing tesevatinib for NSCLC with activating EGFR mutations in patients with brain metastases or leptomeningeal disease and have an ongoing Phase 2 clinical study in these indications. We believe tesevatinib is ideally suited to treat these patient populations due to the molecule's inhibition of EGFR, blood-brain barrier penetrance and specific tissue distribution. In preclinical studies, tesevatinib has been observed to penetrate the blood-brain barrier, with equal concentration in the brain as in the blood, and accumulate greater than 15-fold in the leptomeninges and 30-fold in the lungs compared to blood. While the observations from our ongoing study are preliminary and based on a limited number of study subjects, these observations suggest that tesevatinib may penetrate the blood-brain barrier in humans. We believe that these indications represent the fastest potential path to FDA approval due to the lack of currently approved treatments in these patient populations. We also plan to pursue clinical trials of tesevatinib in additional solid tumors, including glioblastoma and earlier-stage NSCLC.

  •
  Rapidly advance tesevatinib for the treatment of ADPKD and ARPKD.  We are evaluating the safety and tolerability of tesevatinib in ADPKD in an ongoing Phase 1b/2a clinical study and in ARPKD in a planned Phase 1 clinical study. We believe tesevatinib's anti-EGFR activity and 15-fold greater accumulation in the kidneys than in blood make it an ideal candidate to address this monogenic disease in which EGFR is strongly implicated as playing an important role in kidney cyst formation. As a result, we are investigating treatment at a significantly lower dosage compared to oncology indications, with the goal of minimizing dose-dependent side effects. PKD is a disease that requires chronic treatment, and we believe that tesevatinib's tolerability profile makes it an attractive therapeutic product candidate for this indication. To address ARPKD, a pediatric disease closely related to ADPKD, we have developed a proprietary liquid formulation of tesevatinib for administration to children and which is designed to enable titration, the process of gradually adjusting the dose of medication by body weight to reach the appropriate dose. We plan to pursue registration study programs in ADPKD in 2018 and in ARPKD in 2016.

  •
  Leverage our drug discovery platforms to identify and develop new product candidates for additional diseases with significant unmet medical need.  Our drug discovery platforms are focused on small molecule chemistry and biologics. Our platforms support the future growth of our pipeline and fuel the discovery of new targets and the development of drugs to inhibit these targets. To date, these platforms have produced a strong pipeline of preclinical product candidates. Our most advanced novel preclinical product candidate from our biologics platform, KD033, is an anti-PD-L1/IL-15 fusion protein, which combines a master regulator (PD-L1) and a stimulator (IL-15) of immune response targeted to the tumor site. KD033 inhibits the PD-L1 pathway to reduce tumor cell immune checkpoint blockade, which is the inhibition of immune system checkpoints effecting immune system function, while simultaneously directing an IL-15-stimulated, specific immune response to the tumor microenvironment.

  •
  Build on and leverage our commercial infrastructure to market therapies for Wilson's disease and support our clinical development programs.  We plan to seek approval for our proprietary formulation and packaging of trientine hydrochloride for the treatment of Wilson's disease under a Section 505(b)(2) New Drug Application (NDA) pathway. In addition, we plan to seek approval under an Abbreviated New Drug Application (ANDA) for a generic of Syprine (trientine hydrochloride). We intend to use Kadmon Pharmaceuticals, our specialty-focused commercial organization, to market these formulations, if approved, and support our development programs and commercialization of our clinical-stage product candidates.

Our Clinical-Stage Pipeline

        We maintain global rights to the following product candidates:

ROCK2 Inhibitor Platform (Lead Compound: KD025)

        A central goal in the study of autoimmune disease is to develop therapies that down-regulate pro-inflammatory immune responses while potentially preserving the immune system's ability to fight infections and tumors. Through our studies of the role of ROCK2 in immune cells, we have demonstrated that selective ROCK2 inhibition affects key cellular functions that control and restore balance to the immune system. ROCK2 inhibition with KD025 reduces the production of pro-inflammatory cytokines, which are small proteins that stimulate and regulate the immune response, IL-17, IL-21 and IL-22 by T helper 17 (Th17) cells through the down-regulation of STAT3, a key transcription factor and regulator of the inflammatory pathway. ROCK2 inhibition concurrently increases the suppressive function of regulatory T cells (Tregs) through activation of STAT5, a controller of regulatory cell function, helping to resolve inflammation with a minimal effect on the rest of the immune response.

        In fibrotic diseases, ROCK2 signaling is up-regulated throughout the fibrotic process, effecting macrophage infiltration, endothelial cell activation and myofibroblast differentiation. These processes result in the deposition of excess collagen and creation of scar tissue. We believe that ROCK2 inhibition with KD025 has the potential to halt and reverse these processes to successfully treat fibrotic diseases.

        It is now well understood that neurodegenerative diseases have a neuroinflammatory component. These observations, coupled with the effects of ROCK2 on neuronal cell behavior, indicate that ROCK2 inhibition may play an important role in the treatment of neurodegenerative diseases, including, among many others, multiple sclerosis, Alzheimer's disease and Huntington's disease.

        To establish proof of concept in autoimmune disease, our current focus is on the treatment of moderate to severe psoriasis, for which we recently completed a Phase 2 clinical study. Additional Phase 2 clinical studies of KD025 in immune disorders are planned in cGVHD, psoriatic arthritis, scleroderma and SLE. In fibrotic disease, we recently initiated a Phase 2 clinical study in IPF, with additional studies planned in myelofibrosis, kidney fibrosis and liver fibrosis. In addition, we plan to study our ROCK2 inhibitors for the treatment of neurodegenerative diseases, including, among others, multiple sclerosis, Alzheimer's disease and Huntington's disease. KD025 has already demonstrated promising results in our preclinical studies in many of these indications.

Proof of Concept in Autoimmune Disease—Psoriasis

        Psoriasis is a chronic, immune-mediated, inflammatory skin condition affecting approximately 2% to 3% of the global population. According to the National Psoriasis Foundation, psoriasis is among the most prevalent autoimmune diseases in the United States, affecting as many as 7.5 million people. Psoriasis commonly presents before the age of 35 years and has no known cure. The disease decreases a patient's quality of life and can lead to a higher risk of multiple comorbidities, including metabolic diseases, liver disease and certain cancers.

        Most psoriasis patients (approximately 80% to 90%) have chronic plaque psoriasis (also known as psoriasis vulgaris), characterized by recurrent exacerbations and remissions of thickened, erythematous, scaly patches of skin that can occur anywhere on the body. Approximately 15% to 25% of these patients have moderate to severe disease requiring systemic therapy as outlined in various international and regional treatment guidelines. This subset of patients is our targeted patient population.

        The costs associated with psoriasis are substantial. Total direct and indirect healthcare costs of psoriasis patients are calculated at $11.25 billion annually in the United States, with work loss accounting for 40% of the cost burden. Approximately 60% of psoriasis patients miss an average of 26 days of work a year due to their illness.

Current Treatment Options and Limitations of Therapy

        Many approved therapies target the immune system to treat psoriasis, including recently introduced biologic agents. All of these therapies have significant limitations, including increased risk of serious infections and malignancies, such as tuberculosis, lymphoma, immunogenicity and neurological disorders. In addition, these therapies require regular injections, which is a deterrent to patients and prescribers. More recently, Otezla (apremilast), an oral inhibitor of phosphodiesterase-4 (PDE-4), an enzyme which promotes inflammation, was approved by the FDA to treat patients with moderate to severe plaque psoriasis.

Key Differentiating Attributes of KD025

        We believe that KD025 represents a new potential treatment paradigm for moderate to severe psoriasis and other autoimmune diseases. Our identification of ROCK2, the therapeutic target of KD025, as a central regulator of the immune response is an important scientific finding published by Kadmon in the November 25, 2014 issue of the peer-reviewed journal Proceedings of the National Academy of Sciences. This publication was written by our employees, former employees, consultants and former consultants including Alexandra Zanin-Zhorov, Jonathan M. Weiss, Melanie S. Nyuydzefe, Wei Chen, Jose U. Scher, Rigen Mo, David Depoil, Nishta Rao, Ben Liu, Jianlu Wei, Sarah Lucas, Matthew Koslow, Maria Roche, Olivier Schueller, Sara Weiss, Masha V. Poyurovsky, James Tonra, Keli L. Hippen, Michael L. Dustin, Bruce R. Blazar, Chuan-ju Liu, and Samuel D. Waksal, and reports findings from a clinical study sponsored by us. The report was peer-reviewed by Charles A. Dinarello, University of Colorado Denver, Aurora. In preclinical and clinical studies, targeted ROCK2 inhibition with KD025 resulted in the down-regulation of pro-inflammatory response with no evidence of any deleterious impact on the rest of the immune system. We believe this effect may potentially avoid toxicities and increased susceptibility to lymphomas and opportunistic infections associated with currently available biologic therapies. KD025 is orally administered, whereas most current therapies are formulated as infused or injectable biologics. In a recently completed Phase 2 clinical study in patients with moderate to severe psoriasis, KD025 treatment resulted in Psoriasis Area and Severity Index (PASI) score reductions in 85% of patients completing the study, with minimal side effects. PASI is a widely used tool for the measurement of the severity of psoriasis which combines the assessment of the severity of lesions caused by and the area affected by psoriasis into a single score. We believe that KD025 is an ideal treatment candidate for a chronic inflammatory condition because it is orally delivered and lacks side effects such as headache, nausea and diarrhea.

KD025 Clinical Program

Ongoing Study

  Ongoing Phase 2 Clinical Study of KD025 in Idiopathic Pulmonary Fibrosis

        We have an ongoing, randomized, open-label, Phase 2 clinical study (KD025-207) to examine the safety, tolerability and activity of KD025 in IPF patients who have received or been offered anti-fibrotic drugs pirfenidone and/or nintedanib. The planned enrollment is 36 IPF patients randomized into two cohorts: one cohort of 24 patients treated with KD025 at 400 mg once daily (QD), versus another cohort of 12 patients treated with standard of care. The primary efficacy endpoint is the percent change in forced vital capacity (FVC) over the dosing period, from baseline to 24 weeks. The study is being conducted in the United States.

Planned Studies

  Planned Phase 2 Clinical Study of KD025 in Moderate to Severe Psoriasis

        Based on clinical data from our recently completed Phase 2 clinical study of KD025, we plan to enroll a randomized, double-blind placebo-controlled Phase 2 clinical study of KD025 in moderate to severe psoriasis in the United States in 2016. We plan to initiate a dose-finding study to evaluate the safety, tolerability and efficacy of KD025 in approximately 150 patients with moderate to severe psoriasis who are candidates for systemic therapy or phototherapy. The 16-week study will consist of five cohorts of thirty patients each: KD025 200 mg QD, KD025 200 mg twice daily (BID), KD025 400 mg QD, KD025 600 mg QD (administered as 400 mg in the morning and 200 mg in the evening) and matching placebo BID. The primary efficacy endpoint will be the number of patients achieving a 75.0% reduction in PASI score.

        The FDA has also advised that we evaluate the potential of KD025 to induce carcinogenicity in two species, as recommended by current FDA guidelines for drug development. Carcinogenicity assessment planning will initiate in 2017 as KD025 progresses through development, and we will discuss the plan with the FDA Carcinogenicity Assessment Committee prior to initiating the studies, as recommended by the FDA.

  Planned Phase 2 Clinical Study of KD025 in Chronic Graft-Versus-Host Disease

        On January 8, 2016, our IND application was accepted for an open-label, dose-finding multicenter Phase 2 clinical study to evaluate the safety, tolerability and activity of KD025 in patients with steroid-dependent cGVHD and active disease. We plan to enroll 48 cGVHD patients into three cohorts of KD025 200 mg QD, KD025 200 mg BID and KD025 400 mg QD for 24 weeks. The primary efficacy endpoint will be the percentage of patients who meet the overall response criteria (complete response and partial response) at 24 weeks. We expect to begin enrolling this study in the United States in 2016.

  Planned Phase 2 Clinical Study of KD025 in Patients with Psoriatic Arthritis

        Based on clinical data from our recently completed Phase 2 clinical study of KD025 in patients with dermatologic lesions of moderate to severe psoriasis, we plan to initiate a Phase 2, randomized, double-blind, 24-week study to evaluate the safety, tolerability and activity of KD025 in approximately 60 patients with psoriatic arthritis who have failed at least one disease-modifying antirheumatic drug. The primary efficacy endpoint will be the percentage of patients achieving a 20% reduction in the composite measure referred to as ACR20 (American College of Rheumatology 20% improvement criteria). We expect to begin enrolling this study in the United States in 2017.

  Planned Phase 2 Clinical Study of KD025 in Scleroderma

        We plan to conduct a Phase 2 clinical study of KD025 in patients with scleroderma who have pulmonary fibrosis and who have previously been treated with immunosuppressing drugs cyclophosphamide or mycophenolate mofetil. Scleroderma, also known as systemic sclerosis, is an autoimmune disease that affects not only the skin, but internal organs, including the kidneys, heart and lungs. This randomized, double-blind, placebo-controlled Phase 2 clinical study intends to evaluate the safety, tolerability and activity of KD025 in approximately 64 patients for 24 weeks. The primary efficacy endpoint will be mean percent change in FVC from baseline to 24 weeks. We expect to begin enrolling this study in the United States in 2017.

  Planned Phase 2 Clinical Study of KD025 in SLE

        We plan to initiate a double-blind, placebo-controlled Phase 2 clinical study to evaluate the safety and tolerability of KD025 and its ability to treat and influence biomarker expression in SLE. The

24-week study will enroll approximately 60 patients. We expect to begin enrolling this study in the United States in 2017.

Completed Clinical Studies of KD025

        To date, eight clinical studies of KD025 have been completed. In these studies, 183 patients have received KD025 in doses ranging from 20 mg to 1,000 mg in single- and/or multiple-day dose regimens. As described below, we recently completed a Phase 2 open-label study in 38 adult patients with moderate to severe psoriasis who relapsed following a course of systemic therapy. We also completed a Phase 2a open-label study in eight adult patients with moderate to severe psoriasis who failed first-line therapy. In addition, six Phase 1 clinical studies of KD025 have been completed in healthy human volunteers: a single-ascending dose (SAD) study; a combined single- and multiple-ascending dose (MAD) study; a MAD study with QD and BID dosing; a safety and pharmacokinetics (PK) study; a food effect study; and a crossover study to determine the PK of a tablet formulation of KD025.

        We observed a transient increase in liver enzymes in 17 patients out of the 183 treated in completed clinical trials to date, with 13 judged to be possibly related to KD025. No serious adverse events related to KD025 were reported. These treatment-emergent adverse events (TEAEs) all returned to within normal levels after discontinuation of study drug. All patients were asymptomatic.

        The following table presents an overview of these studies.

Completed Clinical Studies of KD025

Study Number	Phase	Study Design (including primary endpoints)	Study Population Characteristics	KD025 Doses	Number of Patients Dosed
KD025-206	2	Open-label, dose-finding (safety, tolerability, activity and pharmacokinetics (PK))	Patients with moderate to severe psoriasis who have failed at least one line of systemic therapy	KD025 400 mg QD × 12 weeks KD025 200 mg BID × 12 weeks KD025 400 mg BID × 12 weeks	KD025: 38
KD025-205	2a	Open-label, single-arm (safety, tolerability, activity, PK and exploratory pharmacodynamics (PD))	Patients with moderate to severe psoriasis who have failed at least one line of systemic therapy	KD025: 200 mg QD × 4 weeks	KD025: 8
KD025-105	1	Single-dose, two-period, crossover study (food effect)	Healthy male patients	KD025: 500 mg QD	KD025: 12
KD025-103	1	Single-center, placebo-controlled, double-blind, randomized (6:2) study (safety, tolerability, PK and exploratory PD)	Healthy male and post-menopausal female patients	KD025: 500 mg BID × 4 weeks (6 patients) Placebo BID × 4 weeks (2 patients)	KD025: 6 Placebo: 2
KD025-102	1	Single-center, placebo-controlled, double-blind, randomized (6:2) (safety, tolerability and PK)	Healthy male and post-menopausal female patients	KD025: 500 mg QD, 800 mg QD, 500 mg BID, and 1,000 mg QD × 7 days (n= 6 patients/ cohort) Placebo (n= 2 patients/cohort)	KD025: 24 Placebo: 8
KD025-101	1	Single-center, placebo-controlled, randomized (6:2) (safety, tolerability and PK)	Healthy male patients
KD025: 40, 80, 120, 160, 240, 320, 400, and 500 mg QD (n= 6 patients/ cohort)

Placebo (n= 2 patients/cohort)

A single dose of KD025 or placebo was administered on Study Day 1 and then followed by 7 days of multiple dosing beginning on Study Day 8.

					KD025: 48 Placebo: 16
SLx-2119-09-01	1	Single-center, randomized, double-blind, placebo-controlled, single-dose, dose-finding (safety, tolerability, and PK)	Healthy male patients	Single doses of KD025 (n= 8 subjects/ cohort: KD025: 20, 40, 80, and 160 mg QD (n=6 subjects/cohort) Placebo (n= 2 subjects/cohort)	KD025: 24 Placebo: 8
KD025-106	1	Single-dose, three-period, crossover study to assess the PK of a tablet formulation	Healthy male subjects	KD025 200 mg QD	23

  Completed Phase 2 Clinical Study of KD025 in Moderate to Severe Psoriasis (KD025-206)

        We recently completed a Phase 2 clinical study of KD025 in the United States in patients with moderate to severe psoriasis who relapsed following a course of systemic therapy. The FDA issued a "Study May Proceed" letter dated February 12, 2014, authorizing us to initiate clinical testing under an IND for KD025 in moderate to severe psoriasis. KD025-206 was a twelve-week, dose-finding clinical study that consisted of three cohorts: 400 mg QD, 200 mg BID and 400 mg BID. Of the 38 patients dosed, 26 completed the study, including 12 in the 400 mg QD cohort, seven in the 200 mg BID cohort and seven in the 400 mg BID cohort. In the study, 85% of patients who completed the trial demonstrated a clinical benefit in moderate to severe psoriasis, which is defined as any decrease in PASI score, and 46% of patients achieved at least a 50% decrease in PASI score (PASI 50). In the 400 mg QD cohort, 42% of patients (5 out of 12) achieved PASI 50. In the 200 mg BID cohort, 71% of patients (5 out of 7) achieved PASI 50 (see figure below). In the 400 mg BID cohort, 29% of patients (2 out of 7) achieved PASI 50. Of the 38 patients in the trial, 12 discontinued, seven of whom had Grade 2-3 elevations in liver transaminases and were taken off therapy by the Kadmon medical monitor. Four patients voluntarily withdrew from the study and one patient was lost to follow-up.

        In this study, liver-related laboratory abnormalities, specifically elevations in transaminases (alanine aminotransferase (ALT) and aspartate aminotransferase (AST)), alkaline phosphatase, gamma-glutamyl transferase (GGT) and bilirubin, were graded on a 0-4 scale based on the patient's laboratory results compared to the upper limit of normal (ULN) range, with Grade 4 reflecting the greatest elevation.

        The grading of these liver-related laboratory abnormalities is distinct from the grading of other laboratory adverse events, which were graded on the Toxicity Grading Scale for Healthy Adult and Adolescent Volunteers Enrolled in Preventive Vaccine Clinical Trials, and the grading of clinical adverse events, which were graded on the Common Terminology Criteria for Adverse Events (CTCAE) Scale.

        The majority of liver-related laboratory abnormalities reported in the study were Grade 1-3 elevations in liver transaminases (ALT and AST), enzymes that help metabolize amino acids and may be indicators of liver cell injury. In the 400 mg QD cohort, no patients were discontinued for transaminase elevations. In the 200 mg BID cohort, two patients were discontinued for Grade 2 elevations in transaminases, and one patient was discontinued for a Grade 3 elevation in transaminases. In the 400 mg BID cohort, four patients were discontinued, one for a Grade 2 elevation in transaminases and three for Grade 3 elevations in transaminases. All transaminase elevations returned to normal when drug was stopped and in three cases, transaminase elevations resolved while KD025 treatment was continued to end of therapy. One patient had elevated bilirubin levels at screening, prior to receiving study drug, which increased and then returned to the patient's baseline levels while on study drug. This bilirubin elevation was considered by the investigator to be unlikely related to study drug. There was one Grade 4 transaminase elevation that was observed nearly two months after the patient ended treatment. Approximately three months after the patient's end-of-treatment visit, this transaminase elevation was documented as resolved and was considered by the investigator to be unlikely related to study drug. No serious adverse events were reported in any of the three cohorts, whether based on laboratory abnormalities or clinical events. Liver abnormality grades (e.g., Grade 4) alone do not connote the same CTCAE adverse event grades. In addition to the laboratory adverse events noted, there were CTCAE Grade 1-2 clinical adverse events observed that did not result in any discontinuation of therapy. Due to the transaminase elevations observed in the 400 mg BID group, we will not study this dose or higher doses in our planned Phase 2 placebo-controlled study of KD025 in moderate to severe psoriasis.

        Of patients who completed the study and for whom IL-17 measurements were available, 84% (21 out of 25) showed reduced levels of pro-inflammatory cytokine IL-17, the key driver in psoriasis, and a minimal effect on the rest of the immune system.

  Completed Phase 2a Clinical Study (KD025-205)

        KD025-205 was a Phase 2a safety and tolerability study of KD025 in eight patients with moderate to severe psoriasis who have failed at least one line of systemic therapy. The clinical study was conducted in the United States pursuant to an IND. The FDA issued a "Study May Proceed" letter dated February 12, 2014 authorizing us to initiate clinical testing. Patients were dosed with KD025 at 200 mg QD for 28 days. In this study, we observed encouraging pharmacodynamic activity and a reduction of PASI scores in three of eight psoriasis patients after only four weeks of treatment. However, this reduction was neither statistically nor clinically significant. KD025 was well tolerated with no study drug-related serious adverse events reported. Two patients withdrew from the study due to treatment emergent adverse events, one due to transaminitis and the other due to anastomotic ulcer. After discontinuation of study drug, the patients' ALT and AST levels returned to within normal levels. In an ex vivo analysis, blood samples were taken from seven of eight patients pre-treatment and after 28 days of treatment and the levels of secreted pro-inflammatory and regulatory cytokines were determined. The analysis showed reduced secretion of pro-inflammatory cytokine IL-17, the key driver in psoriasis, as well as IL-21 and IL-22, which along with IL-17 are important in the pathogenesis of other autoimmune diseases. KD025 had a minimal effect on the rest of the immune system as evidenced by minimal impact on IL-2, IFN-g and IL-10. See figure below.

KD025 at 200 mg QD Demonstrated Specific Inhibition of Th17 Cytokines in Moderate to
Severe Psoriasis Patients

  Completed Phase 1 Clinical Studies

        We evaluated KD025 in five Phase 1 clinical studies conducted in the United States. On September 14, 2009, we received communications from the FDA authorizing us to initiate clinical testing and an IND for KD025. KD025 was well tolerated at doses of up to 1,000 mg QD and, in these studies, a maximum tolerated dose was not reached. We conducted a Phase 1 food effect study (KD025-105), which showed increased KD025 exposure with food. An ex vivo analysis of peripheral blood mononuclear cells (PBMCs) from healthy volunteers treated with KD025 in these studies showed that IL-17 and IL-21 production was decreased in a dose-dependent manner.

KD025 Preclinical Studies

        In our preclinical studies, we found evidence that KD025 is a specific and potent inhibitor of ROCK2. Dependent upon assay conditions, KD025 exhibited at least 20-fold more potency at inhibiting ROCK2 than ROCK1. In these studies, KD025 showed greater ROCK2 inhibition potency than certain currently available pan-ROCK inhibitors such as fasudil. KD025 showed high selectivity for ROCK2 when tested against panels of 300 ATP-dependent kinases, cell surface receptors and channels.

        In our in vitro studies conducted in activated human T-cells, we found that KD025 down-regulated the secretion of IL-17, IL-21 and IL-22, with little effect on the secretion of IL-2, IFN-g and IL-10. Our studies have suggested that this response is mediated by the modulation of key transcription factors affecting the immune system. Based on these findings and the important role these cytokines play in autoimmune diseases, we believe KD025 may have efficacy across a broad range of autoimmune diseases.

 KD025 Selectively Inhibits Th17 Cell Response In Vitro

Proof of Concept of KD025 in Fibrotic Disease

        In addition to ROCK2's potential role in autoimmunity, we believe ROCK2 plays an important role in the development of fibrotic disease. In our preclinical studies, inhibiting ROCK2 with KD025 reduced Type 1 collagen secretion and stellate cell formation associated with scar tissue formation, improving organ function in models of fibrosis. Data from these preliminary studies suggest that treatment with KD025 may prevent the secretion of Type 1 collagen as well as the formation of myofibroblasts, cells primarily responsible for the secretion of collagen and the progression of fibrotic disease.

KD025 Animal Models

        We have observed evidence of the efficacy of KD025 in multiple rodent models of autoimmune, fibrotic and neurodegenerative diseases, including collagen-induced arthritis, inflammatory bowel disease, cGVHD, scleroderma, lupus, pulmonary fibrosis and multiple sclerosis. In each case, KD025 administration halted, and in certain cases reversed, disease progression.

        Treatment with KD025 attenuated pulmonary fibrosis, significantly reducing fibrosis and inflammation in the lung in a dose-dependent manner in a bleomycin-induced mouse model. This model, induced by infusing the chemotherapy bleomycin into the lungs of mice, is believed to reproduce the tissue alterations found in human pulmonary fibrosis. KD025 dosed QD for 13 days at clinically relevant dose levels in bleomycin-treated mice significantly reduced lung fibrosis and inflammation and improved pulmonary function (see figure below). Importantly, this effect was demonstrated in mice in which pulmonary fibrosis was already established at the time KD025 treatment was initiated (Day 8), suggesting that KD025 potentially reverses pulmonary fibrosis.

KD025 Reduces Pulmonary Fibrosis in Mice

KD025 attenuated the progression of fibrosis (shown in dark blue) in a dose-dependent manner in mice with bleomycin-induced lung fibrosis.

Tesevatinib in Oncology

        Tesevatinib is an oral tyrosine kinase inhibitor that is designed to block key molecular drivers of tumor growth. In preclinical studies, tesevatinib has shown anti-EGFR activity equivalent to currently approved EGFR inhibitors such as erlotinib, inhibiting EGFR activity in a cell line with an EGFR mutation found in lung cancer by 50% (IC50) at a concentration of 0.6 nM. In a Phase 2 clinical study, tesevatinib showed a trough level of 439 ng/mL (890 nM), which is well above the IC50 for EGFR inhibition. Tesevatinib has also shown activity against the cancer biomarkers vascular endothelial growth factor receptor 2 (VEGFR2), human epidermal growth factor receptor 2 (HER2) and Src. Tesevatinib has been observed in animal models to cross the blood-brain barrier and concentrate in the brain at levels comparable to those found in blood. In addition, tesevatinib concentrates in the lungs, leptomeninges and kidneys at significantly higher levels than in blood. We believe that tesevatinib's anti-EGFR activity, blood-brain barrier penetrance and specific tissue accumulation present an important opportunity to treat central nervous system (CNS) metastases, primary brain tumors and other solid tumors. Our current focus for tesevatinib in oncology is NSCLC with activating EGFR mutations and brain metastases or leptomeningeal disease as well as glioblastoma.

Oncology Indications

        Despite the frequency of progression to the CNS, there are no approved treatments for brain metastases or leptomeningeal disease in patients with NSCLC and activating EGFR mutations, representing a significant unmet medical need. In preclinical studies, tesevatinib showed anti-EGFR activity, concentration in lung tissues and effective penetration into the brain, with CNS levels in mice and rats comparable to levels in blood. Thus, we believe there is good biologic rationale to evaluate tesevatinib in patients with NSCLC with activating EGFR mutations and brain metastases or leptomeningeal disease. We have an ongoing Phase 2 clinical study of tesevatinib in NSCLC patients with activating EGFR mutations and brain metastases or leptomeningeal disease.

        EGFR protein overexpression and gene amplification is present in approximately 50% of gliomas, which are malignant tumors of the glial tissue of the brain. However, clinical studies of EGFR inhibitors in patients with gliomas have produced disappointing results, largely due to poor blood-brain barrier penetration. Based on our research, we plan to begin enrolling a Phase 2 clinical study of tesevatinib for the treatment of glioblastoma in 2016.

Background of the Disease—Non-Small-Cell Lung Cancer with Brain Metastases or Leptomeningeal Disease

        Lung cancer, which accounts for 16.5% of all cancers, is the most common type of cancer and is responsible for the greatest number of cancer deaths worldwide, killing approximately 1.4 million people globally each year. NSCLC is the most common form of lung cancer, accounting for approximately 85.0% of all cases. NSCLC is a disease in which malignant cells form in the tissues of the lung. Approximately 70.0% of NSCLC cases are not diagnosed until the disease is at an advanced stage, when the chance for cure or significant patient benefit is severely limited.

        Approximately 15.0% of NSCLC cases are driven by activating mutations to the EGFR gene. Treatment with EGFR inhibitors leads to the development of resistance that is mediated by the T790M mutation in approximately 50.0% of these patients. The other 50.0% of patients develop resistance by other mechanisms. Patients without T790M mutations, approximately 28.0% of whom develop brain metastases and 8.0% of whom develop leptomeningeal disease, are our initial target patient population.

        Brain metastases are a common and often lethal complication of NSCLC. Life expectancy for NSCLC patients with brain metastases is poor, with a median survival period of only three to four months. In addition, many NSCLC patients with brain metastases will suffer considerable diminution in quality of life due to neurocognitive and functional deficits as well as adverse effects associated with current medications such as steroids and anti-epileptic drugs.

Current Treatment Options and Limitations of Therapy

        There are no effective approved therapies for brain metastases and leptomeningeal metastases in patients with NSCLC and activating EGFR mutations. Very little progress has been made in the treatment of CNS metastases and primary brain tumors due to the limitations of blood-brain penetration of currently available drugs. Published data have demonstrated that currently approved tyrosine kinase inhibitors have poor brain penetration and are thus unable to effectively treat these metastases. Radiation therapy is often used to control symptoms of CNS metastases. These treatments are not curative and are accompanied by side effects. Brain metastases and leptomeningeal metastases result in significant morbidity, with median survival of three to four months. Therefore, CNS metastases represent a major unmet medical need.

Key Differentiating Attributes of Tesevatinib in Oncology

        Tesevatinib is an EGFR inhibitor with in vitro potency equal to erlotinib, the most commonly used first-line treatment for NSCLC with activating EGFR mutations. Tesevatinib has also demonstrated clinical activity in patients with activating EGFR mutations. Although not evaluated head-to-head with erlotinib, response rates of tesevatinib (57%) in previously untreated patients with activating EGFR mutations is similar to that of erlotinib (65%) in the same patient population.

        Unlike currently marketed treatments, tesevatinib has been observed in preclinical studies to cross the blood-brain barrier, reaching equal concentration in the brain as in blood. In those studies, tesevatinib reached levels in the choroid plexus (a network of blood vessels in each ventricle of the brain) and in the leptomeninges more than 15 times the blood levels. Building on these preclinical data, tesevatinib has now been studied for the treatment of brain metastases and leptomeningeal disease with clinical response, where tesevatinib concentrations were observed in the brain and the cerebrospinal fluid which may effectively control tumor cell growth. In addition, tesevatinib accumulated at a 30-fold level in lung tissues. QTc prolongation has been observed in previous tesevatinib studies without any arrhythmia observed. Detailed ECG studies are carried out in every tesevatinib clinical study and a composite report will be available for submission to the FDA in the future. Tesevatinib is also a reversible tyrosine kinase inhibitor, therefore limiting severe toxicities associated with other therapies. Due to these characteristics, we believe there is a significant opportunity for tesevatinib to effectively treat NSCLC with activating EGFR mutations and brain metastases or leptomeningeal disease and these characteristics, if successfully demonstrated through Phase 3 trials, would offer a strong competitive advantage for tesevatinib over competing therapies that do not have the same blood-brain barrier penetrance.

Oncology Clinical Program

        To date, more than 240 subjects have received at least one dose of tesevatinib. In completed clinical studies, tesevatinib demonstrated activity through target kinase inhibition and showed minimal renal excretion, and was well tolerated for chronic dosing in oncology patients at 300 mg QD. Of 166 subjects, including healthy volunteers, who have received tesevatinib doses greater than or equal to 300 mg QD, 44 were on therapy for at least six months, with one patient currently taking the drug who has been on therapy for over five years.

Ongoing Phase 2 Clinical Study of Tesevatinib in NSCLC with Activating EGFR Mutations that has Metastasized to the Central Nervous System (Brain or the Leptomeninges)

        In Q4 2015, we initiated a Phase 2 open-label clinical study (KD019-206) of tesevatinib 300 mg QD in NSCLC in patients with activating EGFR mutations whose disease has metastasized to the brain or the leptomeninges. The planned enrollment is 60 patients divided into three cohorts: 20 patients who have progressed with measurable brain metastases while on other EGFR therapy, 20 patients who have symptomatically progressed with leptomeningeal disease while on other EGFR therapy and 20 patients with measurable brain metastases and no prior EGFR therapy. Patients with both brain metastases and leptomeningeal disease are preferentially placed within the leptomeningeal disease cohort. Among patients with measurable brain metastases, the primary endpoint is the objective response rate within the brain. Among patients with leptomeningeal disease, the primary endpoint is improvement in symptoms compared to baseline. Overall durability will be assessed at completion of the study. The trial is initially being conducted at U.S. sites, with planned expansion to locations outside of the United States. The FDA issued a "Study May Proceed" letter dated June 22, 2004 authorizing us to initiate clinical trials under an IND for tesevatinib in NSCLC.

        Preliminary observations by the study investigators between Days 7 and Days 41 of treatment suggest activity of tesevatinib and that six of the seven patients enrolled to date have had a clinically significant improvement in neurological symptoms and/or tumor shrinkage. The observed improvements in neurological symptoms (some based on observations captured under the protocol and some obtained otherwise by the clinician) include, for some of the enrolled patients, improved strength and balance and reduced headache and fatigue. The observed tumor shrinkages were based on the differences in lesion diameter measurements conducted by a neuroradiologist at the study sites. Of note, one patient with brain metastases and leptomeningeal disease (Patient 034-002) showed a 57% reduction in a measurable cerebral metastasis in MRI scans at Day 41 from the initial MRI scans. Additionally, one patient with brain metastases (Patient 045-003) showed an approximate 50% decrease in brain metastases mass overall, based on the cumulative measured and observed decreases in multiple brain lesions in MRI scans at Day 23 from the initial MRI scans. These decreases are shown in the figures below. One patient enrolled to date did not show improvement at any point: a 66-year old male, who died within 21 days of initiating tesevatinib therapy due to urosepsis. Any of the other current or future patients may have or could experience disease progression, deterioration or death, notwithstanding any observed improvements at earlier points in the study. To date, no formal interim analyses have been conducted to evaluate efficacy endpoints or statistical significance of any study findings pursuant to the protocol and such evaluations will not be conducted until completion of the study.

        Although these are initial observations of study investigators in a limited number of patients, we believe these observations indicate that tesevatinib may penetrate the blood-brain barrier in humans, as previously observed in animals, potentially leading to meaningful clinical activity. There are no currently approved EGFR inhibitor therapies that reliably cross the blood-brain barrier, representing a major unmet medical need.

Ongoing NSCLC Study: Patient with Brain Metastases and Leptomeningeal Disease (034-002)
Sees Improved Right Parieto-Occipital Leptomeningeal Enhancement

Ongoing NSCLC Study: Patient with Brain Metastases and Leptomeningeal Disease (034-002)
Sees Improved Left Parietal Brain Metastasis

 Ongoing NSCLC Study: Patient with Brain Metastases and Leptomeningeal Disease (034-002)
Sees a 57% Decrease in Cerebral Mass Size

Ongoing NSCLC Study: Patient with Brain Metastases (045-003)
Sees ~50% Decrease in Brain Metastases Mass Overall

Planned Phase 2 Clinical Study of Tesevatinib in Glioblastoma

        On March 10, 2016, our IND application was accepted for a Phase 2 clinical study of tesevatinib for the treatment of glioblastoma multiforme that will include patients with EGFR overexpression or mutations. We plan to enroll approximately 40 patients to receive tesevatinib dosed at 300 mg QD. We expect to begin enrolling this study in 2016. Depending on data outcomes, we expect that this U.S.-based study will be followed by a global study.

Completed Clinical Studies of Tesevatinib

        Prior to our acquisition of tesevatinib, previously called XL647, the following clinical studies were conducted.

Study Number	Phase	Study Design (including primary endpoints)	Study Population Characteristics	Tesevatinib Doses	Number of Patients Dosed
XL647-201	2	Nonrandomized, open-label, Simon two-stage (response rate, safety and tolerability)	NSCLC, no prior systemic treatment for advanced cancer	Intermittent 5&9 dosing(a) at 350 mg (tablet) 300 mg QD (tablet)	Tesevatinib: 41 Tesevatinib: 14
XL647-203	2	Nonrandomized, open-label and Simon two-stage (best confirmed response rate)	Patients with NSCLC who have progressed after benefit from treatment with erlotinib or gefitinib	300 mg QD (tablet)	Tesevatinib: 41
XL647-001	1	Dose-escalation (safety, tolerability and PK)	Advanced solid tumors	Intermittent 5&9 dosing at 0.06-7 mg/kg (PIB); MTD was 4.68 mg/kg (PIB), which was converted to 350 mg (tablet)	Tesevatinib: 41
XL647-002	1	Dose-escalation (safety, tolerability, PK and maximum tolerated dose)	Advanced solid tumors	QD dosing at 75, 150, 200, 300, and 350 mg (tablet)	Tesevatinib: 31
XL647-004	1	Randomized 2-way crossover between fed and fasting states (food effect on bioavailability)	Healthy volunteers	Single 300-mg oral dose in fed and fasted states	Tesevatinib: 24
XL647-005	1	Open-label; non-randomized (absorption, metabolism, excretion, and mass balance)	Healthy volunteers	Single 300-mg oral dose of 14C-tesevatinib	Tesevatinib: 8

(a)
QD dosing on the first five days of repeated 14-day cycles.

Completed Phase 2 Clinical Studies of Tesevatinib

        The first Phase 2 clinical study of tesevatinib, XL647-201, enrolled treatment-naïve NSCLC patients. This clinical study was conducted in the United States, and the FDA issued a "Study May Proceed" letter dated June 22, 2004 authorizing us to initiate clinical testing under an IND for tesevatinib in NSCLC. In this study, tesevatinib demonstrated a 57.0% overall response rate in NSCLC patients with EGFR activating mutations, based on Response Evaluation Criteria In Solid Tumors (RECIST) assessment, achieving progression-free survival of 9.3 months and overall survival of 22.5 months.

        The second Phase 2 clinical study, XL647-203, enrolled patients with relapsed or recurrent NSCLC and a known EGFR resistance mutation (T790M) or progression following treatment with single agent erlotinib or gefitinib. This clinical study was conducted in the United States, and the FDA issued a "Study May Proceed" letter dated June 22, 2004 authorizing us to initiate clinical testing under an IND for tesevatinib in NSCLC. This study demonstrated that tesevatinib has limited efficacy against NSCLC with EGFR resistance mutations. Based on RECIST assessment, the majority of evaluable patients had a best response of stable disease (21/33 patients, 63.6%) and one patient (1/33, 3.0%) achieved a confirmed partial response which lasted for 7.36 months. Once achieved, stable disease for patients dosed with tesevatinib was maintained for 1.7 to 15.2 months.

Completed Phase 1 Clinical Studies of Tesevatinib

        Tesevatinib was evaluated in two Phase 1 clinical trials conducted in the United States in 72 patients with advanced solid tumors (Studies XL647-001 and XL647-002). These clinical trials were conducted in the United States, and the FDA issued a "Study May Proceed" letter dated June 22, 2004 authorizing us to initiate clinical testing under an IND for tesevatinib in NSCLC. Tesevatinib was also evaluated in two Phase 1 clinical trials in 32 healthy volunteers (Studies XL647-004 and XL647-005). These clinical trials were conducted in the United States, and the FDA issued a "Study May Proceed" letter dated June 22, 2004 authorizing us to initiate clinical testing under an IND for tesevatinib in NSCLC. We are also evaluating tesevatinib in an ongoing Phase 1b/2a clinical trial in patients with HER2-positive metastatic breast cancer. This clinical study is being conducted in the United States, and the FDA issued a "Study May Proceed" letter dated April 4, 2014.

Preclinical Data—Oncology

        In preclinical studies, tesevatinib inhibited multiple molecular pathways that are important in the proliferation and survival of cells, and had the same potency as erlotinib in inhibiting in vitro EGFR activation. Tesevatinib also demonstrated activity against HER2, VEGFR2 and Src family kinases.

Oncology Animal Studies

        Our preclinical animal studies of tesevatinib have demonstrated its blood-brain barrier penetrance and tissue distribution. In a quantitative, whole-body autoradiography rat model, we observed that tesevatinib was highly blood-brain barrier penetrant and accumulated in the lungs, leptomeninges and kidneys. Studies of other EGFR inhibitors such as erlotinib, afatinib and gefitinib have shown substantially lower blood-brain barrier penetrance. The corresponding values of tesevatinib accumulation are shown in the figure below. The concentrations of radioactivity in brain were comparable to that in blood at six and 24 hours after tesevatinib administration in this study, demonstrating tesevatinib to have CNS exposure after oral administration.

Tesevatinib is Highly Blood-Brain Barrier Penetrant

Tesevatinib for Polycystic Kidney Disease

        We are also pursuing the development of tesevatinib for the treatment of PKD, an inherited disorder characterized by the formation of fluid-filled spherical cysts, primarily in kidneys. PKD leads to loss of kidney function and rapid progression to end-stage renal disease.

        There are two forms of the disease, ADPKD and ARPKD, both which demonstrate significant elevation in molecular signaling cascades frequently implicated in cancer cell growth, including EGFR and Src family kinases. EGFR in particular is implicated in the expansion of renal cysts in PKD. Tesevatinib is designed to block the molecular pathways central to progression of PKD, namely EGFR and Src family kinases. In addition, in preclinical studies, tesevatinib accumulated in the kidneys 15-fold greater than in blood, which we believe makes it an excellent product candidate for PKD. Tesevatinib is currently in a Phase 1b/2a clinical study in the United States in ADPKD, and we plan to begin enrolling a Phase 1 study in ARPKD in the United States in 2016.

 EGFR is Mis-localized and Overexpressed in PKD

Background of the Disease—Polycystic Kidney Disease

        PKD is the most prevalent monogenic disease, with approximately 600,000 patients in the United States and 12.5 million patients worldwide, affecting more individuals than all other monogenic diseases combined. There are two forms of the disease: ADPKD, which presents in adulthood, and ARPKD, a rare autosomal recessive form beginning in infancy. A key characteristic of PKD is the formation of enlarged, fluid-filled spherical cysts that displace renal tubules, where urine is formed. The growth of large cysts over decades in ADPKD compromises the removal of waste products and other functions of the kidney and eventually results in the need for dialysis and kidney transplant. ADPKD is one of the leading causes of end-stage renal disease, with approximately 50.0% of patients requiring dialysis by the age of 60.

        ARPKD affects approximately one in 20,000 children born in the United States and is a more severe disease causing cyst formation in multiple organs, leading to significant morbidity and mortality in childhood, with those surviving typically requiring dialysis by the age of 10.

Current Treatment Options and Limitations

        There are no FDA-approved therapies for either form of PKD and, to our knowledge, there are no candidates in clinical studies for development for ARPKD. While the role of EGFR is well known in disease causation and progression, other molecules have not been tested in PKD because the blood/serum concentrations required to have an impact on the kidney would be very high and would likely have an untolerable toxicity profile. Current standard of care for end-stage PKD is limited to dialysis and kidney transplant. Therefore, PKD represents a significant unmet medical need and a substantial commercial opportunity as patients with PKD need therapies that can slow disease progression and increase survival.

Key Differentiating Attributes of Tesevatinib in PKD

        Tesevatinib inhibits the molecular pathways central to the progression of ADPKD and ARPKD, namely EGFR and Src. family kinases. In addition, tesevatinib accumulates in the kidneys, 15-fold greater than in the blood. In rodent PKD models, tesevatinib-treated animals have dramatically fewer and smaller renal cysts than vehicle treated controls. We believe tesevatinib's inhibition of EGFR and Src and its accumulation in the kidneys make it an excellent potential therapeutic product candidate for PKD. These characteristics allow for lower dosage in patients, making it potentially suitable for long-term use with reduced adverse events. We believe that tesevatinib, if approved, could be a first-line therapy for both ARPKD and ADPKD.

PKD Clinical Program

Ongoing Phase 1b/2a Study of Tesevatinib in ADPKD (KD019-101)

Study Number	Phase	Study Design (including primary endpoints)	Study Population	Tesevatinib Doses	Number of Patients Dosed
KD019-101	1b/2a	Multi-center, open-label (safety, PK, dose-finding)	Patients with ADPKD

Phase 1b Portion: 50 mg, 100 mg, or 150 mg QD of tesevatinib tablet orally for up to 24 months.

Phase 2a Portion: 150 mg QD on Monday, Wednesday, and Friday of each week or 150 mg QD on Monday and Thursday of each week

Tesevatinib: 61

        KD019-101 is an ongoing, single-agent Phase 1b/2a study of tesevatinib in ADPKD. This clinical study is being conducted in the United States, and we received communications from the FDA on March 2, 2012 authorizing us to initiate clinical testing. In this study, we have observed a favorable safety and tolerability profile in patients dosed at 50 mg QD.

        KD019-101 was initiated as a dose-finding study to find a tolerable dose of tesevatinib that had minimal Grade 1 and no Grade 2 adverse effects associated with it. The Phase 1b portion of the study demonstrated that tesevatinib was generally well tolerated at 50, 100 and 150 mg QD, with rashes occurring in the 150 mg QD dose cohort. The Phase 2a portion of the study evaluated tesevatinib 150 mg administered twice or three times weekly. The tolerability of these intermittent dosing schedules was improved over 150 mg QD, but rashes still occurred. Patients from Study KD019-101 may continue on tesevatinib therapy in Study KD019-207, an extension study to collect long-term safety data.

        The study is comprised of 61 patients between the ages of 19 and 55, with a median age of 38. Median Total Kidney Volume of patients is 1,333.5 mL (normal kidney volume is approximately 400 mL). No serious adverse events have occurred, and the 50 mg QD was associated with mild rashes in less than 20.0% of patients.

ADPKD and ARPKD Clinical Development Plan

        We received guidance from the FDA on our development plan for tesevatinib in ADPKD at our End-of-Phase 2 meeting on March 21, 2016. The FDA recommended we gather additional safety data from the 50 additional patients enrolling in our ongoing Phase 1b/2a study prior to initiating our registration study in this indication. We expect to initiate our registration-directed trial of tesevatinib in ADPKD in 2018. This randomized, placebo-controlled, double-blind study will be a global study in which we anticipate enrolling 1,000 to 1,500 patients. The primary endpoint will be improvement in renal function measured by glomerular filtration rate.

        In order to accommodate the ARPKD population, we developed a taste-masking liquid formulation of tesevatinib for dosing to children. Developmental toxicology studies in animals, which are required for this pediatric patient population, are completed and indicate that tesevatinib is generally well tolerated, with data supportive of clinical trial initiation. Following full safety review of these toxicology studies, we expect to begin enrolling a Phase 1 dose-finding clinical trial in 2016 to assess the safety and pharmacokinetics of tesevatinib in ARPKD subjects ages five to ten. Approximately 30 patients will be enrolled in the study.

PKD Preclinical Data

        In a dose-dependent manner, tesevatinib significantly slowed the progression of PKD in rat and mouse models. Tesevatinib reduced of the formation and growth of renal cystic lesions, reduced kidney volume and weight, and reduced kidney/body weight ratio (see figure below). Treatment with tesevatinib was also associated with reductions in serum creatinine and blood urea nitrogen, indicative of improved kidney function.

Tesevatinib is Effective in Rat and Mouse Models of PKD

KD034

        KD034 represents our portfolio of enhanced formulations of trientine hydrochloride for second-line treatment of Wilson's disease, an orphan genetic liver disease impeding copper metabolism. In addition to our KD034 portfolio of products, we are developing a generic capsule formulation of Syprine (trientine hydrochloride) to address broader market needs.

Background of Wilson's disease

        Wilson's disease is a rare autosomal recessive genetic disease characterized by an inability to excrete copper, leading to excessive copper deposition into major organs. It is caused by a mutation in the ATP7B gene, which makes an enzyme involved in copper transport in the liver. When the gene is mutated, copper accumulates in the liver and subsequently other organs and leads to severe hepatic, neurologic, psychiatric and ophthalmic abnormalities. Diagnosis of Wilson's disease can be challenging due to its varied symptoms and multi-organ impact. As such, there is a need to identify and treat patients early to prevent severe hepatic and neurologic complications associated with disease progression.

        Wilson's disease is categorized by the FDA as an Orphan Disease with approximately 10,000 people diagnosed in the United States. The prevalence of Wilson's disease is estimated to be one in 30,000 worldwide and one in 100 people are carriers.

Current Treatment Options and Limitations

        Wilson's disease requires lifelong treatment to eliminate excess copper from the patient's body. Wilson's disease therapies chelate, or bind, excess copper, which is then excreted in urine. With early treatment, disease progression can be halted and symptoms can stabilize. For certain patients with advanced Wilson's disease, a liver transplant may be a therapeutic option.

        Currently approved Wilson's disease therapies include chelating agents such as penicillamine or trientine hydrochloride. Penicillamine has a high rate of serious and sometimes fatal adverse events including blood disorders, kidney damage, lung problems, nervous system problems and skin diseases. Severe adverse effects requiring drug discontinuation occur in approximately 30% of patients. Trientine hydrochloride, marketed under the brand name Syprine, is used as second-line therapy for patients intolerant of penicillamine. Trientine hydrochloride is well tolerated and effective. The currently marketed formulation of trientine hydrochloride has multiple drawbacks, including a lack of a liquid formulation, necessity for cold storage, high pill burden and inconvenient dosing schedules, potentially impacting patient compliance. Since Wilson's disease requires lifelong management and the consequences of discontinuing therapy can be fatal, well-tolerated, effective and convenient therapies are needed.

Key Differentiating Attributes of KD034

        To address the shortcomings of the currently marketed formulation of trientine hydrochloride, we are developing KD034, a proprietary formulation and packaging of trientine hydrochloride for second-line treatment of Wilson's disease. The formulations we are developing are room temperature stable, which we believe will improve overall patient compliance and treatment outcomes. Our KD034 portfolio includes a proprietary liquid formulation for children and other populations who have difficulty swallowing solid pills. We are also developing a generic 250 mg room-temperature stable capsule formulation in a proprietary blister pack. In addition, for broad market access purposes, we are developing a generic 250 mg capsule formulation of trientine hydrochloride that is identical to Syprine.

KD034 Development Program for Wilson's disease

        We conducted an open-label bioequivalence clinical study in the United States, which showed that our generic capsule formulation was equivalent to Syprine (trientine hydrochloride) in healthy volunteers. We are conducting ongoing stability studies of our generic capsule in proprietary packaging. We plan to conduct bioequivalence clinical studies in the United States to compare the safety and pharmacokinetics of Syprine (trientine hydrochloride) to our proprietary KD034 liquid formulation in healthy volunteers.

Regulatory Strategy

        We plan to seek approval for our proprietary liquid formulation and generic capsule formulation of trientine hydrochloride for the treatment of Wilson's disease. We also plan to seek approval for the room-temperature stable 250 mg capsule (in a proprietary blister pack).

        We plan to pursue a Section 505(b)(2) New Drug Application (NDA) pathway for approval of our proprietary liquid formulation of trientine hydrochloride. We believe that stability, bioavailability and bioequivalence studies will be needed for the 505(b)(2) submission. Based on the history of the compound (e.g., it is not a new chemical entity) and the nature of the studies planned, we do not plan to conduct these studies under a new IND as we believe we meet the exemption criteria under which bioavailability and bioequivalence studies using unapproved versions of approved drug products can be conducted without submission of an IND.

        We plan to pursue the ANDA pathway for registration of our KD034 capsule formulations.

Our Drug Discovery Platforms and Preclinical Molecules

Drug Discovery Platforms

        We have two drug discovery platforms that support our pipeline of clinical-stage product candidates: small molecule chemistry and biologics. We leverage our multi-disciplinary team of scientific experts and the advanced understanding of the molecular mechanisms of disease to establish development paths for disease areas where significant unmet medical needs exist.

Kadmon Preclinical Compounds in Development (pre-IND)

Small Molecule Chemistry

        In addition to conducting traditional medicinal chemistry, we have licensed a proprietary chemical library (the "Chiromics" library) created through an innovative process of enzymatic catalysis. This new method of creating molecules permits the isolation of product candidates with novel chemical scaffolds that we believe will be able to hit targets that were previously difficult to address with traditional small molecule therapies.

        We are leveraging our small molecule chemistry team's expertise to build and expand our ROCK2 inhibitor platform. We have identified and are developing ROCK2 inhibitor compounds with varying specificity and solubility characteristics to treat specific autoimmune and fibrotic diseases, as well as blood-brain barrier penetrant ROCK2 inhibitors to treat neurodegenerative diseases.

        In addition, our small molecule chemistry team develops inhibitors to glucose transport 1 (GLUT-1), a molecular target of the metabolic pathway that is associated with cancer metabolism and infectious diseases.

Biologics

        We have a fully human monoclonal antibody platform run by an experienced group of scientists. This team has a track record of developing multiple commercially successful antibodies prior to joining Kadmon, including Erbitux (cetuximab) and Cyramza (ramucirumab). Our scientists are developing these antibodies as well as proprietary bi-functional antibodies and fusion proteins, which include immunomodulatory antibodies linked to biologically active cytokines.

        We are developing a portfolio of bi-functional antibodies and fusion proteins that we believe represent the next generation of cancer therapeutics. Our most advanced candidate from this program, KD033, is a novel anti-PD-L1/IL-15 fusion protein, which combines a master regulator (PD-L1) and a stimulator (IL-15) of immune response, targeted to the tumor site. KD033 inhibits the PD-L1 pathway to reduce immune checkpoint blockade while simultaneously directing an IL-15-stimulated, specific immune response to the tumor microenvironment. KD033 combines the effects of two complementary immuno-oncology approaches to restore innate immunity while stimulating an adaptive anti-tumor response, potentially achieving greater efficacy than single-agent therapy, and potentially achieving efficacy in patients failing anti-PD-L1 therapy. We have presented encouraging preclinical data on KD033 and expect the compound to have broad clinical utility in solid tumors.

KD033, a Novel Anti-PD-L1/IL-15 Fusion Protein

        KD033 is comprised of Kadmon's proprietary anti-PD-L1 antibody linked at its tail to the cytokine IL-15 by the sushi domain of the IL-15 receptor (IL-15 Ra). Combining an anti-PD-L1 antibody with IL-15/IL-15Ra brings together the benefit of inhibiting the PD-L1 immunosuppressive pathway and stimulating T-cell and NK (natural killer) cell activity via IL-15, all at the tumor site.

        Treatment with KD033 significantly prolonged the survival of colon-tumor bearing mice, especially compared to treatment with IL-15 or anti-PD-L1 as single agents (see figure below). In addition, in a separate mouse model, KD033 stimulated long-lasting memory CD8+ T cells to achieve persistent antitumor efficacy without additional treatment.

 KD033 Prolongs Survival of Colon Tumor-Bearing Mice

        Animal study performed by Charles River Lab

        Kadmon is also developing KD035, a proprietary, anti-angiogeneic antibody targeting VEGFR2, which inhibits the formation of new blood vessels, blocking blood supply to tumors. New research has demonstrated that inhibition of the VEGF/VEGFR2 pathway also reduces the expression of PD-1, activating the immune system to attack tumors and potentially augmenting the efficacy of immune checkpoint therapies (see figure below).

VEGF/VEGFR2 Inhibition Blocks Tumor Angiogenesis and Reduces PD-1 Expression

Sales and Marketing

        Through our wholly-owned subsidiary, Kadmon Pharmaceuticals, we have a marketing and sales organization focused on specialty pharmaceuticals. Kadmon Pharmaceuticals currently markets and distributes a portfolio of branded and generic ribavirin products for chronic hepatitis C virus (HCV) infection. Additionally, Kadmon Pharmaceuticals co-promotes a product for chronic weight management and distributes a product for chorea, an involuntary movement disorder associated with

Huntington's disease, and a product for CMV retinitis, a viral inflammation of the retina of the eye, and for the prevention of CMV disease, a common viral infection complicating solid organ transplants. We market these ribavirin products to physicians in private practice or at hospitals and major medical centers in the United States that offer specialized patient management. We offer patient and financial assistance through our own branded program for eligible patients. We distribute our HCV products principally through specialty pharmacies and government agencies.

        Kadmon Pharmaceuticals is led by a management team with a broad set of capabilities and disease expertise across multiple therapeutic areas. Our multi-disciplinary team includes managed care and specialty pharmacy account directors, experienced regulatory, quality and CMC teams, marketing experts and sales specialists. We have extensive experience and expertise in the specialty pharmacy distribution channel, which represents a competitive advantage and positively serves healthcare providers and patients. Specialty pharmacies dispense medications for complex or chronic conditions that require a high level of patient education and ongoing counseling. The specialty pharmacies through which we distribute our products are fully independent of Kadmon. We do not have any ownership interest in, consolidated financial results of or have affiliations with any specialty pharmacy.

        While we are a fully integrated biopharmaceutical company, we do not currently place significant value on our commercial operations from a revenue-generation standpoint, as revenues from such operations do not currently support our research and development efforts. Product revenues from our commercial operations are almost entirely derived from sales of RibaPak and Ribasphere, generic products which face significant direct competition from other generic ribavirin products. Kadmon Pharmaceuticals' sales of these drugs have significantly declined, from $63.5 million for the year ended December 31, 2014 to $29.3 million for the year ended December 31, 2015, as the treatment of chronic HCV infection is rapidly changing with multiple ribavirin-free therapies, including novel direct-acting antivirals, having entered the market. We leverage our commercial infrastructure (including the regulatory, quality, and CMC teams of Kadmon Pharmaceuticals) to support our clinical development program. We believe our commercial infrastructure will be most advantageous to us in the future, in connection with the anticipated commercialization of our pipeline products and product candidates, if approved.

        Kadmon Pharmaceuticals collaborates with Kadmon's clinical development team, focusing on building competitive differentiated value for our pipeline products, product launch and promotional activities and professional education. We leverage healthcare provider relationships to understand market dynamics and unmet needs. In addition, our commercial operation supports our clinical product development by providing quality assurance, compliance, regulatory and pharmacovigilance among other capabilities. These capabilities are integral to our ability to quickly advance product candidates through development.

        Our currently marketed products are listed in the table below.

Product	Indication	Status, Packaging
Ribasphere RibaPak (ribavirin, USP) tablets	Ribasphere is a nucleoside analogue indicated for the treatment of chronic hepatitis C (CHC) virus infection in combination with peginterferon alfa-2a in patients 5 years of age and older with compensated liver disease not previously treated with interferon alpha, and in adult CHC patients coinfected with HIV.	Branded generic High-dose blister pack
Ribasphere (ribavirin, USP) tablets	Ribasphere is a nucleoside analogue indicated for the treatment of chronic hepatitis C (CHC) virus infection in combination with peginterferon alfa-2a in patients 5 years of age and older with compensated liver disease not previously treated with interferon alpha, and in adult CHC patients coinfected with HIV.	Branded generic Bottled
Ribasphere (ribavirin capsules)	Ribasphere is a nucleoside analogue indicated in combination with interferon alfa-2b (pegylated and nonpegylated) for the treatment of Chronic Hepatitis C (CHC) in patients 3 years of age or older with compensated liver disease.	Branded generic Bottled
Qsymia (phentermine and topiramate extended-release) capsules	Qsymia is a combination of phentermine, a sympathomimetic amine anorectic, and topiramate extended-release, an antiepileptic drug, indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of:	Co-promote Branded Bottled
• 30 kg/m2 or greater (obese) or
• 27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbidity such as hypertension, type 2 diabetes mellitus, or dyslipidemia
Tetrabenazine tablets	Tetrabenazine is a vesicular monoamine transporter 2 (VMAT) inhibitor indicated for the treatment of chorea associated with Huntington's disease.	Generic Bottled
Valganciclovir tablets	Valganciclovir is an antiviral indicated for the treatment of CMV retinitis, a viral inflammation of the retina of the eye, in patients with AIDS and for the prevention of CMV disease, a common viral infection complicating solid organ transplants, in kidney, heart and kidney-pancreas transplant patients.	Generic Bottled

        We believe that the size of our marketing and sales organization is appropriate to effectively reach our target audience in the specialty markets in which we currently operate. The launch of any future products may require expansion of our marketing and sales organization in the United States and internationally, and we may need to commit significant additional funds, management and other resources to the growth of our marketing and sales organization.

Strategic Collaborations and License Agreements

Symphony Evolution, Inc.

        In August 2010, we entered into a license agreement with Symphony Evolution, Inc. (Symphony), under which Symphony granted to us an exclusive, worldwide, royalty-bearing, sublicensable license under certain Symphony patents, copyrights and technology to develop, make, use, sell, import and export XL647 and the related technology in the field of oncology and non-oncology.

        We are the licensee of granted patents in Australia, Canada, Europe, Japan and the United States. The patents claim tesevatinib as a composition-of-matter, as well as use of tesevatinib to treat certain cancers. A pending U.S. application supports additional composition-of-matter claims and methods of synthesis. The last to expire U.S. patent in this family has a term that ends in May 2026 based on a calculated Patent Term Adjustment (PTA) and without regard to any potential Patent Term Extension (PTE), which could further extend the term by an additional five years.

        We are the licensee of a second family of granted patents in China and Europe, as well as applications in Canada, Eurasia, Japan, Taiwan and the United States. These patents and applications disclose the use of tesevatinib to treat PKD. The last to expire U.S. patent in this family would have a term that ends in 2031, though this term could be extended by obtaining a PTA and/or PTE.

        The license agreement includes a series of acquisition and worldwide development milestone payments totaling up to $218.4 million, $14.1 million of these payments and other fees have been paid as of March 31, 2016. Additionally, the license agreement includes commercial milestone payments totaling up to $175.0 million, none of which have been paid as of March 31, 2016, contingent upon the achievement of various sales milestones, as well as single-digit sales royalties. The royalty term shall expire with the last to expire patent.

        Our agreement with Symphony will expire upon the expiration of the last to expire patent within the licensed patents. We may terminate the agreement at any time upon six months written notice to Symphony. Either party may terminate the agreement for any material breach by the other party that is not cured within a specified time period. Symphony may terminate the agreement if we challenge the licensed patents. Either party may terminate the agreement upon the bankruptcy or insolvency of the other party.

Nano Terra, Inc. (KD025)

        In April 2011, our subsidiary, Kadmon Corporation, LLC, entered into a joint venture with Surface Logix, Inc. (SLx) through the formation of NT Life Sciences, LLC, whereby Kadmon Corporation, LLC contributed $0.9 million at the date of formation in exchange for a 50.0% interest in NT Life Sciences, LLC (NT Life). Contemporaneously with our entry into the joint venture, we entered into an exclusive sub-license agreement with NT Life under which NT Life granted us rights to certain patents and know-how it licensed from SLx relating to the compound SLx-2119 (KD025). Under this agreement, NT Life granted to us an exclusive, worldwide, royalty-bearing, sublicensable license to make, have made, use, sell, offer for sale, import and export the product candidates. NT Life also granted to us a worldwide, non-exclusive, non-transferable, sublicensable license under certain SLx platform technology to make, have made, use, sell, offer for sale, import and export the product candidates. The initial purpose of the joint venture with SLx was to develop assets licensed to us from SLx and to define the royalty obligations with respect to certain products not exclusively licensed to us. The joint venture is, however, currently inactive. We expect that the joint venture will become active and develop certain intellectual property in the future.

        Regarding KD025, we are the licensee of granted patents in the United States, as well as applications in Australia, Canada, Europe, Japan and the United States, which claim KD025 as a composition-of-matter, as well as use of KD025 to treat certain diseases. The last to expire U.S. patent in this family has a term that ends in October 2029 based on a calculated PTA and without regard to any potential PTE, which could further extend the term by an additional five years.

        In consideration for the rights granted to us by NT Life, we agreed to assume certain of Nano Terra, Inc.'s (Nano Terra) payment obligations, which are limited to the royalty percentages discussed in this paragraph, under the Agreement and Plan of Merger dated April 8, 2011, by and among Nano Terra, NT Acquisition, Inc., Surface Logix, Inc., and Dion Madsen, as the Stockholder Representative (Merger Agreement). Pursuant to these obligations, we are required to pay to the Stockholder Representative a royalty based on a percentage of net sales of licensed program products in the mid-single digits, subject to specified deductions and adjustments. We are also required to pay to NT Life a 10.0% royalty on the net sales remaining after giving effect to the royalty payment to the Stockholder Representative. Pursuant to the assumption of payment obligations, we are also required to pay to the Stockholder Representative a portion of any sublicensing revenue relating to the licensed program products ranging from the low twenty percents to the low forty percents, subject to specified deductions and adjustments. We are also required to pay to NT Life any remaining sublicensing revenue.

        Our agreement with NT Life will, with respect to a licensed program product, end on a country-by-country and licensed program product-by-licensed program product basis upon the latest of (a) the expiration or invalidation of the last valid claim of a patent right covering such licensed program product in such country and (b) the expiration or termination of payment obligations with respect to such licensed program product. The agreement will, with respect to the SLx platform technology, end on a country-by-country basis upon expiration or invalidation of the last valid claim of a patent right covering such SLx platform technology.

        We may terminate the agreement at any time upon six months written notice to NT Life. Either party may terminate the agreement for any material breach by the other party that is not cured within a specified time period. NT Life may terminate the agreement if we challenge the licensed patents. Either party may terminate the agreement upon the bankruptcy or insolvency of the other party. The agreement shall terminate in the event we are dissolved. The agreement shall terminate on a licensed program product-by-licensed program product basis in the event such licensed program product reverts to the Stockholder Representative because of a failure to satisfy the diligence requirements as set forth in the Merger Agreement.

Chiromics, LLC

        In November 2011, we entered into a non-exclusive license and compound library sale agreement with Chiromics, LLC (Chiromics) under which Chiromics granted to us a non-exclusive, royalty-free license to use certain compound libraries and related know-how for the research, discovery and development of biological and/or pharmaceutical products. No patents were licensed to us in this agreement. The Chiromics library is a collection of more than one million compounds used as a discovery platform. The library was invented using a pioneering technology, which allows access to diverse molecules previously unattainable with traditional synthetic methods. The molecular leads in the library are novel and have complex drug-like properties enabling the identification of biologically active molecular scaffolds.

        We paid Chiromics $200,000 upon execution of the agreement and a total of $300,000 upon the delivery of the compound libraries. We were also required to make quarterly payments of $200,000 for the eight quarters following delivery of the compound libraries. The agreement with Chiromics has no expiration date. Either party may terminate the agreement for any material breach by the other party that is not cured within a specified time period or upon the bankruptcy or insolvency of the other party.

VIVUS, Inc.

        In June 2015, we entered into a co-promotion agreement with VIVUS for the co-promotion of Qsymia, a treatment for chronic weight management in obese and overweight adults. Pursuant to the terms of the agreement, we are required to promote the product to certain health care providers in the territory through our existing sales force and commercial network. Under the agreement, VIVUS granted to us a non-exclusive, royalty free license under their product-related trademarks, copyrights and patents, solely to fulfill our obligations thereunder. The last to expire patent has a term that is expected to end in May 2029. We are eligible to receive a sales commission of 40% of the per prescription net revenue for each filled prescription written by one of our eligible healthcare providers. Our agreement with VIVUS will continue until December 31, 2016 and shall be automatically extended for subsequent one year terms, unless earlier terminated in accordance with the agreement or notice of 30 days prior to the expiration of the then-current term. Either party may terminate the agreement for any reason and at any time by providing 90 days prior written notice to the other party or for any material breach by the other party that is not cured within a specified time period. Upon termination of the agreement, the licenses granted thereunder will also terminate.

AbbVie Inc.

        In June 2013, we entered into a series of agreements with AbbVie related to our ribavirin product. Pursuant to an asset purchase agreement, as amended, we sold marketing authorizations and related assets for ribavirin in certain countries outside the United States for a cash purchase price of $20.0 million, and we subsequently received an additional cash payment of $19.0 million as consideration for certain future regulatory approvals and clinical milestones. Pursuant to a license agreement, as amended, we licensed certain rights to develop, manufacture and market our proprietary, high-dose formulation of ribavirin in the United States for an upfront cash payment of $49.0 million, and we subsequently received a cash payment of $1 million as consideration for the achievement of a certain milestone. Pursuant to a supply agreement, as amended, we agreed to supply AbbVie with ribavirin tablets. Under the license agreement and asset purchase agreement, each as amended, we received upfront payments totaling $69.0 million. Under the asset purchase agreement, as amended, AbbVie is required to pay royalty payments equal to a low single-digit percentage of annual net sales of the compound. Under the license agreement, as amended, for calendar year 2016, AbbVie will pay us a royalty based on the number of prescriptions dispensed by AbbVie. Under the license agreement, in the event that AbbVie commercialized a product co-packaged with ribavirin in the United States, beginning in 2017, AbbVie would be required to pay royalty payments equal to a high double digit percentage of the reference selling point of ribavirin with respect to such co-packaged product. There are no royalty payments under the supply agreement. The license agreement, as amended, will remain in effect unless it is terminated pursuant to the terms of the agreement. AbbVie may terminate the license agreement, as amended, at any time upon prior written notice. There were no patents licensed to us in this series of agreements.

Zydus Pharmaceuticals USA, Inc.

        In June 2008, we entered into an asset purchase agreement with Zydus where we purchased all of Zydus' rights, title and interest to high dosages of ribavirin. Under the terms of the agreement, we made paid a one-time purchase price of $1.1 million. We are required to pay a royalty based on net sales of products in the mid-teen percents, subject to specified reductions and offsets. No patents were licensed to us in this agreement.

        In June 2008, we also entered into a non-exclusive patent license agreement with Zydus, under which we granted Zydus a non-exclusive, royalty free, fully paid up, non-transferable license under certain of our patent rights related to ribavirin. This agreement will expire upon the expiration or termination of a specific licensed patent. Either party may terminate the agreement for any material breach by the other party that is not cured within a specified time period or upon the bankruptcy or insolvency of the other party.

Jinghua Pharmaceutical Group Co., Ltd.

        In November 2015, we entered into a collaboration and license agreement with Jinghua Pharmaceutical Group Co., Ltd. (Jinghua). Under this agreement, we granted to Jinghua an exclusive, royalty-bearing, sublicensable license under certain of our intellectual property and know-how to use, develop, manufacture, and commercialize certain monoclonal antibodies in China, Hong Kong, Macau and Taiwan.

        In partial consideration for the rights granted to Jinghua under the agreement, we received an upfront payment of $10.0 million in the form of an investment in our Class E redeemable convertible membership units. We are eligible to receive from Jinghua a royalty equal to a low double-digit percentage of net sales of product in the territory. In addition to such payments, we are eligible to receive milestone payments for the achievement of certain development milestones, totaling up to $40.0 million. We are also eligible to receive a portion of sublicensing revenue from Jinghua ranging from a percentage in the low double-digits to the low thirties based on the development stage of a product.

        Our agreement with Jinghua will continue on a product-by-product and country-by-country basis until the later of 10 years after the first commercial sale of the product in such country or the date on which there is no longer a valid claim covering the licensed antibody contained in the product in such country. Either party may terminate the agreement for any material breach by the other party that is not cured within a specified time period or upon the bankruptcy or insolvency of the other party. No patents were licensed to us in this agreement.

Camber Pharmaceuticals, Inc.

        In February 2016, we entered into a supply and distribution agreement with Camber. In May 2016, we amended our agreement with Camber to include an additional product. Under this agreement, as amended, we will obtain commercial supplies of tetrabenazine and valganciclovir from Camber for marketing, selling and distributing in the United States. We will pay Camber a mutually agreed upon price for the supply of the products, with no minimum product orders required. Our agreement with Camber will continue until February 23, 2017. Either party may terminate the agreement for any material breach by the other party that is not cured within a specified time period.

Our Intellectual Property

        The proprietary nature of, and protection for, our product candidates, their methods of use, and our technologies are an important part of our strategy to discover and develop small molecules and bi-functional protein medicines that address areas of significant unmet medical needs in autoimmune, fibrotic and neurodegenerative diseases, oncology, genetic diseases, and in the area of immuno-oncology. We are the owner or exclusive licensee of patents and applications relating to certain of our product candidates, and are pursuing additional patent protection for them and for our other product candidates and technologies. We also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. Additionally, we maintain copyrights and trademarks, both registered and unregistered.

        Our success will depend significantly on our ability to obtain and maintain patent and other proprietary protection for commercially important products, product candidates, technologies, inventions and know-how related to our business and our ability to defend and enforce our patents, preserve the confidentiality of our trade secrets and operate without infringing the valid and enforceable patents and proprietary rights of third parties. We also rely on know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen and maintain the proprietary position of our development programs. We actively seek to protect our proprietary information, including our trade secrets and proprietary know-how, by requiring our employees, consultants, advisors and partners to enter into confidentiality agreements and other arrangements upon the commencement of their employment or engagement. The chart below identifies which of our product candidates are covered by patents and patent applications that we own or license, the relevant expiration periods and the major jurisdictions. Additional patent applications have been filed to extend the patent life on some of these products, but there can be no assurance that these will issue as filed.

Product Candidate	Description/ Indications	US Patent Numbers	Patent Expiration(0)	Patent Type	Major Jurisdictions	Claim Type
KD014	Monoclonal Antibody/Bone Growth	7,745,587	2026+	Utility	AU, CA, EP, US	Composition of Matter/ Method of Use
KD019	Multi-kinase Inhibitor/Oncology	7,576,074 8,658,654	2026+	Utility	AU, CA, EP, JP, US	Composition of Matter/ Method of Use
KD019	Multi-kinase Inhibitor/Polycystic Kidney Disease	Pending	2031*	Utility	CA, CN, EA, EP, TW, US	Composition of Matter/ Method of Use
KD025	ROCK2 Inhibitor/Psoriasis, Fibrosis	8,357,693 8,916,576	2029+	Utility	CA, CN, EA, EP, JP, US	Composition of Matter/ Method of Use
KD033	Monoclonal Antibody, Immunoconjugate/Oncology	Pending	2035*	Utility	CN, TBD	Composition of Matter/ Method of Use
KD034	Chelating Agent/Wilson's Disease	Pending	2036*	Provisional	US, TBD	Formulation
KD035	VEGFR2 Monoclonal Antibody/Oncology, Angiogenesis	Pending	2033*	Utility	CN, EA, EP, JP, US	Composition of Matter/ Method of Use
Ribavirin	Nucleoside Inhibitor/Hepatitis	6,720,000 7,538,094 7,723,310	2028+	Utility	US	Composition of Matter
Metabolic Inhibitors	Metabolic Inhibitors/Viral Infection	9,029,413	2028*	Utility	CA, EP, JP, US	Method of Use
GLUT Inhibitors	Glucose Uptake Inhibitors/Infectious Disease	Pending	2036*	Provisional	US, TBD	Method of Use
PDGFRb Antibody	Monoclonal Antibody/Oncology	Pending	2037*	Provisional	US, TBD	Composition of Matter/ Method of Use
PD-L1/VEGFR Antibody	Bispecific Antibody/Oncology	Pending	2037*	Provisional	US, TBD	Composition of Matter/ Method of Use

(0)
Indicates the expiration date of a main patent within a patent family.

+
Indicates the expiration date of a granted patent for which a Patent Term Adjustment (PTA) has been fixed by the United States Patent and Trademark Office. The date may be lengthened by a Patent Term Extension (PTE) upon regulatory approval.

*
Indicates the calculated expiration date of a pending patent application based solely on a twenty-year term from the international filing date, without regard to the outcome of patent prosecution or obtaining a PTA and/or PTE.

Manufacturing and Supply

        We currently do not own or operate manufacturing facilities for the production of our product candidates. We currently outsource to a limited number of external service providers the production of all active pharmaceutical ingredients (API), drug substances and drug products, and we expect to continue to do so to meet the preclinical and clinical requirements of our product candidates. We do not have long-term agreements with these third parties. We have framework agreements with most of our external service providers, under which they generally provide services to us on a short-term, project-by-project basis. We have long-term relationships with our manufacturing and supply chain partners for our commercial products.

        Currently, our drug substance or API raw materials for our product candidates can be supplied by multiple source suppliers. Our API drug raw materials for our ribavirin portfolio of products is approved to be supplied by a single source, which we believe has the capacity and quality control to meet ongoing demands. We typically order raw materials and services on a purchase order basis and do not enter into long-term dedicated capacity or minimum supply arrangements.

        Manufacturing is subject to extensive regulations that impose various procedural and documentation requirements, which govern record keeping, manufacturing processes and controls, personnel, quality control and quality assurance, among others. The contract manufacturing organizations that we use to manufacture our product candidates and our ribavirin portfolio are obligated to operate under cGMP conditions.

Competition

        We compete directly with companies that focus on psoriasis, NSCLC with brain metastases or leptomeningeal disease, PKD and companies dedicating their resources to novel forms of therapies for these indications. We also face competition from academic research institutions, governmental agencies and other various public and private research institutions. With the proliferation of new drugs and therapies in these areas, we expect to face increasingly intense competition as new technologies become available. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future.

        Branded and generic therapies in our commercial operation, particularly RibaPak and Ribasphere, face significant direct competition from other generic high-dose ribavirin offerings, as well as competition from lower dose and lower cost generic versions of ribavirin. Additionally, the treatment of hepatitis C is rapidly changing as multiple new therapies have entered, such as Viekira Pak (AbbVie Inc.), Harvoni (Gilead Sciences, Inc.), Olysio (Janssen Pharmaceuticals, Inc.) and Zepatier (Merck & Co.), and will continue to enter the market that (either now or in the future) may not require the use of ribavirin as part of the treatment protocol.

        Many of our competitors have significantly greater financial, manufacturing, marketing, drug development, technical and human resources than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining top qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

        The key competitive factors affecting the success of all of our product candidates, if approved, are likely to be their efficacy, safety, dosing convenience, price, the effectiveness of companion diagnostics in guiding the use of related therapeutics, the level of generic competition and the availability of reimbursement from government and other third-party payors.

        Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, less expensive, more convenient or easier to administer, or have fewer or less severe effects than any products that we may develop. Our competitors also may obtain FDA, EMA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. Even if our product candidates achieve marketing approval, they may be priced at a significant premium over competitive products if any have been approved by then.

        There are a number of currently marketed therapies and products in late-stage clinical development to treat psoriasis, NSCLC with brain metastases or leptomeningeal disease and PKD, including:

Psoriasis	NSCLC with Brain Metastases or Leptomeningeal Disease	PKD

•

Systemic treatments

•

Soriatane (acitretin)

•

Cyclosporine

•

Methotrexate

•

Otezla (apremilast)

•

Biologics

•

Taltz (ixekizumab)

•

Enbrel (etanercept)

•

Humira (adalimumab)

•

Cosentyx (secukinumab)

•

Remicade (infliximab)

	While there are no approved treatments in the United States for these indications, we understand that there are certain off-label uses for Tarceva (erlotinib) and Avastin (bevacizumab).	While there are no approved treatments in the United States for this indication, we understand that there are certain off-label uses for tolvaptan.

        Certain products in development may provide efficacy, safety, dosing convenience and other benefits that are not provided by currently marketed therapies. As a result, they may provide significant competition for any of our product candidates for which we obtain marketing approval.

Government Regulation

Government Regulation and Product Approval

        Government authorities in the United States at the federal, state and local level, and in other countries, extensively regulate, among other things, the research, development, testing, manufacture, (including manufacturing changes), quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing, export and import of products such as those we are developing. The processes for obtaining regulatory approvals in the United States and in foreign countries, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.

U.S. Drug Development Process

        In the United States, the FDA regulates drugs under the FDCA, and in the case of biologics, also the Public Health Service Act (PHS Act), and the FDA's implementing regulations. Most biological products meet the FDCA's definition of "drug" and are subject to FDA drug requirements, supplemented by biologics requirements.

        Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process, or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA's refusal to approve pending applications, withdrawal of an approval, a clinical hold, untitled or warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. The process required by the FDA before a drug or biologic may be marketed in the United States generally involves the following:

  •
  completion of preclinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices regulations;

  •
  submission to the FDA of an IND, which must become effective before human clinical studies may begin;

  •
  approval by an independent IRB, at each clinical site before each trial may be initiated;

  •
  performance of adequate and well-controlled human clinical studies according to GCP regulations, to establish the safety and efficacy of the proposed drug or biologic for its intended use;

  •
  preparation and submission to the FDA of an NDA or BLA;

  •
  satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product, or components thereof, are produced to assess compliance with cGMP to assure that the facilities, methods, and controls are adequate to preserve the drug's identity, strength, quality, and purity; and

  •
  FDA review and approval of the NDA or BLA.

        The testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all.

        Once a pharmaceutical or biological product candidate is identified for development, it enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity, formulation and stability, as well as animal studies. When a sponsor wants to proceed to test the product candidate in humans, it must submit an IND in order to conduct clinical trials.

        An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data and any available clinical data or literature, to the FDA as part of the IND. The sponsor must also include a protocol detailing, among other things, the objectives of the initial clinical study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated if the initial clinical study lends itself to an efficacy evaluation. Some preclinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA raises concerns or questions related to a proposed clinical study and places the study on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical study can begin. Clinical holds also may be imposed by the FDA at any time before or during clinical studies due to safety concerns or non-compliance, and may be imposed on all product candidates within a certain pharmaceutical class. The FDA also can impose partial clinical holds, for example, prohibiting the initiation of clinical studies of a certain duration or for a certain dose.

        All clinical studies must be conducted under the supervision of one or more qualified investigators in accordance with GCP regulations. These regulations include the requirement that all research subjects provide informed consent in writing before their participation in any clinical study. Further, an IRB must review and approve the plan for any clinical study before it commences at any institution, and the IRB must conduct continuing review and reapprove the study at least annually. An IRB considers, among other things, whether the risks to individuals participating in the clinical study are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the information regarding the clinical study and the consent form that must be provided to each clinical study subject or his or her legal representative and must monitor the clinical study until completed.

        Each new clinical protocol and any amendments to the protocol must be submitted for FDA review, and to the IRBs for approval. Protocols detail, among other things, the objectives of the clinical study, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety.

        Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health (NIH), for public dissemination on their ClinicalTrials.gov website.

        Human clinical studies are typically conducted in three sequential phases that may overlap or be combined:

  •
  Phase 1.  The product is initially introduced into a small number of healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion and, if possible, to gain early evidence on effectiveness. In the case of some products for severe or life-threatening diseases, especially when the product is suspected or known to be unavoidably toxic, the initial human testing may be conducted in patients.

  •
  Phase 2.  Involves clinical studies in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage and schedule.

  •
  Phase 3.  Clinical studies are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These clinical studies are intended to establish the overall risk/benefit relationship of the product and provide an adequate basis for product labeling.

        Progress reports detailing the results of the clinical studies must be submitted at least annually to the FDA and safety reports must be submitted to the FDA and the investigators for serious and unexpected suspected adverse events. Phase 1, Phase 2 and Phase 3 testing may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend or terminate a clinical study at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical study at its institution if the clinical study is not being conducted in accordance with the IRB's requirements or if the drug has been associated with unexpected serious harm to patients.

        Concurrent with clinical studies, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

U.S. Review and Approval Processes

        Assuming successful completion of the required clinical testing, the results of product development, preclinical studies and clinical studies, along with descriptions of the manufacturing process, analytical tests conducted on the drug, proposed labeling and other relevant information, are submitted to the FDA as part of an NDA for a new drug, or a BLA for a biological drug product, requesting approval to market the product.

        The submission of an NDA or BLA is subject to the payment of a substantial application user fee although a waiver of such fee may be obtained under certain limited circumstances. For example, the agency will waive the application fee for the first human drug application that a small business or its affiliate submits for review. The sponsor of an approved NDA or BLA is also subject to annual product and establishment user fees. For FDA fiscal year 2016 the application fee for an application with clinical data is $2,374,200. Sponsors are also subject to the product and establishment fees. For fiscal 2016, the product fee is $114,450, and the establishment fee is $585,200.

        In addition, under the Pediatric Research Equity Act of 2003 (PREA), an NDA or BLA applications (or supplements to applications) for a new active ingredient, new indication, new dosage form, new dosing regimen, or new route of administration must contain data that are adequate to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective, unless the applicant has obtained a waiver or deferral.

        In 2012, the FDASIA amended the FDCA to require that a sponsor who is planning to submit a marketing application for a drug or biological product that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial Pediatric Study Plan (PSP), within sixty days of an End-of-Phase 2 meeting or as may be agreed between the sponsor and the FDA. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of data or full or partial waivers. The FDA and the sponsor must reach agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical studies, and/or other clinical development programs.

        The FDA also may require submission of a REMS to mitigate any identified or suspected serious risks. The REMS could include medication guides, physician communication plans, assessment plans, and elements to assure safe use, such as restricted distribution methods, patient registries, or other risk minimization tools.

        The FDA reviews all NDAs and BLAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. The FDA may request additional information rather than accept an application for filing. In this event, the application must be re-submitted with the additional information. The re-submitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review.

        The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant. For biologics, the applicant must demonstrate that the product is safe, pure, and potent (interpreted to include effectiveness), and that the facilities designed for its production meet standards to ensure the product will consistently be safe, pure, and potent.

        The FDA may approve an NDA or BLA only if the methods used in, and the facilities and controls used for, the manufacture processing, packing, and testing of the product are adequate to ensure and preserve its identity, strength, quality, and purity. Drug cGMPs are established in 21 C.F.R. Parts 210 and 211, and biologic drug products must meet the drug standards as well as the supplemental requirements in 21 C.F.R. Part 600 et seq.

        Before approving an NDA or BLA, the FDA often will inspect the facility or facilities where the product is or will be manufactured.

        The FDA may refer the NDA or BLA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. An advisory committee is a panel of experts, including clinicians and other scientific experts, who provide advice and recommendations when requested by the FDA. The FDA is not bound by the recommendation of an advisory committee, but it considers such recommendations when making decisions.

        Additionally, before approving an NDA or BLA, the FDA will typically inspect one or more clinical sites to assure clinical data supporting the submission were developed in compliance with GCP.

        The approval process is lengthy and difficult and the FDA may refuse to approve an NDA or BLA if the applicable regulatory criteria are not satisfied, or may require additional clinical data or other data and information. Even if such data and information are submitted, the FDA may ultimately decide that the NDA or BLA does not satisfy the criteria for approval. Data obtained from clinical studies are not always conclusive and the FDA may interpret data differently than an applicant interprets the same data.

        After the FDA's evaluation of an application, the FDA may issue an approval letter, or, in some cases, a complete response letter to indicate that the review cycle is complete and that the application is not ready for approval. A complete response letter generally contains a statement of specific conditions that must be met to secure final approval of the application and may require additional clinical or preclinical testing for the FDA to reconsider the application. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical studies. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the application, addressing all of the deficiencies identified in the letter, or withdraw the application or request an opportunity for a hearing.

        Even with submission of additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA's satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.

        If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may require post-approval studies, including Phase 4 clinical studies, to further assess safety and effectiveness after approval and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.

ANDAs and Section 505(b)(2) New Drug Applications

        Most drug products obtain FDA marketing approval pursuant to an NDA or BLA (described above) for innovator products, or an ANDA for generic products. Relevant to ANDAs, the Hatch-Waxman amendments to the FDCA established a statutory procedure for submission and FDA review and approval of ANDAs for generic versions of branded drugs previously approved by the FDA (such previously approved drugs are also referred to as listed drugs). Because the safety and efficacy of listed drugs have already been established by the brand company (sometimes referred to as the innovator), the FDA does not require a demonstration of safety and efficacy of generic products. However, a generic manufacturer is typically required to conduct bioequivalence studies of its test product against the listed drug. The bioequivalence studies for orally administered, systemically available drug products assess the rate and extent to which the API is absorbed into the bloodstream from the drug product and becomes available at the site of action. Bioequivalence is established when there is an absence of a significant difference in the rate and extent for absorption of the generic product and the listed drug. For some drugs (e.g., locally acting drugs like topical anti-fungals), other means of demonstrating bioequivalence may be required by the FDA, especially where rate and/or extent of absorption are difficult or impossible to measure. In addition to the bioequivalence data, an ANDA must contain patent certifications and chemistry, manufacturing, labeling and stability data.

        The third alternative is a special type of NDA, commonly referred to as a Section 505(b)(2) NDA, which enables the applicant to rely, in part, on the FDA's findings of safety and efficacy of an existing product, or published literature, in support of its application. Section 505(b)(2) NDAs often provide an alternate path to FDA approval for new or improved formulations or new uses of previously approved products. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. The applicant may rely upon the FDA's findings with respect to certain preclinical or clinical studies conducted for an approved product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all or some of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

        In seeking approval for a drug through an NDA, including a 505(b)(2) NDA, applicants are required to list with the FDA certain patents of the applicant or that are held by third parties whose claims cover the applicant's product. Upon approval of an NDA, each of the patents listed in the application for the drug is then published in the Orange Book. Any subsequent applicant who files an ANDA seeking approval of a generic equivalent version of a drug listed in the Orange Book or a 505(b)(2) NDA referencing a drug listed in the Orange Book must make one of the following certifications to the FDA concerning patents: (1) the patent information concerning the reference listed drug product has not been submitted to the FDA; (2) any such patent that was filed has expired; (3) the date on which such patent will expire; or (4) such patent is invalid or will not be infringed upon by the manufacture, use or sale of the drug product for which the application is submitted. This last certification is known as a paragraph IV certification. A notice of the paragraph IV certification must be provided to each owner of the patent that is the subject of the certification and to the holder of the approved NDA to which the ANDA or 505(b)(2) application refers. The applicant may also elect to submit a "section viii" statement certifying that its proposed label does not contain (or carves out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent.

        If the reference NDA holder or patent owners assert a patent challenge directed to one of the Orange Book listed patents within 45 days of the receipt of the paragraph IV certification notice, the FDA is prohibited from approving the application until the earlier of 30 months from the receipt of the paragraph IV certification expiration of the patent, settlement of the lawsuit or a decision in the infringement case that is favorable to the applicant. The ANDA or 505(b)(2) application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the branded reference drug has expired as described in further detail below. Thus approval of a Section 505(b)(2) NDA or ANDA can be stalled until all the listed patents claiming the referenced product have expired, until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired, and, in the case of a Paragraph IV certification and subsequent patent infringement suit, until the earlier of 30 months, settlement of the lawsuit or a decision in the infringement case that is favorable to the ANDA or Section 505(b)(2) applicant.

Expedited Programs

Fast Track Designation

        The FDA has a Fast Track program that is intended to expedite or facilitate the process for reviewing new drugs that meet certain criteria. Specifically, new drugs (including biological drug products) are eligible for Fast Track designation if they are intended to treat a serious or life-threatening disease or condition for which there is no effective treatment and demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a new drug or biologic may request the FDA to designate the drug or biologic as a Fast Track product concurrently with, or at any time after, submission of an IND, and the FDA must determine if the product candidate qualifies for Fast Track designation within 60 days of receipt of the sponsor's request.

        The FDA may initiate review of sections of a Fast Track drug's NDA or BLA before the application is complete. This rolling review is available if the applicant provides, and the FDA approves, a schedule for the submission of each portion of the NDA or BLA and the applicant pays applicable user fees. However, the FDA's time period goal for reviewing an application does not begin until the last section of the application is submitted. Additionally, the Fast Track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical study process.

Accelerated Approval

        Under the FDA's accelerated approval regulations, the FDA may approve a drug or biologic for a serious or life-threatening illness that fills an unmet medical need, providing a meaningful therapeutic benefit to patients over existing treatments, based upon a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. In clinical studies, a surrogate endpoint is a marker, such as a measurement of laboratory or clinical signs of a disease or condition that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. A product candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of post-approval clinical studies sometimes referred to as Phase 4 studies to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or to confirm a clinical benefit during post-marketing studies, will allow the FDA to withdraw the product from the market on an expedited basis. All promotional materials for product candidates approved under accelerated approval regulations are subject to prior review by the FDA.

Breakthrough Designation

        The Food and Drug Administration Safety and Innovation Act (FDASIA), amended the FDCA to require the FDA to expedite the development and review of a breakthrough therapy. A drug or biologic product can be designated as a breakthrough therapy if it is intended to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that it may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. A sponsor may request that a drug or biologic product be designated as a breakthrough therapy concurrently with, or at any time after, the submission of an IND, and the FDA must determine if the product candidate qualifies for breakthrough therapy designation within 60 days of receipt of the sponsor's request. If so designated, the FDA shall act to expedite the development and review of the product's marketing application, including by meeting with the sponsor throughout the product's development, providing timely advice to the sponsor to ensure that the development program to gather preclinical and clinical data is as efficient as practicable, involving senior managers and experienced review staff in a cross-disciplinary review, assigning a cross-disciplinary project lead for the FDA review team to facilitate an efficient review of the development program and to serve as a scientific liaison between the review team and the sponsor, and taking steps to ensure that the design of the clinical studies is as efficient as practicable.

Priority Review

        Priority review is granted where there is evidence that the proposed product would be a significant improvement in the safety or effectiveness of the treatment, diagnosis, or prevention of a serious condition. If criteria are not met for priority review, the application is subject to the standard FDA review period of 10 months after the FDA accepts the application for filing. Priority review designation does not change the scientific/medical standard for approval or the quality of evidence necessary to support approval.

Post-Approval Requirements

        Drugs and biologics manufactured or distributed pursuant to FDA approvals are subject to extensive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping (including certain electronic record and signature requirements), periodic reporting, product sampling and distribution, advertising and promotion and reporting of certain adverse experiences, deviations, and other problems with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims are subject to prior FDA review and approval. There also are continuing, annual user fee requirements for any marketed products and the establishments at which such products are manufactured, as well as new application fees for supplemental applications with clinical data.

        The FDA strictly regulates labeling, advertising, promotion and other types of information on products that are placed on the market. Products may be promoted only for the approved indications and in accordance with the provisions of the approved label. Further, manufacturers must continue to comply with cGMP requirements, which are extensive and require considerable time, resources and ongoing investment to ensure compliance. In addition, changes to the manufacturing process generally require prior FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

        Manufacturers and certain other entities involved in the manufacturing and distribution of approved products are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. The cGMP requirements apply to all stages of the manufacturing process, including the production, processing, sterilization, packaging, labeling, storage and shipment of the product. Manufacturers must establish validated systems to ensure that products meet specifications and regulatory standards, and test each product batch or lot prior to its release.

        Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance.

        The FDA may impose a number of post-approval requirements as a condition of approval of an application. For example, the FDA may require post-marketing testing, including Phase 4 clinical trials, and surveillance to further assess and monitor the product's safety and effectiveness after commercialization.

        The FDA may withdraw a product approval if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, problems with manufacturing processes, or failure to comply with regulatory requirements, may result in restrictions on the product or even complete withdrawal of the product from the market.

        Potential implications include required revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

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  restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

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  warning letters or holds on post-approval clinical trials;

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  refusal of the FDA to approve pending NDAs/BLAs or supplements to approved NDAs/BLAs, or suspension or revocation of product license approvals;

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  product seizure or detention, or refusal to permit the import or export of products; or

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  injunctions or the imposition of civil or criminal penalties.

        The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs and biologics may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

        In addition, the distribution of prescription drugs and biologics is subject to the Prescription Drug Marketing Act (PDMA), which regulates the distribution of the products and product samples at the federal level, and sets minimum standards for the registration and regulation of distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution.

        From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. In addition to new legislation, FDA regulations, guidances, and policies are often revised or reinterpreted by the agency in ways that may significantly affect our business and our product candidates. It is impossible to predict whether further legislative or FDA regulation or policy changes will be enacted or implemented and what the impact of such changes, if any, may be.

Patent Term Restoration

        Depending upon the timing, duration and specifics of FDA approval of the use of our product candidates, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term effectively lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product's approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA plus the time between the submission date of an NDA/BLA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension. Extensions are not granted as a matter of right and the extension must be applied for prior to expiration of the patent and within a sixty day period from the date the product is first approved for commercial marketing. The U.S. Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may apply for Patent Term Extensions, defined as the length of the regulatory review of products covered by our granted patents, for some of our currently owned or licensed applications and patents to add patent life beyond their current expiration dates. Such extensions will depend on the length of the regulatory review; however, there can be no assurance that any such extension will be granted to us.

Marketing Exclusivity

        Market exclusivity provisions under the FDCA can also delay the submission or the approval of certain applications. The specific scope varies, but fundamentally the FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an ANDA or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving applications for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical studies necessary to demonstrate safety and effectiveness.

        Pediatric exclusivity is another type of exclusivity in the United States. Pediatric exclusivity, if granted, provides an additional six months to the term of any existing regulatory exclusivity, including the non-patent exclusivity periods described above. This six-month exclusivity may be granted based on the voluntary completion of a pediatric clinical study in accordance with an FDA-issued "Written Request" for such a clinical study.

        With respect to biologics, the PPACA signed into law on March 23, 2010, includes a subtitle called the BPCIA, which created an abbreviated licensure pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. To date, only one biosimilar has been licensed under the BPCIA in the United States (in September 2015), with many more well into the process for approval. Numerous biosimilars have already been approved in Europe. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars, although there has been significant litigation and questions over interpretation of such guidelines.

        Biosimilarity, which requires that the product be "highly similar" and there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. However, complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA.

        Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing the sponsor's own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of their product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed "interchangeable" by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

        The BPCIA is complex and only beginning to be interpreted and implemented by the FDA. In addition, recent government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation, and meaning of the BPCIA is subject to significant uncertainty.

Orphan Designation and Exclusivity

        Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs (including biological drug products) intended to treat a rare disease or condition—generally a disease or condition that affects fewer than 200,000 individuals in the United States or that affects more than 200,000 individuals in the United States and for which there is no reasonable expectation that costs of research and development of the drug for the indication can be recovered by sales of the drug in the United States. Orphan drug designation must be requested before submitting an NDA or BLA.

        After the FDA grants orphan drug designation, the generic identity of the drug and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. The first applicant to receive FDA approval for a particular active ingredient to treat a particular disease or condition with FDA orphan drug designation is entitled to a seven-year exclusive marketing period in the United States for that product, for that indication. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA/BLA application user fee.

        During the exclusivity period, the FDA may not approve any other applications to market the same drug for the same disease or condition, except in limited circumstances, such as if the second applicant demonstrates the clinical superiority of its product to the product with orphan drug exclusivity through a demonstration of superior safety, superior efficacy, or a major contribution to patient care, or if the manufacturer of the product with orphan exclusivity is not able to assure sufficient quantities of the product. "Same drug" means a drug that contains the same identity of the active moiety if it is a drug composed of small molecules, or of the principal molecular structural features if it is composed of macromolecules and is intended for the same use as a previously approved drug, except that if the subsequent drug can be shown to be clinically superior to the first drug, it will not be considered to be the same drug. Drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition.

Pharmaceutical Coverage, Pricing and Reimbursement

        In the United States, sales of Ribasphere RibaPak and any products for which we may receive regulatory approval for commercial sale will depend in part on the availability of coverage and reimbursement from third-party payors. Third-party payors include government authorities, managed care providers, private health insurers and other organizations.

        Significant uncertainty exists as to the coverage and reimbursement status of any products for which we may obtain regulatory approval. The process for determining whether a payor will provide coverage for a biologic or drug may be separate from the process for setting the reimbursement rate that the payor will pay for the product. Some of the additional requirements and restrictions on coverage and reimbursement levels imposed by third-party payors influence the purchase of healthcare services and products. Third-party payors may limit coverage to specific biologics and drugs on an approved list, or formulary, which might not include all of the FDA-approved biologics or drugs for a particular indication, or place biologics and drugs at certain formulary levels that result in lower reimbursement levels and higher cost-sharing obligation imposed on patients. Moreover, a payor's decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Further, one payor's determination to provide coverage does not assure that other payors will also provide coverage and reimbursement for the product, and the level of coverage and reimbursement may differ significantly from payor to payor.

        Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. In order to obtain and maintain coverage and reimbursement for any product that might be approved for sale, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of any products, in addition to the costs required to obtain regulatory approvals. Our product candidates may not be considered medically necessary or cost-effective. If third-party payors do not consider a product to be cost-effective compared to other available therapies, they may not cover the product after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to sell its products at a profit.

        The U.S. government and state legislatures have shown significant interest in implementing cost containment programs to limit the growth of government-paid healthcare costs, including price controls, restrictions on reimbursement and coverage and requirements for substitution of generic products for branded prescription drugs. Adoption of government controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could exclude or limit our drugs and product candidates from coverage and limit payments for pharmaceuticals.

        In addition, we expect that the increased emphasis on managed care and cost containment measures in the United States by third-party payors and government authorities to continue and will place pressure on pharmaceutical pricing and coverage. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Other Healthcare Laws and Compliance Requirements

        Healthcare providers, physicians, and third-party payors often play a primary role in the recommendation and prescription of any currently marketed products and product candidates for which we may obtain marketing approval. Our current and future arrangements with healthcare providers, physicians, third-party payors and customers, and our sales, marketing and educational activities, may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations (at the federal and state level) that may constrain our business or financial arrangements and relationships through which we market, sell and distribute our products for which we obtain marketing approval.

        In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include the following:

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  The federal Anti-Kickback Statute, which prohibits, among other things, persons and entities including pharmaceutical manufacturers from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, lease, order, or recommendation of, an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs. This statute has been interpreted broadly to apply to, among other things, arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. The term "remuneration" expressly includes kickbacks, bribes or rebates and also has been broadly interpreted to include anything of value, including, for example, gifts, discounts, waivers of payment, ownership interest and providing anything at less than its fair market value. There are a number of statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution or other regulatory sanctions, however, the exceptions and safe harbors are drawn narrowly, and practices that do not fit squarely within an exception or safe harbor may be subject to scrutiny. The failure to meet all of the requirements of a particular applicable statutory exception or safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Our practices may not meet all of the criteria for safe harbor protection from federal Anti-Kickback Statute liability in all cases. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

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  The False Claims Act, which imposes civil penalties, and provides for whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, claims for payment to, or approval by, the federal government that are false, fictitious or fraudulent or knowingly making, using, or causing to be made or used, a false record or statement material to a false or fraudulent claim to avoid, decrease or conceal an obligation to pay money to the federal government. Although we do not submit claims directly to payors, manufacturers can be held liable under these laws if they are deemed to "cause" the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers, promoting a product off-label, marketing products of sub-standard quality, or (as noted above) paying a kickback that results in a claim for items or services). In addition, our activities relating to the reporting of wholesaler or estimated retail prices for our products, the reporting of prices used to calculate Medicaid rebate information and other information affecting federal, state, and third-party reimbursement for our products, and the sale and marketing of our products, are subject to scrutiny under this law. For example, several pharmaceutical and other healthcare companies have faced enforcement actions under these laws for allegedly inflating drug prices they report to pricing services, which in turn were used by the government to set Medicare and Medicaid reimbursement rates, and for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. In addition, federal anti-kickback statute violations and certain marketing practices, including off-label promotion, may also implicate the False Claims Act. Penalties for a False Claims Act violation include three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim, (as further adjusted to account for inflation), the potential for exclusion from participation in federal healthcare programs, and, although the False Claims Act is a civil statute, conduct that results in a False Claims Act violation may also implicate various federal criminal statutes. Additionally, the civil monetary penalties statute, which, among other things, imposes fines against any person who is determined to have presented or caused to be presented claims to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

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  HIPAA, which imposes criminal and civil liability for knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the control or custody of, any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up by trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation.

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  HIPAA, as amended by HITECH, and its implementing regulations, including the Final Omnibus Rule published on January 25, 2013, which impose obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA's privacy and security standards directly applicable to business associates—independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal court to enforce the federal HIPAA laws and seek attorney's fees and costs associated with pursuing federal civil actions.

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  The federal Physician Payment Sunshine Act, being implemented as the Open Payments Program, which requires applicable pharmaceutical manufacturers of covered drugs to engage in extensive tracking of physician and teaching hospital payments, maintenance of a payments database, and public reporting of the payment data. Pharmaceutical manufacturers with products for which payment is available under Medicare, Medicaid or the State Children's Health Insurance Program (with certain exceptions) must report information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members and payments or other "transfers of value" to such physician owners and their immediate family members. Pharmaceutical manufacturers were required to begin such tracking on August 1, 2013, and to make their first report to the Centers for Medicare & Medicaid Services (CMS) by March 31, 2014 and annually thereafter. CMS posts manufacturer disclosures on a searchable public website. Failure to comply with the reporting obligations may result in civil monetary penalties.

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  Analogous state laws and regulations, such as state anti-kickback and false claims laws, which may apply to items or services reimbursed by any third-party payor, including commercial insurers, some state laws require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report pricing and marketing information, including, among other things, information related to payments to physicians and other healthcare providers or marketing expenditures, and state laws governing the privacy and security of health information and the use of prescriber-identifiable data in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

        If our operations are found to be in violation of any of the health regulatory laws described above or any other laws that apply to us, we may be subject to penalties, including criminal and significant civil monetary penalties, damages, fines, imprisonment, exclusion from participation in government healthcare programs, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, private qui tam actions brought by individual whistleblowers in the name of the government or refusal to allow us to enter into supply contracts, including government contracts and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Healthcare Reform

        A primary trend in the U.S. healthcare industry and elsewhere is cost containment. There have been a number of federal and state proposals during the last few years regarding the pricing of pharmaceutical and biopharmaceutical products, limiting coverage and reimbursement for drugs and other medical products, government control and other changes to the healthcare system in the United States. By way of example, in March 2010, the PPACA as amended was enacted, which includes measures that have or will significantly change the way healthcare is financed by both governmental and private insurers. Among the provisions of the PPACA of greatest importance to the pharmaceutical industry are the following:

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  The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of the Department of Health and Human Services as a condition of Medicare Part B and Medicaid coverage of the manufacturer's outpatient drugs furnished to Medicaid patients. Effective in 2010, the PPACA made several changes to the Medicaid Drug Rebate Program, including increasing pharmaceutical manufacturers' rebate liability by raising the minimum basic Medicaid rebate on most branded prescription drugs from 15.1% of average manufacturer price (AMP), to 23.1% of AMP, establishing new methodologies by which AMP is calculated and rebates owed by manufacturers under the Medicaid Drug Rebate Program are collected for drugs that are inhaled, infused, instilled, implanted or injected, adding a new rebate calculation for "line extensions" (i.e., new formulations, such as extended release formulations) of solid oral dosage forms of branded products, expanding the universe of Medicaid utilization subject to drug rebates to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations. and expanding the population potentially eligible for Medicaid drug benefits.

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  In order for a pharmaceutical product to receive federal reimbursement under the Medicare Part B and Medicaid programs or to be sold directly to U.S. government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program. The required 340B discount on a given product is calculated based on the AMP and Medicaid rebate amounts reported by the manufacturer. Effective in 2010, the PPACA expanded the types of entities eligible to receive discounted 340B pricing, although, under the current state of the law, with the exception of children's hospitals, these newly eligible entities will not be eligible to receive discounted 340B pricing on orphan drugs when used for the orphan indication. In addition, as 340B drug pricing is determined based on AMP and Medicaid rebate data, the revisions to the Medicaid rebate formula and AMP definition described above could cause the required 340B discount to increase. Recent proposed guidance from the U.S. Department of Health and Human Services Health Resources and Services Administration, if adopted in its current form, may affect manufacturers' rights and liabilities in conducting audits and resolving disputes under the 340B program.

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  Effective in 2011, the PPACA imposed a requirement on manufacturers of branded drugs to provide a 50% discount off the negotiated price of branded drugs dispensed to Medicare Part D patients in the coverage gap (i.e., the donut hole).

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  Effective in 2011, the PPACA imposed an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs, apportioned among these entities according to their market share in certain government healthcare programs, although this fee would not apply to sales of certain products approved exclusively for orphan indications.

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  The PPACA required pharmaceutical manufacturers to track certain financial arrangements with physicians and teaching hospitals, including any "transfer of value" made or distributed to such entities, as well as any investment interests held by physicians and their immediate family members. Manufacturers were required to begin tracking this information in 2013 and to report this information to CMS beginning in 2014. The reported information was made publicly available in a searchable format on a CMS website beginning in September 2014.

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  As of 2010, a new Patient-Centered Outcomes Research Institute was established pursuant to the PPACA to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research. The research conducted by the Patient-Centered Outcomes Research Institute may affect the market for certain pharmaceutical products by influencing decisions relating to coverage and reimbursement rates.

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  The PPACA created the Independent Payment Advisory Board (IPAB), which has authority to recommend certain changes to the Medicare program to reduce expenditures by the program that could result in reduced payments for prescription drugs. However, the IPAB implementation has been not been clearly defined. The PPACA provided that under certain circumstances, IPAB's recommendations will become law unless Congress enacts legislation that will achieve the same or greater Medicare cost savings.

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  The PPACA established the Center for Medicare and Medicaid Innovation within CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending. Funding has been allocated to support the mission of the Center for Medicare and Medicaid Innovation from 2011 to 2019.

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  The PPACA established a licensure framework for follow-on biologic products.

        Other legislative changes have been proposed and adopted in the United States since the PPACA was enacted. For example, in August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2012 through 2021, was unable to reach required goals, thereby triggering the legislation's automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of up to 2% per fiscal year, which went into effect in April 2013 and due to subsequent legislative amendments to the statute, including the Bipartisan Budget Act of 2015, will remain in effect through 2025 unless additional Congressional action is taken. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. In addition, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products.

        There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. Such reforms could have an adverse effect on anticipated revenues from our products and product candidates that we may successfully develop and for which we may obtain regulatory approval and may affect our overall financial condition and ability to develop product candidates.

Foreign Regulation of Drugs and Biologics

        In order to market any product outside of the United States, we will need to comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding development, approval, commercial sales and distribution of our products, and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of our products, if approved. Whether or not we obtain FDA approval for a product, we must obtain the necessary approvals by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies between countries and jurisdictions and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.

Employees

        As of March 31, 2016, we employed 138 people, including 74 in research and development, 26 in commercial operations and 38 in a general and administrative capacity, including executive officers. As of such date, we had 58 employees based in our New York City headquarters, 54 employees based in our Warrendale, Pennsylvania facility, 21 employees based in our Cambridge, Massachusetts facility and five employees in our Monmouth Junction, New Jersey facility. We also engage a number of temporary employees and consultants. None of our employees is represented by a labor union with respect to his or her employment with us. We have not experienced any work stoppages and we consider our relations with our employees to be good.

Facilities

        Our corporate headquarters are located in New York, New York, and consist of approximately 48,892 square feet of space under a lease that expires in July 31, 2023. In addition, we also have locations in Warrendale, Pennsylvania; Cambridge, Massachusetts and Monmouth Junction, New Jersey. We believe that our facilities are adequate for our current needs and for the foreseeable future; however, we will continue to seek additional space as needed to accommodate our growth.

Legal Proceedings

        From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors. We have briefly summarized below the most significant of these proceedings.

        On February 3, 2014, Dr. Steven Rosenfeld filed a lawsuit in the Supreme Court of the State of New York, New York County against Joel Schreiber, Dr. Samuel D. Waksal, Kadmon Capital, LLC and Kadmon Corporation, LLC alleging that Dr. Waksal, our former Chief of Innovation, Science and Strategy and former Chairman and Chief Executive Officer, engaged Dr. Rosenfeld and co-defendant Mr. Schreiber to raise funds for a new venture involving Kadmon Holdings, LLC in exchange for equity interests. Dr. Rosenfeld further alleges that, pursuant to an introduction that he facilitated, Dr. Waksal, Kadmon Capital, LLC and Kadmon Corporation, LLC (Kadmon Defendants) raised debt and equity financing, and Dr. Rosenfeld has not received the equity interests to which he is entitled. The lawsuit contains two claims, breach of contract and quantum meruit (a demand for a reasonable sum of money to be paid for services rendered or work done when the amount due is not stipulated in a legally enforceable contract). Our motion to dismiss Mr. Rosenfeld's second amended complaint was denied and that decision was affirmed on appeal by the Appellate Division First Department. The parties are proceeding in discovery. We believe that the claims have no merit and intend to vigorously defend this action.

        On June 29, 2015, Anastasios Thomas Belesis and ATB Holding Company, LLC filed a lawsuit in the U.S. District Court for the Southern District of New York against us, our subsidiaries, Dr. Samuel D. Waksal and Mr. Steven N. Gordon. The plaintiffs allege that they are entitled to units in one of our subsidiaries or an "advisory" fee in exchange for services performed. The lawsuit asserts 12 claims, ranging from federal securities fraud to breach of contract and a variety of other common law causes of action. Our lawyers filed a motion to dismiss on September 17, 2015, the lawyers for the plaintiffs filed their opposition to that motion on October 1, 2015, and our lawyers filed our reply in further support of the motion on October 8, 2015. Oral arguments have not been scheduled. We believe that the claims have no merit and intend to vigorously defend this action.

        On July 25, 2016, Mr. Kevin Glodek filed and served a Summons with Notice against Kadmon Holdings, LLC and Kadmon Holdings, Inc., alleging fraud, misrepresentation, breach of contract, breach of the implied covenant of good faith and fair dealing, and unjust enrichment, for an amount of no less than $2.8 million with interest, plus costs and disbursements. We believe that the current claims arise out of a 2015 settlement agreement and release of an earlier litigation. At the time of that settlement, Mr. Glodek released all claims which he had against us. We believe that the settlement agreement is binding and that the current claim has no merit.

 MANAGEMENT

Officers and Directors

        The following table sets forth the name, age as of July 13, 2016 and position of the individuals who currently serve as managers and executive officers of Kadmon Holdings, LLC and will serve as the directors and executive officers of Kadmon Holdings, Inc. upon our conversion from a Delaware limited liability company to a Delaware corporation prior to the closing of this offering. The following also includes certain information regarding our directors' and officers' individual experience, qualifications, attributes and skills and brief statements of those aspects of our directors' backgrounds that led us to conclude that they are qualified to serve as directors.

Name	Age	Position
Executive Officers
Harlan W. Waksal, M.D.	63	President, Chief Executive Officer and Director
Konstantin Poukalov	32	Executive Vice President, Chief Financial Officer
Lawrence K. Cohen, Ph.D.	63	Executive Vice President, Business Development
Steven N. Gordon, Esq.	48	Executive Vice President, General Counsel, Chief Administrative, Compliance and Legal Officer
Eva Heyman	42	Executive Vice President, Chief Commercial Officer
John Ryan, Ph.D., M.D.	73	Executive Vice President, Chief Medical Officer
Larry Witte, Ph.D.	71	Executive Vice President, Research and Development
Zhenping Zhu, M.D., Ph.D.	51	Executive Vice President, Biologics
Directors
Bart M. Schwartz, Esq.	69	Chairman of the Board
Eugene Bauer, M.D.	74	Director
D. Dixon Boardman	70	Director
Andrew B. Cohen	45	Director
Alexandria Forbes, Ph.D.	52	Director
Thomas E. Shenk, Ph.D.	69	Director
Susan Wiviott, J.D.	58	Director
Louis Shengda Zan	53	Director

Executive Officers

        Harlan W. Waksal, M.D.    Dr. Waksal has been our President and Chief Executive Officer since August 2014 and was elected to our board of managers in 2013. Prior to joining Kadmon as an employee, Dr. Waksal served as President and Sole Proprietor of Waksal Consulting LLC from 2003 to 2014. From 2011 to 2014, Dr. Waksal served as Executive Vice President, Business and Scientific Affairs at Acasti Pharma, Inc., a publicly traded biopharmaceutical company, and as a consultant to Neptune Technologies & Bioressources, Inc., a publicly traded life sciences company and the parent company of Acasti. Dr. Waksal co-founded ImClone Systems (ImClone) in 1987, a publicly traded biopharmaceutical company acquired by Eli Lilly and Company in 2008. Dr. Waksal served in senior roles at ImClone, including: President (1987 to 1994); Executive Vice President and Chief Operating Officer (1994 to 2002); and President, Chief Executive Officer and Chief Operating Officer (2002 to 2003). Dr. Waksal also served as a Director of ImClone from 1987 to 2005. Dr. Waksal served on the boards of Oberlin College and Sevion Therapeutics through March 2016 and the boards of Acasti and Neptune through February 2016 and July 2015, respectively. Dr. Waksal received his B.A. from Oberlin College and his M.D. from Tufts University School of Medicine. He completed his training in internal medicine at New England Medical Center and in pathology at Kings County Hospital Center in Brooklyn.

        Konstantin Poukalov.    Mr. Poukalov has been our Executive Vice President, Chief Financial Officer since 2014. From 2012 to 2014, Mr. Poukalov served as our Vice President, Strategic Operations. Prior to joining Kadmon, Mr. Poukalov was a member of the healthcare investment banking group at Jefferies LLC from 2009 to 2012, focusing on companies across the life-sciences and biotechnology sectors. Prior to Jefferies, Mr. Poukalov was a member of UBS Investment Bank, focusing on the healthcare industry, from 2006 to 2009. Mr. Poukalov received his B.E. from Stony Brook University.

        Lawrence K. Cohen, Ph.D.    Dr. Cohen has been our Executive Vice President, Business Development since 2014. From 2011 to 2014, Dr. Cohen served as our Senior Vice President, Business Development. Prior to joining Kadmon, Dr. Cohen served as President and Chief Executive Officer of VIA Pharmaceuticals, Inc., a publicly traded biotechnology company, from 2004 to 2011. Prior to joining VIA, Dr. Cohen served in senior roles, including President and Chief Executive Officer, at Zyomyx, Inc., a privately held diagnostics company, from 2001 to 2004. Prior to Zyomyx, Dr. Cohen served as Chief Operating Officer of Progenitor, Inc. from 1997 to 1998. Dr. Cohen also served as Vice President of Research and Development at Somatix Therapy Corporation, a publicly traded gene therapy company, from 1988 to 1997. Dr. Cohen received his B.A. from Grinnell College and his Ph.D. from the University of Illinois. He completed his postdoctoral work in molecular biology at the Dana-Farber Cancer Institute and the Department of Biochemistry at Harvard Medical School.

        Steven N. Gordon, Esq.    Mr. Gordon, a co-founder of our company, has been our Executive Vice President, General Counsel, Chief Administrative, Compliance and Legal Officer since 2009. Prior to joining Kadmon, Mr. Gordon worked as a prosecutor for the City of New York from 1992 to 1996. From 1997 to 2008, Mr. Gordon practiced law at several law firms and was the principal of his own law firm. Mr. Gordon received his B.A. from Bar Ilan University and his J.D. from Touro College Jacob D. Fuchsberg Law Center.

        Eva Heyman.    Ms. Heyman has been our Executive Vice President, Chief Commercial Officer since 2015. From 2011 to 2015, Ms. Heyman was our Senior Vice President, Marketing. Prior to joining Kadmon, Ms. Heyman was at Digitas Health New York, a healthcare marketing and advertising agency, where she served as Senior Vice President of Marketing and most recently as Managing Director. Prior to joining Digitas Health, Ms. Heyman spent 11 years at Digitas, Inc., an advertising agency, developing integrated marketing programs for numerous established brands. Ms. Heyman received her B.A. from Dartmouth College and her MBA from Harvard Business School.

        John Ryan, Ph.D., M.D.    Dr. Ryan has been our Executive Vice President, Chief Medical Officer since 2011. Prior to joining Kadmon, Dr. Ryan served as Senior Vice President and Chief Medical Officer of Cerulean Pharma, Inc., a publicly traded pharmaceutical company, from 2009 to 2011. Prior to joining Cerulean, Dr. Ryan was Chief Medical Officer at Aveo Pharmaceuticals, Inc., a publicly traded company, from 2006 to 2009. Prior to joining Aveo, Dr. Ryan served as Senior Vice President of Translational Research at Wyeth, a publicly-traded specialty-pharmaceutical company (formerly Genetics Institute), where he served as head of the Department of Experimental Medicine, from 1995 to 2006. Dr. Ryan also served as an Executive Director of Clinical Research at Merck Research Laboratories from 1989 to 1995 and he previously served on the scientific advisory boards of ArQule, Inc. and Expression Analysis, Inc. Dr. Ryan received his B.S. and his Ph.D. from Yale University. Dr. Ryan received his M.D. from the University of California, San Diego.

        Larry Witte, Ph.D.    Dr. Witte has been our Executive Vice President, Research and Development since 2010. Prior to joining Kadmon, Dr. Witte served as Senior Vice President of Research for ImClone Systems from 2007 to 2010, through its acquisition by Eli Lilly and Company in 2008. From 2006 to 2007, Dr. Witte served as Chief Scientific Officer of Cylene Pharmaceuticals. Dr. Witte served at ImClone Systems from 1990 to 2005, including as Vice President of Research from 2001 to 2005. Dr. Witte received his B.S. and his Ph.D. from Iowa State University. He completed a postdoctoral program at Columbia University College of Physicians and Surgeons under Dr. DeWitt Goodman from

1975 to 1977. Dr. Witte completed a research fellowship at the Mayo Clinic from 1978 to 1979 before returning to Columbia University, where he held a dual faculty appointment in the Department of Medicine and the Department of Anatomy and Cell Biology from 1979 to 2005. Dr. Witte also served as an Adjunct Professor of Anatomy and Cell Biology at Columbia University's College of Physicians and Surgeons.

        Zhenping Zhu, M.D., Ph.D.    Dr. Zhu has been our Executive Vice President, Biologics since 2010. Prior to joining Kadmon, Dr. Zhu served as Vice President and Global Head, Protein Sciences and Design at Novartis, a publicly-traded specialty pharmaceuticals company, from 2009 to 2010. Prior to joining Novartis, Dr. Zhu served as Vice President of Antibody Technology and Immunology at ImClone Systems from 1996 to 2009. Dr. Zhu received his M.D. from Jiangxi Medical College in Nanchang, China. Dr. Zhu received his doctorate at Dalhousie University in Halifax, Nova Scotia and completed his postdoctoral work at Genentech Inc. Dr. Zhu received his MSc from the Institute of Hematology, Chinese Academy of Medical Sciences and Peking Union Medical College in Beijing.

Non-Employee Directors

        Bart M. Schwartz, Esq.    Mr. Schwartz has served as Chairman of our board of managers since 2015. Since 2010, Mr. Schwartz has served as Chairman and Chief Executive Officer of SolutionPoint International, Inc., the parent company of Guidepost Solutions, LLC, a global investigation, security consulting, compliance and monitoring firm where he also serves as Chairman. Mr. Schwartz serves on the board of HMS Holdings Corp., a publicly traded company where he is Chair of its Compliance Committee and a member of its Audit Committee. He also serves on the boards of the Police Athletic League and the Stuyvesant High School Alumni Association. Mr. Schwartz is Founder and former Chief Executive Officer of Decision Strategies, an investigative, compliance and security firm. In October 2015, Mr. Schwartz was appointed independent monitor by the U.S. Department of Justice to oversee General Motors' compliance with its deferred prosecution agreement from its recall of defective ignition switches. Mr. Schwartz served under U.S. Attorney Rudolph Giuliani as the Chief of the Criminal Division in the Southern District of New York. Mr. Schwartz has had numerous additional court and other appointments to monitor the conduct of corporations and has received assignments from or with the approval of the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Attorney's Office for the Southern District of New York, the Manhattan District Attorney's Office, the Attorney General of California, the Attorney General of New York, the New York Organized Crime Task Force, the New York City School Construction Authority and the New York State Department of Environmental Conservation. Mr. Schwartz received his B.S. from the University of Pittsburgh and his J.D. from New York University School of Law.

        We believe Mr. Schwartz's extensive legal and compliance experience provides him with the qualifications and skills to serve on our board of directors.

        Eugene Bauer, M.D.    Dr. Bauer has served as a member of our board of managers since 2010. In 2010, Dr. Bauer co-founded Dermira, a publicly traded specialty biopharmaceutical company, where he serves as Director and Chief Medical Officer. Prior to founding Dermira, Dr. Bauer served as Director, President and Chief Medical Officer of Pelpin, Inc., a publicly traded specialty pharmaceutical company, from 2008 to 2009. Dr. Bauer served as Chief Executive Officer of Neosil, Inc., a specialty pharmaceutical company, from 2006 to 2008, and he co-founded and served as a member of the board of directors at Connetics, a publicly traded specialty pharmaceutical company, from 1990 to 2006. Prior to initiating his career in industry, Dr. Bauer served as Dean of Stanford University School of Medicine and as Chair of the Department of Dermatology at Stanford University School of Medicine from 1995 to 2001. Dr. Bauer is the Lucy Becker Professor Emeritus at Stanford University School of Medicine, a position he has held since 2002. Dr. Bauer was a U.S. National Institutes of Health (NIH)-funded investigator for 25 years and has served on review groups and Councils for the NIH. Dr. Bauer currently serves as a board member for Medgenics, Inc., Cerecor Inc., Dr. Tattoff, Inc. and First Wave

Technologies. He is member of numerous honorific societies, including the National Academy of Medicine. Dr. Bauer received his B.S. from Northwestern University and his M.D. from Northwestern University Medical School.

        We believe Dr. Bauer's background of service on the boards of directors of numerous public pharmaceutical companies and his vast industry experience provides him with the qualifications and skills to serve on our board of directors.

        D. Dixon Boardman.    Mr. Boardman has served as a member of our board of managers since 2010. Mr. Boardman founded Optima Fund Management LLC, an alternative investment firm, in 1988 and currently serves as Chief Executive Officer. Mr. Boardman is a member of the President's Council of Memorial Sloan Kettering Cancer Center, where he has also served as Chairman of the Special Projects Committee. He is also a member of the Executive Committee of NewYork Presbyterian-Weill Cornell Council. Mr. Boardman is a Director of Florida Crystals Corporation and an Advisory Board Director of J.C. Bamford Excavators (UK). Mr. Boardman attended McGill University.

        We believe Mr. Boardman's financial and business expertise provides him with the qualifications and skills to serve on our board of directors.

        Andrew B. Cohen.    Mr. Cohen has served as a member of our board of managers since 2011. Mr. Cohen has been a Managing Director of Cohen Private Ventures, LLC, a private investment firm, since 2014. Prior to forming Cohen Private Ventures, Mr. Cohen served as Managing Director of S.A.C. Capital Advisors, L.P., an investment management firm, from 2010 to 2014. Mr. Cohen received his B.A. from the University of Pennsylvania and his MBA from the Wharton School of the University of Pennsylvania.

        We believe Mr. Cohen's private equity and financial experience provides him with the qualifications and skills to serve on our board of directors.

        Alexandria Forbes, Ph.D.    Dr. Forbes has served as a member of our board of managers since 2010. Dr. Forbes has been President and Chief Executive Officer of MeiraGTx since 2015. Prior to joining MeiraGTx, Dr. Forbes served as Senior Vice President of Strategic Operations and Chief Commercial Officer at Kadmon from 2013 to 2015. Dr. Forbes spent 13 years as a healthcare investor at hedge funds Sivik/Argus Partners and Meadowvale Asset Management. Prior to entering the hedge fund industry, Dr. Forbes was a Human Frontiers/Howard Hughes postdoctoral fellow at the Skirball Institute of Biomolecular Medicine at NYU Langone Medical Center. Prior to this, Dr. Forbes was a research fellow at Duke University and also at Carnegie Institute at Johns Hopkins University. Dr. Forbes received her M.A. from Cambridge University and her Ph.D. from Oxford University.

        We believe Dr. Forbes' business and financial expertise as well as her scientific background provides her with the qualifications and skills to serve on our board of directors.

        Thomas E. Shenk, Ph.D.    Dr. Shenk has served as a member of our board of managers since 2014 and he has served as a member of Kadmon's Scientific Advisory Board since December 2013. Dr. Shenk has been the James A. Elkins Jr. Professor of Life Sciences in the Department of Molecular Biology at Princeton University since 1984. Dr. Shenk is a fellow of the American Academy of Arts and Sciences and a member of the U.S. National Academy of Sciences and the National Academy of Medicine. Dr. Shenk serves as the Chairman of the Board of MeiraGTx. He is a past president of the American Society for Virology and the American Society for Microbiology and served on the board of Merck and Company from 2001 to 2012. Dr. Shenk currently serves as a board member of the Hepatitis B Foundation. Dr. Shenk received his B.S. from the University of Detroit and his Ph.D. from Rutgers University.

        We believe Dr. Shenk's expertise and experience serving as a director in the pharmaceutical sector and his academic background provides him with the qualifications and skills to serve on our board of directors.

        Susan Wiviott, J.D.    Ms. Wiviott has served as a member of our board of managers since 2010. Ms. Wiviott has served as the Chief Executive Officer of The Bridge, a non-profit behavioral health treatment and housing agency in New York, since 2014. Prior to joining The Bridge, Ms. Wiviott served as Chief Program Officer at Palladia Inc., a not-for-profit housing and substance abuse treatment provider, from 2012 through 2014. From 1999 through 2012, Ms. Wiviott served as Deputy Executive Vice President of the Jewish Board of Family and Children's Services. Ms. Wiviott began her career as an associate at Sidley Austin LLP. Ms. Wiviott received her B.A. from the University of Wisconsin and her J.D. from Harvard Law School.

        We believe Ms. Wiviott's executive and legal experience provides her with the qualifications and skills to serve on our board of directors.

        Louis Shengda Zan.    Mr. Zan has served as a member of our board of managers since 2014. Mr. Zan founded the Jiangsu Zongyi Group, a conglomerate engaging in investment, new energy, new materials and information technology industries, in 1987 and he currently serves as its Chairman and Chief Executive Officer. Mr. Zan holds an Executive MBA from Tsinghua University.

        We believe Mr. Zan's financial expertise and experience provides him with the qualifications and skills to serve on our board of directors.

Corporate Governance

Board of Managers and Committees

        The current members of our board of managers have been appointed in accordance with our Second Amended and Restated Limited Liability Company Agreement (LLC agreement). The LLC Agreement provides that our board of managers initially consist of seven members but may be increased from time to time by resolution of the board of managers. Currently, our board of managers is made up of nine members. The number of members may be increased from time to time by resolution by the board of managers. Our board of managers has determined that each of its members, other than Drs. Harlan W. Waksal, Thomas E. Shenk and Alexandria Forbes, is an "independent director" as defined under the NYSE listing standards. On the effective date of the Corporate Conversion, the members of the board of managers of Kadmon Holdings, LLC will become the members of Kadmon Holdings, Inc.'s board of directors. Under our bylaws effective at the closing of this offering, the number of directors will be determined from time to time by our board of directors.

        Pursuant to existing agreements with certain of our investors, GoldenTree Asset Management LP (together with certain of its affiliated entities), Falcon Flight LLC and Alpha Spring Limited have the right to appoint a member of our board of managers. Under the aforementioned rights, GoldenTree Asset Management LP (together with certain of its affiliated entities) appointed Treacy Gaffney and Alpha Spring Limited appointed Louis Shengda Zan to our board of managers. These rights terminate upon the effectiveness of our initial public offering. Ms. Gaffney resigned from our board of managers effective April 25, 2016. GoldenTree Asset Management LP has not appointed a replacement.

        The LLC Agreement will terminate upon the closing of this offering and, thereafter, our directors will be elected by the vote of our common stockholders.

        For so long as affiliates of GoldenTree Asset Management LP collectively own at least 7.5% of our common stock (calculated on an "as if" converted basis and taking into account the exercise of all other options, warrants and other equity-linked securities held by such GoldenTree affiliated entities), GoldenTree Asset Management LP will have the right, at its option, to designate (i) one director to our board of directors and, upon such designation, the board of directors shall recommend to the stockholders to vote for the election of GoldenTree Asset Management LP's designee at any meeting of stockholders convened to elect directors of the Company or (ii) one observer to our board of directors.

        Following closing of this offering until the dissolution and winding up of Kadmon I, for so long as 72 KDMN Investments, LLC (72 KDMN) owns, directly or indirectly, any membership interests in Kadmon I, then 72 KDMN will have the right, at its option, to designate one director to our board of directors and, upon such designation, the board of directors shall recommend to the stockholders to vote for the election of 72 KDMN's designee at any meeting of stockholders convened to elect directors of the Company. Following the dissolution of Kadmon I, for so long as 72 KDMN owns, directly or indirectly, at least 25.0% of our common stock received by 72 KDMN upon the dissolution and winding up of Kadmon I, then 72 KDMN will have the right, at its option, to designate one director to our board of directors and, upon such designation, the board of directors shall recommend to the stockholders to vote for the election of 72 KDMN's designee at any meeting of stockholders convened to elect directors of the Company.

Director Independence

        Prior to the consummation of this offering, our board of managers undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director's ability to exercise independent judgment in carrying out that director's responsibilities. Our board of managers has determined that each of its members, other than Drs. Harlan W. Waksal, Thomas E. Shenk and Alexandria Forbes, is an "independent director" as defined under the NYSE listing standards.

Audit Committee

        The audit committee of our board of managers oversees the quality and integrity of our financial statements and other financial information, accounting and financial reporting processes, internal controls and procedures for financial reporting and internal audit function. It also oversees the audit and other services provided by our independent auditors and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent auditor. In addition, our audit committee is responsible for reviewing our compliance with legal and regulatory requirements, and it assists the board of managers in an initial review of recommendations to the board of managers regarding proposed business transactions.

        The current members of our audit committee are Mr. Andrew B. Cohen, Dr. Thomas E. Shenk and Ms. Susan Wiviott. Mr. Andrew B. Cohen currently chairs the audit committee. Upon the effectiveness of the registration statement of which this prospectus forms a part, the members of our audit committee will be Mr. D. Dixon Boardman and Dr. Eugene Bauer and Mr. Boardman will be the committee's chairman. Our board of managers has determined that Mr. Boardman is an "audit committee financial expert" as defined by SEC rules and regulations. In accordance with the NYSE transition rules for IPO issuers, we intend to appoint a third member of the audit committee prior to the end of twelve months following the date of this offering. The composition of our audit committee will, as of the time of the effectiveness of the registration statement of which this prospectus forms a part, meet the requirements for independence under the rules and regulations of the SEC and the listing standards of the NYSE, taking into account the relevant transition rules for IPO issuers.

Compensation Committee

        The compensation committee of our board of managers reviews and determines the compensation of all of our executive officers and establishes our compensation policies and programs. Specific responsibilities of our compensation committee will include, among other things, evaluating the performance of our chief executive officer and determining our chief executive officer's compensation. It also determines the compensation of our other executive officers. In addition, our compensation committee administers all equity compensation plans and has the authority to grant equity awards subject to the terms and conditions of such equity compensation plans. Our compensation committee also reviews and approves various other compensation policies and matters. Our compensation committee also reviews and discusses with management the compensation discussion and analysis that we may be required from time to time to include in SEC filings, and it will prepare a compensation committee report on executive compensation as may be required from time to time to be included in our annual proxy statements or annual reports on Form 10-K filed with the SEC.

        The current members of our compensation committee are Mr. D. Dixon Boardman, Dr. Eugene Bauer, Mr. Andrew B. Cohen and Ms. Susan Wiviott. Upon the effectiveness of the registration statement of which this prospectus forms a part, the members of our compensation committee will be Mr. D. Dixon Boardman, Dr. Eugene Bauer, Mr. Andrew B. Cohen and Ms. Susan Wiviott. Mr. Boardman currently chairs the compensation committee. As of the time of the effectiveness of the registration statement of which this prospectus forms a part, Mr. Boardman will continue to chair the compensation committee. The composition of our compensation committee will, as of the time of the effectiveness of the registration statement of which this prospectus forms a part, meet the requirements for independence under the rules and regulations of the SEC and the listing standards of the NYSE.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee of our board of managers oversees the nomination of managers, including, among other things, identifying, evaluating and making recommendations of nominees to our board of managers, and evaluates the performance of our board of managers and individual members of our board of managers. When identifying nominees, the nominating and corporate governance committee considers, among other things, a nominee's character and integrity, level of education and business experience, financial literacy and commitment to represent long-term interests of our equity holders. Our nominating and corporate governance committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and making recommendations to our board of managers concerning corporate governance matters.

        The current members of our nominating and corporate governance committee are Mr. D. Dixon Boardman, Mr. Bart M. Schwartz, Dr. Thomas E. Shenk and Ms. Susan Wiviott. Mr. Schwartz currently chairs the nominating and corporate governance committee. Upon effectiveness of the registration statement of which this prospectus forms a part, the members of our nominating and corporate governance committee will be Mr. D. Dixon Boardman, Mr. Bart M. Schwartz and Ms. Susan Wiviott. Mr. Schwartz will remain chair of this committee. The composition of our nominating and corporate governance committee will, as of the time of the effectiveness of the registration statement of which this prospectus forms a part, meet the requirements for independence under the rules and regulations of the SEC and the listing standards of the NYSE.

Regulatory and Compliance Committee

        The current members of our regulatory and compliance committee are Dr. Eugene Bauer, Mr. D. Dixon Boardman, Mr. Bart M. Schwartz, Dr. Thomas E. Shenk and Ms. Susan Wiviott. Mr. Schwartz currently chairs the regulatory and compliance committee. Upon effectiveness of the registration statement of which this prospectus forms a part, the members of our regulatory and compliance committee will be Dr. Eugene Bauer, Mr. D. Dixon Boardman, Mr. Bart M. Schwartz, Dr. Thomas E. Shenk and Ms. Susan Wiviott. Mr. Schwartz will remain chair of this committee.

        The regulatory and compliance committee is responsible for, among other matters:

  •
  reviewing and overseeing our compliance program and the compliance program(s) with respect to companies we acquire and which we exercise a controlling interest;

  •
  reviewing the status of our compliance with relevant laws, regulations and internal procedures;

  •
  reviewing and evaluating internal reports and external data based on criteria developed by the regulatory and compliance committee;

  •
  discussing, in consultation with the compensation committee, an evaluation of whether compensation practices are aligned with our compliance obligations;

  •
  making written recommendations about whether an employee's compensation should be reduced or extinguished if there is a government or regulatory action that has caused significant financial or reputational damage to our company due to the employee's involvement in the conduct at issue; and

  •
  reporting to the board of managers on the state of our compliance functions, relevant compliances issues, potential patterns of non-compliance identified within our company, significant disciplinary actions against any compliance or internal audit personnel, and any other issues that may reflect any systemic or widespread problems in compliance or regulatory matters exposing our company to substantial compliance risk.

Risk Oversight

        One of the key functions of our board of managers is informed oversight of our business risk management process. The board of managers does not have a standing business risk management committee, but rather administers this oversight function directly through the board of managers as a whole, as well as through various standing committees of our board of managers that address risks inherent in their respective areas of oversight. In particular, our board of managers is responsible for monitoring and assessing strategic risk exposure and our audit and finance committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The nominating and corporate governance committee monitors compliance with legal and regulatory requirements and the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our nominating and corporate governance committee is also responsible for overseeing our risk management efforts generally, including the allocation of risk management functions among our board of managers and its committees. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our audit and finance committee periodically reviews the general process for the oversight of risk management by our board of managers.

Risk Considerations in Our Compensation Program

        We conducted an assessment of our compensation policies and practices for our employees and concluded that these policies and practices are not reasonably likely to have a material adverse effect on us.

Director Compensation

        Dr. Harlan W. Waksal is a member of our board of managers who also serves as our President and Chief Executive Officer and therefore does not receive any additional compensation for his service as a manager.

        In December 2014, we granted options to purchase 40,000 Class A membership units to each of Messrs. Boardman and Cohen, Mses. Gaffney and Wiviott, and Drs. Bauer and Shenk. Each of these options has an exercise price of $6.00 per unit, vests one year from date of grant and expires 10 years after the date of grant. In addition, managers received, collectively, compensation totaling $450,000, $330,000 of which was paid in cash and $120,000 of which was issued in the form of Class E redeemable convertible units at a value of $11.50 per unit.

        The following table provides the annual compensation for each member of our board of managers for the year ended December 31, 2015.

Name	Fees earned or paid in cash ($)	Option awards ($)	Total ($)
Bart M. Schwartz, Esq.(1)	4,000	489,677	493,677
Eugene Bauer, M.D.(2)	12,000	65,483	77,483
D. Dixon Boardman(3)	14,000	65,483	79,483
Andrew B. Cohen(4)	14,000	65,483	79,483
Alexandria Forbes, Ph.D.(5)	9,000	65,483	74,483
Treacy Gaffney(6)	10,000	65,483	75,483
Thomas E. Shenk, Ph.D.(7)	10,000	65,483	75,483
Samuel D. Waksal, Ph.D.(8)	—	—	—
Susan Wiviott, J.D.(9)	18,000	65,483	83,483
Louis Shengda Zan(10)	—	65,483	65,483

(1)
As of December 31, 2015, Mr. Schwartz held options to purchase 113,333 Class A membership units.

(2)
As of December 31, 2015, Dr. Bauer held options to purchase 90,000 Class A membership units and 1,522 Class E redeemable convertible membership units.

(3)
As of December 31, 2015, Mr. Boardman held options to purchase 90,000 Class A membership units and 5,217 Class E redeemable convertible membership units.

(4)
As of December 31, 2015, Mr. Cohen held options to purchase 90,000 Class A membership units.

(5)
As of December 31, 2015, Dr. Forbes held options to purchase 130,000 Class A membership units.

(6)
For Ms. Gaffney's 2015 board of manager's compensation, payment was issued to GoldenTree Asset Management LP. As of December 31, 2015, Ms. Gaffney held options to purchase 60,000 Class A membership units. Ms Gaffney resigned from our board of managers effective April 25, 2016.

(7)
As of December 31, 2015, Dr. Shenk held options to purchase 60,000 Class A membership units.

(8)
Dr. Samuel D. Waksal was an employee during 2015 and, as such, he did not receive any compensation for his services as a member of our board of managers during that time. In July 2015, Dr. Waksal resigned as chairman of our board of managers. See "Certain Relationships and Related Party Transactions—Separation of Dr. Samuel D. Waksal" for additional information. As of December 31, 2015, Dr. Waksal did not hold any stock awards or option awards.

(9)
As of December 31, 2015, Ms. Wiviott held options to purchase 90,000 Class A membership units and 3,696 Class E redeemable convertible membership units.

(10)
As of December 31, 2015, Mr. Zan held options to purchase 60,000 Class A membership units.

        For the year ended December 31, 2015, our non-employee directors were compensated for their services on our board of directors as follows:

  •
  each non-employee director will receive an option grant to purchase 20,000 Class A membership units upon his or her initial election or appointment to our board of directors;

  •
  each non-employee director will receive an annual, or pro rata portion thereof, option grant to purchase 20,000 Class A membership units;

  •
  each non-employee director serving as chairperson of the board and audit committee will receive an option grant to purchase 40,000 Class A membership units on the anniversary of his or her election as chairperson;

  •
  each non-employee director will receive compensation for each attended regularly scheduled board meeting of $2,000;

  •
  each non-employee director will receive compensation for each attended special board meeting of $1,000; and

  •
  each non-employee director who serves as member of a committee of our board of managers will receive additional compensation per attended meeting of $1,000.

        In addition, in connection with his appointments as chairman of the board and certain of its committees, Mr. Schwartz was granted options to purchase 113,333 Class A membership units with an exercise price of $6.00 per unit, fully vesting on December 31, 2016 and expiring 10 years from the date of grant.

        Members of our board of managers are not compensated for their participation via teleconference in any of the aforementioned meetings.

        Following this offering, our non-employee directors will be compensated for their services on our board of directors as follows:

  •
  each non-employee director will receive an option grant to purchase 3,077 shares of our common stock upon his or her initial election or appointment to our board of directors;

  •
  each non-employee director will receive an annual, or pro rata portion thereof, option grant to purchase 3,077 shares of common stock;

  •
  each non-employee director will receive compensation for each attended regularly scheduled board meeting of $2,000;

  •
  each non-employee director will receive compensation for each attended special board meeting of $1,000;

  •
  each non-employee director who serves as a chairperson of our board or its committees will receive an annual option grant to purchase 6,154 shares of our common stock; and

  •
  each non-employee director who serves as member of a committee of our board of managers will receive additional compensation per attended meeting of $1,000.

        Members of our board of managers will not be compensated for their participation via teleconference in any of the aforementioned meetings.

        The stock options granted to our non-employee directors will have an exercise price equal to the fair market value of our common stock on the date of grant and will expire 10 years after the date of grant. The initial and annual stock options granted to our non-employee directors will, subject to the director's continued service on our board, vest one year from the grant date. Stock options granted to our non-employee directors will also vest in full upon the occurrence of a change in control of us.

        Each annual retainer will be payable in arrears in four equal quarterly installments on the last day of each quarter. Each member of our board of directors also will continue to be entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee of the board of directors on which he or she serves.

Compensation Committee Interlocks and Insider Participation

        No member of our compensation committee is or has been a current or former officer or employee of Kadmon Holdings, LLC or had any related person transaction involving Kadmon Holdings, LLC. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity.

Code of Ethics and Code of Conduct

        We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and third-party consultants. We have posted a current copy of the code on our website, www.kadmon.com. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of the code. Our website, and the information on our website, is neither part of this prospectus nor incorporated by reference herein.

EXECUTIVE COMPENSATION

        The following section provides compensation information pursuant to the scaled disclosure rules applicable to "emerging growth companies" under the rules of the SEC.

Named Executive Officers

        This section discusses the material components of the executive compensation program for our named executive officers who are named in the "2015 Summary Compensation Table" below. Our named executive officers for the year ended December 31, 2015, which consisted of our principal executive officer and two other most highly-compensated executives, are:

  •
  Harlan W. Waksal, M.D.;

  •
  Konstantin Poukalov; and

  •
  Steven N. Gordon, Esq.

        This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion. See "Cautionary Note Regarding Forward-Looking Statements."

2015 Summary Compensation Table

        The following table sets forth certain information with respect to the compensation paid to the named executive officers for the year ended December 31, 2015.

Name and Principal Position	Year	Base Salary ($)	Bonus ($)(1)	Option Awards ($)(2)(3)	All Other Compensation ($)(4)		Total ($)
Harlan W. Waksal, M.D.,	2015	500,000	500,000	15,236,944	26,455		16,263,399
President and Chief Executive Officer
Konstantin Poukalov,	2015	315,385	200,000	1,351,005	22,828		1,889,218
Executive Vice President, Chief Financial Officer
Steven N. Gordon, Esq.,	2015	350,000	150,000	337,751	499,274	(5)	1,337,025
Executive Vice President, General Counsel, Chief Administrative, Compliance and Legal Officer

(1)
Bonus includes contractual guaranteed bonus, as well as discretionary awards determined by the compensation committee of the board of managers based on the executive's performance during the year.

(2)
This column reflects the aggregate fair value of share-based compensation awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718. See Note 11 to our audited financial statements appearing at the end of this prospectus regarding assumptions underlying the valuation of equity awards.

(3)
EAR units awarded under the 2014 LTIP are excluded from this column because the value of such awards is not able to be definitively calculated before the occurrence of the applicable vesting date under the awards. See "—Outstanding Equity Awards at December 31, 2015" for a discussion of EAR units awarded under the 2014 LTIP.

(4)
Includes premiums we paid with respect to each of our named executive officers for health benefits and for life and disability insurance, as well as other income paid to each individual as further discussed in the respective notes to our audited financial statements appearing at the end of this prospectus.

(5)
Includes contractually obligated reimbursement expenses incurred by Mr. Gordon in connection with the educational welfare of his children of $470,427 and reimbursement of premiums we paid for health benefits and for life and disability insurance of $28,847.

Narrative Disclosure to 2015 Summary Compensation Table

2015 Base Salary

        The named executive officers receive a base salary to compensate them for services rendered to the respective company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities.

        The following table provides the annual base salary rate for each of the named executive officers as of December 31, 2015.

Name	2015 Annual Base Salary ($)
Harlan W. Waksal, M.D.	$500,000
Konstantin Poukalov	$315,385
Steven N. Gordon, Esq.	$350,000

        We expect that, following the completion of this offering, base salaries for the named executive officers will be reviewed periodically by the board of directors and/or the compensation committee, with adjustments expected to be made generally in accordance with the applicable employment agreements, as well as financial and other business factors affecting our company, and to maintain a competitive compensation package for our executive officers. The following table provides the expected annual base salary rate for the named executive officers following the completion of this offering.

Name	Expected 2016 Annual Base Salary ($)
Harlan W. Waksal, M.D.	$500,000
Konstantin Poukalov	$400,000
Steven N. Gordon, Esq.	$400,000

2015 Annual Performance-Based Compensation and Bonuses

        In 2015, Dr. Harlan W. Waksal, Messrs. Poukalov and Gordon earned a guaranteed bonus of $500,000, $200,000 and $150,000, respectively.

        In 2015, Dr. Harlan W. Waksal and Mr. Gordon received 750 and 1,000 equity appreciation rights units (EARs), respectively, under our 2014 Long-Term Incentive Plan with a base price of $6.00 per unit, expiring 10 years from the grant date (Award). Each Award entitles the holder to receive a payment having an aggregate value equal to the product of (i) the excess of (A) the highest fair market value during the period beginning on the applicable vesting date and ending on the date of settlement of one EAR unit over (B) the base price, and (ii) the number of EAR units granted. The number of EAR units granted to each recipient shall be adjusted to equal a certain percentage of our common equity securities determined on a fully diluted basis, assuming exercise of all derivative securities including any convertible debt instruments, on the first trading date following the consummation of an IPO or an earlier Change in Control as defined under the 2014 LTIP. Based on an assumed initial public offering price of $12.00 per share, the number of shares underlying the awards to Dr. Waksal and Mr. Gordon are 267,543 and 356,724 shares, respectively.

        The EAR units vest on the earlier of (a) the expiration date of December 7, 2024 if an IPO is consummated on or before December 7, 2024, subject to the holder remaining continuously in service through the expiration date of the award (or incurring a termination due to death or disability within one year prior to such date) or (b) the date of a change in control (excluding an IPO) that occurs after the submission date of a registration statement on Form S-1 to the SEC but prior to December 7, 2024 (subject to continuing service through the date of the Form S-1 submission or, if earlier, the date of any material agreement or filing made in furtherance of the applicable change in control transaction). The EAR units also vest upon the fair market value of each EAR unit exceeding 333% of the $6.00 grant price ($20.00) per share prior to December 7, 2024, subject to continuing service through the date of the Form S-1 submission. Each payment under the Award will be made in a lump sum and is considered a separate payment. We reserve the right to make payment in the form of common stock following the consummation of an IPO or in connection with a change in control, subject to the terms of the LTIP. In the event we elect to settle the LTIP Award using our common stock, the value of the Award will be determined using the fair market value of the common stock on the trading date immediately preceding the settlement date and the Award payment will be limited to a maximum share allocation. The holder has no right to demand a particular form of payment.

        The liability and associated compensation expense for these EAR unit awards will not be recognized until a liquidity event is consummated. No compensation expense was recorded under the 2014 LTIP during the three months ended March 31, 2016 or during the years ended December 31, 2015 or 2014.

2015 Option Awards

        In January 2015, the compensation committee of our board of managers approved the amendment of all outstanding option awards under the 2011 Equity Incentive Plan that have an exercise price above $6.00 per unit to adjust the exercise price per unit to $6.00 per unit (see Note 11 to our audited financial statements), the estimated fair value of us as of October 31, 2014. The amended options have the same vesting schedule as the original award. The amendment to the option awards resulted in a modification charge of $1.1 million, of which $668,000 was expensed immediately during the first quarter of 2015 and the remaining amount will be recognized over the vesting periods of each award. These vesting periods range from one to two years.

        In December 2014, the board of managers approved an option grant to Dr. Harlan W. Waksal under our 2011 Equity Incentive Plan, in connection with his appointment as our President and Chief Executive Officer, with an exercise price of $6.00 to purchase a number of units equal to 5% of our total issued and outstanding units (after, in the event of an IPO, giving effect to the exercise and conversion of exercisable and convertible securities and after giving effect to consummating our IPO) calculated on the earliest to occur of 1) a sale of our company, 2) the date on which we consummate an IPO and 3) the date that Dr. Harlan W. Waksal ceases to be a service provider to us. This option grant was issued in March 2015 when the terms of the agreement were finalized. The option agreement issued to Dr. Waksal in March 2015 was replaced in its entirety by an option agreement dated December 31, 2015, which reflected an option under our 2011 Equity Incentive Plan to purchase up to

5,000,000 Class A membership units. As a result of this exchange, we will record unit based compensation expense of $15.2 million. The options vest in three substantially equal tranches on December 31, 2015, August 4, 2016 and August 4, 2017.

        In December 2015, Mr. Gordon received a grant of unit options under our 2011 Equity Incentive Plan to purchase up to 100,000 Class A membership units in our company at an exercise price of $5.00 per unit. The options vest in three substantially equal tranches on December 31, 2016, 2017 and 2018.

        In December 2015, Mr. Poukalov received a grant of unit options under our 2011 Equity Incentive Plan to purchase up to 400,000 Class A membership units in our company at an exercise price of $5.00 per unit. The options vest in three substantially equal tranches on December 31, 2016, 2017 and 2018. Mr. Poukalov's options fully vest if he ceases to be a service provider to our company for any reason other than in the event that his service to us is terminated for cause.

        On July 13, 2016, Dr. Harlan W. Waksal received an award to increase the number of shares (on a post-Corporate Conversion, post-split basis) subject to his original option grant. The number of shares subject to this option award shall equal the difference between his original option grant and 5% of the company's outstanding common equity determined on a fully diluted basis. The effective date of the July 2016 option award will be the date of this offering. The exercise price per share of common stock subject to the new option award will be equal to the initial public offering price per share of common stock and will be set at the initial public offering price per share of common stock, provided that such price will not be less than fair market value on the date of the grant. The option award will be subject to the same three year vesting schedule applicable to the option shares (on a post-Corporate Conversion, post-split basis) granted pursuant to Dr. Waksal's December 2015 option grant. In consideration for the new option award, Dr. Waksal has committed to perform an additional year of service in connection with receipt of the additional option shares. In the event Dr. Waksal voluntarily terminates his employment prior to completion of this additional year of service, Dr. Waksal shall forfeit 25% of the additional options, or 25% of the aggregate additional option gain associated with the additional option shares in the event the options are exercised, as applicable.

Employment Agreements

        We entered into employment agreements with Dr. Harlan W. Waksal, under which he serves as our President and Chief Executive Officer, Mr. Poukalov under which he serves as our Executive Vice President, Chief Financial Officer and Mr. Gordon under which he serves as our Executive Vice President, General Counsel, Chief Administrative, Compliance and Legal Officer. Under these agreements, Dr. Harlan W. Waksal, Messrs. Poukalov and Gordon are each eligible to receive certain severance benefits in specified circumstances.

        Pursuant to Dr. Harlan W. Waksal's employment agreement, he is entitled to a base salary of $500,000 and is guaranteed to receive an annual bonus of $500,000, plus an additional merit-based bonus amount as shall be determined by the Compensation Committee of our board of managers, in its discretion. Pursuant to the terms of their respective employment agreements, Messrs. Poukalov and Gordon are each entitled to a base salary of $400,000 and are guaranteed to receive an annual bonus of $200,000, plus an additional merit-based bonus amount as shall be determined by the Compensation Committee of our board of managers, in its discretion.

        In the event that we terminate Dr. Harlan W. Waksal or Messrs. Poukalov or Gordon without cause or if any of aforementioned resign for good reason, they will be entitled to receive, upon execution and effectiveness of a release of claims, (i) continued payment of their then-current base salary and guaranteed annual bonus for a period of 12 months following termination (or, if sooner, until the executive becomes employed by another entity or individual (and not self-employed)) and (ii) a direct payment by us of the medical, vision and dental coverage premiums due to maintain any

COBRA coverage for which he is eligible and has appropriately elected through the earlier of (A) 12 months following termination and (B) the date they become employed by another entity or individual (and not self-employed).

        In the event that we terminate Dr. Harlan W. Waksal or Messrs. Poukalov or Gordon with cause or they resign without good reason, then they will not be entitled to receive severance benefits.

Outstanding Equity Awards at December 31, 2015

        Although we do not have a formal policy with respect to the grant of equity incentive awards to our named executive officers, or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executives to remain in our employment during the vesting period. Accordingly, our board of directors will periodically review the equity incentive compensation of our named executive officers and, from time to time, may grant equity incentive awards to them in the form of stock options or other equity awards.

        The following table sets forth information concerning outstanding equity awards at December 31, 2015 for each of our named executive officers (before giving effect to the Corporate Conversion).

	Option Awards				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Option Exercise Price ($/share)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Harlan W. Waksal, M.D.(3)(4)	2,500	—	6.00	12/19/2023	—	—
	—	5,000,000	6.00	12/31/2024	—	—
Konstantin Poukalov(5)(7)	60,000	—	6.00	12/19/2023	—	—
	—	400,000	5.00	12/31/2025	—	—
Steven N. Gordon, Esq.(6)(7)(8)	80,000	—	5.60	6/25/2022	—	—
	80,000	—	6.00	12/19/2023	—	—
	—	100,000	5.00	12/31/2025	—	—

(1)
Prior to the closing of this offering, we will convert from a Delaware limited liability company into a Delaware corporation. In conjunction with the Corporate Conversion, holders of units of Kadmon Holdings, LLC will receive one share of common stock of Kadmon Holdings, Inc. for every 6.5 Class A membership units.

(2)
EAR units awarded under the 2014 LTIP are excluded from this column because the value of such awards is not able to be definitively calculated before the occurrence of the applicable vesting date under the awards. See footnotes 4, 7 and 8 for a discussion of EAR units awarded under the 2014 LTIP.

(3)
In December 2013, Dr. Harlan W. Waksal was granted options to purchase 2,500 Class A membership units for his membership on our board of managers. In December 2015, Dr. Harlan W. Waksal was granted options to purchase 5,000,000 Class A membership units, which became vested as to 1,667,000 Class A membership units on December 31, 2015. The vested portion of these options are not exercisable until the calculation date specified in his option agreement. Dr. Harlan W. Waksal's unvested options to purchase 3,333,000 Class A membership units vest in two equal tranches on August 4, 2016 and 2017.

(4)
On December 7, 2015, Dr. Harlan W. Waksal received an award of 750 EAR units under the 2014 LTIP with a base price of $6.00 per EAR unit. The number of EAR units granted to Dr. Waksal shall be adjusted to equal 0.75% of our common equity securities determined on a fully diluted basis, assuming exercise of all derivative securities including any convertible debt instruments, on the first trading date following the consummation of an IPO or an earlier Change in Control as defined under the 2014 LTIP. Based on the assumed initial public offering price of $12.00 per share, the number of shares underlying Dr. Waksal's LTIP award is 267,543 shares. EAR units vest upon the earliest of any of the following events: (a) the expiration date of December 7, 2024 if an IPO is consummated on or before December 7, 2024, subject to continuing service through the expiration date of the award (or incurring a termination due to death or disability within one year prior to such date), (b) the date of a Change in Control (excluding an IPO) that occurs after the submission date of a registration statement on Form S-1 to the SEC but prior to December 7, 2024 (subject to continuing service through the date of the Form S-1 submission or, if earlier, the date of any material agreement or filing made in furtherance of the applicable Change in Control Transaction), or (c) subject to continuing service through the date of the Form S-1 submission, if and when the fair market value of each EAR unit exceeds 333% of the $6.00 grant price ($20.00) per share prior to December 7, 2024. In addition, the Administrator retains the discretion to cash out the EAR units upon a Change in Control. Payments are made no later than March 15 of the year following the year in which the award becomes vested. Payment will be made in cash or in common stock at the election of the company with the payment amount determined using the fair market value of the common stock on the trading date immediately preceding the settlement date subject to the maximum share allocation.

(5)
Mr. Poukalov's unvested options to purchase 400,000 Class A membership units vest in three substantially equal tranches on December 31, 2016, 2017 and 2018.

(6)
Mr. Gordon's unvested options to purchase 100,000 Class A membership units vest in three substantially equal tranches on December 31, 2016, 2017 and 2018.

(7)
On December 17, 2014, Messrs. Poukalov and Gordon each received an award of 1,000 EAR units under the 2014 LTIP with a base price of $6.00 per EAR unit. The number of EAR units granted to each recipient under the awards shall be adjusted to equal 1.0% of our common equity securities determined on a fully diluted basis, assuming exercise of all derivative securities, including any convertible debt instruments, on the first trading date following the consummation of an IPO or an earlier Change in Control as defined under the 2014 LTIP. Based on an assumed initial public offering price of $12.00 per share, the number of shares underlying these awards is 356,724 shares. EAR units vest upon the earliest of any of the following events: (a) the expiration date of December 16, 2024 if an IPO is consummated on or before December 16, 2024, subject to continuing service through the expiration date of the award (or incurring a termination due to death or disability within one year prior to such date), (b) the date of a Change in Control (excluding an IPO) that occurs after the submission date of a registration statement on Form S-1 to the SEC but prior to December 16, 2024 (subject to continuing service through the date of the Form S-1 submission or, if earlier, the date of any material agreement or filing made in furtherance of the applicable Change in Control Transaction), or (c) subject to continuing service through the date of the Form S-1 submission, if and when the fair market value of each EAR unit exceeds 333% of the $6.00 grant price ($20.00) per share prior to December 16, 2024. In addition, the Administrator retains the discretion to cash out the EAR units upon a Change in Control. Payments are made no later than March 15 of the year following the year in which the award becomes vested. Payment will be made in cash or in common stock at the election of the company with the payment amount determined using the fair market value of the common stock on the trading date immediately preceding the settlement date subject to the maximum share allocation.

(8)
On December 7, 2015, Mr. Gordon received an award of 300 EAR units under the 2014 LTIP with a base price of $6.00 per EAR unit. The terms of the EAR units covered by Mr. Gordon's December 7, 2015 award are identical to those awarded to him on December 17, 2014 except that the expiration date is December 31, 2024. Based on an assumed initial public offering price of $12.00 per share, the number of shares underlying this award is 107,018 shares.

Equity and Other Incentive Compensation Plans

        In this section we describe our 2011 Equity Incentive Plan, as amended to date, or the 2011 Equity Plan, our 2014 Long-Term Incentive Plan, as amended to date, or 2014 LTIP, our 2016 Equity Incentive Plan, or the 2016 Plan, and our 2016 Employee Stock Purchase Plan. Prior to this offering, we granted awards to eligible participants under the 2011 Equity Plan and 2014 LTIP. Following the closing of this offering, we expect to grant awards to eligible participants under the 2016 Plan.

  2011 Equity Incentive Plan

        The 2011 Equity Incentive Plan was adopted in July 2011. Under this plan, the board of managers may grant unit-based awards to employees, officers, directors, managers, consultants and advisors. Such unit-based awards include awards entitling recipients to acquire Class A Membership Units, subject to a vesting schedule determined by the board of managers and subject to the right of our company to repurchase all or a portion of such units at their issue price or other stated or formula price, and options to purchase membership units. The plan was amended on December 19, 2013 to authorize the grant of an amount of Class A membership units equal to 7.5% of the outstanding Class A membership units calculated on a fully diluted basis. As of December 31, 2015, the number of additional units available for grant was 2,715,099. The board of managers has the authority, in its discretion, to determine the terms and conditions of any option grant, including the vesting schedule. The type of award granted under our 2011 Equity Plan and the terms of such award are set forth in the applicable award agreement.

        Pursuant to the terms of the 2011 Equity Plan, our board of managers (or a committee delegated by our board of managers) administers the plan and, subject to any limitations in the plan, selects the recipients of awards and determines:

  •
  the number of units covered by options and the dates upon which the options become exercisable;

  •
  the type of options to be granted;

  •
  the duration of options, which may not be in excess of 10 years;

  •
  the exercise price of options, which must be at least equal to the fair market value of our units on the date of grant; and

  •
  the number of units subject to, and the terms of any, restricted unit awards, restricted units or other equity-based awards and the terms and conditions of such awards, including conditions for repurchase, measurement price, issue price and repurchase price.

  Effect of certain changes in capitalization.

        Upon the occurrence of any of a stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our units other than an ordinary cash dividend, our board of managers shall equitably adjust:

  •
  the number and class of securities available under the 2011 Equity Plan;

  •
  the number and class of securities and exercise price per share of each outstanding option;

  •
  the number of shares subject to, and the repurchase price per share subject to, each outstanding restricted unit award; and

  •
  the share and per-share related provisions and the purchase price, if any, of each other equity-based award.

  Effect of certain corporate transactions

        Upon a merger or other reorganization event (as defined in our 2011 Equity Plan), our board of managers shall take any one or more of the following actions (or a combination of such actions) pursuant to the 2011 Equity Plan as to some or all outstanding awards other than restricted unit awards:

  •
  provide that all outstanding awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or successor corporation (or an affiliate thereof);

  •
  upon written notice to a participant, provide that all of the participant's vested but unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant;

  •
  provide that outstanding awards shall become exercisable, realizable or deliverable, or restrictions applicable to an award shall lapse, in whole or in part, prior to or upon such reorganization event;

  •
  in the event of a reorganization event pursuant to which holders of membership units will receive a cash payment for each unit surrendered in the reorganization event, make or provide for a cash payment to the participants with respect to each award held by a participant equal to (1) the number of units subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (2) the excess, if any, of the cash payment for each unit surrendered in the reorganization event over the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award; and/or

  •
  provide that, in connection with a liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings).

        Our board of managers does not need to take the same action with respect to all awards and may take different actions with respect to portions of the same award.

        In the case of certain restricted units, no assumption or substitution is permitted, and the restricted units will instead be settled in accordance with the terms of the applicable restricted unit agreement.

        Upon the occurrence of a reorganization event other than a liquidation or dissolution, the repurchase and other rights with respect to outstanding awards of restricted units will continue for the benefit of the successor company and will, unless the board of managers may otherwise determine, apply to the cash, securities or other property into which our units are converted or exchanged pursuant to the reorganization event. Upon the occurrence of a reorganization event involving a liquidation or dissolution, all restrictions and conditions on each outstanding restricted unit award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the restricted unit award.

        At any time, our board of managers may, in its sole discretion, provide that any award under the 2011 Equity Plan will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part.

        As of December 31, 2015, there were options to purchase 10,955,603 units outstanding under the 2011 Equity Plan, at a weighted-average exercise price of $5.75 per unit, and no options to purchase membership units had been exercised. On July 13, 2016, the compensation committee of our board of managers approved the amendment of all outstanding option awards, effective upon the date of pricing of this offering, to adjust the exercise price (on a post-Corporate Conversion, post-split basis) to the initial public offering price per share in this offering.

        No award may be granted under the 2011 Equity Plan on or after the effectiveness of the registration statement for this offering. Upon the effectiveness of the registration statement for this offering, the 2011 Equity Plan will be merged with and into the 2016 Equity Incentive Plan, outstanding awards will be converted into awards with respect to our common stock and any new awards will be issued under the terms of the 2016 Equity Incentive Plan.

  2014 LTIP

        The 2014 LTIP was adopted in May 2014 and amended in December 2014, July 2015 and February 2016. Under the 2014 LTIP, the board of managers may grant up to 10% of the equity value of our company (determined on a fully diluted basis assuming the exercise of all derivative securities) including the following types of awards:

  •
  Equity Appreciation Rights Units (EAR units) whereby the holder would possess the right to a payment equal to the appreciation in value of the designated underlying equity from the grant date to the determination date. Such value is calculated as the product of the excess of the fair market value on the determination date of one EAR unit over the base price specified in the grant agreement and the number of EAR units specified by the award, or, when applicable, the portion thereof which is exercised.

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  Performance Awards which become payable on the attainment of one or more performance goals established by the Plan Administrator. No performance period shall end prior to an Initial Public Offering (IPO) or Change in Control. A Change in Control generally includes the acquisition of over 50% of our company's outstanding equity by an unaffiliated or the sale of over 85% of the gross fair market value of our company's assets to an unaffiliated person. Person means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (Exchange Act), other than employee benefit plans sponsored or maintained by our company and by entities controlled by our company or an underwriter of the equity interests of our company in a registered public offering. A Change in Control does not include the acquisition of additional equity interests by a person that holds a controlling interest in our company.

        The board of managers has the authority, at its discretion, to determine the terms and conditions of any 2014 LTIP grant, including the vesting schedule.

        Generally, under the 2014 LTIP, the EAR units vest on the effective date of an IPO or the consummation date of a Change in Control (as defined under the 2014 LTIP) unless otherwise set forth in the grant agreement pertaining to a particular award. The payment amount with respect to the holder's EAR units will be determined using the fair market value of the common stock on the trading date immediately preceding the settlement date. Each payment under an Award will be made in a lump sum and is considered a separate payment. We reserve the right to make payment in the form of common stock following the consummation of an IPO or in connection with a change in control, subject to the terms of the 2014 LTIP. The LTIP Awards provide that in the event that the Compensation Committee elects to settle the outstanding LTIP awards using our common stock following an IPO, the maximum number of shares of common stock (maximum share allocation) that would be issued in full settlement of any outstanding award is determined by dividing the aggregate cash value of the LTIP award (determined by multiplying the number of EAR units subject to the LTIP award by the difference between an assumed performance vesting price of $20.00 per share and the base price per EAR unit ($6.00) by the assumed performance vesting price per share ($20.00). The actual value of the LTIP award will be determined using the fair market value of the common stock on the trading date immediately preceding the settlement date, subject to the maximum share allocation. The holder has no right to demand a particular form of payment. A total of 9,750 units were granted under the 2014 LTIP as of December 31, 2015. Upon the effectiveness of the registration statement for this offering, the 2014 LTIP will be frozen, outstanding awards will be converted to stock appreciation rights which may be settled in cash or common stock at the election of the compensation committee and, any new awards will be issued under the 2016 Equity Incentive Plan.

  2016 Equity Incentive Plan

        Our 2016 Equity Incentive Plan, or the 2016 Equity Plan, was approved by our board of managers and holders of our membership units in July 2016. It is intended to make available incentives that will assist us to attract, retain and motivate employees, including officers, consultants and directors. We may provide these incentives through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and units and other cash-based or stock-based awards.

        A total of 6,720,000 shares of our common stock will be initially authorized and reserved for issuance under the 2016 Equity Plan. This reserve will automatically increase on January 1, 2017 and each subsequent anniversary through January 1, 2025, by an amount equal to the smaller of (a) 4% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (b) an amount determined by the board. This reserve will be increased to include any shares issuable upon exercise of options granted under our 2011 Equity Incentive Plan that expire or terminate without having been exercised in full.

        Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the 2016 Equity Plan and in outstanding awards to prevent dilution or enlargement of participants' rights in the event of a stock split or other change in our capital structure. Shares subject to awards which expire or are cancelled or forfeited will again become available for issuance under the 2016 Equity Plan. The shares available will not be reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations. Only the net number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise or by tender of previously owned shares will be deducted from the shares available under the 2016 Equity Plan.

        The 2016 Equity Plan will be generally administered by the compensation committee of our board of directors. Subject to the provisions of the 2016 Equity Plan, the compensation committee will determine in its discretion the persons to whom and the times at which awards are granted, the sizes of such awards and all of their terms and conditions. However, the compensation committee may delegate to one or more of our officers the authority to grant awards to persons who are not officers or directors, subject to certain limitations contained in the 2016 Equity Plan and award guidelines established by the committee. The compensation committee will have the authority to construe and interpret the terms of the 2016 Equity Plan and awards granted under it. The 2016 Equity Plan provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the 2016 Equity Plan.

        Awards may be granted under the 2016 Equity Plan to our employees, including officers, directors or consultants or those of any present or future parent or subsidiary corporation or other affiliated entity. All awards will be evidenced by a written agreement between us and the holder of the award and may include any of the following:

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  Stock options.  We may grant nonstatutory stock options or incentive stock options (as described in Section 422 of the Internal Revenue Code), each of which gives its holder the right, during a specified term (not exceeding 10 years) and subject to any specified vesting or other conditions, to purchase a number of shares of our common stock at an exercise price per share determined by the administrator, which may not be less than the fair market value of a share of our common stock on the date of grant.

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  Stock appreciation rights.  A stock appreciation right gives its holder the right, during a specified term (not exceeding 10 years) and subject to any specified vesting or other conditions, to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. We may pay the appreciation in shares of our common stock or in cash.

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  Restricted stock.  The administrator may grant restricted stock awards either as a bonus or as a purchase right at such price as the administrator determines. Shares of restricted stock remain subject to forfeiture until vested, based on such terms and conditions as the administrator specifies. Holders of restricted stock will have the right to vote the shares and to receive any dividends paid, except that the dividends may be subject to the same vesting conditions as the related shares.

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  Restricted stock units.  Restricted stock units represent rights to receive shares of our common stock (or their value in cash) at a future date without payment of a purchase price, subject to vesting or other conditions specified by the administrator. Holders of restricted stock units have no voting rights or rights to receive cash dividends unless and until shares of common stock are issued in settlement of such awards. However, the administrator may grant restricted stock units that entitle their holders to dividend equivalent rights.

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  Performance shares and performance units.  Performance shares and performance units are awards that will result in a payment to their holder only if specified performance goals are achieved during a specified performance period. Performance share awards are rights whose value is based on the fair market value of shares of our common stock, while performance unit awards are rights denominated in dollars. The administrator establishes the applicable performance goals based on one or more measures of business performance enumerated in the 2016 Equity Plan, such as revenue, gross margin, net income or total stockholder return. To the extent earned, performance share and unit awards may be settled in cash or in shares of our common stock. Holders of performance shares or performance units have no voting rights or rights to receive cash dividends unless and until shares of common stock are issued in settlement of such awards. However, the administrator may grant performance shares that entitle their holders to dividend equivalent rights.

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  Cash-based awards and other stock-based awards.  The administrator may grant cash-based awards that specify a monetary payment or range of payments or other stock-based awards that specify a number or range of shares or units that, in either case, are subject to vesting or other conditions specified by the administrator. Settlement of these awards may be in cash or shares of our common stock, as determined by the administrator. Their holder will have no voting rights or right to receive cash dividends unless and until shares of our common stock are issued pursuant to the award. The administrator may grant dividend equivalent rights with respect to other stock-based awards.

        In the event of a change in control as described in the 2016 Equity Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the 2016 Equity Plan or substitute substantially equivalent awards. Any awards which are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. The compensation committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of the board of directors who are not employees will automatically be accelerated in full. The 2016 Equity Plan will also authorize the compensation committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.

        The 2016 Equity Plan will continue in effect until it is terminated by the administrator, provided, however, that all awards will be granted, if at all, within 10 years of its effective date. The administrator may amend, suspend or terminate the 2016 Equity Plan at any time, provided that without stockholder approval, the plan cannot be amended to increase the number of shares authorized, change the class of persons eligible to receive incentive stock options, or effect any other change that would require stockholder approval under any applicable law or listing rule.

  2016 Employee Stock Purchase Plan

        Our board of managers has adopted and our stockholders have approved our 2016 Employee Stock Purchase Plan, or the 2016 ESPP.

        A total of 1,125,000 shares of our common stock are available for sale under our 2016 ESPP. In addition, our 2016 ESPP provides for annual increases in the number of shares available for issuance under the 2016 ESPP on January 1, 2017 and each subsequent anniversary through 2025, equal to the smallest of:

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  750,000 shares;

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  1.5% of the outstanding shares of our common stock on the immediately preceding December 31; or

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  such other amount as may be determined by our board of directors.

Appropriate adjustments will be made in the number of authorized shares and in outstanding purchase rights to prevent dilution or enlargement of participants' rights in the event of a stock split or other change in our capital structure. Shares subject to purchase rights which expire or are cancelled will again become available for issuance under the 2016 ESPP.

        The compensation committee of our board of directors will administer the 2016 ESPP and have full authority to interpret the terms of the 2016 ESPP. The 2016 ESPP provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the 2016 ESPP.

        All of our employees, including our named executive officers, and employees of any of our subsidiaries designated by the compensation committee are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year, subject to any local law requirements applicable to participants in jurisdictions outside the United States. However, an employee may not be granted rights to purchase stock under our 2016 ESPP if such employee:

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  immediately after the grant would own stock or options to purchase stock possessing 5.0% or more of the total combined voting power or value of all classes of our capital stock; or

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  holds rights to purchase stock under all of our employee stock purchase plans that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year in which the right to be granted would be outstanding at any time.

        Our 2016 ESPP is intended to qualify under Section 423 of the Code but also permits us to include our non-U.S. employees in offerings not intended to qualify under Section 423. The 2016 ESPP will typically be implemented through consecutive six-month offering periods. The offering periods generally start on the first trading day of April and October of each year. The administrator may, in its discretion, modify the terms of future offering periods, including establishing offering periods of up to 27 months and providing for multiple purchase dates. The administrator may vary certain terms and conditions of separate offerings for employees of our non-U.S. subsidiaries where required by local law or desirable to obtain intended tax or accounting treatment.

        Our 2016 ESPP permits participants to purchase common stock through payroll deductions of up to 10.0% of their eligible compensation, which includes a participant's regular and recurring straight time gross earnings and payments for overtime and shift premiums, but exclusive of payments for incentive compensation, bonuses and other similar compensation.

        Amounts deducted and accumulated from participant compensation, or otherwise funded in any participating non-U.S. jurisdiction in which payroll deductions are not permitted, are used to purchase shares of our common stock at the end of each offering period. The purchase price of the shares will be 85.0% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the last day of the offering period. Participants may end their participation at any time during an offering period and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with us.

        Each participant in any offering will have an option to purchase for each full month contained in the offering period a number of shares determined by dividing $2,083 by the fair market value of a share of our common stock on the first day of the offering period or 200 shares, if less, and except as limited in order to comply with Section 423 of the Code. Prior to the beginning of any offering period, the administrator may alter the maximum number of shares that may be purchased by any participant during the offering period or specify a maximum aggregate number of shares that may be purchased by all participants in the offering period. If insufficient shares remain available under the plan to permit all participants to purchase the number of shares to which they would otherwise be entitled, the administrator will make a pro rata allocation of the available shares. Any amounts withheld from participants' compensation in excess of the amounts used to purchase shares will be refunded, without interest.

        A participant may not transfer rights granted under the 2016 ESPP other than by will, the laws of descent and distribution or as otherwise provided under the 2016 ESPP.

        In the event of a change in control, an acquiring or successor corporation may assume our rights and obligations under outstanding purchase rights or substitute substantially equivalent purchase rights. If the acquiring or successor corporation does not assume or substitute for outstanding purchase rights, then the purchase date of the offering periods then in progress will be accelerated to a date prior to the change in control.

        Our 2016 ESPP will continue in effect until terminated by the administrator. The compensation committee has the authority to amend, suspend or terminate our 2016 ESPP at any time.

  401(k) retirement plan

        We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees are eligible to participate, beginning on the first day of the third month following commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, generally equal to $18,000 in 2015, and have the amount of the reduction contributed to the 401(k) plan. Participants who are at least 50 years old also can make "catch-up" contributions, which in 2015 may be up to an additional $6,000 above the statutory limit. We have an obligation to match non-highly compensated employee contributions of up to 6% of deferrals and also have the option to make discretionary matching contributions and profit sharing contributions to the plan annually, as determined by our board of managers.

Rule 10b5-1 Sales Plans

        Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Since January 1, 2013, we have engaged in certain transactions with members of our board of managers, executive officers and holders of more than 5% of our voting securities and affiliates of our directors, executive officers and holders of more than 5% of our voting securities.

        The following are summaries of certain provisions of our related party agreements and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore urge you to review the agreements in their entirety. Copies of the agreements (or forms of the agreements) have been filed as exhibits to the registration statement of which this prospectus is a part, and are available electronically on the website of the SEC at www.sec.gov.

Participation in this Offering

        Certain holders of our membership interests have indicated an interest in purchasing an aggregate of $40 million in shares of our common stock in this offering at the initial public offering price per share. Based on an assumed initial public offering price of $12.00 per share, these entities would purchase up to an aggregate of 3,333,333 of the 6,250,000 shares in this offering based on these indications of interest. However, because indications of interest are not binding agreements or commitments to purchase, these entities may determine to purchase fewer shares than they indicate an interest in purchasing or not to purchase any shares in this offering. It is also possible that these entities could indicate an interest in purchasing more shares of our common stock. In addition, the underwriters could determine to sell fewer shares to any of these entities than the entities indicate an interest in purchasing or not to sell any shares to these entities.

Related Party Agreements in Effect Prior to this Offering

        As of March 31, 2016, Kadmon I, LLC holds approximately 66% of the total outstanding Class A membership units of Kadmon Holdings, LLC. The managing member of Kadmon I, LLC, Mr. Steven N. Gordon, is also our Executive Vice President, General Counsel, Chief Administrative, Compliance and Legal Officer. Kadmon I, LLC has no special rights or preferences in connection with its investment in Kadmon Holdings, LLC, and has the same rights as all other holders of Kadmon Holdings, LLC Class A membership units.

        In October 2011, Dr. Samuel D. Waksal, a former employee and our-then Chief Executive Officer, issued an equity instrument to YCMM Funding, LLC, a third party organization, in exchange for certain fundraising services on behalf of and for the benefit of Kadmon Holdings, LLC. The underlying value of the equity instrument is based on 536,065 Class A membership units and is redeemable for cash upon the occurrence of a liquidity event. In accordance with SAB 107, the liability associated with the equity instrument was recognized by Kadmon Holdings, LLC upon Dr. Samuel D. Waksal entering into the arrangement and has subsequently been stated at fair value at each reporting date with the change in value being recognized within the statement of operations. The fair value of this equity instrument was $15,000, $69,000 and $275,000 at March 31, 2016, December 31, 2015 and 2014, respectively.

        In November 2011, we entered into an agreement with SBI Holdings, Inc., an indirect holder of more than 5% of our outstanding membership interests through Kadmon I, LLC, in connection with an investment of $6.5 million for 306,067 of our Class A membership units (the SBI Agreement). Subject to certain terms and conditions contained therein, the SBI Agreement provides SBI Holdings, Inc. with certain consent rights relating to our activities, information rights and rights upon liquidity events, among other things. The aforementioned rights will terminate upon the closing of this offering.

        In October 2013, we entered into an agreement with Alpha Spring Limited in connection with an investment of $35.0 million by Alpha Spring Limited for 2,679,939 of our Class A membership units

(the Alpha Spring Agreement). Subject to certain terms and conditions contained therein, the Alpha Spring Agreement provides Alpha Spring Limited with certain consent rights relating to our activities, most favored nation rights, the right to appoint a member of our board of directors and information rights, among other things. The aforementioned rights will terminate upon the closing of this offering.

        In November 2013, AIGLE Healthcare Partners II, LLC, a third-party organization that is affiliated with Dr. Alexandria Forbes, a member of the board of managers, purchased 21,657 Class A membership units at a price of $21.24 per Class A unit.

        During 2014, Dr. Harlan W. Waksal, a family member of Dr. Harlan W. Waksal, and Mr. Steven N. Gordon provided us with short-term, interest-free loans to meet operating obligations. During this time the maximum amount which was outstanding in the aggregate was $3.5 million and was recorded as a related party loan on our balance sheet. As of December 31, 2014, $3.0 million was outstanding to Dr. Harlan W. Waksal and $500,000 was outstanding to a family member of Dr. Harlan W. Waksal. The short-term interest free loan from Mr. Steven N. Gordon was repaid during the period. The $500,000 related party loan with a family member of Dr. Harlan W. Waksal was settled in January 2015 through the issuance of 43,478 shares of the Company's Class E redeemable convertible membership units. The $3.0 million related party loan with Dr. Harlan W. Waksal will be repaid from the proceeds of this offering.

        In July and August 2015, a family member of Dr. Harlan W. Waksal provided us with interest-free loans totaling $2.0 million. The loans were repaid in full in August 2015.

        In September 2015, we entered into an agreement with GoldenTree Asset Management LP and certain of its affiliated entities in connection with (i) a settlement of certain claims alleging breaches of a letter agreement between us and such entities relating to a prior investment by such entities in our securities, which letter agreement was terminated as part of this settlement and (ii) participation by such entities in an aggregate amount of $15.0 million in the 2015 Credit Agreement, including the warrants issued in connection therewith, and the Senior Convertible Term Loan (the GoldenTree Agreement). Subject to certain terms and conditions contained therein, the GoldenTree Agreement provides GoldenTree Asset Management LP and certain of its affiliated entities with certain most favored nation rights, anti-dilution protections including the issuance of additional Class E redeemable convertible membership units with a conversion price equal to any down round price and a right to appoint a member of our board of directors, among other things. The aforementioned rights will terminate upon the closing of this offering.

        In June 2016, we entered into an agreement with 72 KDMN whereby we agreed to extend certain rights to 72 KDMN which shall survive closing of this offering, including board of director designation rights, see "Management—Corporate Governance—Board of Managers and Committees," and confidentiality rights, subject to standard exceptions. In addition, we agreed to provide 72 KDMN with most favored nation rights which will terminate upon the closing of this offering. Andrew B. Cohen, a member of our board of managers, is an affiliate of 72 KDMN.

        In June 2016, Dr. Harlan W. Waksal, our President and Chief Executive Officer, certain entities affiliated with GoldenTree Asset Management LP, Bart M. Schwartz, the chairman of our board of managers, 72 KDMN and D. Dixon Boardman, a member of our board of managers, subscribed for 86,957, 43,479, 21,740, 86,957 and 21,740 of our Class E redeemable convertible units, respectively, at a value of $11.50 per unit.

        In June 2016, we entered into certain agreements with Falcon Flight LLC and one of its affiliates in connection with a settlement of certain claims alleging breaches of a letter agreement between us and Falcon Flight LLC relating to a prior investment by Falcon Flight LLC and its affiliate in our securities, which letter agreement was amended and restated as part of this settlement, which, together with a supplemental letter agreement, we refer to as the Falcon Flight Agreement. Subject to certain terms and conditions contained therein, the Falcon Flight Agreement provides Falcon Flight LLC and its affiliate with certain most favored nation rights, information rights, consent rights, anti-dilution protections including the issuance of 1,061,741 additional Class E redeemable convertible membership units with a conversion price equal to any down-round price, a right to designate a member of our board of managers or observer and notice requirements with respect to any waivers by the underwriters in connection with lock-up agreements, among other things. The aforementioned rights will terminate upon the closing of this offering, except for indemnification of Falcon Flight LLC's board designee or observer, which survives termination. In addition, we agreed to pay $500,000 to Falcon Flight LLC within one business day following the consummation of this offering, and $300,000 within sixty days following the consummation of this offering. We recorded an estimate for this settlement of approximately $10.4 million in September 2015 and will record an additional charge in June 2016 based on the excess of the fair value of this settlement over the $10.4 million previously expensed.

Corporate Conversion

        We are currently a Delaware limited liability company. Prior to the closing of this offering, we will complete transactions pursuant to which we will convert into a Delaware corporation and change our name to Kadmon Holdings, Inc. As required by the Second Amended and Restated Limited Liability Company Agreement of Kadmon Holdings, LLC, the Corporate Conversion has been approved by our board of managers. In connection with the Corporate Conversion and holders of our outstanding voting units will receive 19,585,865 shares of common stock for all units held immediately prior to the Corporate Conversion, holders of options and warrants to purchase units will become options and warrants to purchase one share of common stock for every 6.5 Class A units underlying such options or warrants immediately prior to the Corporate Conversion. For additional information, please see the section entitled "Corporate Conversion" on page 78.

Equity Issuances to Related Parties

Issuances of Units

Issuance of Class A Membership Units

        In September 2013, we issued 1,148,545 Class A membership units to Falcon Flight LLC at a value per unit of $13.06 for consideration of $15.0 million. In November 2013, we issued 2,679,939 Class A membership units to Alpha Spring Limited at a value per unit of $13.06 for consideration of $35.0 million.

        Kadmon I, LLC, our largest investor, holds 35,426,769 Class A membership units and Mr. Steven N. Gordon is the managing member. As of March 31, 2016, Mr. Gordon is the beneficial owner, directly and indirectly, of a 0.3% membership interest in Kadmon I, LLC as an investor plus an economic interest as a founder that in aggregate entitles him to approximately 3.7% of the distributions from Kadmon I, LLC until the investors in Kadmon I, LLC have received aggregate distributions equal to four times (4x) the amount of their initial capital contributions and, after the investors have received such preferred return, he will be entitled to approximately 8.8% of any incremental distributions from Kadmon I, LLC. Kadmon I, LLC is an investment vehicle which does not hold assets other than its interests in Kadmon Holdings, LLC.

        For additional information, please see the section entitled "Description of Capital Stock".

Issuance of Class E Redeemable Convertible Membership Units

        In a series of closings through July 26, 2016, we have issued:

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  an aggregate of 956,523 Class E redeemable convertible membership units at a value per unit of $11.50 to Falcon Flight LLC and an individual affiliated with such entity for consideration of $11.0 million;

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  an aggregate of 478,261 Class E redeemable convertible membership units at a value per unit of $11.50 to GN3 SIP Limited, GoldenTree Master Fund, Ltd. and GoldenTree EnTrust Master Fund SPC for consideration of $6.1 million;

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  an aggregate of 530,914 Class E redeemable convertible membership units at a value per unit of $11.50 to GN3 SIP Limited, GoldenTree Master Fund, Ltd. and GoldenTree EnTrust Master Fund SPC in connection with the settlement of actual or potential claims against us (see "—Related Party Agreements in Effect Prior to this Offering");

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  an aggregate of 1,061,741 Class E redeemable convertible membership units to Falcon Flight LLC and its affiliate in connection with the settlement of alleged contractual breaches against us (see "—Related Party Agreements in Effect Prior to this Offering");

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  43,478 Class E redeemable convertible membership units at a value per unit of $11.50 to a family member of the chief executive officer in connection with the settlement of a loan to us in the amount of $500,000;

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  869,566 Class E redeemable convertible membership units at a value per unit of $11.50 to Jinghua Pharmaceutical Group Co. for consideration of $10.0 million;

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  86,957 Class E redeemable convertible membership units at a value per unit of $11.50 to Dr. Harlan W. Waksal, our President and Chief Executive Officer, for consideration of $1.0 million;

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  43,479 Class E redeemable convertible membership units at a value per unit of $11.50 to certain entities affiliated with GoldenTree Asset Management LP for consideration of $0.5 million;

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  21,740 Class E redeemable convertible membership units at a value per unit of $11.50 to Bart M. Schwartz, the chairman of our board of managers, for consideration of $0.3 million; and

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  21,740 Class E redeemable convertible membership units at a value per unit of $11.50 to D. Dixon Boardman, a member of our board of managers, for consideration of $0.3 million.

Equity Issued Pursuant to Credit Agreements

        In connection with our second amended credit agreement in June 2013, we issued three tranches of warrants as fees to Gold Coast Capital Subsidiary X Limited, New Mexico Educational Retirement Board, GN3 SIP Limited and the GoldenTree 2004 Trust (collectively, the GoldenTree Warrant Holders) which are redeemable for Class A membership units. These warrants contain certain anti-dilution protections including adjustments to the exercise price and the number of warrants, consent rights relating to our activities, registration rights and information rights, among other things. In the aggregate, the first warrant tranche was redeemable for 418,565 Class A membership units at a strike price of $10.00 and exercisable as of the date of issuance. In the aggregate, the second warrant tranche was exercisable for 209,283 Class A membership units at a strike price of $13.75 and exercisable as of the date of issuance. In the aggregate, the third tranche was exercisable for 209,283 Class A membership units at a strike price of $16.50. The third warrant tranche was not exercisable until December 17, 2015, and will vest only if there are outstanding obligations under the second amended credit agreement, and contains a provision whereby the exercise price may decrease based on certain potential future events. All three warrant tranches contain a fixed number of units exercisable as of March 31, 2016.

        In connection with our first amended and restated convertible credit agreement in December 2013, we issued an additional 9,106, 4,552 and 4,552 of the first, second and third tranches of warrants, respectively, as fees to the GoldenTree Warrant Holders.

        In connection with the third amended credit agreement in November 2014, the strike price of all three tranches of warrants held by the GoldenTree Warrant Holders was amended to be the lower of

$9.50 per unit or 85% of a future IPO price. In addition, the third tranche of warrants were vested immediately.

        In connection with the 2015 Credit Agreement, we issued warrants as fees to GoldenTree Credit Opportunities, LP with an aggregate purchase price of $0.9 million to purchase our Class A membership units. These warrants contain certain anti-dilution protections including adjustments to the exercise price and the number of warrants, consent rights relating to our activities, most favored nation rights, registration rights, information rights and rights upon liquidity events, among other things. The strike price of the warrants is 85% of the price per unit in an IPO or, if before an IPO, 85% of the deemed per unit equity value as defined in the 2015 Credit Agreement. The warrants are currently exercisable.

        None of these instruments has been exercised as of March 31, 2016.

        None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales and issuances of the above securities, including the transactions described under the title "Issuances of Units," were exempt from registration under the Securities Act by virtue of Section 4(a)(2), formerly 4(2), of the Securities Act, because the issuance of securities to the recipients did not involve a public offering, or were offered in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the unit certificates issued in these transactions. All recipients had adequate access, through their relationships with us or otherwise, to information about us. The sales of these securities were made without any general solicitation or advertising.

Financing Arrangements

2010 Secured Term Debt

        In October 2010, we entered into a secured term loan with a syndicate of lenders (the 2010 Secured Term Debt), which was amended and restated several times and remained outstanding until its repayment in full in August 2015.

        In October 2011, as part of an amendment to increase our borrowing capacity and replace certain existing lenders, SBI Holdings, Inc., an indirect holder of more than 5% of our outstanding membership interests, entered the lending syndicate of the 2010 Secured Term Debt. In June 2013, as part of an amendment to replace certain existing lenders, SBI Holdings, Inc. was removed from the lending syndicate. In connection with the June 2013 amendment to the 2010 Secured Term Debt, we repaid $9.9 million to SBI Holdings, Inc. in full settlement of its outstanding debt. During the year ended December 31, 2013, we paid $1.0 million in interest and $1.4 million in repayment premium to SBI Holdings, Inc.

        In November 2012, GoldenTree Credit Opportunities Second Financing, Limited, GoldenTree 2004 Trust, GN3 SIP Limited, New Mexico Educational Retirement Board and Gold Coast Capital Subsidiary X Limited (collectively, the GoldenTree 2010 Lenders), which in the aggregate would hold more than 5% of our outstanding membership interests in the event of the conversion of our Senior Convertible Term Loan, entered the lending syndicate of the 2010 Secured Term Debt. The GoldenTree 2010 Lenders remained part of this debt syndicate until the 2010 Secured Term Debt was replaced in August 2015 with the 2015 Credit Agreement.

        In connection with the 2010 Secured Term Debt, we paid debt issuance costs of $4.4 million and $1.4 million to the GoldenTree 2010 Lenders during the years ended December 31, 2014 and 2013, respectively. We paid repayment premiums $4.5 million to the GoldenTree 2010 Lenders during the year ended December 31, 2013. We made interest payments of $2.8 million, $4.5 million and

$5.4 million to the GoldenTree 2010 Lenders during the years ended December 31, 2015, 2014 and 2013, respectively. We made principal payments of $44.2 million, $17.8 million and $40.5 million to the GoldenTree 2010 Lenders during the same periods. The outstanding debt balance of the GoldenTree 2010 Lenders was $44.2 million and $53.4 million as of December 31, 2014 and 2013, respectively. The GoldenTree 2010 Lenders were fully repaid in August 2015.

2015 Credit Agreement

        In August 2015, we entered into the 2015 Credit Agreement with two lenders, including GoldenTree Credit Opportunities, LP which, together with its affiliates, would hold more than 5% of our outstanding membership interests in the event of the conversion of our Senior Convertible Term Loan.

        In connection with the 2015 Credit Agreement, we paid debt financing costs of $0.1 million to GoldenTree Credit Opportunities, LP during the year ended December 31, 2015. We made interest payments to GoldenTree Credit Opportunities, LP of $0.1 million and $0.2 million during the three months ended March 31, 2016 and the year ended December 31, 2015, respectively. GoldenTree Credit Opportunities, LP held $5.0 million of the amount outstanding as of March 31, 2016. Since the inception of the 2015 Credit Agreement, the largest aggregate amount of principal outstanding from GoldenTree Credit Opportunities, LP was $5.0 million.

August 2015 Senior Term Debt

        In June 2013, we entered into the Senior Convertible Term Loan, which was amended on several occasions and most recently in August 2015, with a syndicate of lenders including the San Bernardino County Employees Retirement Association, GoldenTree 2004 Trust, GT NM, L.P., GN3 SIP Limited and Goldentree Credit Opportunities Second Financing, Ltd. (collectively, the GoldenTree 2015 Lenders), which in the aggregate would hold more than 5% of our outstanding membership interests in the event of the conversion of our Senior Convertible Term Loan.

        In connection with the Senior Convertible Term Loan, the GoldenTree 2015 Lenders held $50.4 million, $49.2 million, $44.5 million and $36.3 million of the amounts outstanding as of the three months ended March 31, 2016 and the years ended December 31, 2015, 2014 and 2013, respectively. The outstanding balances include accrued paid-in-kind interest of $11.1 million, $9.8 million, $5.3 million and $1.4 million as of the three months ended March 31, 2016 and the years ended December 31, 2015, 2014 and 2013, respectively. Since the inception of the Senior Convertible Term Loan, the largest aggregate amount of principal outstanding from the GoldenTree 2015 Lenders was $50.4 million.

        The GoldenTree 2015 Lenders are party to the exchange agreement with holders of the Senior Convertible Term Loan, pursuant to which all of the outstanding indebtedness under the Senior Convertible Term Loan will be retired. See "Summary—Retirement of Indebtedness Through Issuance of Convertible Preferred Stock and Common Stock."

August 2015 Second-Lien Convertible Debt

        In August 2015, we entered into the Second-Lien Convert with a syndicate of lenders, including the San Bernardino County Employees Retirement Association, GoldenTree 2004 Trust, GT NM, L.P., GoldenTree Insurance Fund Series Interests of the Sali Multi-Series Fund, LP (collectively, the GoldenTree 2015 Convert Lenders), which in the aggregate would hold more than 5% of our outstanding membership interests in the event of the conversion of our Senior Convertible Term Loan, Alpha Spring Limited, which is represented on our board of managers by Louis Shengda Zan, and Third Point Ventures LLC, which would hold more than 5% of our outstanding membership interests in the event of the conversion of the Second-Lien Convert.

        The GoldenTree 2015 Convert Lenders held $10.8 million of the amount outstanding as of March 31, 2016. The outstanding balance includes accrued paid-in-kind interest payable of $0.7 million and $0.3 million as of the three months ended March 31, 2016 and the year ended December 31, 2015, respectively. Since the inception of the Second-Lien Convert, the largest aggregate amount of principal outstanding from GoldenTree was $10.1 million.

        In connection with the Second-Lien Convert, Alpha Spring Limited held $16.2 million of the amount outstanding as of March 31, 2016. The outstanding balance includes accrued paid-in-kind interest payable of $1.0 million and $0.5 million as of the three months ended March 31, 2016 and the year ended December 31, 2015, respectively. Since the inception of the Second-Lien Convert, the largest aggregate amount of principal outstanding from Alpha Spring Limited was $15.2 million.

        In connection with the Second-Lien Convert, Third Point Ventures LLC held $53.9 million of the amount outstanding as of March 31, 2016. The outstanding balance includes accrued paid-in-kind interest payable of $3.3 million and $1.6 million as of the three months ended March 31, 2016 and the year ended December 31, 2015. Since the inception of the Second-Lien Convert, the largest aggregate amount of principal outstanding from Third Point Ventures LLC was $50.6 million.

        Pursuant to an amendment and restatement of the terms of our Second-Lien Convert dated as of June 8, 2016, concurrently with the closing of this offering 100% of the outstanding balance under our outstanding Second-Lien Convert, which includes the amount of the Second-Lien Convert held by the GoldenTree 2015 Convert Lenders, will be mandatorily converted into shares of our common stock at a conversion price equal to 80% of the initial public offering price per share in this offering. See "Summary—Retirement of Indebtedness Through Issuance of Convertible Preferred Stock and Common Stock."

        For further information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financing Arrangements."

Other Equity Grants

        In December 2014, Dr. Samuel D. Waksal received an award of 5,000 EAR units under the 2014 LTIP with a base price of $6.00 per EAR unit. The number of EAR units granted to Dr. Waksal shall be adjusted to equal 0.75% of our common equity securities determined on the first trading date following the date of an IPO or an earlier Change in Control, as defined under the 2014 LTIP. Based on the assumed initial public offering price of $12.00 per share, the number of shares underlying Dr. Waksal's LTIP award is 1,783,618. After giving effect to the provisions of our separation agreement dated as of February 3, 2016 with Dr. Samuel D. Waksal discussed below, his EAR units vest upon the earliest of any of the following events: (a) the expiration date of December 16, 2024 if an IPO is consummated on or before December 16, 2024, subject to continuing service through December 16, 2024 (or a termination due to death or disability within one year prior to such date), (b) the date of a Change in Control (excluding an IPO) that occurs after the submission date of a registration statement on Form S-1 to the SEC but prior to December 16, 2024 (subject to continuing service through the date of the Form S-1 submission or, if earlier, the date of any material agreement or filing made in furtherance of the applicable Change in Control transaction), (c) subject to continuing service through the date of the Form S-1 submission, if and when the fair market value of each EAR unit exceeds 333.0% of the $6.00 grant price ($20.00) per share prior to December 16, 2024. In addition, the Administrator retains the discretion to cash out the EAR units upon a Change in Control. Payments are made no later than March 15 of the year following the year in which the award becomes vested. Payment will be made in cash or in common shares at the election of the company with the payment amount determined using the fair market value of the common stock on the trading date immediately preceeding the settlement date and any payment in the form of common stock will be limited to a maximum share allocation.

Relationship with MeiraGTx

        In April 2015, we executed several agreements which transferred our ownership of Kadmon Gene Therapy, LLC to MeiraGTx, a then wholly-owned subsidiary of our company. As part of these agreements, we also transferred various property rights, employees and management tied to the ongoing development of the intellectual property and contracts identified in the agreements to MeiraGTx.

        MeiraGTx subsequently ratified its shareholder agreement and accepted the pending equity subscription agreements, which provided equity ownership to various parties. The execution of these agreements resulted in our 48.0% ownership in MeiraGTx. We are represented on the board of managers of MeiraGTx and are a party to decisions which influence the direction of the organization. The estimated fair value of our ownership interest was $24.0 million at the time of the transaction. As of March 31, 2016, we maintain a 44.0% ownership in MeiraGTx. As of March 31, 2016, Drs. Alexandria Forbes, Thomas E. Shenk and Mr. Steven N. Gordon, each maintain ownership interests of 7.5%, 2.2% and 0.5%, respectively.

        MeiraGTx is developing an extensive pipeline of gene therapy products for inherited and acquired disorders, with the first three Phase 1/2 clinical trials initiating in 2016. MeiraGTx is developing therapies for xerostomia following radiation treatment for head and neck cancer; ocular diseases, including rare inherited retinopathies, including LCA2, achromatopsias, X-linked retinitis pigmentosa and dry and wet AMD; and neurodegenerative diseases, including amyotrophic lateral sclerosis (ALS). MeiraGTx is also developing a transformative gene regulation technology platform that allows delivery of any biologic using an oral small molecule.

Relationship with NT Life Sciences, LLC

        Kadmon Corporation, LLC, our wholly-owned subsidiary, currently holds 81,591 shares of common stock of Nano Terra, representing less than 1.0% of Nano Terra's issued and outstanding capital stock. Kadmon Corporation, LLC entered into a joint venture with Surface Logix, LLC through the formation of NT Life Sciences, LLC, whereby Kadmon Corporation, LLC contributed $0.9 million at the date of formation in exchange for a 50.0% interest in NT Life Sciences, LLC and entered into a sub-licensing arrangement with NT Life Sciences, LLC. Pursuant to the sub-licensing arrangement, Kadmon Corporation, LLC was granted a perpetual, worldwide, exclusive license to three clinical-stage product candidates owned by Surface Logix, Inc., as well as rights to Surface Logix's drug discovery platform, Pharmacomer Technology, each of which were licensed by Surface Logix, Inc. to NT Life Sciences, LLC. One of the two clinical-stage products are being developed by us and is known as KD025. Patents and applications relating to these products were part of the sub-licensing agreement. Know-how related to the Pharmacomer Technology was also part of the sub-licensing agreement.

Executive Compensation and Equity Awards

        Please see "Executive Compensation" for information on the compensation of, and equity awards granted to, our directors and executive officers.

        On July 13, 2016, the compensation committee of the board of managers approved the amendment of all outstanding option awards under our 2011 Equity Incentive Plan, including with respect to option awards previously granted to our executive officers, effective upon the date of pricing of this offering, to adjust the exercise price (on a post-Corporate Conversion, post-split basis) to the initial public offering price per share in this offering.

Employment Agreements

        Please see the section titled "Executive Compensation—Employment Agreements" for information on compensation and employment arrangements with our named executive officers.

Separation of Dr. Samuel D. Waksal

Dr. Samuel D. Waksal's Former Roles at Kadmon

        Dr. Samuel D. Waksal founded our company in October 2010 and, until August 2014, was the chairman of our board of managers and our Chief Executive Officer. In August 2014, he stepped down as our Chief Executive Officer and became our Chief of Innovation, Science and Strategy. Concurrently therewith, Dr. Harlan W. Waksal, who is Dr. Samuel D. Waksal's brother, was appointed President and Chief Executive Officer. In July 2015, Dr. Samuel D. Waksal resigned as chairman and as a member of our board of managers. On August 1, 2015, Mr. Bart M. Schwartz, Esq., joined our board of managers and was elected as its Chairman.

        In 2002, Dr. Samuel D. Waksal was charged by the SEC with violating the federal securities laws in connection with trades made in the shares of ImClone Systems, where he served as president, chief executive officer and director. Dr. Samuel D. Waksal was also charged with, and subsequently pled guilty to, securities fraud, bank fraud, wire fraud, obstruction of justice, perjury and related conspiracy charges.

        As a result of a negotiated settlement of a civil enforcement action brought by the SEC, Dr. Samuel D. Waksal is subject to a final judgment and order on consent (the "Consent Decree"). The Consent Decree permanently restrains and enjoins him from violating, directly or indirectly, laws and rules that prohibit securities fraud, including Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, Section 17(a) of the Securities Act of 1933 and Section 16(a) of the Exchange Act. The Consent Decree also permanently bars Dr. Samuel D. Waksal from acting as an officer or director of any public company.

        Dr. Samuel D. Waksal currently holds approximately 76,500 shares of our Class A membership units and also holds an economic interest, as both a cash investor and founder, in Kadmon I, LLC, an investment vehicle which does not hold assets other than its interests in Kadmon Holdings, LLC. See footnote (2) to the table under "Principal Stockholders" and "—Equity Issuances to Related Parties—Issuances of Units—Issuance of Class A Membership Units."

Separation Agreement with Dr. Samuel D. Waksal

        Effective as of February 8, 2016, Dr. Samuel D. Waksal resigned from all positions with us and is no longer employed by us in any capacity. We do not intend for Dr. Samuel D. Waksal to become an employee, provide any ongoing consulting services or rejoin the board of directors.

        In connection with his resignation, we entered into a separation agreement with Dr. Samuel D. Waksal terminating his employment with us and providing that he shall perform no further paid or unpaid services for us whether as employee, consultant, contractor or any other service provider. The principal provisions of the separation agreement are summarized below.

Severance and Other Payments

        We have agreed to make a series of payments (all subject to withholding taxes) to Dr. Samuel D. Waksal, some of which are contingent, structured as follows:

  •
  a $3.0 million severance payment, of which the first $1.0 million will be payable during the first year after February 8, 2016, with the remaining $2.0 million to be payable during the two years commencing with the first anniversary of the start of payments of the first $1.0 million;

  •
  supplemental conditional payments of up to $6.75 million in the aggregate that are payable in 2017 ($2.25 million), 2018 ($2.25 million) and 2019 ($2.25 million) if specified benchmarks related to the valuation of our company implied by the public offering price per share in this offering, the net proceeds to us from this offering and our equity market capitalization on specified dates are achieved and subject to our having cash and cash equivalents less payables of $50.0 million or more on the dates when we make those payments;

  •
  an amount equal to 5.0% (up to a maximum of $15.0 million) of any cash received by us or guaranteed cash payments (as defined) received by us pursuant to the first three business development programs that we enter into on or before February 8, 2019 to research, develop, market or commercialize our ROCK2 program or our immuno-oncology program. For purposes of the separation agreement, ROCK2 program is defined to mean pathways involving ROCK2 or other pathways effecting autoimmunity, fibrosis, cancer or neurodegenerative diseases; immuno-oncology program is defined to mean antibodies or small molecules involved in inducing the immune system to make an anti-tumor response; and guaranteed cash payments is defined to mean payments to us of cash contractually provided for pursuant to an agreement entered into by us with respect to a business development program, which payments are not subject to our meeting any milestones or thresholds. If the aggregate cash and guaranteed cash payments received by us pursuant to any business development program exceed $800.0 million before the completion of this offering, the equity market capitalization requirements that must be met for Dr. Waksal to earn the supplemental payments of up to $6.75 million described above shall be deemed fulfilled, regardless of our equity market capitalization at the applicable time.

LTIP Award

        With regard to the award of 5,000 EAR units granted to Dr. Samuel D. Waksal in December 2014, the separation agreement provides that:

  •
  by virtue of his separation from us, Dr. Samuel D. Waksal acknowledges that he is no longer entitled to vesting at December 16, 2024 based on the occurrence of an initial public offering on or before that date and continued service through that date;

  •
  the service component included in the vesting condition related to the occurrence of a change of control after an initial public offering but before December 16, 2024 is now satisfied;

  •
  the service component included in the vesting condition related to the occurrence of a 333% increase in the fair market value of each EAR unit from the $6.00 grant price per unit before December 16, 2024 is now satisfied; and

  •
  Dr. Samuel D. Waksal's EAR units shall not be subject to forfeiture, termination or recapture payment for violation of the restrictive covenants contained in the 2014 LTIP.

Lock-up Agreement

        Dr. Samuel D. Waksal has agreed to enter into a 180-day lock-up agreement in connection with this offering. If requested by the managing underwriters in any subsequent offering at the time of which Dr. Samuel D. Waksal owns five percent or more our common stock, he will enter into a lock-up agreement for a period not to exceed 90 days and in the form customarily requested by the managing underwriters for that offering (subject to mutually agreed exceptions), so long as other equityholders enter into substantially similar lock-up agreements. If any of our equityholders that signs a lock-up agreement is released from its provisions by the managing underwriters, Dr. Samuel D. Waksal will also be released from his lock-up agreement.

Covenants

        The separation agreement contains customary non-solicitation, non-competition and non-disparagement provisions that continue in effect until February 8, 2019. In addition, Dr. Samuel D. Waksal agrees to make himself available, at our expense, to assist us in protecting our ownership of intellectual property and in accessing his knowledge of scientific and/or research and development efforts undertaken during his employment with us.

Releases

        The separation agreement provides for mutual releases by the parties and related persons of all claims arising out of Dr. Samuel D. Waksal's relationship with us as employee, founder, investor, member, owner, member or Chairman of the Board, Chief Executive Officer, or officer.

Indemnification Agreements

        Our bylaws, as will be in effect at the closing of this offering, provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (DGCL), subject to certain exceptions contained in our bylaws. In addition, our certificate of incorporation, as will be in effect prior to the closing of this offering, will provide that our directors will not be liable for monetary damages for breach of fiduciary duty.

        Prior to the closing of this offering, we will enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

        Except as disclosed in "Business—Legal Proceedings," there is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Directed Share Program

        The underwriters have reserved for sale, at the initial public offering price, up to 312,500 shares of our common stock being offered for sale to holders of our membership units, our directors, officers and vendors, and certain others persons with whom we have a business relationship, as designated by us, as part of a directed share program. The directed share program will not limit the ability of our directors, officers and their family members, or holders of more than 5% of our capital stock, to purchase more than $120,000 in value of our common stock. We do not currently know the extent to which these related persons will participate in our directed share program, if at all, or the extent to which they will purchase more than $120,000 in value of our common stock.

Policies and Procedures for Related Person Transactions

        Our board of managers recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Prior to the closing of this offering, our board of managers will adopt a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly-held common stock that is listed on the NYSE. Under the new policy:

  •
  any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of the board of directors composed solely of independent directors who are disinterested or by the disinterested members of the board of directors; and

  •
  any employment relationship or transaction involving an executive officer and any related compensation must be approved by the compensation committee of the board of directors or recommended by the compensation committee to the board of directors for its approval.

        In connection with the review and approval or ratification of a related person transaction:

  •
  management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person's direct or indirect interest in, or relationship to, the related person transaction;

  •
  management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

  •
  management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and

  •
  management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a "personal loan" for purposes of Section 402 of the Sarbanes-Oxley Act.

        In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee's status as an "independent," "outside," or "non-employee" director, as applicable, under the rules and regulations of the SEC, the NYSE and the Code.

 PRINCIPAL STOCKHOLDERS

        The following table sets forth information as of June 30, 2016 regarding the beneficial ownership of our common stock, giving pro forma effect to, assuming the closing of this offering occurs on August 1, 2016 at an initial public offering price of $12.00 per share, (i) our conversion from a Delaware limited liability company to a Delaware corporation, (ii) the consummation of the transactions contemplated under the exchange agreement with the holders of the Senior Convertible Term Loan resulting in the issuance of 30,000 shares of our convertible preferred stock and 5,518,634 shares of our common stock, and (iii) the mandatory conversion of all of our outstanding indebtedness under the Second-Lien Convert, resulting in the issuance of 13,515,833 shares of our common stock, by:

  •
  each person or group who beneficially owns more than 5.0% of our outstanding shares of common stock;

  •
  each of our executive officers;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. For purposes of calculating each person's percentage ownership, common stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the beneficial owner. The percentage of beneficial ownership is based on shares of common stock outstanding prior to this offering after giving effect to the Corporate Conversion and shares of common stock to be outstanding after the completion of this offering, assuming no exercise of the underwriters' option to purchase additional shares of our common stock.

        The number of shares of common stock of Kadmon Holdings, Inc. that holders of membership units will receive in the Corporate Conversion, the number of shares of common stock that options and warrants will be exercisable for, following the Corporate Conversion, will vary depending on the initial public offering price. See "Corporate Conversion" for additional information.

        Certain holders of our membership interests have indicated an interest in purchasing an aggregate of $40 million in shares of our common stock in this offering at the initial public offering price per share. Based on an assumed initial public offering price of $12.00 per share, these entities would purchase up to an aggregate of 3,333,333 of the 6,250,000 shares in this offering based on these indications of interest. However, because indications of interest are not binding agreements or commitments to purchase, these entities may determine to purchase fewer shares than they indicate an interest in purchasing or not to purchase any shares in this offering. It is also possible that these entities could indicate an interest in purchasing more shares of our common stock. In addition, the underwriters could determine to sell fewer shares to any of these entities than the entities indicate an interest in purchasing or not to sell any shares to these entities. The following table does not reflect any of these potential purchases by these stockholders or their affiliated entities.

	Shares of Common Stock Beneficially Owned Prior to this Offering		Total Shares of Common Stock Beneficially Owned After the Offering(1)
Name of beneficial owner	Number	Percentage	Number	Percentage
5.0% Stockholders
Kadmon I, LLC(2)	5,450,273	14.1%	5,450,273	12.1%
GoldenTree Entities(3)	8,524,291	20.8%	8,524,291	18.1%
Third Point Ventures LLC(4)	6,113,020	15.8%	6,113,020	13.6%
3RP Holdings Company, LLC(5)	3,478,840	9.0%	3,478,840	7.8%
SPCP Group, LLC(6)	2,553,090	6.4%	2,553,090	5.6%
"Falcon Flight" Parties(7)	2,497,467	6.5%	2,497,467	5.6%
Alpha Spring Limited(8)	2,187,381	5.7%	2,187,381	4.9%
Executive Officers and Directors
Bart M. Schwartz, Esq.(9)	24,511	*	24,511	*
Eugene Bauer, M.D.(10)	12,487	*	12,487	*
D. Dixon Boardman(11)	56,682	*	56,682	*
Andrew B. Cohen(12)	1,068,992	2.8%	1,068,992	2.4%
Alexandria Forbes, Ph.D.(13)	107,741	*	107,741	*
Thomas E. Shenk, Ph.D.(14)	30,770	*	30,770	*
Susan Wiviott, J.D.(15)	14,939	*	14,939	*
Louis Shengda Zan(16)	2,193,535	5.7%	2,193,535	4.9%
Harlan W. Waksal, M.D.(17)	1,698,295	4.2%	1,698,295	3.7%
Konstantin Poukalov(18)	9,232	*	9,232	*
Lawrence K. Cohen, Ph.D.(19)	14,616	*	14,616	*
Steven N. Gordon, Esq.(20)	257,130	*	257,130	*
Eva Heyman(21)	12,670	*	12,670	*
John Ryan, Ph.D., M.D.(22)	10,770	*	10,770	*
Larry Witte, Ph.D.(23)	44,317	*	44,317	*
Zhenping Zhu, M.D., Ph.D.(24)	38,593	*	38,593	*
All directors and executive officers as a group (16 persons)	5,595,280	14.3%	5,595,280	12.3%

*
Represents ownership of less than 1.0%.

(1)
Assumes no exercise of the underwriters' option to purchase additional shares of common stock.

(2)
Mr. Steven N. Gordon is the managing member of Kadmon I, LLC and as such has sole voting and dispositive power over its shares. Mr. Gordon disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. As of June 30, 2016, Dr. Samuel D. Waksal is the beneficial owner of a 0.5% membership interest in Kadmon I, LLC as an investor plus an economic interest as a founder that in aggregate entitles him to approximately 12.7% of the distributions from Kadmon I, LLC until the investors in Kadmon I, LLC have received aggregate distributions equal to four times (4x) the amount of their initial capital contributions and, after the investors have received such preferred return, he will be entitled to receive approximately 30.8% of any incremental distributions from Kadmon I, LLC. Kadmon I, LLC is an investment vehicle which does not hold assets other than its interests in Kadmon Holdings, LLC. The principal address of Kadmon I, LLC is 450 East 29th Street, New York, New York 10016. As of June 30, 2016, Kadmon I, LLC held 35,426,769 Class A membership units (equivalent to 5,450,273 shares of common stock after giving effect to the Corporate Conversion).

(3)
Consists of (i) Class E redeemable convertible membership units and warrants held by Gold Coast Capital Subsidiary X Limited, New Mexico Educational Retirement Board, GN3 SIP Limited, Goldentree Master Fund, Ltd, Goldentree Entrust Master Fund SPC, GoldenTree Credit Opportunities, LP, San Bernardino County Employee's Retirement Association, GT NM, L.P., GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, LP, Stellar Performer Global Series: Series G—Global Credit and the GoldenTree 2004 Trust (collectively, the GoldenTree Entities), (ii) after giving effect to the consummation of the transactions contemplated under the exchange agreement with holders of the Senior Convertible Term Loan, (a) 3,735,828 shares of common stock issued to San Bernardino County Employees Retirement Association, GT NM, L.P., GN3 SIP Limited, Stellar Performer Global Series: Series G—Global Credit and GoldenTree 2004 Trust and (b) 2,115,464 shares of common stock into which the convertible preferred stock holdings of San Bernardino County Employees Retirement Association, GT NM, L.P., GN3 SIP Limited, Stellar Performer Global Series: Series G—Global Credit and GoldenTree 2004 Trust can immediately convert, and (iii) 1,183,390 shares of our common stock issued to the GoldenTree 2015 Convert Lenders following mandatory conversion of our Second-Lien Convert. GoldenTree Asset Management LP acts as investment manager for all of the entities described herein. GoldenTree Asset Management LLC serves as the general partner for GoldenTree Asset Management LP. GoldenTree Asset Management LLC serves as the general partner for GoldenTree Asset Management LP. Steven A. Tananbaum is the managing member of GoldenTree Asset Management LLC and holds sole voting and dispositive power over the securities indirectly held by such entity. By virtue of the relationships described in this footnote, each entity and individual named herein may be deemed to share beneficial ownership of all shares held by the other entities named herein. Each entity and individual named herein expressly disclaims any such beneficial ownership, except to the extent of their individual pecuniary interests therein. The address for the GoldenTree Entities is 300 Park Avenue, 21st Floor, New York, NY 10022. As of June 30, 2016, the GoldenTree entities held (i) 1,126,235 Class E redeemable convertible membership units (equivalent to 1,269,771 shares of common stock after giving effect to the Corporate Conversion) and (ii) warrants to purchase 219,828 shares of common stock after giving effect to the Corporate Conversion.

(4)
Consists of (i) Class E redeemable convertible membership units held by Third Point LLC and (ii) 5,916,940 shares of our common stock issued to Third Point LLC following mandatory conversion of our Second Lien Convert. Third Point LLC and Daniel S. Loeb, in his capacity as the chief executive officer of Third Point LLC, have voting and dispositive power over securities held by Third Point Ventures LLC, as nominee for funds managed and/or advised by Third Point LLC. Third Point LLC and Mr. Loeb disclaim beneficial ownership of these securities, except to the extent of any indirect pecuniary interest therein. The address for Third Point Ventures LLC is c/o Third Point LLC, 390 Park Avenue, 19th floor, New York, NY 10022. As of June 30, 2016, Third Point Ventures LLC held 173,914 Class E redeemable convertible membership units (equivalent to 196,080 shares of common stock after giving effect to the Corporate Conversion).

(5)
3RP Holdings Company, LLC Consists of Class A membership units, Class B membership units and Class C membership units held by 3RP Holdings Company, LLC. Paul F. Fagan, J.D., C.P.A., is the Executive Vice President and General Counsel of 3RP Holdings Company, LLC and as such has voting and dispositive power over the securities held by such entity. By virtue of the relationships described in this footnote, each entity and individual named herein may be deemed to share beneficial ownership of all shares held by the entities named herein. Mr. Fagan expressly disclaims any such beneficial ownership, except to the extent of his individual pecuniary interests therein. The address for 3RP Holdings Company, LLC is 2215-B Renaissance Drive, Suite B, Las Vegas, NV 89119. As of June 30, 2016, 3RP Holdings Company, LLC held (i) 43,000 Class A membership units (equivalent to 6,616 shares of common stock after giving effect to the Corporate

  Conversion), (ii) 1 Class B membership unit (equivalent to 1,736,112 shares of common stock after giving effect to the Corporate Conversion) and (iii) 1 Class C membership units (equivalent to 1,736,112 shares of common stock after giving effect to the Corporate Conversion).

(6)
SPCP Group, LLC Consists of (i) Class E redeemable convertible membership units held by SPCP Group, LLC, (ii) warrants held by SPCP Group, LLC and (iii) after giving effect to the consummation of the transactions contemplated under the exchange agreement with holders of the Senior Convertible Term Loan, (a) 1,545,217 shares of common stock issued to SPCP Group, LLC and (b) 875,001 shares of common stock into which the convertible preferred stock holdings of SPCP Group, LLC can immediately convert. Silver Point Capital, L.P. ("Silver Point") is the investment manager of Silver Point Capital Fund, L.P. ("Onshore Fund"), Silver Point Capital Offshore Fund, Ltd. ("Offshore Fund"), and SPCP Group, LLC, a wholly-owned subsidiary of the Onshore Fund and the Offshore Fund (collectively, the "Funds"). Silver Point Capital Management, LLC ("Management") is the general partner of Silver Point. Mr. Edward A. Mulé and Mr. Robert J. O'Shea are each members of Management and hold voting and dispositive power over the securities held by the Funds. By virtue of the relationships described in this footnote, each entity and individual named herein may be deemed to share beneficial ownership of all shares held by the other entities named herein. Each entity and individual named herein expressly disclaims any such beneficial ownership, except to the extent of their individual pecuniary interests therein. The address for SPCP Group, LLC is Two Greenwich Plaza, Greenwich, CT 06830. As of June 30, 2016, SPCP Group, LLC held (i) 30,435 Class E redeemable convertible membership units (equivalent to 34,314 shares of common stock after giving effect to the Corporate Conversion) and (ii) warrants to purchase 98,558 shares of common stock after giving effect to the Corporate Conversion.

(7)
Consists of Class A membership units and Class E redeemable convertible membership units held by Falcon Flight, LLC and TDM Ventures LLC (together with Falcon Flight, LLC, the "Falcon Flight Entities"), and Mr. Alejandro Santo Domingo (together with the Falcon Flight Entities, the "Falcon Flight Parties"). Falcon Flight, LLC is indirectly beneficially owned by several trusts for the benefit of various members of the Julio Mario Santo Domingo family, subject to exercise of the trustees' discretion. Mr. Alejandro Santo Domingo is a beneficiary of one such trust. Mr. Alejandro Santo Domingo expressly disclaims any beneficial ownership or control of the Falcon Flight Entities, except to the extent of his individual pecuniary interest therein. The Falcon Flight Entities expressly disclaim any beneficial ownership or control of shares held directly by Mr. Alejandro Santo Domingo. Mr. Erik S. Akhund is the manager of TDM Ventures LLC, which indirectly controls Falcon Flight, LLC, and has sole voting and dispositive power over the shares held by the Falcon Flight Entities. Mr. Akhund disclaims beneficial ownership of the reported securities, except to the extent of his pecuniary interest therein. The mailing address for the Falcon Flight Entities is 499 Park Avenue, 24th fl., New York, New York 10022. As of June 30, 2016, the Falcon Flight Parties held (i) 1,442,802 Class A membership units (equivalent to 221,972 shares of common stock after giving effect to the Corporate Conversion) and (ii) 2,018,264 Class E redeemable convertible membership units (equivalent to 2,275,495 shares of common stock after giving effect to the Corporate Conversion).

(8)
Alpha Spring Limited Consists of (i) Class A membership units held by Alpha Spring Limited and (ii) 1,775,082 shares of our common stock issued to Alpha Spring Limited following mandatory conversion of our Second Lien Convert. Mr. Zan is the sole director of Alpha Spring Limited and, as such, has sole voting and dispositive power over Alpha Spring Limited. Mr. Zan disclaims beneficial ownership of the securities held by Alpha Spring Limited, except to the extent of his pecuniary interest therein, if any. The address for Alpha Spring Limited is c/o Zongyi Investment Group, Zongyi Digital City, Tongzhou District, Nantong City, Jiangsu Province, China 226376. As

  of June 30, 2016, Alpha Spring Limited held 2,679,939 Class A membership units (equivalent to 412,299 shares of common stock after giving effect to the Corporate Conversion).

(9)
As of June 30, 2016, Mr. Schwartz held (i) 21,740 Class E redeemable convertible membership units (equivalent to 24,511 shares of common stock after giving effect to the Corporate Conversion).

(10)
As of June 30, 2016, Dr. Bauer held (i) 1,522 Class E redeemable convertible membership units (equivalent to 1,716 shares of common stock after giving effect to the Corporate Conversion) and (ii) options exercisable under our 2011 Equity Incentive Plan to purchase up to 70,000 Class A membership units (equivalent to 10,771 options to purchase shares of common stock after giving effect to the Corporate Conversion).

(11)
As of June 30, 2016, Mr. Boardman held (i) 30,000 Class A membership units (equivalent to 4,616 shares of common stock after giving effect to the Corporate Conversion), (ii) an economic interest in Kadmon I, LLC based on his economic interest as a founder of Kadmon I, LLC, which entitles him to approximately 0.2% of the distributions from Kadmon I, LLC until the investors in Kadmon I, LLC have received aggregate distributions equal to four times (4x) the amount of their initial capital contributions and, after the investors have received such preferred return, he will be entitled to approximately 0.5% of any incremental distributions from Kadmon I, LLC (equivalent to 10,901 shares of common stock after giving effect to the Corporate Conversion), (iii) 26,957 Class E redeemable convertible membership units (equivalent to 30,394 shares of common stock after giving effect to the Corporate Conversion) and (iv) options exercisable under our 2011 Equity Incentive Plan to purchase up to 70,000 Class A membership units (equivalent to 10,771 options to purchase shares of common stock after giving effect to the Corporate Conversion).

(12)
Includes a 17.6% membership interest in Kadmon I, LLC held by 72 KDMN as an investor that entitles it to 17.6% of the distributions from Kadmon I, LLC until the investors in Kadmon I, LLC have received aggregate distributions equal to four times (4x) the amount of their initial capital contributions and, after the investors have received such preferred return, it will be entitled to 11.0% of any incremental distributions from Kadmon I, LLC (equivalent to 959,495 shares of common stock after giving effect to the Corporate Conversion). Mr. Cohen holds an indirect minority interest in 72 KDMN and serves as a member of the board of managers of 72 KDMN, which board exercises voting and dispositive discretion with respect to the securities held by 72 KDMN. By virtue of the relationships described herein, Mr. Cohen may be deemed to share beneficial ownership of the securities held by 72 KDMN. Without limiting the rights of 72 KDMN to designate Mr. Cohen as 72 KDMN's designee to the Company's board of directors, Mr. Cohen disclaims any such beneficial ownership, except to the extent of his pecuniary interest therein. As of June 30, 2016, Mr. Cohen is the beneficial owner, directly and indirectly, of (i) a less than 0.1% membership interest in Kadmon I, LLC as an investor that entitles him to less than 0.1% of the distributions from Kadmon I, LLC until the investors in Kadmon I, LLC have received aggregate distributions equal to four times (4x) the amount of their initial capital contributions and, after the investors have received such preferred return, he will be entitled to less than 0.1% of any incremental distributions from Kadmon I, LLC (equivalent to 686 shares of common stock after giving effect to the Corporate Conversion) and (ii) options exercisable under our 2011 Equity Incentive Plan to purchase up to 70,000 Class A membership units (equivalent to 10,771 options to purchase shares of common stock after giving effect to the Corporate Conversion).

(13)
As of June 30, 2016, Dr. Forbes is the beneficial owner, directly and indirectly, of (i) 5,000 Class A membership units (equivalent to 770 shares of common stock after giving effect to the Corporate Conversion), (ii) an approximately 0.4% membership interest in Kadmon I, LLC as an investor plus an economic interest as a founder that in aggregate entitles her to approximately 1.7% of the distributions from Kadmon I, LLC until the investors in Kadmon I, LLC have received aggregate distributions equal to four times (4x) the amount of their initial capital contributions and, after the investors have received such preferred return, she will be entitled to approximately 3.5% of any incremental distributions from Kadmon I, LLC (equivalent to 90,046 shares of common stock after giving effect to the Corporate Conversion), (iii) options exercisable under our 2011 Equity Incentive Plan to purchase up to 110,000 Class A membership units (equivalent to 16,925 options to purchase shares of common stock after giving effect to the Corporate Conversion) and (iv) 1,000 EAR units under the 2014 LTIP. EAR units awarded under the 2014 LTIP are excluded from the amount listed in this table as they may be paid in cash or stock at our option. See "Executive Compensation—Equity and Other Incentive Compensation Plans" for a discussion of EAR Units awarded under the 2014 LTIP.

(14)
As of June 30, 2016, Dr. Shenk held (i) 160,000 Class A membership units (equivalent to 24,616 shares of common stock after giving effect to the Corporate Conversion) and (ii) options exercisable under our 2011 Equity Incentive Plan to purchase up to 40,000 Class A membership units (equivalent to 6,154 options to purchase shares of common stock after giving effect to the Corporate Conversion).

(15)
As of June 30, 2016, Ms. Wiviott held (i) 3,696 Class E redeemable convertible membership units (equivalent to 4,168 shares of common stock after giving effect to the Corporate Conversion) and (ii) options exercisable under our 2011 Equity Incentive Plan to purchase up to 70,000 Class A membership units (equivalent to 10,771 options to purchase shares of common stock after giving effect to the Corporate Conversion).

(16)
Includes (i) Class A membership units held by Alpha Spring Limited and (ii) 1,775,082 shares of our common stock issued to Alpha Spring Limited following mandatory conversion of our Second-Lien Convert. Mr. Zan is the sole director of Alpha Spring Limited and, as such, has sole voting and dispositive power over Alpha Spring Limited. Mr. Zan disclaims beneficial ownership of the securities held by Alpha Spring Limited, except to the extent of his pecuniary interest therein, if any. As of June 30, 2016, Mr. Zan held options exercisable under our 2011 Equity Incentive Plan to purchase up to 40,000 Class A membership units (equivalent to 6,154 options to purchase shares of common stock after giving effect to the Corporate Conversion).

(17)
As of June 30, 2016, Dr. Waksal held (i) 86,957 Class E redeemable convertible membership units (equivalent to 98,040 shares of common stock after giving effect to the Corporate Conversion), (ii) options exercisable under our 2011 Equity Incentive Plan, including an option award granted on July 13, 2016, equivalent to 1,600,255 options to purchase shares of common stock after giving effect to the Corporate Conversion and (iii) 750 EAR units under the 2014 LTIP. EAR units awarded under the 2014 LTIP are excluded from the amount listed in this table as they may be paid in cash or stock at our option. See "Executive Compensation—Equity and Other Incentive Compensation Plans" for a discussion of EAR units awarded under the 2014 LTIP.

(18)
As of June 30, 2016, Mr. Poukalav held (i) options exercisable under our 2011 Equity Incentive Plan to purchase up to 60,000 Class A membership units (equivalent to 9,232 options to purchase shares of common stock after giving effect to the Corporate Conversion) and (ii) 1,000 EAR units under the 2014 LTIP. EAR units awarded under the 2014 LTIP are excluded from the amount listed in this table as they may be paid in cash or stock at our option. See "Executive Compensation—Equity and Other Incentive Compensation Plans" for a discussion of EAR units awarded under the 2014 LTIP.

(19)
As of June 30, 2016, Dr. Cohen held (i) options exercisable under our 2011 Equity Incentive Plan to purchase up to 95,000 Class A membership units (equivalent to 14,616 options to purchase shares of common stock after giving effect to the Corporate Conversion) and (ii) 250 EAR units under the 2014 LTIP. EAR units awarded under the 2014 LTIP are excluded from the amount listed in this table as they may be paid in cash or stock at our option. See "Executive

  Compensation—Equity and Other Incentive Compensation Plans" for a discussion of EAR units awarded under the 2014 LTIP.

(20)
As of June 30, 2016, Mr. Gordon is the beneficial owner, directly and indirectly, of (i) 200,000 Class A membership units (equivalent to 30,771 shares of common stock after giving effect to the Corporate Conversion), (ii) an approximately 0.3% membership interest in Kadmon I, LLC as an investor plus an economic interest as a founder that in aggregate entitles him to approximately 3.7% of the distributions from Kadmon I, LLC until the investors in Kadmon I, LLC have received aggregate distributions equal to four times (4x) the amount of their initial capital contributions and, after the investors have received such preferred return, he will be entitled to approximately 8.8% of any incremental distributions from Kadmon I, LLC (equivalent to 201,743 shares of common stock after giving effect to the Corporate Conversion), (iii) options exercisable under our 2011 Equity Incentive Plan to purchase up to 160,000 Class A membership units (equivalent to 24,616 options to purchase shares of common stock after giving effect to the Corporate Conversion) and (iv) 1,300 EAR units under the 2014 LTIP. EAR units awarded under the 2014 LTIP are excluded from the amount listed in this table as they may be paid in cash or stock at our option. See "Executive Compensation—Equity and Other Incentive Compensation Plans" for a discussion of EAR units awarded under the 2014 LTIP. Mr. Gordon disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(21)
As of June 30, 2016, Ms. Heyman held options exercisable under our 2011 Equity Incentive Plan to purchase up to 82,334 Class A membership units (equivalent to 12,670 options to purchase shares of common stock after giving effect to the Corporate Conversion).

(22)
As of June 30, 2016, Dr. Ryan held (i) options exercisable under our 2011 Equity Incentive Plan to purchase up to 70,000 Class A membership units (equivalent to 10,770 options to purchase shares of common stock after giving effect to the Corporate Conversion) and (ii) 250 EAR units under the 2014 LTIP. EAR units awarded under the 2014 LTIP are excluded from the amount listed in this table as they may be paid in cash or stock at our option. See "Executive Compensation—Equity and Other Incentive Compensation Plans" for a discussion of EAR units awarded under the 2014 LTIP.

(23)
As of June 30, 2016, Dr. Witte held (i) 200,000 Class A membership units (equivalent to 30,770 shares of common stock after giving effect to the Corporate Conversion) and (ii) options exercisable under our 2011 Equity Incentive Plan to purchase up to 88,048 Class A membership units (equivalent to 13,547 options to purchase shares of common stock after giving effect to the Corporate Conversion).

(24)
As of June 30, 2016, Dr. Zhu held (i) 120,000 Class A membership units (equivalent to 18,462 shares of common stock after giving effect to the Corporate Conversion) and (ii) options exercisable under our 2011 Equity Incentive Plan to purchase up to 130,833 Class A membership units (equivalent to 20,131 options to purchase shares of common stock after giving effect to the Corporate Conversion).

DESCRIPTION OF CAPITAL STOCK

        The following description summarizes important terms of our capital stock. For a complete description, you should refer to our certificate of incorporation and bylaws, forms of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant portions of the DGCL. References to our certificate of incorporation and bylaws are to our certificate of incorporation and our bylaws, respectively, each of which will become effective upon completion of this offering. The description of our common stock and preferred stock reflects the completion of the Corporate Conversion that will occur prior to the closing of this offering.

General

        We are currently a Delaware limited liability company. The rights and obligations of our members are governed by our Second Amended and Restated Limited Liability Company Agreement, dated as of June 17, 2014, as amended. Prior to the closing of this offering, we will complete transactions pursuant to which we will convert into a Delaware corporation and change our name to Kadmon Holdings, Inc. The rights and obligations set forth in our Second Amended and Restated Limited Liability Agreement shall terminate immediately prior to the consummation of our conversion into a Delaware corporation. The Second Amended and Restated Limited Liability Company Agreement contemplates that, following an initial public offering, we will grant customary piggyback registration rights to the members. See "Shares Eligible for Future Sale—Registration Rights Agreements" for additional information.

        The following description of our capital stock and provisions of our certificate of incorporation and the bylaws are summaries and are qualified by reference to the certificate of incorporation and the bylaws that will be in effect upon the closing of this offering. We have filed copies of these documents with the SEC as exhibits to our registration statement of which this prospectus forms a part. The description of the capital stock reflects changes to our capital structure that will occur upon the closing of this offering.

Common Stock

        General.    As of June 30, 2016, there were no shares of our common stock outstanding, par value $0.001 per share, and no stockholders of record. Our certificate of incorporation will authorize the issuance of up to 200,000,000 shares of our common stock. After giving effect to the Corporate Conversion, based on an assumed initial public offering price of $12.00 and assuming the closing of this offering on August 1, 2016, there will be 44,870,332 shares of our common stock outstanding. See "Corporate Conversion" for additional information.

        Voting rights.    The holders of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and will not have cumulative voting rights. Unless otherwise required by law, matters submitted to a vote of our stockholders will require the approval of a majority of votes cast by stockholders represented in person or by proxy and entitled to vote on such matter, except that directors will be elected by a plurality of votes cast. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors will be able to elect all of the directors standing for election, if they so choose.

        Dividend rights.    Holders of shares of common stock will be entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any then outstanding preferred stock.

        Other matters.    Upon our liquidation, dissolution or winding up, the holders of shares of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to any liquidation preference granted to holders of any outstanding preferred stock. Holders of shares of common stock will have no preemptive or conversion rights or other subscription rights, and no redemption or sinking fund provisions will be applicable to our common stock. All outstanding shares of common stock are, and the shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

        For more information about the registration rights held by certain individuals and entities, including holders of the Second Lien Convert and the convertible preferred stock, see "Shares Eligible for Future Sale—Registration Rights Agreements" and "Description of Capital Stock—Preferred Stock—5% Convertible Preferred Stock—Registration Rights."

Preferred Stock

        After giving effect to the Corporate Conversion and the closing of this offering, no shares of preferred stock will be outstanding other than shares of our convertible preferred stock, as described below under "—5% Convertible Preferred Stock." Our certificate of incorporation will permit our board of directors to issue up to 10,000,000 shares of preferred stock from time to time in one or more classes or series. The board also may fix the relative rights and preferences of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences, the number of shares constituting any class or series and the designation of the class or series. Terms selected by our board of directors in the future could decrease the amount of earnings and assets available for distribution to holders of shares of common stock or adversely affect the rights and powers, including voting rights, of the holders of shares of common stock without any further vote or action by the stockholders. As a result, the rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of the convertible preferred stock and any other preferred stock that may be issued by us in the future, which could have the effect of decreasing the market price of our common stock.

5% Convertible Preferred Stock

        Concurrently with the closing of this offering and pursuant to the terms of the exchange agreement entered into with the holders of our Senior Convertible Term Loan, we will issue to such holders 30,000 shares of convertible preferred stock, designated as the 5% convertible preferred stock pursuant to the certificate of designations to be filed by us with the Secretary of State of the State of Delaware immediately prior to the closing of this offering. Each share of convertible preferred stock will be issued for an amount equal to $1,000 per share, which we refer to as the original purchase price. Shares of convertible preferred stock with an aggregate original purchase price and initial liquidation preference of $30.0 million will be issued by us to the holders of the Senior Convertible Term Loan in exchange for an equivalent principal amount of the Senior Convertible Term Loan pursuant to the terms of an exchange agreement dated as of June 8, 2016, between us and those holders, which we refer to as the exchange agreement.

        The following description is a summary of the material provisions of the convertible preferred stock and the certificate of designations and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the convertible preferred stock and certificate of designations, including the definitions of certain terms used in the certificate of designations. We urge you to read this document because it, and not this description, defines the rights of a holder of the convertible preferred stock. A copy of the form of certificate of designations that we will file with the Secretary of State of the State of Delaware on the date we issue the convertible preferred stock has been filed as an exhibit to the registration statement of which this prospectus forms a part.

No Mandatory Redemption Date or Sinking Fund

        The shares of convertible preferred stock do not have a mandatory redemption date and are not subject to any sinking fund. The shares of convertible preferred stock will remain outstanding indefinitely unless we are required to redeem them under the circumstances described below in "—Redemption" or we otherwise repurchase them or they are converted into shares of our common stock as described below under "—Conversion Rights."

Dividends

        The shares of convertible preferred stock are entitled to receive dividends, when and as declared by the board of directors and to the extent of funds legally available for the payment of dividends, at an annual rate of 5% of the sum of the original purchase price per share of convertible preferred stock plus any dividend arrearages. Dividends on the convertible preferred stock shall, at our option, either be paid in cash or added to the stated liquidation preference amount for purposes of calculating dividends at the 5% annual rate (until such time as we declare and pay the missed dividend in full and in cash, at which time that dividend will no longer be part of the stated liquidation preference amount). Dividends shall be payable annually on June 30 of each year and shall be cumulative from the most recent dividend payment date on which dividend has been paid or, if no dividend has ever been paid, from the original date of issuance of the convertible preferred stock and shall accumulate from day to day whether or not declared until paid.

        The shares of convertible preferred stock are also entitled to participate in all dividends declared and paid on shares of company common stock on an "as if" converted basis.

Liquidation Preference

        In the event of:

          (A)  a liquidation, dissolution or winding up of our company, whether voluntary or involuntary;

          (B)  certain changes of control;

          (C)  a sale or transfer of all, or substantially all, of our consolidated assets other than to an affiliate of ours;

          (D)  any other event of discharge, retirement or cancellation of the convertible preferred stock, in each case in this clause (D), that is not described in the foregoing clauses (A), (B), or (C) or a redemption pursuant to the certificate of designations;

          (E)  our company or one of our significant subsidiaries becoming the subject of certain bankruptcy events;

          (F)  a material breach of our obligations under the exchange agreement that is not cured within 15 days after we receive notice from a holder of the convertible preferred stock; or

          (G)  upon our failure to make any payment of principal, interest, or other amount due and payable of any of our or our subsidiaries' indebtedness after giving effect to any applicable cure period, the holders of the convertible preferred stock shall be entitled to receive for each share of convertible preferred stock an amount equal to the greater of (i) (A) (I) the original purchase price per share of convertible preferred stock plus dividend arrearages thereon in cash plus (II) any dividends accrued and unpaid thereon from the last dividend payment date to the date of the final distribution to such holder plus (B) solely in connection with an event specified in clauses (A), (D), (E), (F) or (G) above, a premium equal to 20.2% (assuming that this offering is consummated on August 1, 2016) of the amount described in clause (i)(A) of this sentence at such time or (ii) an amount per share of convertible preferred stock equal to the amount which would have been payable or distributable had each share of convertible preferred stock been converted into shares of our common stock immediately before the event occurred under clause (A), (B), (C) or (D) above.

        Subject to the rights of the holders of any parity shares, upon any of the events specified in clauses (A) through (D) above, after payment shall have been made in full to the holders of the convertible preferred stock and any parity securities, any other series or class or classes of junior securities shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the convertible preferred stock and any parity securities as such shall not be entitled to share in that payment or distribution.

        In the event that the event giving rise to the determination of the amount that holders of convertible preferred stock shall be entitled to receive as their liquidation preference is a failure by us to make any payment of principal, interest, or other amount due and payable of any of our or our subsidiaries' indebtedness after giving effect to any applicable cure period, that event shall be deemed never to have occurred if, subsequent to the expiration of the cure period, (i) that failure to make payment is cured in full, (ii) all other obligations to pay principal, interest or other amounts due and payable of any of our or our subsidiaries' indebtedness have been paid at that time, and (iii) no bankruptcy event has occurred.

Ranking

        The convertible preferred stock ranks, with respect to rights to the payment of dividends and the distribution of assets in the event of any of the events specified in clauses (A) through (D) under "—Liquidation Preference" above,

  (1)
  senior to all common stock and to all other equity securities of our company other than equity securities referred to in clauses (2) and (3) of this sentence ("junior securities");

  (2)
  to the extent authorized under the certificate of designations, on a parity with all equity securities of our company the terms of which specifically provide that such equity securities rank on a parity with the convertible preferred stock ("parity securities"); and

  (3)
  to the extent authorized under the certificate of designations, junior to all equity securities of our company the terms of which specifically provide that such equity securities rank senior to the convertible preferred stock ("senior securities").

        See "—Voting Rights—Matters Requiring Approval of Holders of Convertible Preferred Stock" for a description of the types of issuances of equity securities and other securities of our company requiring approval of holders of a majority of shares of convertible preferred stock then outstanding, voting together as a class.

Redemption

        If:

          (A)  we or one of our significant subsidiaries becomes the subject of certain bankruptcy events;

          (B)  a material breach of our obligations under the exchange agreement occurs that is not cured within 15 days after we receive notice from a holder of the convertible preferred stock; or

          (C)  we fail to make any payment of principal, interest, or other amount due and payable of any of our or our subsidiaries' indebtedness after giving effect to any applicable cure period,

each holder of convertible preferred stock shall have the right to cause us to redeem all or part of the shares of convertible preferred stock held by such holder for a redemption price per share equal to (i) the original purchase price plus any dividend arrearages plus any dividends accrued and unpaid thereon from the last dividend payment date to, but excluding, the redemption date plus (ii) a premium equal to 20.2% (assuming that this offering is consummated on August 1, 2016) of the amount described in clause (i) of this sentence at such time.

        We are required to mail notice of any redemption event to the holders of convertible preferred stock not later than one business day after we acquire knowledge of that event. That notice must state, among other things, (1) the redemption price and the date of redemption, which shall be no sooner than 30 days and no later than 90 days from the date the notice is mailed and (2) any holder of convertible preferred stock electing to have its shares redeemed shall be required to surrender its shares, with a properly completed redemption request, to us before the close of business on the fifth business day before the redemption date. If we fail to give notice of the redemption event within the time period specified above, then any holder of convertible preferred stock may deliver that notice to us and the other holders, in which case the redemption date shall occur on the 45th day after the date of the notice and any holder electing to have any of its shares of convertible preferred stock redeemed shall be required to surrender its shares, with a properly completed redemption request, to us before the close of business on the fifth business day preceding that redemption date.

        Until the holders of the convertible preferred stock who have delivered a notice to us requesting redemption have been paid the redemption price specified in the previous paragraph in full, no payment will be made to any holder of parity securities or junior securities.

        Notwithstanding anything to the contrary, in the event that the event giving rise to the above redemption right is a failure by us to make any payment of principal, interest, or other amount due and payable of any of our indebtedness after giving effect to any applicable cure period, that event shall be deemed never to have occurred and any request for redemption delivered by a holder of convertible preferred stock in respect of that event shall be deemed automatically rescinded if, subsequent to the expiration of the cure period, (i) our failure to make payment is cured in full, (ii) all other obligations to pay principal, interest or other amounts due and payable of any of our or our subsidiaries' indebtedness have been paid at such time and (iii) no bankruptcy event has occurred.

Conversion Rights

        Conversion at the option of the holder.    The holders of shares of convertible preferred stock will, at any time, be entitled to convert some or all of their convertible preferred stock into the number of shares of our common stock obtained by dividing the aggregate original purchase price of the shares to be converted plus any dividend arrearages plus any dividends accrued and unpaid from the last dividend payment date to but excluding the conversion date by an amount equal to 80% of the initial public offering price per share in this offering, which amount we refer to as the conversion price. The conversion price will be adjustable upon the occurrence of certain events and transactions to prevent dilution as described under "—Adjustments to Conversion Price to Prevent Dilution." Any shares of our common stock issued upon conversion of the shares of convertible preferred stock shall be validly issued, fully paid and non-assessable. Cash shall be paid in lieu of fractional shares.

        Conversion at our option.    At any time following the first anniversary of the issuance of the convertible preferred stock, provided that (A) the volume-weighted average price of our common stock for the 30 consecutive trading days immediately preceding the date we elect for conversion is in excess of 150% of the initial public offering price per share in this offering (as adjusted for the events described below under "—Adjustments to Conversion Price to Prevent Dilution" and dividends paid in shares of our common stock) and (B) we have in place an effective resale shelf registration statement permitting the resale of all of the shares of common stock issuable upon conversion of the convertible preferred stock, we have the right to require the conversion of any number of shares of convertible preferred stock then outstanding into the number of shares of our common stock obtained by dividing the aggregate original purchase price of the shares to be converted plus any dividend arrearages plus any dividends accrued and unpaid from the last dividend payment date to but excluding the conversion date by the then applicable conversion price.

Adjustments to Conversion Price to Prevent Dilution

        The convertible preferred stock is subject to provisions that protect the holders against dilution by adjustment of the conversion price and/or number of shares of common stock issuable upon conversion in certain events such as a subdivision, combination or reclassification of our outstanding common stock.

Voting Rights—Matters Requiring Approval of Holders of Convertible Preferred Stock

        Holders of the convertible preferred stock shall be entitled to vote on any and all matters on which holders of the company common stock are entitled to vote on an "as if" converted basis. Additionally, so long as any convertible preferred stock remains outstanding, without the affirmative approval of the holders of at least a majority of the shares of convertible preferred stock then outstanding, we shall not, directly or indirectly (including through merger or consolidation with any other corporation), and shall not permit any of our subsidiaries to:

  (1)
  authorize or approve the issuance of any senior securities, convertible preferred stock, or parity securities (or, in each case, any security convertible into, or convertible or exchangeable therefor or linked thereto) or authorize or create or increase the authorized amount of any senior securities, convertible preferred stock or parity securities (or, in each case, any security convertible into, or convertible or exchangeable therefor or linked thereto);

  (2)
  authorize or approve the purchase or redemption of any parity securities or junior securities;

  (3)
  amend, alter or repeal any of the provisions of the certificate of designations, our certificate of incorporation or our by-laws in a manner that would adversely affect the powers, designations, preferences and rights of the convertible preferred stock;

  (4)
  contract, create, incur, assume or suffer to exist any indebtedness or guarantee any such indebtedness with an aggregate value of more than $5,000,000 (subject to certain exceptions); or

  (5)
  agree to take any of the foregoing actions.

        The certificate of designations governing the convertible preferred stock also provides that no amendment or waiver of any provision of the certificate of designations or our charter or bylaws shall, without the prior written consent of all holders of the convertible preferred stock who are known to us to hold, together with their affiliates, more than 5% of the convertible preferred stock then outstanding, (i) reduce any amounts payable or that may become payable to holders of the convertible preferred stock, (ii) postpone the payment date of any amount payable to holders of the convertible preferred stock or waive or excuse any payment, (iii) modify or waive the conversion rights of the convertible preferred stock in a manner that would adversely affect any holder of the convertible preferred stock, or (iv) change any of the voting-related provisions or any other provision of the certificate of designations specifying the number or percentage of holders of the convertible preferred stock which are required to waive, amend or modify any rights under the certificate of designations or make any determination or grant any consent under that document.

Registration Rights

        The holders of the convertible preferred stock will be granted registration rights, subject to customary cutbacks, blackout periods and other exceptions, for all shares of our common stock issued or issuable upon conversion of the convertible preferred stock, including (a) two demand registrations at any time after the expiration of 180 days from the closing of this offering, (b) unlimited piggyback rights and (c) the right to require filing of a resale S-3 registration statement (once we become eligible to file on such form) and maintenance of its effectiveness on an "evergreen" basis until such time as there are no longer any registrable securities.

Lock-up Agreement

        The recipients of the convertible preferred stock pursuant to the exchange agreement and their transferees will be subject to restrictions on the resale of shares of our common stock issuable upon conversion of the convertible preferred stock under the lock-up agreements described below under "Shares Eligible for Future Sale—Lock-up Agreements."

Options

        As of June 30, 2016, after giving effect to the Corporate Conversion, we had outstanding options to purchase 1,636,707 shares of our common stock, at a weighted average exercise price of $37.38 per share.

Warrants

        As of June 30, 2016, after giving effect to the Corporate Conversion, we had outstanding warrants to purchase 1,328,452 shares of our common stock, at an average exercise price of $29.70 per share.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law

        The provisions of the DGCL and our certificate of incorporation and bylaws could have the effect of discouraging others from attempting an unsolicited offer to acquire our company. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

        Election and removal of directors.    Our directors will be elected for a one-year term. Our directors may be removed only by the affirmative vote of at least a majority of the holders of our then outstanding common stock. For more information on the terms of our directors, see the section entitled "Management—Board of Managers and Committees." This system of electing and removing directors generally makes it more difficult for stockholders to replace a majority of our directors.

        Authorized but unissued shares.    The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without any further vote or action by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, changes in our management, tender offer, merger or otherwise.

        Stockholder action; advance notification of stockholder nominations and proposals.    Our certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Our certificate of incorporation also requires that special meetings of stockholders be called only by a majority of our board of directors. In addition, our bylaws provide that candidates for director may be nominated and other business brought before an annual meeting only by the board of directors or by a stockholder who gives written notice to us no later than 90 days prior to nor earlier than 120 days prior to the first anniversary of the last annual meeting of stockholders. These provisions may have the effect of deterring unsolicited offers to acquire our company or delaying changes in our management, which could depress the market price of our common stock.

        Delaware anti-takeover law.    Our certificate of incorporation provides that Section 203 of the DGCL, an anti-takeover law, will apply to us. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15.0% or more of a corporation's voting stock.

Limitation of Liability and Indemnification

        Our certificate of incorporation will provide that no director will be personally liable for monetary damages for breach of any fiduciary duty as a director, except with respect to liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the DGCL (governing distributions to stockholders); or

  •
  for any transaction from which the director derived any improper personal benefit.

        If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The modification or repeal of this provision of our certificate of incorporation will not adversely affect any right or protection of a director existing at the time of such modification or repeal.

        Our bylaws will also provide that we will, to the fullest extent permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding or arising out of their status as an officer or director or their activities in these capacities. We will also indemnify any person who, at our request, is or was serving as a director, officer, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise. We may, by action of our board of directors, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers.

Exclusive Forum

        Our certificate of incorporation will provide that the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of our company, (2) action asserting a claim of breach of a fiduciary duty owed by any director or officer of our company to our company or our company's stockholders, (3) action asserting a claim against our company arising pursuant to any provision of the DGCL or our certificate of incorporation or our bylaws, or (4) action asserting a claim against our company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. However, the enforceability of similar forum provisions in other companies' certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be unenforceable.

Listing

        We have been authorized to list our common stock under the symbol "KDMN" on the New York Stock Exchange.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC.

 SHARES ELIGIBLE FOR FUTURE SALE

        Immediately prior to this offering, there was no public market for shares of our common stock. Future sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although we have been authorized to list shares of our common stock on the NYSE, we cannot assure you that there will be an active public market for shares of our common stock.

        Based upon the number of shares of our common stock outstanding as of March 31, 2016, after giving effect to the Corporate Conversion, based on the assumed initial public offering price of $12.00 and assuming the consummation of this offering on August 1, 2016, we will have 44,870,332 shares of common stock outstanding upon the closing of this offering. All the shares of our common stock sold in this offering, as well as the shares of our common stock that may be offered for resale from time to time under the Selling Stockholder Resale Prospectus, are freely tradable without restriction or further registration under the Securities Act, except for any such shares which may be held or acquired by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. The remaining 36,536,996 shares of common stock will be "restricted securities," as that term is defined in Rule 144. These restricted securities will be eligible for public sale only if they are registered under the Securities Act, or if they qualify for an exemption from registration, for example, under Rule 144.

        Subject to the provisions of Rules 144 and 701 under the Securities Act and the lock-up agreements described below, these restricted securities will be available for sale in the public market as follows:

Days After Date of this Prospectus	Shares Eligible for Sale	Comment
Date of Prospectus	8,333,336	Shares sold in this offering and shares offered for resale under Selling Stockholder Resale Prospectus
180 Days	36,536,996	Lock-up released; shares saleable under Rules 144 and 701

        In addition, of the 1,636,707 units that were subject to options outstanding as of June 30, 2016, options to purchase 417,260 units were exercisable as of June 30, 2016 and warrants to purchase 1,382,452 units outstanding as of June 30, 2016 were exercisable as of that date.

        Certain holders of our membership interests have indicated an interest in purchasing an aggregate of $40 million in shares of our common stock in this offering at the initial public offering price per share. Any such shares purchased by these holders who are considered to be our affiliates could not be resold in the public market immediately following this offering as a result of restrictions under securities laws, but would be able to be sold following the expiration of these restrictions, as described below. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to any of these entities, or any of these entities may determine to purchase more, less or no shares in this offering.

Rule 144

        In general, under Rule 144 as in effect on the date of this prospectus, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months, would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available and, after owning such shares for at least one year, would be entitled to sell an unlimited number of shares of our common stock without restriction. Our affiliates who have beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1.0% of the number of shares of our common stock then outstanding, which was equal to approximately 448,704 shares as of June 30, 2016; or

  •
  the average weekly trading volume of our common stock on the during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Resales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price of $50,000, the seller must file a notice on Form 144 with the SEC and the NYSE concurrently with either the placing of a sale with the broker or the execution directly with a market maker.

Rule 701

        Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

        The SEC has indicated that Rule 701 will apply to stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

Options

        Following the date of this prospectus, we intend to file one or more registration statements on Form S-8 under the Securities Act to register the issuance of up to 6,720,000 shares of common stock under our stock plans. These registration statements will become effective upon filing. All of the shares issued or to be issued upon the exercise of stock options or settlement of other awards under our stock plans are or will be eligible for resale in the public market without restrictions, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described below.

Selling Stockholder Resale Prospectus

        As described in the Explanatory Note to the registration statement of which this prospectus forms a part, the registration statement also contains the Selling Stockholder Resale Prospectus to be used in connection with the potential resale by certain selling stockholders of the shares of our common stock issued, as to $20.0 million in aggregate principal amount of the Senior Convertible Term Loan, upon conversion of 125% of that principal amount at a conversion price equal to the initial public offering price per share in this offering pursuant to the exchange agreement. These shares of common stock have been registered to permit public resale of such shares, and the selling stockholders may offer the shares for resale from time to time pursuant to the Selling Stockholder Resale

Prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.

Registration Rights Agreements

        The Senior Convertible Term Loan provides that if the proceeds from an initial public offering equal or exceed $75.0 million in the aggregate and shares of our common stock are listed on the NYSE, we shall take all steps necessary to approve for listing all of the Class A membership units issuable under the Senior Convertible Term Loan and grant customary piggyback registration rights to the lenders on substantially the same terms as those granted to our members under our Second Amended and Restated Limited Liability Company Agreement. We have made the lenders third-party beneficiaries of the registration rights agreement described in the last paragraph of this subsection captioned "—Registration Rights Agreements." In addition, pursuant to an amendment to the Senior Convertible Term Loan entered into on June 8, 2016, we entered into a registration rights agreement with the lenders of the Senior Convertible Term Loan. Under this registration rights agreement, we agreed to use our reasonable best efforts to register the resale of the shares of common stock issuable upon the conversion of $20.0 million in aggregate principal amount of the Senior Convertible Term Loan concurrently with the registration of this initial public offering and to keep the related registration statement continuously effective until all of the shares issuable upon the conversion of our term loans have been sold thereunder. Those shares will be eligible for resale by the selling stockholders from time to time pursuant to the Selling Stockholder Resale Prospectus contained in the registration statement of which this prospectus forms a part.

        In connection with the issuance of the Second-Lien Convert, we entered into a registration rights agreement with the investors thereunder granting them customary piggyback registration rights subject to the terms and conditions set forth therein. The registration rights agreement entitles the investors to participate in any registration of our common stock under the Securities Act (except for the registration of securities to be offered pursuant to an employee benefit plan on Form S-8, pursuant to a registration made on Form S-4, or any successor forms thereto then in effect) that we may undertake and in which the registration form to be used may be used for the registration of the shares held by such investors. We shall, subject to the limitations set forth in these registration rights agreements, including underwriter requested cutbacks, use our commercially reasonable efforts to include in such registration under the Securities Act all shares which such investors have so requested to be registered. All persons whose shares are included in the piggyback registration must sell their shares on the same terms and conditions as apply to the shares being sold by us. We will pay all registration expenses, other than underwriting discounts and selling commissions, in connection with each piggyback registration, including the reasonable fees of one counsel to the selling investors participating in such piggyback registration as a group. The registration rights agreement also provides that we will indemnify the registration rights holders against certain liabilities that may arise under the Securities Act or Exchange Act. By virtue of a most favored-nations clause in the registration rights agreement, the investors in the Second-Lien Convert will be entitled to the same demand and resale shelf registration rights as those that the holders of the convertible preferred stock have. See "—5% Convertible Preferred Stock—Registration Rights."

        Pursuant to the terms of the warrants issued in 2013 in connection with our second amended credit agreement and the 2015 Credit Agreement, we will make the holders of those warrants third-party beneficiaries of the registration rights agreement in the last paragraph of this subsection captioned "—Registration Rights Agreements."

        The holders of the convertible preferred stock will be granted registration rights, subject to customary cutbacks, blackout periods and other exceptions, for all shares of our common stock issued or issuable upon conversion of the convertible preferred stock. See "—5% Convertible Preferred Stock—Registration Rights" for additional information.

        Pursuant to the Second Amended and Restated Limited Liability Company Agreement, we will enter into a registration rights agreement with Kadmon I, LLC, acting on behalf of itself and the other members of Kadmon Holdings, LLC, that will grant customary piggyback registration rights to the members following the consummation of this offering.

Lock-up Agreements

        Notwithstanding the foregoing, we, our directors, executive officers and other holders of our shares of common stock and options and warrants to purchase our common stock collectively representing approximately 99% of our outstanding shares of common stock upon giving effect to the Corporate Conversion immediately prior to this offering, as well as the holders of our convertible preferred stock, and the shares issuable upon conversion of the Convertible Term Loan (other than those shares eligible for resale pursuant to the Selling Stockholder Resale Prospectus) and the Second-Lien Convert, have agreed with the underwriters, subject to limited exceptions, not to offer, sell, contract to sell, pledge, or otherwise dispose of, or to enter into any hedging transaction with respect to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period ending 180 days after the date of this prospectus.

        The foregoing does not prohibit the establishment of a trading plan pursuant to rule 10b5-1 under the Exchange Act during the period or transfers or dispositions by our directors, executive officers and other holders:

  •
  with the prior written consent of Citigroup Global Markets Inc. and Jefferies LLC;

  •
  of shares of common stock or other securities acquired in this offering or in open market transactions after the completion of this offering;

  •
  as a distribution to limited partners, members or stockholders of a holder of our common stock;

  •
  as a transfer by a business entity to another business entity so long as the transferee controls or is under common control with the holder;

  •
  as a transfer to a legal representative, heir, beneficiary or a member of the holder's immediate family;

  •
  as a transfer to any trust for the direct or indirect benefit the holder or the immediate family of the holder and/or charitable organizations; or

  •
  as a bona fide gift, including pursuant to a domestic order or a negotiated divorce settlement, or estate or intestate succession.

        Unless a transfer or disposition is made with the written consent of Citigroup Global Markets Inc. and Jefferies LLC, the permitted transfers and dispositions described above may not be made (i) by any of our directors, executive officers and other holders unless the transfer or disposition does not result in any public disclosure or filing under the Exchange Act reporting a reduction in beneficial ownership of shares of common stock being required or voluntarily made during the lock-up period and (ii) by any of our directors, executive officers and other holders unless the transferee of each such shares agrees to be bound by the lock-up agreement. For more information regarding the lock-up agreements of our directors, executive officers and other holders, see "Underwriters."

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF SHARES OF COMMON STOCK

        The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (Code), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (IRS), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

        This discussion is limited to Non-U.S. Holders that hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

  •
  U.S. expatriates and former citizens or long-term residents of the United States;

  •
  persons subject to the alternative minimum tax;

  •
  persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

  •
  banks, insurance companies and other financial institutions;

  •
  brokers, dealers or traders in securities;

  •
  "controlled foreign corporations," "passive foreign investment companies" and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

  •
  tax-exempt organizations or governmental organizations;

  •
  persons deemed to sell our common stock under the constructive sale provisions of the Code;

  •
  persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

  •
  tax-qualified retirement plans.

        If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

        THIS DISCUSSION IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS

TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

        For purposes of this discussion, a "Non-U.S. Holder" is any beneficial owner of our common stock that is neither a "U.S. person" nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

        As described in the section entitled "Dividend Policy," we do not currently expect to make any cash distributions to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts of distributions not treated as dividends for U.S. federal income tax purposes will first constitute a return of capital and be applied against and reduce a Non-U.S. Holder's adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under "—Sale or Other Taxable Disposition."

        Subject to the discussion below regarding effectively connected income, backup withholding and payments made to certain foreign accounts, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

        If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States. Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules or rates.

Sale or Other Taxable Disposition

        Subject to the discussions below regarding backup withholding and payments made to certain foreign accounts, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

  •
  the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  our common stock constitutes a U.S. real property interest (USRPI) by reason of our status as a U.S. real property holding corporation (USRPHC) for U.S. federal income tax purposes.

        Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on a portion of its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items.

        Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

        With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually or constructively, 5.0% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder's holding period.

        Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

        Payments of dividends on our common stock to a Non-U.S. Holder will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know that such holder is a United States person and such holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or such holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

        Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund, or a credit against a Non-U.S. Holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

        Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, the Treasury Regulations promulgated hereunder and other official guidance (commonly referred to as FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Future Treasury Regulations or other official guidance may modify these requirements.

        Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of dividends on our common stock and has been set to and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2017. However, in a recent notice, the U.S. Treasury and the IRS announced their intent to extend the start date for withholding on gross proceeds to January 1, 2019. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. We will not pay additional amounts to holders of our common stock in respect of amounts withheld.

        Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

        Citigroup Global Markets Inc. and Jefferies LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Jefferies LLC
JMP Securities LLC
H.C. Wainwright & Co., LLC

Total	6,250,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the option to purchase additional shares described below) if they purchase any of the shares.

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $                    per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

        If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 937,500 additional shares at the public offering price less the underwriting discount solely to cover over-allotments, if any. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

        We, our officers and directors, and holders of our securities have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc. and Jefferies LLC, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. Citigroup Global Markets Inc. and Jefferies LLC in their sole discretion may release any of the securities subject to these lock-up agreements at any time which, in the case of officers and directors, shall be with notice.

        Prior to this offering, there has been no public market for our shares. Consequently, the initial public offering price for the shares was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

        We have been authorized to list our common stock on the NYSE under the symbol "KDMN".

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

Paid by Kadmon
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        We estimate that our portion of the total expenses of this offering will be approximately $3.1 million. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $50,000. The underwriters have agreed to reimburse us for certain of the expenses incurred by us with respect to this offering.

        In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters' option to purchase additional shares, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

  •
  "Covered" short sales are sales of shares in an amount up to the number of shares represented by the underwriters' option to purchase additional shares.

  •
  "Naked" short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters' option to purchase additional shares.

  •
  Covering transactions involve purchases of shares either pursuant to the underwriters' option to purchase additional shares or in the open market in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

  •
  Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Directed Share Program

        At our request, the underwriters have reserved for sale at the initial public offering price up to 312,500 shares of common stock to holders of our membership units, our directors, officers and vendors, and certain others persons with whom we have a business relationship, as designated by us. The number of shares of common stock available for sale to the general public in the offering will be reduced to the extent these persons purchase the directed shares in the program. Any directed shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares. Except for certain participants who have entered into lock-up agreements as contemplated above, each person buying shares through the directed share program has agreed that, for a period of 180 days from and including the date of this prospectus, he or she will not, without the prior written consent of the representatives, dispose of or hedge any shares of common stock or any securities convertible into or exchangeable for shares of common stock with respect to shares purchased in the program. For those participants who have entered into lock-up agreements as contemplated above, the lock-up agreements contemplated therein shall govern with respect to their purchases of shares of common stock in the program. The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the directed shares.

Other Relationships

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

        Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the shares to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the SFA), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

    shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

    •
    to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

    •
    where no consideration is or will be given for the transfer; or

    •
    where the transfer is by operation of law.

Notice to Prospective Investors in Canada

        The shares of common stock are not being offered and may not be sold to any purchaser in a province or territory of Canada other than the provinces of Alberta, British Columbia, Nova Scotia, New Brunswick, Ontario, Prince Edward Island, Quebec, Saskatchewan and the Yukon territory.

        The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by DLA Piper LLP (US), New York, New York. Certain legal matters related to this offering will be passed upon for the underwriters by Latham & Watkins, LLP.

EXPERTS

        The consolidated financial statements of Kadmon Holdings, LLC as of and for the years ended December 31, 2015 and December 31, 2014 included in this Prospectus and Registration Statement have been so included in reliance on the report of BDO USA, LLP (the report on the financial statements contains an explanatory paragraph regarding our ability to continue as a going concern), an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the U.S. Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Upon the closing of this offering, we will be required to file periodic reports, proxy statements, and other information with the U.S. Securities and Exchange Commission pursuant to the Exchange Act. You may read and copy this information at the Public Reference Room of the U.S. Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the U.S. Securities and Exchange Commission at 1-800-SEC-0330. The U.S. Securities and Exchange Commission also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the U.S. Securities and Exchange Commission. The address of that site is www.sec.gov.

Kadmon Holdings, LLC

Index to consolidated financial statements

Page
Consolidated financial statements
Report of independent registered public accounting firm	F-2
Consolidated balance sheets as of March, 31 2016 (unaudited), December 31, 2015 and 2014	F-3
Consolidated statements of operations for the three months ended March 31, 2016 and 2015 (unaudited) and for the years ended December 31, 2015 and 2014	F-4
Consolidated statements of redeemable convertible units and members' deficit for the three months ended March 31, 2016 (unaudited) and for the years ended December 31, 2015 and 2014	F-5
Consolidated statements of cash flows for the three months ended March 31, 2016 and 2015 (unaudited) and for the years ended December 31, 2015 and 2014	F-6
Notes to consolidated financial statements	F-8

Report of Independent Registered Public Accounting Firm

The Board of Managers
Kadmon Holdings, LLC
New York, New York

        We have audited the accompanying consolidated balance sheets of Kadmon Holdings, LLC as of December 31, 2015 and 2014 and the related consolidated statements of operations, redeemable convertible units and members' deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kadmon Holdings, LLC at December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, expects losses to continue in the future and has a deficiency in working capital and members' equity that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As discussed in Note 3 to the consolidated financial statements, the Company has changed its method of accounting for and disclosure of debt issuance costs for the years ended December 31, 2015 and 2014, due to the adoption of Accounting Standards Update 2015-03 "Interest—Imputation of Interest—Simplifying the Presentation of Debt Issuance Costs".

/s/ BDO USA, LLP
New York, New York
March 18, 2016, except for the summarized financial information of MeiraGTx Ltd. in Note 10 for which the date is May 13, 2016

Kadmon Holdings, LLC and Subsidiaries

Consolidated balance sheets

(in thousands, except unit amounts)

	March 31, 2016	Pro forma March 31, 2016	December 31, 2015	December 31, 2014
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,601	$8,601	$21,498	$20,991
Accounts receivable, net	4,693	4,693	2,410	2,086
Accounts receivable from affiliates	1,319	1,319	985	—
Inventories, net	2,875	2,875	3,468	7,672
Prepaid expenses and other current assets	3,341	3,341	4,380	1,249

Total current assets	20,829	20,829	32,741	31,998
Fixed assets, net	6,968	6,968	6,938	9,121
Intangible assets, net	9,656	9,656	15,223	73,934
Goodwill	3,580	3,580	3,580	3,580
Restricted cash	2,116	2,116	2,116	2,025
Investment, at cost	2,300	2,300	2,300	2,300
Investment, equity method	16,507	16,507	21,224	—
Other noncurrent assets	11	11	15	10

Total assets	$61,967	$61,967	$84,137	$122,968

Liabilities, Redeemable Convertible Units and Members' Deficit
Current liabilities:
Accounts payable	$7,851	$7,851	$5,902	$9,729
Related party loans	3,000	3,000	3,000	3,500
Accrued expenses	26,618	26,618	22,220	11,584
Deferred revenue	4,478	4,478	4,500	7,400
Other milestone payable	—	—	3,875	3,875
Fair market value of financial instruments—current	8,091	—	8,289	3,483
Secured term debt—current	3,040	3,040	1,900	12,000

Total current liabilities	53,078	44,987	49,686	51,571
Deferred revenue	27,317	27,317	28,417	35,817
Deferred rent	4,227	4,227	3,865	3,180
Deferred tax liability	1,349	1,349	1,349	1,352
Other long term liabilities	2,214	2,214	3,152	10
Secured term debt—net of current portion and discount	25,822	25,822	26,264	88,529
Convertible debt, net of discount	189,727	—	183,457	60,877

Total liabilities	303,734	105,916	296,190	241,336

Commitments and contingencies (Notes 6, 7, 10, 14 and 15)
Class E redeemable convertible units, 4,969,252, 4,969,252 and 3,438,984 issued and outstanding at March 31, 2016, December 31, 2015 and 2014, respectively	60,940	—	58,856	37,052
Members' deficit:
Class A units, no par value. Issued and outstanding, 53,977,701, 53,946,001 and 50,882,656 units at March 31, 2016, December 31, 2015 and 2014, respectively	—	—	—	—
Class B units, no par value. Issued and outstanding, 1 unit at March 31, 2016, December 31, 2015 and 2014	—	—	—	—
Class C units, no par value. Issued and outstanding, 1 unit at March 31, 2016, December 31, 2015 and 2014	—	—	—	—
Class D units, no par value. Issued and outstanding, 4,373,674 units at March 31, 2016, December 31, 2015 and 2014	—	—	—	—
5% preferred stock, par value $0.001 per share: no shares authorized, issued and outstanding, actual; 10,000,000 shares authorized, pro forma; 30,000 shares issued and outstanding pro forma	—	37,500	—	—
Common stock, par value $0.001 per share; no shares authorized, issued and outstanding, actual; 200,000,000 shares authorized, pro forma; 38,620,332 shares issued and outstanding, pro forma	—	39	—	—
Additional paid-in capital	373,983	663,794	372,936	341,343
Accumulated deficit	(676,690)	(745,282)	(643,845)	(496,763)

Total members' deficit	(302,707)	(43,949)	(270,909)	(155,420)

Total liabilities, redeemable convertible units and members' deficit	$61,967	$61,967	$84,137	$122,968

See accompanying notes to consolidated financial statements

Kadmon Holdings, LLC and Subsidiaries

Consolidated statements of operations

(in thousands)

	Three Months Ended March 31,		Year ended December 31,
	2016	2015	2015	2014
	(unaudited)
Revenues
Net sales	$6,192	$6,470	$29,299	$63,530
License and other revenue	3,471	1,248	6,420	31,488

Total revenue	9,663	7,718	35,719	95,018
Cost of sales	1,085	959	3,731	6,123
Write-down of inventory	135	105	2,274	4,916

Gross profit	8,443	6,654	29,714	83,979

Operating expenses:
Research and development	7,955	6,872	29,685	29,101
Selling, general and administrative	24,486	22,164	108,613	93,167
Gain on settlement of other milestone payable	(3,875)	—	—	—
Impairment loss on intangible asset	—	—	31,269	—

Total operating expenses	28,566	29,036	169,567	122,268

Loss from operations	(20,123)	(22,382)	(139,853)	(38,289)

Other (income) expense:
Interest income	(5)	(2)	(10)	(26)
Interest expense	7,909	6,686	27,160	28,911
Change in fair value of financial instruments	(198)	(774)	(1,494)	(4,969)
Gain on deconsolidation of subsidiary	—	—	(24,000)	—
Loss on equity method investment	4,717	—	2,776	—
Loss on extinguishment of debt	—	—	2,934	4,579
Other income, net	(16)	(284)	(134)	(2,399)

Total other expense	12,407	5,626	7,232	26,096
Loss before income tax expense (benefit)	(32,530)	(28,008)	(147,085)	(64,385)
Income tax expense (benefit)	315	—	(3)	(29)

Net loss	$(32,845)	$(28,008)	$(147,082)	$(64,356)

Basic and diluted net loss per share of common stock	$(3.96)		$(18.10)
Weighted average basic and diluted shares of common stock outstanding	8,302,635		8,127,781
Unaudited pro forma net loss	$(27,297)		$(121,905)
Unaudited pro forma basic and diluted net loss per share of common stock	$(0.74)		$(3.45)
Unaudited pro forma weighted average basic and diluted shares of common stock outstanding	36,780,104		35,346,890

See accompanying notes to consolidated financial statements

Kadmon Holdings, LLC and Subsidiaries

Consolidated statements of redeemable convertible units and members' deficit

(in thousands, except unit amounts)

	Convertible units
			Member's Deficit
	Class E redeemable convertible units
			Class A	Class B	Class C	Class D
							Additional paid-in capital	Accumulated Deficit
	Units	Amount	Units	Units	Units	Units			Total
Balance, January 1, 2014	—	$—	50,399,070	1	1	4,373,674	$330,419	$(432,407)	$(101,988)

Fair value of units issued in settlement of obligation	—	—	467,081	—	—	—	4,100	—	4,100
Fair value of units issued to employees as compensation	—	—	8,000	—	—	—	56	—	56
Unit-based compensation	—	—	—	—	—	—	4,493	—	4,493
Fair value of units transferred to employees as compensation	—	—	—	—	—	—	2,976	—	2,976
Issuance of Class A units related to option exercises	—	—	8,505	—	—	—	51	—	51
Equity raised through issuance of Class E units	3,438,984	39,548	—	—	—	—	—	—	—
Fees and expenses related to Class E private offering	—	(3,099)	—	—	—	—	—	—	—
Accretion of Class E units fee discount and repayment premium	—	603	—	—	—	—	(603)	—	(603)
Reclassification of lender warrants from liability to equity	—	—	—	—	—	—	447	—	447
Reclassification of lender warrants from equity to liability	—	—	—	—	—	—	(596)	—	(596)
Net loss	—	—	—	—	—	—	—	(64,356)	(64,356)

Balance, December 31, 2014	3,438,984	$37,052	50,882,656	1	1	4,373,674	$341,343	$(496,763)	$(155,420)

Issuance of Class A units to settle obligations	—	—	1,808,334	—	—	—	10,541	—	10,541
Issuance of Class E units to non-employee directors	10,435	63	—	—	—	—	—	—	—
Issuance of Class E units to settle obligations	574,392	6,606	—	—	—	—	—	—	—
Issuance of Class E redeemable convertible units, net of transaction costs of $40	945,441	10,833	—	—	—	—	—	—	—
Accretion of Class E units fee discount and repayment premium	—	4,302	—	—	—	—	(4,302)	—	(4,302)
Issuance of Class A units	—	—	1,250,000	—	—	—	15,000	—	15,000
Unit-based compensation expense	—	—	—	—	—	—	10,324	—	10,324
Issuance of Class A units related to option exercises	—	—	5,011	—	—	—	30	—	30
Net loss	—	—	—	—	—	—	—	(147,082)	(147,082)

Balance, December 31, 2015	4,969,252	$58,856	53,946,001	1	1	4,373,674	$372,936	$(643,845)	$(270,909)

Fair value of units issued in settlement of obligation	—	—	25,000	—	—	—	125	—	125
Unit-based compensation	—	—	—	—	—	—	2,969	—	2.969
Issuance of Class A units related to option exercises	—	—	6,700	—	—	—	37	—	37
Accretion of Class E units fee discount and repayment premium	—	2,084	—	—	—	—	(2,084)	—	(2,084)
Net loss	—	—	—	—	—	—	—	(32,845)	(32,845)

Balance, March 31, 2016 (unaudited)	4,969,252	$60,940	53,977,701	1	1	4,373,674	$373,983	$(676,690)	$(302,707)

See accompanying notes to consolidated financial statements

Kadmon Holdings, LLC and Subsidiaries

Consolidated statements of cash flows

(in thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014
	(unaudited)
Cash flows from operating activities:
Net loss	$(32,845)	$(28,008)	$(147,082)	$(64,356)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of fixed assets	565	580	2,312	2,617
Amortization of intangible assets	5,567	7,393	27,442	21,831
Impairment loss on intangible assets	—	—	31,269	—
Write-down of inventory	135	105	2,274	4,916
Write-down of capitalized computer software development costs	—	—	62	—
Gain on purchase commitment	—	(160)	(243)	(1,640)
Amortization of deferred financing costs	468	261	1,290	1,635
Amortization of debt discount	928	975	3,867	1,698
Write-off of deferred financing costs	—	—	559	—
Write-off of debt discount	—	—	2,193	—
Accretion of repayment premium on secured term debt	—	1,034	(345)	345
Loss on extinguishment of debt	—	—	2,934	4,579
Unit-based compensation	2,969	2,252	10,324	7,588
Gain on settlement of other milestone payable	(3,875)	—	—	—
Bad debt expense	—	2	5	66
Gain on settlement of payable	—	—	—	(1,015)
Paid-in-kind interest	5,572	1,622	11,434	13,374
Gain on deconsolidation of subsidiary	—	—	(24,000)	—
Loss on equity method investment	4,717	—	2,776	—
Changes in fair value of financial instruments	(198)	(774)	(1,494)	(4,969)
Fair value of units issued to settle obligations	2,250	—	13,647	1,320
Accrued legal settlement	—	—	10,350	—
Deferred taxes	—	—	(3)	(29)
Changes in operating assets and liabilities:
Restricted cash	—	(6,586)	(89)	7,498
Accounts receivable, net	(2,617)	(291)	(1,313)	5,794
Inventories, net	458	514	1,930	(367)
Prepaid expenses and other assets	(162)	330	152	2,019
Accounts payable	1,436	117	(4,413)	120
Accrued and unpaid interest on secured term debt	—	2,577	10	—
Accrued expenses, other liabilities and deferred rent	3,186	7,183	3,030	(13,117)
Deferred revenue	(1,122)	(1,235)	(10,300)	1,600

Net cash used in operating activities	(12,568)	(12,109)	(61,422)	(8,493)

See accompanying notes to consolidated financial statements

Kadmon Holdings, LLC and Subsidiaries

Consolidated statements of cash flows (Continued)

(in thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014
	(unaudited)
Cash flows from investing activities:
Purchases of fixed assets	(366)	(37)	(161)	(2,062)

Net cash used in investing activities	(366)	(37)	(161)	(2,062)

Cash flows from financing activities:
Proceeds from issuance of secured term debt	—	—	35,000	—
Proceeds from issuance of convertible debt	—	—	112,500	—
Principal payments on secured term debt	—	(3,000)	(107,204)	(43,563)
Financing costs	—	—	(4,069)	(51)
Proceeds from related party loans	—	—	2,000	4,196
Repayment of related party loans	—	—	(2,000)	(696)
Proceeds from exercise of stock options	37	—	30	51
Proceeds from issuance of Class A units	—	—	15,000	—
Proceeds from issuance of Class E redeemable convertible units, net of offering costs	—	548	10,833	38,822

Net cash provided by (used in) financing activities	37	(2,452)	62,090	(1,241)

Net (decrease) increase in cash and cash equivalents	(12,897)	(14,598)	507	(11,796)
Cash and cash equivalents, beginning of year	21,498	20,991	20,991	32,787

Cash and cash equivalents, end of year	$8,601	$6,393	$21,498	$20,991

Supplemental cash flow disclosures:
Cash paid for interest	$940	$—	$8,019	$11,549
Cash paid for taxes	44	20	153	104
Non-cash investing and financing activities:
Equity method investment	$—	$—	$24,000	$—
Reclassification of warrants from equity to liability	—	—	—	149
Fee payable to lenders resulting in principal increase of convertible debt	—	—	—	10,000
Settlement of related party loan	—	500	500	—
Unpaid financing costs	—	22	1,697	2,373
Units issued in settlement of obligation	125	63	9,063	2,780
Capitalized lease obligations	229	—	20	72
Finance costs paid with convertible notes	—	—	2,260	—
Fair value of warrants issued to lenders	—	—	6,300	—
Unpaid IPO costs	1,043	—	261	—

See accompanying notes to consolidated financial statements

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

1. Organization and Basis of Presentation

Nature of Business

        Kadmon Holdings, LLC (together with its subsidiaries, "Kadmon" or "Company") is a fully integrated biopharmaceutical company engaged in the discovery, development and commercialization of small molecules and biologics to address disease areas of significant unmet medical needs. The Company is actively developing product candidates in a number of indications within autoimmune and fibrotic disease, oncology and genetic diseases. The Company leverages its multi-disciplinary research and clinical development group. By retaining global commercial rights to its lead product candidates, the Company believes that it has the ability to progress these candidates while maintaining flexibility for commercial and licensing arrangements. The Company expects to continue to progress its clinical candidates and have further clinical trial events throughout 2016 and 2017.

        The Company operates in one segment considering the nature of the Company's products and services, class of customers, methods used to distribute the products, and the regulatory environment in which the Company operates.

Liquidity

        The financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company expects to incur further losses over the next several years as it develops its business, and has been dependent on funding operations through the issuance of debt and sale of equity securities.

        The Company had an accumulated deficit of $643.8 million and a working capital deficit of $16.9 million at December 31, 2015. During 2015, the Company raised net proceeds of $15.0 million from the issuance of Class A membership units. The Company also raised $10.0 million through the issuance of Class E units in October 2015 pursuant to a license agreement entered into with Jinghua Pharmaceutical Group Co., Ltd. to develop products using human monoclonal antibodies and $0.8 million through the issuance of Class E units to other third party investors during 2015. The Company maintained cash and cash equivalents of $21.5 million at December 31, 2015.

        The Company had an accumulated deficit of $676.7 million and a working capital deficit of $32.2 million at March 31, 2016. For the three months ended March 31, 2016, the Company earned a $2.0 million milestone payment pursuant to a license agreement entered into with Jinghua Pharmaceutical Group Co., Ltd. to develop products using human monoclonal antibodies. The Company maintained cash and cash equivalents of $8.6 million at March 31, 2016.

        Management's plans include continuing to finance operations through the issuance of additional equity instruments and securities and increasing the commercial portfolio through the development of the current pipeline or through the acquisition of a third party or license agreement. Any transactions which occur may contain covenants that restrict the ability of management to operate the business or may have rights, preferences or privileges senior to the Company's membership units and may dilute current membership unit holders of the Company. Engaging in a transaction with a third party is contingent on negotiations among the parties; therefore, there is no certainty that the Company will enter into such an agreement should the Company so desire.

        There can be no assurance that the Company will achieve or sustain positive cash flows from operations or profitability. If the Company is unable to maintain adequate liquidity, future operations

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

1. Organization and Basis of Presentation (Continued)

will need to be scaled back or discontinued. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company's consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. Going Concern

        The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has not established a source of revenues sufficient to cover its operating costs, and as such, has been dependent on funding operations through the issuance of debt and sale of equity securities. The Company expects to incur further losses over the next several years as it develops its business. Further, as of March 31, 2016 and December 31, 2015, the Company had a working capital deficit of $32.2 million and $16.9 million, respectively.

        The Company must raise additional capital to fund its continued operations and may not be successful in its efforts to raise additional funds or achieve profitable operations. Amounts raised will be used for further development of the Company's product candidates, to provide financing for marketing and promotion, to secure additional property and equipment, and for other working capital purposes. Even if the Company is able to raise additional funds through the sale of its equity securities, or loans from financial institutions, the Company's cash needs could be greater than anticipated in which case it could be forced to raise additional capital.

        At the present time, the Company has no commitments for any additional financing, and there can be no assurance that, if needed, additional capital will be available to the Company on commercially acceptable terms or at all. If the Company cannot obtain the needed capital, it may not be able to become profitable and may have to curtail or cease its operations. These and other factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments or classifications that may result from the possible inability of the Company to continue as a going concern.

3. Summary of Significant Accounting Policies

Unaudited Pro Forma Presentation

        On June 10, 2016, the Company filed a Registration Statement on Form S-1 with the United States Securities and Exchange Commission (the "SEC"), relating to the proposed offer and sale by Kadmon Holdings, Inc., a Delaware corporation and successor entity into which the Company shall convert, of shares of its common stock in its initial public offering (the "IPO"). In connection with the corporate conversion and upon consummation of the IPO, all of the Company's outstanding Class A, Class B, Class C and Class D units, and Class E redeemable convertible units, along with the Company's Senior Convertible Term Loan and Second-Lien Convert will convert into common stock and give effect to a reverse split on a one-for-six and one half basis.

        The unaudited pro forma net loss per share of common stock for the year ended December 31, 2015 assumes consummation of the IPO after giving effect to a conversion ratio of six and one half units for one share of common stock and (i) the conversion of all 8,299,385 Class A Units outstanding into an aggregate of 8,299,385 shares of common stock, (ii) the conversion of the one Class B Unit outstanding into an aggregate of 1,736,112 shares of common stock, (iii) the conversion of the one

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

3. Summary of Significant Accounting Policies (Continued)

Class C Unit outstanding into an aggregate of 1,736,112 shares of common stock, (iv) the conversion of the 4,373,674 Class D Units outstanding into an aggregate of 347,785 shares of common stock, (v) the conversion of all 3,438,984 Class E redeemable convertible units outstanding at December 31, 2014 into an aggregate of 3,877,286 shares of common stock, (vi) the conversion of the December 31, 2015 outstanding balance of the Company's Senior Convertible Term Loan into an aggregate of 4,439,874 shares of common stock and (vii) the conversion of the $119,363,409 outstanding balance of the Second Lien Convert issued during 2015 into an aggregate of 12,433,688 shares of common stock, respectively, all of which are calculated using an assumed initial offering price of $12.00 per share. The above common stock equivalents are assumed outstanding as of January 1, 2015 for purposes of computing the unaudited pro forma net loss per share of common stock.

        Additionally, the unaudited pro forma net loss per share of common stock for the year ended December 31, 2015 assumes the conversion of 1,530,268 Class E redeemable convertible units issued during the year ended December 31, 2015 into an aggregate of 1,725,302 shares of common stock (after giving effect to a conversion ratio of six and one half Class A units for one share of common stock). These common stock equivalents are assumed outstanding as of the date the Class E redeemable convertible units were issued for purposes of computing the unaudited pro forma net loss per share of common stock. The pro forma net loss per share of common stock also includes the conversion of an additional $15.4 million in principal balance of the Company's Senior Convertible Term Loan resulting from the exchange agreements into an aggregate of 1,078,754 shares of common stock and the conversion of an additional $10.4 million in principal balance of the Company's Second Lien Convert into 1,082,135 shares of common stock (after giving effect to a conversion ratio of six and one half units Class A for one share of common stock). These common stock equivalents are assumed outstanding as of January 1, 2015.

        The unaudited pro forma net loss per share of common stock for the three months ended March 31, 2016 assumes consummation of the IPO after giving effect to a conversion ratio of six and one half units for one share of common stock and (i) the conversion of all 8,304,415 Class A Units outstanding into an aggregate of 8,304,415 shares of common stock, (ii) the conversion of the one Class B Unit outstanding into an aggregate of 1,736,112 shares of common stock, (iii) the conversion of the one Class C Unit outstanding into an aggregate of 1,736,112 shares of common stock, (iv) the conversion of the 4,373,674 Class D Units outstanding into an aggregate of 347,785 shares of common stock, (v) the conversion of all 4,969,252 Class E redeemable convertible units outstanding at December 31, 2015 into an aggregate of 5,602,588 shares of common stock, (vi) the conversion of the December 31, 2015 outstanding balance of the Company's Senior Convertible Term Loan into an aggregate of 4,439,874 shares of common stock and (vii) the conversion of the December 31, 2015 outstanding balance of the Second Lien Convert into an aggregate of 12,433,688 shares of common stock, respectively, all of which are calculated using an assumed initial offering price of $12.00 per share. The above common stock equivalents are assumed outstanding as of January 1, 2016 for purposes of computing the unaudited pro forma net loss per share of common stock.

        Additionally, the unaudited pro forma net loss per share of common stock for the three months ended March 31, 2016 assumes the conversion of 1,648,703 Class E redeemable convertible units issued during the second quarter of 2016 into an aggregate of 1,858,832 shares of common stock (after giving effect to a reverse split of six and one half Class A units for one share of common stock). The above common stock equivalents are assumed outstanding as of March 31, 2016 for purposes of computing

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

3. Summary of Significant Accounting Policies (Continued)

the unaudited pro forma net loss per share of common stock. The pro forma loss per share of common stock also includes the conversion of an additional $15.4 million in principal balance of the Company's Senior Convertible Term Loan resulting from the exchange agreements into an aggregate of 1,078,754 shares of common stock and the conversion of an additional $10.4 million in principal balance of the Company's Second Lien Convert into 1,082,135 shares of common stock (after giving effect to a conversion ratio of six and one half Class A units for one share of common stock). These common stock equivalents are assumed outstanding as of January 1, 2016.

        The Company believes that the unaudited pro forma net loss per share of common stock provides relevant information to investors because the conversion of the Class A, Class B, Class C and Class D units, and Class E redeemable convertible units, the Company's Senior Convertible Term Loan and Second Lien Convert into shares of common stock is expected to occur in connection with the corporate conversion and upon the consummation of the IPO and, therefore, the disclosure of pro forma net loss per share of common stock provides a measure of net loss per share of common stock that is more comparable to what will be reported as a public company. The Company expects to incur and report a substantial charge as a result of entering into the exchange agreements associated with the Company's Senior Convertible Term Loan and the Second Lien Convert since the conversion price is equal to a discount to the Company's IPO price, which is not reflected in the unaudited pro forma net loss per common share.

Pro forma Net Loss Per Share of Common Stock

        Diluted loss per share of common stock is the same as basic loss per share of common stock for all periods presented because of the anti-dilutive impact the Company's net loss had on potentially dilutive items. The following common share equivalent securities have been excluded from the calculation of weighted-average common shares outstanding because the effect is anti-dilutive for the periods presented:

	Three Months Ended March 31,	Year Ended December 31,
Anti-Dilutive Common Share Equivalents	2016	2015
	(Unaudited)	(Unaudited)
Redeemable convertible preferred stock	3,125,003	3,125,003
Stock options	1,656,546	1,685,477
Warrant to purchase common stock	1,328,452	1,328,452

Total anti-dilutive common share equivalents	6,110,001	6,138,932

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

3. Summary of Significant Accounting Policies (Continued)

        Basic and diluted net loss per share of common stock is calculated as follows (in thousands, except share numbers):

	Three Months Ended March 31,	Year Ended December 31,
	2016	2015
	(Unaudited)	(Unaudited)
Numerator:
Net loss	$(32,845)	$(147,082)
Denominator:
Weighted-average common shares outstanding, basic and diluted	8,302,635	8,127,781
Net loss per share of common stock, basic and diluted	$(3.96)	$(18.10)

        The weighted average common shares outstanding for the three months ended March 31, 2016 and year ended December 31, 2015 gives effect solely to the conversion to common stock of the Company's Class A and have been adjusted to assume a one-for-six and one half reverse stock split occurred as of the beginning of the period presented, or at the time of basic or dilutive security issuance, if later.

        Pro forma basic and diluted net loss per share of common stock is calculated as follows (in thousands, except share numbers):

	Three Months Ended March 31,	Year Ended December 31,
	2016	2015
	(Unaudited)	(Unaudited)
Numerator:
Net loss	$(32,845)	$(147,082)
Plus: Pro forma adjustments	5,548	25,177

Pro forma net Loss	$(27,297)	$(121,905)
Denominator:
Pro forma weighted-average common shares outstanding, basic and diluted	36,780,104	35,346,890
Pro forma net loss per share of common stock, basic and diluted	$(0.74)	$(3.45)

        The pro forma adjustments include the reversal of interest expense, amortization of deferred financing costs and other charges for the three months ended March 31, 2016 and year ended December 31, 2015 applicable to the Company's Senior Convertible Term Loan and Second Lien Convert that will be exchanged for the Company's common stock in accordance with the exchange agreements upon consummation of the IPO. The basic and diluted weighted-average common shares outstanding for the three months ended March 31, 2016 and the year ended December 31, 2015 gives effect to the conversion of the Class A, Class B, Class C and Class D units, and Class E redeemable convertible units, the Company's Senior Convertible Term Loan and Second Lien Convert into shares of common stock that is expected to occur in connection with the corporate conversion and upon the consummation of the Company's IPO and have been adjusted to assume a one-for-six and one half reverse stock split occurred as of the beginning of the period presented, or at the time of basic or dilutive security issuance, if later.

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

3. Summary of Significant Accounting Policies (Continued)

Pro forma Net Loss per Share of Common stock (Unaudited)

        The numerator and denominator used in computing the unaudited pro forma net loss per share of common stock for the three months ended March 31, 2016 and the year ended December 31, 2015 have not been adjusted to assume the conversion of the convertible preferred stock into common stock in accordance with the exchange agreements upon consummation of the IPO. Pro forma net loss per share of common stock does not give effect to potential dilutive securities where the impact would be anti-dilutive.

(in thousands, except share numbers)	Three Months Ended March 31, 2016	Year Ended December 31, 2015
	(Unaudited)	(Unaudited)
Numerator:
Net loss attributable to common stock	$(27,297)	$(121,905)
Denominator:
Historical denominator for basic and diluted net loss per common share—weighted-average common shares	8,302,635	8,127,781
Plus: assumed conversion of Class B, Class C, and Class D	3,820,009	3,820,009
Plus: assumed conversion of Class E	5,623,008	4,364,648
Plus: assumed conversion of Convertible Debt	19,034,452	19,034,452

Denominator for pro forma basic and diluted loss per common share	36,780,104	35,346,890
Pro forma basic and diluted net loss per common share	$(0.74)	$(3.45)

        The unaudited pro forma balance sheet as of March 31, 2016 contemplates the conversion of the Class A, Class B, Class C, and Class D units, and Class E redeemable convertible units, the Company's Senior Convertible Term Loan and Second Lien Convert into shares of the Company's common stock. The unaudited pro forma balance sheet as of March 31, 2016 also contemplates the recognition of the beneficial conversion feature inherent to the Company's Class E redeemable convertible units, Senior Convertible Term Loan, Second Lien Convert, and certain outstanding warrants.

Principles of Consolidation

        The consolidated financial statements include the accounts of Kadmon Holdings, LLC and its domestic and international subsidiaries, all of which are wholly owned.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from those estimates.

Unaudited Interim Consolidated Financial Statements

        The accompanying consolidated balance sheet as of March 31, 2016, the consolidated statements of operations and cash flows for the three months ended March 31, 2016 and 2015, and the consolidated statement of redeemable convertible units and members' deficit for the three months ended March 31,

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

3. Summary of Significant Accounting Policies (Continued)

2016 are unaudited. The unaudited financial statements have been prepared on the same basis as the audited consolidated financial statements, and in management's opinion, includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of the Company's financial position as of March 31, 2016 and its results of operations and cash flows for three months ended March 31, 2016 and 2015. The financial data and the other financial information disclosed in the notes to these consolidated financial statements related to the three-month periods are also unaudited. The results of operations for the three months ended March 31, 2016 are not necessarily indicative of the results to be expected for the full fiscal year or any other period.

Company Valuation

        To estimate certain expenses and record certain transactions, it is necessary for the Company to estimate the fair value of its membership units. Given the absence of a public trading market, and in accordance with the American Institute of Certified Public Accountants' Practice Guide, "Valuation of Privately-Held-Company Equity Securities Issued as Compensation", the Company exercised reasonable judgment and considered numerous objective and subjective factors to determine its best estimate of the fair value of its membership units (See Note 4).

Revenue Recognition

        The Company recognizes sales when the risk of loss has been transferred to the customer. As is typical in the pharmaceutical industry, gross product sales are subject to a variety of deductions, primarily representing rebates, chargebacks, returns, and discounts to government agencies, wholesalers, and managed care organizations. These deductions represent management's best estimates of the related reserves and, as such, judgment is required when estimating the impact of these sales deductions on gross sales for a reporting period. If estimates are not representative of the actual future settlement, results could be materially affected. The Company's product sales were generated solely from the sale of its ribavirin portfolio of products during the three months ended March 31, 2016 and the years ended December 31, 2015 and 2014.

        The Company accounts for revenue arrangements that contain multiple deliverables in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC"), Topic 605-25, "Revenue Recognition for Arrangements with Multiple Elements", which addresses the determination of whether an arrangement involving multiple deliverables contains more than one unit of accounting. A delivered item within an arrangement is considered a separate unit of accounting only if both of the following criteria are met:

  •
  the delivered item has value to the customer on a stand-alone basis; and

  •
  the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in control of the vendor.

        In accordance with FASB ASC Topic 605-25, if both of the criteria above are not met, then separate accounting for the individual deliverables is not appropriate. Revenue recognition for arrangements with multiple deliverables constituting a single unit of accounting is recognized generally over the greater of the term of the arrangement or the expected period of performance, either on a straight-line basis or on a modified proportional performance method.

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

3. Summary of Significant Accounting Policies (Continued)

        Non-refundable license fees are recognized as revenue when the Company has a contractual right to receive such payment, the contract price is fixed or determinable, the collection of the receivable is reasonably assured and the Company has no future performance obligations under the license agreement.

        The Company may earn contingent payments from third parties based on the achievement of certain clinical and commercial milestones. The Company recognizes milestone revenue as the underlying criteria is achieved in accordance with FASB ASC Topic 605-28, "Revenue Recognition Milestone Method".

        The Company reassesses the period of performance over which the Company recognizes deferred upfront license fees and makes adjustments as appropriate in the period in which a change in the estimated period of performance is identified. In the event a licensee elects to discontinue development of a specific product candidate under a single target license, but retains its right to use the Company's technology to develop an alternative product candidate to the same target or a target substitute, the Company would cease amortization of any remaining portion of the upfront fee until there is substantial pre-clinical activity on another product candidate and its remaining period of substantial involvement can be estimated. In the event that a single target license were to be terminated, the Company would recognize as revenue any portion of the upfront fee that had not previously been recorded as revenue, but was classified as deferred revenue, at the date of such termination or through the remaining substantial involvement in the wind down of the agreement.

Foreign Revenue

        Foreign product sales represented approximately 37% and 18% of total product sales for the three months ended March 31, 2016 and 2015, respectively, and 10% for each of the years ended December 31, 2015 and 2014, the majority of which were to Germany and Ireland.

Sales Returns Reserve

        Revenue is recognized net of sales returns, which are estimated using the Company's historical experience. The sales returns reserve was $489,000, $526,000 and $751,000 at March 31, 2016, December 31, 2015 and December 31, 2014, respectively. Actual results could differ from original estimates resulting in future adjustments to revenue.

Reserve for Wholesaler Chargebacks and Rebates

        The Company maintains a reserve for wholesaler chargebacks and rebates to properly reflect the realizable value of accounts receivable. A chargeback represents a contractual allowance provided by the Company to its wholesalers for any variances between wholesale and lower retail prices of the Company's pharmaceutical products. The Company estimates the reserve for wholesaler chargebacks based on wholesaler inventory levels, contract prices and historical experience. Rebate reserves represent contractual allowances based on specific customer contracts. The rebate allowance is estimated as a percentage of specific customer sales. The reserve for wholesaler chargebacks and rebates was $439,000, $429,000 and $391,000 at March 31, 2016, December 31, 2015 and December 31, 2014, respectively.

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

3. Summary of Significant Accounting Policies (Continued)

Rebates Payable

        The Company issues rebates related to various government programs and buying groups. In these instances, the rebates are paid in cash to the party managing the discount buying program. The estimated rebates earned but unpaid was $431,000, $370,000 and $359,000 at March 31, 2016, December 31, 2015 and December 31, 2014, respectively. Such amounts have been included in accounts payable on the Company's consolidated balance sheets.

Shipping and Handling Costs

        Shipping and handling costs for raw materials and finished goods prior to their sale are classified in cost of sales. Freight charges for shipments to customers are not billed to customers and are included in selling, general and administrative expenses when incurred and were $69,000 and $59,000 for the three months ended March 31, 2016 and 2015, respectively, and $254,000 and $465,000 for the years ended December 31, 2015 and 2014, respectively.

Foreign Currencies

        The consolidated financial statements are presented in U.S. dollars, the reporting currency of the Company. Gains or losses on transactions denominated in a currency other than the Company's functional currency, which arise as a result of changes in foreign currency exchange rates, are recorded in other income on the consolidated statements of operations. The transaction gains were $16,000 and $283,000 for the three months ended March 31, 2016 and 2015, respectively, and $124,000 and $134,000 for the years ended December 31, 2015 and 2014, respectively.

Unit-based Compensation Expense

        The Company recognizes unit-based compensation expense in accordance with FASB ASC Topic 718, "Stock Compensation" ("ASC 718"), for all unit-based awards made to employees and board members based on estimated fair values.

        ASC 718 requires companies to measure the cost of employee services incurred in exchange for the award of equity instruments based on the estimated fair value of the unit-based award on the grant date. The expense is recognized over the requisite service period.

        All unit-based awards to non-employees are accounted for in accordance with FASB ASC Topic 505-50, "Equity Based Payments to Non-Employees," where the value of unit compensation is based on the measurement date, as determined at either a) the date at which a performance commitment is reached, or b) the date at which the necessary performance to earn the equity instruments is complete.

        The Company uses a Black-Scholes option-pricing model to value the Company's unit options for each unit option award. Using this option-pricing model, the fair value of each employee and board member award is estimated on the grant date. The fair value is expensed on a straight-line basis over the vesting period, net of forfeitures. The unit option awards generally vest pro-rata annually. The expected volatility assumption is based on the volatility of the unit price of comparable public companies. The expected life is determined using the "simplified method" permitted by Staff Accounting Bulletin Numbers 107 and 110 (the midpoint between the term of the agreement and the weighted average vesting term). The risk-free interest rate is based on the implied yield on a U.S.

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

3. Summary of Significant Accounting Policies (Continued)

Treasury security at a constant maturity with a remaining term equal to the expected term of the option granted. The dividend yield is zero, as the Company has never declared a cash dividend.

        The Company recognizes unit-based compensation costs, net of estimated forfeitures, for only those units expected to vest on a straight-line basis over the requisite service period of the award. The Company estimates forfeiture rates based on historical experience.

Modification of Awards

        A change in any of the terms or conditions of the awards is accounted for as a modification of the award. Incremental compensation cost is measured as the excess, if any, of the fair value of the modified award over the fair value of the original award immediately before its terms are modified, measured based on the fair value of the awards and other pertinent factors at the modification date. For vested awards, the Company recognizes incremental compensation cost in the period the modification occurs. For unvested awards, if the award is probable of vesting both before and after the change, the Company recognizes the sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original award on the modification date over the remaining requisite service period. If the fair value of the modified award is lower than the fair value of the original award immediately before modification, the minimum compensation cost the Company recognizes is the cost of the original award.

Research and Development

        Innovation is critical to the success of the Company, and drug discovery and development are time-consuming, expensive and unpredictable. The Company has built a pipeline of therapeutic candidates in all stages of development. The focus is on serious diseases where there is a great need and opportunity for innovative medicines. Product candidates and development strategies contemplate both immediate possibilities in medicine, such as reducing toxicity or addressing certain disease resistance and mutation, and future possibilities and medical needs. Included in research and development expense are personnel related costs, expenditures for laboratory equipment and consumables, payments made pursuant to licensing and acquisition agreements, and the cost of conducting clinical trials. Expenses incurred associated with conducting clinical trials include, but are not limited to, dosing of patients with clinical drug candidates, assistance from third party consultants and other industry experts, accumulation and interpretation of data on drug safety and efficacy, and manufacturing of active pharmaceutical ingredients and placebos for use within the clinical trial.

        The Company has entered into agreements with third parties to acquire technologies and pharmaceutical product candidates for development (see Note 10). Such agreements generally require an initial payment by the Company when the contract is executed, and additional payments upon the achievement of certain milestones. Additionally, the Company may be obligated to make future royalty payments in the event the Company commercializes the pharmaceutical product candidate and achieves a certain sales volume. In accordance with FASB ASC Topic 730-10-55, "Research and Development", expenditures for research and development, including upfront licensing fees and milestone payments associated with products that have not yet been approved by the FDA, are charged to research and development expense as incurred. Future contract milestone payments will be recognized as expense when achievement of the milestone is determined to be probable. Once a product candidate receives regulatory approval, subsequent license payments are recorded as an intangible asset.

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

3. Summary of Significant Accounting Policies (Continued)

        Research and development expense was $8.0 million and $6.9 million during the three months ended March 31, 2016 and 2015, respectively, and $29.7 million and $29.1 million during the years ended December 31, 2015 and 2014, respectively.

Income Taxes

        The Company accounts for income taxes in accordance with the asset and liability method of accounting for income taxes prescribed by FASB ASC Topic 740, "Accounting for Income Taxes" ("ASC 740"). Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment dates.

        The Company follows FASB ASC Topic 740-10, "Accounting for Uncertainty in Income Taxes", which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. As of March 31, 2016, December 31, 2015 and December 31, 2014, the Company has no material uncertain tax positions to be accounted for in the financial statements. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in interest expense.

Cash and Cash Equivalents

        Cash and cash equivalents are comprised of deposits at major financial banking institutions and highly liquid investments with an original maturity of three months or less at the date of purchase. At times, cash balances deposited at major financial banking institutions exceed the federally insured limit. The Company regularly monitors the financial condition of the institutions in which it has depository accounts and believes the risk of loss is minimal.

Restricted Cash

        The Company has a lease agreement for the premises it occupies in New York. A secured letter of credit in lieu of a lease deposit totaling $2.0 million is secured by restricted cash in the same amount at March 31, 2016, December 31, 2015 and December 31, 2014. The secured letter of credit will remain in place for the life of the related lease, expiring in November 2024 (Note 14). The Company also has a lease agreement for the premises it occupies in Massachusetts. A secured letter of credit in lieu of a lease deposit totaling $91,000 was established during the third quarter of 2015 and is secured by restricted cash in the same amount. The secured letter of credit will remain in place for the life of the related lease, expiring in February 2023 (Note 14). The Company was also required to maintain an escrowed cash balance of $7.5 million related to a commercial partnership entered into in June 2013 (Note 5). Under the terms of the commercial partnership, as amended during 2014, the escrowed cash balance was released from restricted cash during 2014.

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

3. Summary of Significant Accounting Policies (Continued)

Allowance for Doubtful Accounts

        The Company reviews the collectability of accounts receivable based on an assessment of historic experience, current economic conditions, and other collection indicators. The Company has recorded an allowance for doubtful accounts of $0.7 million, $0.7 million and $1.5 million at March 31, 2016, December 31, 2015 and December 31, 2014, respectively. Adjustments to the allowance for doubtful accounts are recorded to selling, general and administrative expenses, and amounted to $5,000 and $66,000 for the years ended December 31, 2015 and 2014, respectively, and $2,000 for the three months ended March 31, 2015. No adjustments to the allowance for doubtful accounts were recorded for the three months ended March 31, 2016. When accounts are determined to be uncollectible they are written off against the reserve balance and the reserve is reassessed. When payments are received on reserved accounts they are applied to the customer's account and the reserve is reassessed.

Inventories

        Inventories are stated at the lower of cost or market (on a first-in, first-out basis) using standard costs. Standard costs include an allocation of overhead rates, which include those costs attributable to managing the supply chain and are evaluated regularly. Variances are expensed as incurred.

        The Company regularly reviews the expiration date of its inventories and maintains a reserve for inventories that are probable to expire before shipment. Inventories recorded on the Company's consolidated balance sheets are net of a reserve for expirable inventory of $5.8 million, $5.4 million and $7.1 million at March 31, 2016, December 31, 2015 and December 31, 2014, respectively. The Company expensed Ribasphere® and Infergen inventory that it believes will not be sold prior to reaching its product expiration date totaling $2.3 million and $4.9 million during the years ended December 31, 2015 and 2014, respectively, and $0.1 million during each of the three months ended March 31, 2016 and 2015. If the amount and timing of future sales differ from management's assumptions, adjustments to estimated inventory reserves may be required.

        Inventories are comprised of the following (in thousands):

	March 31, 2016	December 31, 2015	December 31, 2014
Raw Materials	$1,528	$1,905	$2,586
Finished goods, net	1,347	1,563	5,086

Total inventories	$2,875	$3,468	$7,672

Deferred Offering Costs

        Deferred offering costs, which consisted primarily of direct costs related to the Company's initial public offering of its common stock, are being capitalized in other current assets until the consummation of the initial public offering. These offering costs will be reclassified to additional paid-in capital upon the closing of the Company's initial public offering. There was $1.8 million and $0.9 million in deferred offering costs capitalized as of March 31, 2016 and December 31, 2015, respectively.

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

3. Summary of Significant Accounting Policies (Continued)

Investments

        The Company follows FASB ASC Topic 323, "Investments—Equity Method and Joint Ventures" ("ASC 323"), in accounting for its investment in a joint venture. In the event the Company's share of the joint venture's net losses reduces the Company's investment to zero, the Company will discontinue applying the equity method and will not provide for additional losses unless the Company has guaranteed obligations of the joint venture or is otherwise committed to provide further financial support for the joint venture. If the joint venture subsequently reports net income, the Company will resume applying the equity method only after its share of that net income equals the share of net losses not recognized during the period the equity method was suspended.

        The Company follows FASB ASC Topic 325, "Investments—Other" ("ASC 325"), in accounting for its investment in the stock of another company. In the event further contributions or additional shares are purchased, the Company will increase the basis in the investment. In the event distributions are made or indications exist that the fair value of the investment has decreased below the carrying amount, the Company will decrease the value of the investment as considered appropriate.

        The Company's total investment balance totaled $18.8 million, $23.5 million and $2.3 million as of March 31, 2016, December 31, 2015 and 2014, respectively.

        For all non-consolidated investments, the Company will continually assess the applicability of FASB ASC Topic 810, "Consolidation" ("ASC 810"), to determine if the investments qualify for consolidation. At March 31, 2016, December 31, 2015 and December 31, 2014, no such investments qualified for consolidation (Note 10).

Fixed Assets

        Fixed assets are recorded at cost and depreciated over their estimated useful lives. Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term, using the straight-line method. Construction-in-progress and software under development are stated at cost and not depreciated. These items are transferred to fixed assets when the assets are placed into service.

Intangible Assets

        Intangible assets are stated at cost, less accumulated amortization. The Company accounts for the purchases of intangible assets in accordance with FASB ASC Topic 350 "Intangibles—Goodwill and Other". Intangible assets are recognized based on their acquisition cost. The assets will be tested for impairment at least once annually, if determined to have an indefinite life, or whenever events or changes in circumstances indicate that the carrying amount may no longer be recoverable. If any of the Company's intangible or long-lived assets are considered to be impaired, the amount of impairment to be recognized is the excess of the carrying amount of the assets over its fair value. Applicable long-lived assets, including intangible assets with definitive lives, are amortized or depreciated over the shorter of their estimated useful lives, the estimated period that the assets will generate revenue, or the statutory or contractual term in the case of patents. Estimates of useful lives and periods of expected revenue generation are reviewed periodically for appropriateness and are based upon management's judgment. An impairment of $31.3 million was recognized during the year ended December 31, 2015, while no such impairment was recognized during the year ended December 31, 2014 or during the three months ended March 31, 2016 and 2015 (Note 9).

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

3. Summary of Significant Accounting Policies (Continued)

Goodwill

        The Company's goodwill relates to the 2010 acquisition of Kadmon Pharmaceuticals, a Pennsylvania limited liability company that was formed in April 2000. Goodwill is not amortized, but rather is assessed for impairment annually or upon the occurrence of an event that indicates impairment may have occurred, in accordance with FASB ASC Topic 350 "Intangibles—Goodwill and Other". No impairment to goodwill was recorded during the three months ended March 31, 2016 and March 31, 2015 or the years ended December 31, 2015 and December 31, 2014.

Impairment of Long-Lived Assets

        Long-lived assets, such as intangible assets (other than goodwill) and fixed assets, are evaluated for impairment periodically, or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When any such impairment exists, a charge is recorded in the statement of operations to adjust the carrying value of the related assets.

        The Company performed a trigger analysis over all other long-lived assets at the lowest identifiable level of cash flows and determined that an impairment existed as of December 31, 2015 (Note 9) and no impairment triggers existed as of March 31, 2016 and December 31, 2014.

Accounting for Leases

        The Company recognizes rent expense for operating leases as of the earlier of the possession date or the lease commencement date. Rental expense, inclusive of rent escalations, rent holidays, concessions and tenant allowances are recognized over the lease term on a straight-line basis. See Note 14 for a further discussion of operating leases.

        The Company has entered into capital lease agreements for information technology and laboratory equipment. As a result of these leases, the Company capitalized $20,000 and $72,000 as office equipment and furniture during the years ended December 31, 2015 and 2014, respectively, and $229,000 as office equipment and furniture during the three months ended March 31, 2016. The Company did not enter into any capital leases during the three months ended March 31, 2015. The unamortized portion of capital leases totaled $272,000, $52,000 and $108,000 at March 31, 2016, December 31, 2015 and 2014, respectively.

Accounting for Contingencies

        The Company follows the guidance of FASB ASC Topic 450, "Contingencies" ("ASC 450"), in accounting for contingencies. If some amount within a range of loss is probable and appears at the time to be a better estimate than any other amount within the range, that amount shall be expensed. If a loss is probable, and no amount within the range is a better estimate than any other amount, the estimated minimum amount in the range shall be expensed.

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

3. Summary of Significant Accounting Policies (Continued)

Fair Value of Financial Instruments

        The Company follows the provisions of FASB ASC Topic 820, "Fair Value Measurements and Disclosures" ("ASC 820"). This pronouncement defines fair value, establishes a framework for measuring fair value under GAAP and requires expanded disclosures about fair value measurements. ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and defines fair value as the price to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow) and the cost approach (cost to replace the service capacity of an asset or replacement cost). These valuation techniques are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions. ASC 820 utilizes a fair value hierarchy that prioritizes inputs to fair value measurement techniques into three broad levels. The following is a brief description of those three levels:

  •
  Level 1: Observable inputs such as quoted prices for identical assets or liabilities in active markets.

  •
  Level 2: Observable inputs other than quoted prices that are directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets; quoted prices for similar or identical assets or liabilities in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

  •
  Level 3: Unobservable inputs that reflect the reporting entity's own assumptions.

        The fair value of cash, accounts receivable, accounts payable and other milestone payable approximate their carrying amounts due to their short term nature (Note 7).

Loan Modifications and Extinguishments

        The Company follows the provisions of FASB ASC Subtopic 470-50 "Debt Modifications and Extinguishments" ("ASC 470-60") and ASC Subtopic 470-60, "Troubled Debt Restructurings by Debtors" ("ASC 470-60"). Under ASC 470-50, an exchange of debt instruments between or a modification of a debt instrument by a debtor and a creditor in a nontroubled debt situation is deemed to have been accomplished with debt instruments that are substantially different if the present value of the cash flows under the terms of the new debt instrument is at least 10 percent different from the present value of the remaining cash flows under the terms of the original instrument. If the terms of a debt instrument are changed or modified and the cash flow effect on a present value basis is less than 10 percent, the debt instruments are not considered to be substantially different, except in the following two circumstances:

  •
  A modification or an exchange affects the terms of an embedded conversion option, from which the change in the fair value of the embedded conversion option (calculated as the difference between the fair value of the embedded conversion option immediately before and after the

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

3. Summary of Significant Accounting Policies (Continued)

    modification or exchange) is at least 10 percent of the carrying amount of the original debt instrument immediately before the modification or exchange.

  •
  A modification or an exchange of debt instruments adds a substantive conversion option or eliminates a conversion option that was substantive at the date of the modification or exchange.

        Under ASC 470-60, a restructuring of a debt constitutes a troubled debt restructuring for purposes of this Subtopic if the creditor for economic or legal reasons related to the debtor's financial difficulties grants a concession to the debtor that it would not otherwise consider.

Warrants and Derivative Liabilities

        The Company accounts for its derivative financial instruments in accordance with FASB ASC Topic 815, "Derivatives and Hedging" ("ASC 815"). The Company does not have derivative financial instruments that are hedges. ASC 815 establishes accounting and reporting standards requiring that derivative instruments, both freestanding and embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at its fair value each reporting period. ASC 815 also requires that changes in the fair value of derivative instruments be recognized currently in the results of operations unless specific criteria are met. For embedded features that are not clearly and closely related to the host instrument, are not carried at fair value, and are derivatives, the feature will be bifurcated and recorded as an asset or liability as noted above, unless the exceptions below are not met. Freestanding instruments that do not meet these exceptions will be accounted for in the same manner.

        ASC 815 provides an exception—if an embedded derivative or freestanding instrument is both indexed to the company's own units and classified in members' units, it can be accounted for in members' unit. If at least one of the criteria is not met, the embedded derivative or warrant is classified as an asset or liability and recorded to fair value each reporting period through the income statement.

        The Company assesses classification of our unit purchase warrants, other freestanding derivatives, and embedded features at each reporting date to determine whether a change in classification is required. The Company's accounting for its embedded features, the warrants and the success fee, are explained further in Note 7.

Recent Accounting Pronouncements

        In March 2016, the FASB issued Accounting Standards Update ("ASU") No. 2016-09, "Compensation—Stock Compensation" ("ASU 2016-09"). This ASU simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This guidance is effective for annual and interim reporting periods of public entities beginning after December 15, 2016, with early adoption permitted. The Company is currently evaluating the impact of adopting the standard on its consolidated financial statements.

        In March 2016, the FASB issued Accounting Standards Update ("ASU") No. 2016-08, "Revenue from Contracts with Customers" ("ASU 2016-08"). This ASU amends the existing accounting guidance for principal versus agent considerations when recognizing revenue from contracts with customers. This

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

3. Summary of Significant Accounting Policies (Continued)

guidance is effective for annual and interim reporting periods of public entities beginning after December 15, 2017, with early adoption permitted. In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers." Under this guidance, an entity is required to recognize revenue upon transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. As such, an entity will need to use more judgment and make more estimates than under the current guidance. The Company is currently evaluating the appropriate transition method and any impact of this guidance on its consolidated financial statements and related disclosures.

        In March 2016, the FASB issued Accounting Standards Update ("ASU") No. 2016-06, "Derivatives and Hedging" ("ASU 2016-06"). This ASU clarifies the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts. This guidance is effective for annual and interim reporting periods of public entities beginning after December 15, 2016, with early adoption permitted. An entity should apply the amendments in this ASU on a modified retrospective basis to existing debt instruments as of the beginning of the fiscal year for which the amendments are effective. The Company is currently evaluating the impact of adopting the standard on its consolidated financial statements.

        In February 2016, the FASB issued Accounting Standards Update ("ASU") No. 2016-02, "Leases" ("ASU 2016-02"). This ASU amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets. This guidance is effective for annual and interim reporting periods of public entities beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the impact of adopting the standard on its consolidated financial statements.

        In November 2015, the FASB issued ASU No. 2015-17, "Income Taxes (Topic 740)" which simplifies the presentation of deferred income taxes. It requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. This standard is effective for annual reporting periods beginning after December 15, 2016 with early adoption permitted as of the beginning of an interim or annual reporting period. The new guidance may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company adopted ASU 2015-17 in fiscal year 2015 and applied the guidance retrospectively to all periods presented. The adoption of ASU 2015-17 did not have a significant impact on the Company's consolidated financial statements or related disclosures.

        In August 2015, the FASB issued ASU No. 2015-15, "Interest—imputation of interest (Subtopic 835-30)" which updated the accounting guidance related to the balance sheet presentation of debt issuance costs specific to line of credit arrangements. The updated accounting guidance allows the option of presenting deferred debt issuance costs related to line-of-credit arrangements as an asset, and subsequently amortizing over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings. The Company adopted ASU No. 2015-15 in fiscal year 2015, which had no impact on its consolidated financial statements or related disclosures.

        In July 2015, the FASB issued ASU No. 2015-11, "Inventory (Topic 330)" which simplifies the subsequent measurement of inventory. It replaces the current lower of cost or market test with a lower of cost or net realizable value test. The standard is effective for public entities for annual reporting

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

3. Summary of Significant Accounting Policies (Continued)

periods beginning after December 15, 2016, and interim periods therein. Early adoption is permitted. The new guidance must be applied prospectively. The Company is currently evaluating the impact of adopting the standard on its consolidated financial statements.

        In April 2015, the FASB issued ASU No. 2015-03, "Interest—Imputation of Interest (Subtopic 835-30)". This standard amends existing guidance to require the presentation of debt issuance costs in the balance sheet as a deduction from the carrying amount of the related debt liability instead of a deferred charge. It is effective for annual reporting periods beginning after December 15, 2015, but early adoption is permitted. The Company adopted this standard on its consolidated financial statements during 2015 and retroactively adjusted the prior year's presentations to conform to the current presentation. These reclassifications had no effect on previously reported net income.

        In August 2014, the FASB issued ASU No. 2014-15, "Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern," to provide guidance on management's responsibility in evaluating whether there is substantial doubt about a company's ability to continue as a going concern and to provide related footnote disclosures. The Company adopted ASU 2014-15 in fiscal year 2016 which did not have a significant impact on its consolidated financial statements or related disclosures.

4. Members' Capital

Class A Units

        Class A units represent the Company's common stock equivalents. Kadmon I, LLC ("Kadmon I"), holds 35,426,769 Class A units, or approximately 66% of the outstanding Kadmon Holdings, LLC Class A units at March 31, 2016. Kadmon I is a Delaware limited liability company that was formed in August 2009 and is an affiliate of the Company (Note 17). The funds were raised through a private offering of 80% of Kadmon I's total membership interests, the other 20% being owned by certain other members, including executive officers.

        Once each Kadmon I investor has received aggregate distributions equal to four times the amount of their initial investment, their collective ownership percentage in additional distributions will decrease from 80% to 50%, and the collective ownership percentage for the executive officers and members in Kadmon I, and those certain other members who received units will increase from 20% to 50%. The change in ownership percentages will require the Company to evaluate whether such changes will result in additional compensation expense. As of March 31, 2016 and December 31, 2015, the Kadmon I investors had not received any distributions. Accordingly, no additional compensation expense was recognized.

        During 2014, the Company issued 47,081 Class A units as partial settlement of an obligation with respect to commission payable (Note 12), 200,000 Class A units as full settlement of compensation owed to a third party for fund raising efforts in 2013 (Note 12) and 220,000 Class A units with a fair value of $1.3 million pursuant to a license agreement entered into in September 2013 (Note 10). The Company also issued 8,000 Class A units to an employee, resulting in unit-based compensation expense of $56,000 and issued 8,505 Class A units as the result of stock option exercises. In November 2014, a key employee transferred a portion of Kadmon I ownership interest to another executive officer, resulting in unit-based compensation expense of $3.0 million during the fourth quarter of 2014.

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

4. Members' Capital (Continued)

        During 2015, the Company raised $15.0 million in net proceeds through the issuance of 1,250,000 Class A units. The Company also issued 1,500,000 Class A units pursuant to an advisory agreement entered into in April 2015. The Company recorded a deferred charge of $9.0 million related to the issuance of these units which was classified as a prepaid expense on the Company's balance sheet and is being expensed over the one year term in the advisory agreement. The Company expensed $6.0 million related to the advisory agreement during the year ended December 31, 2015. The Company issued 5,011 Class A units as the result of stock option exercises during 2015. The Company also issued 308,334 Class A Units to settle third party obligations, for which the Company expensed $1.5 million related to these settlements during the year ended December 31, 2015.

        During the first three months of 2016, the Company issued 25,000 Class A units to settle third party obligations, for which the Company expensed $0.1 million related to these settlements during the three months ended March 31, 2016 and issued 6,700 Class A units as the result of stock option exercises. The Company also recorded expense of $2.3 million related to the advisory agreement entered into in April 2015.

Class B Unit

        The Class B unit does not participate in distributions from the Company, does not have any preferences in relation to the Class A membership units, is non-voting, and is non-redeemable. The only right afforded to the Class B unit is the right to convert into Class A units pursuant to the Company's Second Amended and Restated Limited Liability Company Operating Agreement, as amended (the "Operating Agreement") (See "Conversion Event" below). One Class B unit is issued and outstanding as of March 31, 2016, December 31, 2015 and 2014.

Class C Unit

        The Class C unit does not participate in distributions from the Company, does not have any preferences in relation to the Class A membership units, is non-voting, and is non-redeemable. The only right afforded to the Class C unit is the right to convert into Class A units pursuant to the Company's Operating Agreement (See "Conversion Event" below). One Class C unit is issued and outstanding as of March 31, 2016, December 31, 2015 and 2014.

Class D Units

        The Class D units do not participate in distributions from the Company, do not have any preferences in relation to the Class A membership units, are non-voting, and are non-redeemable. The only right afforded to the Class D unit is the right to convert into Class A units pursuant to the Company's Operating Agreement (See "Conversion Event" below). There are 4,373,674 Class D units issued and outstanding as of March 31, 2016, December 31, 2015 and 2014.

Class E Units

        During 2014, the Operating Agreement was amended to create a new class of membership units known as Class E units, of which there can be multiple series. Only one series, the Class E Series E-1 units (the "Class E units"), has been authorized thus far. The Company may issue up to an aggregate

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

4. Members' Capital (Continued)

of $75 million of Class E original issue price, calculated in accordance with the terms of the Operating Agreement, of any series without being subject to preemptive rights. The Class E units have voting rights and powers equal to the Class A units on an as-if converted basis, have a liquidation preference for liquidating distributions and participate in distributions from the Company on an as-converted basis on non-liquidating distributions. In the case of a qualified initial public offering, the Class E units automatically convert into Class A units at a conversion price of the lower of 85% of the value of Class A units (or the price per share of common stock of the corporate successor to the Company) or $11.50 per unit. Prior to a qualified initial public offering, the Class E units may be converted at $11.50 per unit. A qualified initial public offering is defined as an offering of the Company's equity interests with gross proceeds to the Company of at least $75 million. At any time after December 31, 2017, Class E units will be redeemable for cash at the option of the holders of at least 80% of all Class E Units at a redemption price equal to 125% of the liquidation preference. After January 1, 2016 all Class E units began to accrue a liquidation preference (payable in connection with such liquidating distribution from the Company) at a rate of 5% per annum, compounding annually, with such liquidation preference rate increasing by 100 basis points every six months to a maximum of 10%. Redemption is subject to the Company's ability to make such payment under then-existing debt obligations.

        Based on the terms of the Class E units, the fair value of the Class E units issued will be classified as mezzanine capital on the Company's consolidated balance sheet. The Company will accrete changes in the redemption value of the Class E units to paid-in capital using the interest method, as the Company does not have available retained earnings, from the date of issuance to the earliest redemption date.

        During 2014, the Company raised $39.5 million in gross proceeds, $36.4 million net of $3.1 million in transaction costs, through the issuance of 3,438,984 Class E units. Of the $3.1 million in transactions costs, $2.4 million remains in accrued liabilities as of December 31, 2015, relating to commissions to third parties for Class E raises. The Company also issued 10,435 Class E units to settle fees payable to certain board members, resulting in unit-based compensation expense of $63,000 during the fourth quarter of 2014. These units were issued in January 2015.

        During 2015, the Company raised $10.9 million in gross proceeds, $10.8 million net of $40,000 in transaction costs, through the issuance of 945,441 Class E units. The Company raised $10.0 million through the issuance of Class E units in October 2015 pursuant to a license agreement entered into with Jinghua Pharmaceutical Group Co., Ltd to develop products using human monoclonal antibodies (Note 10) and $0.9 million through the issuance of Class E units to other third party investors. The Company also issued 574,392 Class E units to settle certain obligations totaling $6.6 million, of which $6.1 million was expensed in 2015 and $500,000 relates to the settlement of a related party loan entered into in 2014 (Note 17). No Class E units were issued during the first three months of 2016.

Conversion Event

        The holders of Class B, C and D units only participate in distributions if and when those units are converted into Class A units pursuant to the Company's Operating Agreement. The Class B, C and D units automatically convert into Class A units upon certain defined conversion events including, but not limited to, dissolution of the Company or an underwritten initial public offering of the Company's

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

4. Members' Capital (Continued)

equity (each, a "Conversion Event"). Taking into consideration the conversion value attributable to the Class B and C units, and the one-time protection afforded to the Class D units against dilution resulting from the conversion of the Class B and C units, the following represents the three different conversion possibilities:

  •
  In the event of a Conversion Event in which the valuation of the Company is at or below $41.7 million, the Class B and C units would convert to Class A units such that the holders of these units would receive approximately 100% of the proceeds of such Conversion Event;

  •
  In the event of a Conversion Event in which the valuation of the Company is greater than $41.7 million but less than $45.8 million, the Class B and C units would convert into Class A units such that the holders of these units would receive $41.7 million of the proceeds of such Conversion Event. The proceeds in excess of $41.7 million would be shared ratably by the other holders of Class A units. The Class D membership units would not convert into Class A units and would be deemed void; or

  •
  In the event of a Conversion Event in which the valuation of the Company is greater than $45.8 million, the Class B and C units would convert into Class A units such that the holders thereof would receive $41.7 million of the proceeds of such Conversion Event. The Class D units would convert into Class A units such that the holders thereof would receive $4.2 million of such proceeds. The proceeds in excess of $45.8 million would be shared ratably by the other holders of Class A units.

Valuation

        To estimate certain expenses and record certain transactions, it is necessary for the Company to estimate the fair value of its membership units. Given the absence of a public trading market, and in accordance with the American Institute of Certified Public Accountants' Practice Guide, "Valuation of Privately-Held-Company Equity Securities Issued as Compensation", the Company exercised reasonable judgment and considered numerous objective and subjective factors to determine its best estimate of the fair value of its membership units. Factors considered included:

  •
  recent equity financings and the related valuations;

  •
  the estimated present value of the Company's future cash flows;

  •
  industry information such as market size and growth;

  •
  market capitalization of comparable companies and the estimated value of transactions such companies have engaged in; and

  •
  macroeconomic conditions.

        The Company updated the valuation of Class A membership units as of May 31, 2014 using methodology consistent with prior valuations. At the time of the valuation, the Company's discounted cash flow forecasts were updated to reflect changes in market conditions. During this analysis, reduced weighting was placed upon the implied valuation of the Company's Ribasphere® products with additional weighting being placed on the Company's product pipeline and implied valuation based on

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

4. Members' Capital (Continued)

recent fundraising. As a result of the revised inputs to the analysis, the estimated fair value of each Class A membership unit was $7.00 as of May 31, 2014.

        The Company updated the valuation of Class A membership units as of October 31, 2014 using methodology consistent with prior valuations. At the time of the valuation, the Company's discounted cash flow forecasts were updated to reflect changes in market conditions related to its Ribasphere® products. At the time of the valuation, there was no significant change in the weighting of assumptions, however, the implied value of the Ribasphere® products decreased based on the updated market conditions. The estimated fair value of each Class A membership unit was decreased to $6.00 as of October 31, 2014.

        The Company updated the valuation of Class A membership units as of September 30, 2015 using methodology consistent with prior valuations. At the time of the valuation, the Company had issued $92.0 million in second-lien convertible debt, and it was deemed appropriate to place additional weighting on this consideration, as compared to prior valuations. The Company also considered equity raised through the issuance of $15.0 million in Class A membership units during 2015. The Company's assigned no value to the Ribasphere® products to reflect changes in market conditions that have resulted in lower sales of the Ribasphere® products. As a result of the revised inputs to the analysis, the estimated fair value of each Class A membership unit was decreased to $5.00 as of September 30, 2015.

        No events have come to the attention of Company management between the date of the most recent valuation and the balance sheet date which would have a material impact on the per unit valuation of the Company.

5. Commercial Partnership

        On June 17, 2013 the Company entered into a series of agreements with a commercial partner, AbbVie, Inc., whereby the Company issued a non-exclusive license for the domestic sale of Ribasphere® and also sold certain intellectual property and marketing rights related to the international sale of Ribasphere®. The Company received upfront payments totaling $64.0 million, and could receive additional contingent payments totaling $51.0 million based on the achievement of certain milestones. The Company earned and recognized $27.0 million of such milestones during 2014, while no such milestones were earned during 2015 or the three months ended March 31, 2016.

        In accordance with ASC 605-25-25-5, in an arrangement with multiple deliverables, the delivered item or items shall be considered a separate unit of accounting if both of the following criteria are met:

  1.
  The delivered item or items have value to the customer on a standalone basis. The item or items have value on a standalone basis if they are sold separately by any vendor or the customer could resell the delivered item(s) on a standalone basis. In the context of a customer's ability to resell the delivered item(s), this criterion does not require the existence of an observable market for the deliverable(s).

  2.
  If the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item or items is considered probable and substantially in the control of the vendor.

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

5. Commercial Partnership (Continued)

        The upfront payments associated with the non-exclusive license agreement and the asset purchase agreement (sale of certain intellectual property and marketing rights related to the international sale of Ribasphere®) were considered to be separate units of accounting as both criteria for separation were met, and were analyzed separately in order to determine the appropriate accounting treatment. The assigned fair value of the units of accounting in the transaction were determined by the Company's calculation of the discounted cash flows from the future revenue streams of both the non-exclusive domestic license of Ribasphere® and the sale of the international intellectual property and marketing rights of Ribasphere®.

        Of the $64.0 million upfront payment, $44.0 million was considered allocable to the non-exclusive domestic licensing arrangement and was recorded as deferred revenue to be recognized over the 10 year term of the agreement. The Company will recognize the upfront payment to revenue on a straight-line basis over the life of the agreement. The Company recognized $4.4 million of the upfront consideration to license revenue during each of the years ended December 31, 2015 and 2014 and $1.1 million during each of the three months ended March 31, 2016 and 2015. As of March 31, 2016, December 31, 2015 and 2014, $31.7 million, $32.8 million and $37.2 million is recorded as deferred revenue, respectively, of which $4.4 million is short-term.

        Of the $64.0 million upfront payment, $20.0 million was considered allocable to the sale of international intellectual property and marketing rights. The assets sold were part of the intangible asset related to the Company's Ribasphere® product rights. As this upfront payment meets the criteria of ASC 605-10 as of the date of the agreement, we consider the associated revenue to be realized and earned as of that date. As such, the Company decreased the net book value of the intangible asset as of June 17, 2013 by the portion of the asset associated with the international marketing rights totaling $6.6 million. The amount of the asset associated with the international marketing rights was determined based on the fair value of the expected cash flows in the respective territories. The remaining consideration was recognized as a $13.4 million gain on divestiture of marketing rights in 2013.

        In April 2014, the Company received a payment of $3.0 million upon obtaining the regulatory approval of Ribasphere® in Germany, which was recognized as milestone revenue. As the milestones meet the criteria defined in ASC 605-28, we will consider this guidance in assessing associated revenue recognition. Additionally, we will continually assess the applicability of the guidance for each milestone.

        In May 2014, the Company entered into an amendment with AbbVie, Inc. whereby the Company issued a non-exclusive, royalty-free sublicense to develop and commercialize Ribasphere®. The Company evaluated the terms of the amendment to its license agreement for the domestic sale of Ribasphere® and issuance of a non-exclusive, royalty-free sublicense to develop and commercialize Ribasphere® relative to the entire arrangement and determined the amendment to be a material modification to the original license agreement. In analyzing this material modification, the Company determined that there were no undelivered elements remaining from the original agreement as of the effective date of the amendment. The Company received an upfront payment totaling $5.0 million which was recorded as milestone revenue as this component of the agreement represents the delivery of an executed sublicense agreement and not an upfront fee related to an ongoing servicing arrangement.

        In October 2014, the Company entered into a series of amendments with AbbVie, Inc. whereby the Company agreed to eliminate all potential future unearned and unpaid milestones and also agreed

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

5. Commercial Partnership (Continued)

to a revised royalty structure for the sale of Ribasphere® under the domestic license agreement. The Company received upfront payments of $6.0 million in consideration of future royalties payable resulting from the resale of Ribasphere® by AbbVie, Inc. during 2015 and 2016. At the time of receipt the balance was recorded to deferred revenue, $3.0 million of which was recorded as short-term as it related to prepaid royalties for 2015 and $3.0 million of which was recorded as long-term as it related to prepaid royalties for 2016. The Company will recognize portions of the deferred revenue to income as Ribasphere® is sold by AbbVie, Inc. The Company is entitled to receive additional compensation from AbbVie, Inc. for any royalties earned in excess of the annual prepayment. If royalties earned do not exceed the annual prepayment the Company is required to refund the excess to AbbVie, Inc.

        Since the royalties earned from the resale of Ribasphere® by AbbVie under the domestic license agreement did not exceed the $3.0 million annual prepayment in 2015, the Company expects to refund approximately $2.1 million of the prepaid royalty to AbbVie, Inc. Therefore the Company has recorded this amount as an accrued expense at March 31, 2016 and December 31, 2015. Furthermore, the Company expects to refund approximately $2.9 million of the prepaid royalty to AbbVie, Inc. resulting from the resale of Ribasphere® by AbbVie, Inc. during 2016. Therefore, the Company has recorded this amount as an accrued expense at March 31, 2016 and other long term liability at December 31, 2015, as the refund is payable in March 2017.

        As part of the October 2014 amendment, the Company additionally received a payment totaling $19.0 million which was considered allocable to the settlement of future milestones in the asset purchase agreement (sale of certain intellectual property and marketing rights related to the international sale of Ribasphere®). The Company evaluated the terms of the amendment to its asset purchase agreement relative to the entire arrangement and determined the amendment to be a material modification to the original license agreement. In analyzing this material modification, the Company determined that there were no undelivered elements remaining from the original agreement as of the effective date of the amendment. The $19.0 million was recognized as milestone revenue at the time of the amendment as this component of the agreement represents the delivery of an amendment and not an upfront fee related to an ongoing servicing arrangement.

        The Company has a continuing obligation to supply Ribasphere®, maintain the marketing authorization for Ribasphere® and maintain the intellectual property for Ribasphere® through the term of the agreements ending December 31, 2020.

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

6. Debt

        The Company is a party to three credit agreements in the following amounts (in thousands):

	March 31,	December 31,
	2016	2015	2014
Secured term debt due December 17, 2016 (A)	$—	$—	$107,204
Convertible debt due June 17, 2018 (B)	58,500	58,500	58,500
Secured term debt due June 17, 2018 (C)	35,000	35,000	—
Second-Lien convertible debt due August 28, 2019 (D)	114,760	114,760	—

Total debt before fee, interest and debt discount	208,260	208,260	165,704
Add: Fee payable at maturity		—	345
Paid-in-kind interest	24,299	18,726	7,292
Less: Deferred financing costs	(5,394)	(5,861)	(2,516)
Debt discount	(8,576)	(9,504)	(9,419)

Total debt payable	$218,589	$211,621	$161,406

Debt payable, current portion	$3,040	$1,900	$12,000
Debt payable, long-term	$215,549	$209,721	$149,406

A.    Secured Term Debt

2010 Secured Term Debt

        In October 2010, the Company entered into a secured term loan in the amount of $121.5 million with a syndication of lenders ("2010 Credit Agreement"). The borrowings were used to complete the October 2010 Acquisition and to provide additional working capital in support of the Company's growth. The interest rate on the loan was originally LIBOR plus 13% with a 2% floor. The Company incurred a 2% commitment fee in connection with the loan and was required to pay a 3% repayment fee on the maturity date of the loan. The basic terms of the loan required quarterly payments of interest only through the maturity date of the loan and required the Company to maintain certain financial covenants. Any outstanding balance of the loan and accrued interest was to be repaid on October 22, 2011, unless the Company elected to extend the maturity date by one year. The secured term loan is secured by the tangible and intangible property of the Company.

        The Company had entered into several amendments to the 2010 Credit Agreement. In October 2011, the Company entered into an Amended and Restated Credit Agreement ("Amended Credit Agreement"). In June 2013, the Company entered into the Second Amended Credit Agreement ("Second Amended Credit Agreement") and the First Amended and Restated Convertible Credit Agreement ("First Amended and Restated Convertible Credit Agreement"). In November 2014, the Company entered into the Third Amended Credit Agreement ("Third Amended Credit Agreement") and the Second Amended and Restated Convertible Credit Agreement ("Second Amended and Restated Convertible Credit Agreement").

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

6. Debt (Continued)

2013 Second Amended Secured Term Debt

        In June 2013, the Company amended and restated the Amended Credit Agreement ("Second Amended Credit Agreement"), replacing certain existing lenders. The Second Amended Credit Agreement had a three year term, under which the total borrowings were $130.0 million. In the first year of the agreement, interest accrued at a rate of 17%, 5% of which was payable quarterly in cash and 12% of which was paid-in-kind quarterly as an increase of principal. Subsequent to the first year, interest was to accrue at a rate of 11%, all of which was payable in cash. The Company also issued three tranches of warrants that can be exercised for Class A units (Note 7). The Company incurred approximately $4.0 million in debt issuance costs, inclusive of the fair value of the warrants, which were recorded as a debt discount and was being amortized over the life of the outstanding term loan using the effective interest method. The Company utilized a Black-Scholes calculation to measure the first and second tranche of warrants (utilizing the following assumptions: dividend yield of 0%, risk free rate of $0.27%, volatility of 48.32% and an expected life of 2 years) and a bi-nominal model to measure the third warrant tranche (utilizing the following assumptions: dividend yield of 0%, risk free rate of $0.38%, volatility of 48.88% and an expected life of 2.5 years).

        Deferred financing costs of $4.1 million were recognized in recording the Second Amended Credit Agreement and were to be amortized to interest expense over the three year term of the agreement. In connection with this transaction, fees paid to existing creditors, inclusive of financial instruments issued (Note 7), of $9.0 million were charged to loss on extinguishment of debt in accordance with FASB ASC Topic 470-50 "Debt Modifications and Extinguishments" ("ASC 470"). The Company incurred $4.0 million in debt issuance costs to new creditors, inclusive of financial instruments issued (Note 7), which were recorded as a debt discount being amortized to interest expense over the agreement's three year term.

        In the event the Company received a contingent payment from its commercial partner, Abbvie, Inc. (Note 5), the lenders could have elected to require a mandatory debt prepayment equal to one-half of the balance received. The lenders had the ability to defer their decision to require a mandatory prepayment until the third quarter of 2014. The lenders did not elect to require such prepayment.

        In December 2013, the Company amended the Second Amended Credit Agreement. The amendment to the Second Amended Credit Agreement adjusted certain required covenant levels to allow for an additional $13.5 million of convertible debt (see "December 2013 First Amended Convertible Debt"). Cash fees paid to third parties totaling $335,000 were recorded to interest expense and cash fees paid to lenders totaling $270,000 were recorded as a debt discount.

        In March 2014 the Second Amended Credit Agreement was amended to delay a scheduled $6.5 million principal payment from March 31, 2014 to April 30, 2014. No fees resulted from this amendment and the principal payment was not made on April 30, 2014.

        In May 2014 a waiver was obtained on certain covenants in the Second Amended Credit Agreement and First Amended and Restated Convertible Credit Agreement which the Company was in violation of as of April 30, 2014. The Second Amended Credit Agreement was amended to delay a scheduled $6.5 million principal payment from April 30, 2014 to May 30, 2014 and a scheduled

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

6. Debt (Continued)

$1.5 million principal payment from April 2, 2014 to May 30, 2014. No fees resulted from this amendment.

        In June 2014 the Second Amended Credit Agreement was amended to delay a scheduled $6.5 million principal payment from April 30, 2014 to June 17, 2014 and a scheduled $1.5 million principal payment from April 2, 2014 to June 17, 2014. The amendment also allowed for a delay in the delivery of the Company's audit report for Fiscal Year 2013 to May 3, 2014. No fees resulted from this amendment. The Company's audit report was delivered on May 3, 2014 and the Company deposited $8.0 million into a restricted cash account on June 13, 2014. Subsequently, the $8.0 million principal payment was made in October 2014.

November 2014 Third Amended Secured Term Debt

        In November 2014, the Company amended and restated the Second Amended Credit Agreement ("Third Amended Credit Agreement"), the First Amended and Restated Convertible Credit Agreement ("Second Amended and Restated Convertible Credit Agreement") and all three tranches of warrants with the original issue date of June 17, 2013 (Note 7), with the same parties as the Second Amended Credit Agreement. The Third Amended Credit Agreement was secured by the tangible and intangible property of the Company.

        Under the terms of the Third Amended Credit Agreement, the Company paid $32.6 million of principal which decreased the outstanding principal balance to $110.2 million and extended the maturity date to December 17, 2016. The Company was required to make quarterly principal payments in the amount of $3.0 million beginning December 31, 2014 through the maturity date. From November 26, 2014 through September 30, 2015, interest on the Third Amended Credit Agreement accrued at a rate of 9.75% and a rate of 14% thereafter, payable quarterly. Repayment premiums on principal payments other than the scheduled quarterly principal payments were to begin to accrue beginning October 1, 2015 at the rate of 2% on the principal amount of the loan, escalating quarterly to 10% after September 30, 2016. Minimum liquidity of $3.0 million was required at the Kadmon Pharmaceuticals subsidiary for the term of the Third Amended Credit Agreement. Under certain circumstances the Company was required to make mandatory prepayments of debt principal based on operating cash flows of the commercial business. No such prepayments were triggered during 2015 and 2014.

        Deferred financing costs of $47,000 were recognized in recording the Third Amended Credit Agreement and were to be amortized to interest expense over the remaining term of the agreement. Under the terms of the Second Amended and Restated Convertible Credit Agreement (section B below), the Company incurred a $10.0 million fee payable to the lenders through an increase to the principal balance of the convertible debt by the same amount. A portion of the fee was allocated to the Third Amended Credit Agreement based on total outstanding principal balances at the time of the amendments. The Company incurred $4.5 million in debt issuance costs to two lenders, inclusive of financial instruments issued (Note 7), which were recorded as a debt discount and are being amortized to interest expense over the remaining term of the agreement as the amendment was deemed a modification in accordance with ASC 470. Additionally, fees paid to one other creditor, inclusive of financial instruments issued (Note 7), of $3.0 million were charged to loss on extinguishment of debt in accordance with ASC 470. There was also $639,000 of previously recognized debt discount and $650,000

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

6. Debt (Continued)

of previously recognized deferred financing cost write-offs charged to loss on extinguishment of debt in accordance with ASC 470 in connection with this transaction.

        The Third Amended Credit Agreement and Second Amended and Restated Convertible Credit Agreement contain reporting and financial covenants pertaining to Kadmon Pharmaceuticals, including minimum sales, minimum fixed charge coverage ratio, maximum leverage ratio, maximum capital and research and development expenditures, and a minimum adjusted EBITDA.

        In June and July 2015, the Company entered into the third and fourth amendments to the Third Amended Credit Agreement, which deferred the $3.0 million principal payment due June 30, 2015 to July 15, 2015 and July 31, 2015, respectively.

        In August 2015, the Company entered into a Waiver Agreement to the Third Amended Credit Agreement ("Waiver"), which deferred the $3.0 million principal payment due July 31, 2015 to August 14, 2015 and may be extended at the Company's request to August 28, 2015. The Waiver also waived specific defaults that occurred on July 31, 2015, including failure to maintain a minimum Consolidated EBITDA and debt to EBITDA ratio, until August 14, 2015 and may be extended at the Company's request to August 28, 2015.

        In August 2015, the Third Amended Credit Agreement was repaid in full through the partial use of proceeds from the issuance of secured term debt and second-lien convertible credit agreement in August 2015. As a result, the remaining debt discount totaling $3.7 million and deferred financings costs totaling $950,000 was expensed. There was $1.5 million of debt discount and $390,000 of deferred financing cost write-offs charged to loss on extinguishment of debt in accordance with ASC 470 and the remaining amounts were charged to interest expense.

B.    2013 Convertible Debt

June 2013 Convertible Debt

        In June 2013, in conjunction with the Second Amended Credit Agreement, the Company entered into a senior secured convertible credit agreement ("Convertible Debt Agreement"), with the same parties as the Second Amended Credit Agreement. The Convertible Debt Agreement has a five year term under which the total borrowings are $35.0 million. Interest is calculated at a rate of 10% and payable-in-kind quarterly as an increase of principal. As of December 31, 2015, all accrued interest was added to the principal balance. The debt is secured by the tangible and intangible property of the Company.

        Holders of the Convertible Debt Agreement may elect to convert any portion of principal in increments of $1.0 million to Class A membership units at any time. The initial conversion price is $18.00 per Class A unit. The holders may additionally receive a premium on their conversion option should certain events involving the Company's capital structure occur.

        Deferred financing costs of $1.6 million were recognized in recording the Convertible Debt Agreement and will be amortized to interest expense over the five year term of the agreement. Unamortized Deferred financing costs were $1.5 million at December 31, 2013, as $175,000 was charged to expense in 2013. In connection with this transaction, fees paid to existing creditors of $1.7 million were charged to loss on extinguishment of debt in accordance with ASC 470. The

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

6. Debt (Continued)

Company incurred $196,000 in debt issuance costs to new creditors, which were recorded as a debt discount being amortized to interest expense over the five year term.

        The Company considered ASC 480, "Distinguishing Liabilities from Equity", and determined that the Convertible Debt Agreement does not contain any of the criteria under this guidance. The Convertible Debt Agreement represents the host contract and the option to convert the debt into the Company's Class A units represents the embedded conversion option. Since the conversion option meets the criteria under ASC 815, the conversion option does not require bifurcation and is not accounted for as a derivative under ASC 815.

        The Convertible Debt Agreement previously contained reporting and financial covenants pertaining to Kadmon Pharmaceuticals, including minimum sales, minimum fixed charge coverage ratio, maximum leverage ratio, maximum capital and research and development expenditures, and a minimum adjusted EBITDA.

December 2013 First Amended Convertible Debt

        In December 2013, the Company amended and restated the Convertible Debt Agreement ("First Amended and Restated Convertible Credit Agreement"). The balance related to the Convertible Debt Agreement was increased by $13.5 million with identical interest and conversion provisions as the Convertible Debt Agreement. The amendment to the Second Amended Credit Agreement adjusted certain required covenant levels, to allow for the additional debt. The First Amended and Restated Convertible Credit Agreement was accounted for as a debt modification under ASC 470.

        The First Amended and Restated Convertible Credit Agreement triggered certain contingent features of the warrants issued on June 17, 2013 in conjunction with the Second Amended Credit Agreement, resulting in the issuance of 48,710 additional Class A unit warrants with an estimated fair value of $126,000, of which $91,000 was recorded as a debt discount and $35,000 was recorded to interest expense (Note 7).

November 2014 Second Amended Convertible Debt

        Under the terms of the Second Amended and Restated Convertible Credit Agreement, the Company incurred a $10.0 million fee payable to the lenders through an increase to the principal balance by the same amount. A portion of this fee was allocated to the Third Amended Credit Agreement based on total outstanding principal balances at the time of the amendments. No changes were made to the interest rate or term of the loan. The conversion price of this loan was amended to be the lesser of $12.00 per unit or discounted at 84.75% of the Class A membership unit price at the time of an initial public offering.

        Deferred financing costs of $4,000 were recognized in recording the Second Amended and Restated Convertible Credit Agreement and will be amortized to interest expense over the five year term of the agreement. As a result of this amendment, $3.5 million was recorded as a debt discount and is being amortized to interest expense over the remaining term of the agreement as the amendment was deemed a modification in accordance with ASC 470 for two creditors. Additionally, fees paid to one other creditor, inclusive of financial instruments issued (Note 7) of $245,000 was charged to loss on extinguishment of debt in accordance with ASC 470. There was also $19,000 of debt

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

6. Debt (Continued)

discount and $51,000 of deferred financing cost write-offs charged to loss on extinguishment of debt in accordance with ASC 470 in connection with this transaction.

August 2015 Third Amended Convertible Debt

        Under the terms of the Third Amended and Restated Convertible Credit Agreement, the Company was permitted to enter into the 2015 Credit Agreement and a Second-Lien Convertible Debt Agreement. Most of the reporting and financial covenants pertaining to Kadmon Pharmaceuticals that were previously required were removed so that the Company only needs to maintain a minimum liquidity amount. Beginning after June 30, 2016, the Company will also need to meet a minimum revenue requirement. In August 2015, the Company further amended the terms of the Third Amended and Restated Convertible Credit Agreement to provide for, among other things, a $69.1 million term loan which matures on June 17, 2018. As consideration for the amendment, if a qualified IPO, defined as a public offering of the Company's equity interests with gross proceeds to the Company of at least $75.0 million, has not been completed on or prior to March 31, 2016, the Company agreed to pay an amendment fee equal to $1.3 million to be allocated among the lenders. This fee was paid in April 2016, as the Company did not complete a qualified IPO by this date. As a result of this amendment, $1.3 million was recorded as a debt discount at September 30, 2015 and is being amortized to interest expense over the remaining term of the agreement as the amendment was deemed a modification in accordance with ASC 470.

        The Company was in compliance with all amended covenants as of December 31, 2015 and March 31, 2016.

C.    Secured Term Debt

August 2015 Secured Term Debt

        In August 2015, the Company entered into a secured term loan in the amount of $35.0 million with two lenders ("2015 Credit Agreement"). The borrowings were used to repay the 2010 Credit Agreement and to provide additional working capital in support of the Company's growth. The interest rate on the loan is LIBOR plus 9.375% with a 1% floor. The Company incurred and paid a $788,000 commitment fee in connection with the loan that will be amortized to interest expense over the term of the agreement. The basic terms of the loan require monthly payments of interest only through the first anniversary date of the loan and require the Company to maintain certain financial covenants requiring the Company to maintain a minimum liquidity amount and minimum revenue levels beginning after June 30, 2016. Beginning on the first anniversary date of the loan, the Company will be required to make monthly principal payments in the amount of $380,000. Any outstanding balance of the loan and accrued interest is to be repaid on June 17, 2018. The secured term loan is secured by the tangible and intangible property of the Company.

        In conjunction with 2015 Credit Agreement, warrants to purchase $6.3 million of Class A units were issued to two lenders, of which $5.4 million was recorded as a debt discount and $900,000 was recorded as loss on extinguishment of debt (Note 7). The debt discount is being amortized over the life of the outstanding term loan using the effective interest method.

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

6. Debt (Continued)

        Deferred financing costs of $1.3 million were recognized in recording the 2015 Credit Agreement and will be amortized to interest expense over the three year term of the agreement. Additionally, a fee paid to one existing lender of $113,000 was charged to loss on extinguishment of debt in accordance with ASC 470. There was also $1.5 million of debt discount and $390,000 of deferred financing cost write-offs charged to loss on extinguishment of debt in accordance with ASC 470 in connection with this transaction. Unamortized deferred financing costs were $1.0 million and $1.1 million at March 31, 2016 and December 31, 2015, respectively, as $0.1 million and $0.2 million was charged to interest expense during the first three months of 2016 and the year ended December 31, 2015, respectively.

D.    2015 Second-Lien Convertible Debt

August 2015 Second-Lien Convertible Debt

        In August 2015, in conjunction with the 2015 Credit Agreement, the Company incurred indebtedness pursuant to its offering second-lien convertible PIK notes ("Second-Lien Convert"), with a syndicate of lenders including the same two parties as the 2015 Credit Agreement. The Second-Lien Convert has a four year term under which the initial borrowings were $94.3 million, including $2.3 million in third party fees that was settled through the issuance of Second-Lien Convert. In October 2015 and November 2015, the Company borrowed an additional $5.5 million and $15.0 million, respectively, and incurred $0.4 million in transaction costs under the Second-Lien Convert with three additional lenders bringing the total borrowings under the Second-Lien Convert to $114.8 million, including $2.3 million in third party fees. Interest is calculated at a rate of 13.0% and payable-in-kind semi-annually as an increase of principal. If the Company has not consummated an initial public offering of not less than $50.0 million and listed on a national stock exchange ("Qualified IPO") on or before March 31, 2016, the interest rate shall automatically increase on April 1, 2016 by an additional 3.0% and the interest rate shall subsequently increase by an additional 3.0% on each October 1 and April 1 until the interest rate equals 21.0% per annum, which shall remain the applicable interest rate so long as the Second-Lien Convert remains outstanding. As of March 31, 2016, the Company has not completed a qualified IPO. As of March 31, 2016 and December 31, 2015, all accrued interest was added to the principal balance. The debt is secured by the tangible and intangible property of the Company.

        Holders of the Second-Lien Convert may elect to convert any portion of principal to Class A units at any time following the Company's consummation of a Qualified IPO. The conversion price shall be equal to the product of (x) 90% and (y) the price per Class A Unit of the Company offered in a Qualified IPO provided, however, that the conversion price shall be capped at $12.00. The Company may redeem the Second-Lien Convert at its option, in whole or in part, at any time on or after the later of (x) the first anniversary of the issue date and (y) the date of the consummation of a Qualified IPO, at a redemption price of 150.0% of the principal amount, plus accrued and unpaid interest payable (at the Company's option) in cash or Class A Units. In addition, on or after the later of (x) the third anniversary of the issue date and (y) the date of the consummation of a Qualified IPO, the Company may redeem the Second-Lien Convert at its option, in whole or in part, at a redemption price in cash of 110.0% of the principal amount, plus accrued and unpaid interest.

        Deferred financing costs of $4.2 million were recognized in recording the Second-Lien Convert and will be amortized to interest expense over the four year term of the agreement. Unamortized deferred

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

6. Debt (Continued)

financing costs were $3.6 million and $3.9 million at March 31, 2016 and December 31, 2015, as $0.3 million was charged to expense in both 2015 and in the first three months of 2016. The Company incurred $52,000 in debt issuance costs to new creditors, which were recorded as a debt discount and is being amortized to interest expense over the four year term.

        The Company considered ASC 480, "Distinguishing Liabilities from Equity", and determined that the Second-Lien Convert does not contain any of the criteria under this guidance. In accordance with ASC 815, the Company determined that the interest rate increase and put/redemption feature do not require bifurcation since the embedded interest rate increase, if freestanding, would not qualify as a derivative. The Second-Lien Convert represents the host contract and the option to convert the debt into the Company's Class A units represents the embedded conversion option. Since the conversion option meets the criteria under ASC 815, the conversion option does not require bifurcation and is not accounted for as a derivative under ASC 815.

        The Company was in compliance with all covenants as of March 31, 2016, December 31, 2015 and December 31, 2014.

        The minimum payments required on the outstanding balances of the 2015 Credit Agreement, Third Amended and Restated Convertible Credit Agreement and Second-Lien Convert as of December 31, 2015 are (in thousands):

	Secured term debt due June 17, 2018	Convertible debt due June 17, 2018	Second-Lien convertible debt due August 28, 2019
2015	$—	$—	$—
2016	1,900	—	—
2017	4,560	—	—
2018	28,540	72,623	—
2019	—	—	119,363

Total	$35,000	$72,623	$119,363

        The minimum payments required on the outstanding balances of the 2015 Credit Agreement, Third Amended and Restated Convertible Credit Agreement and Second-Lien Convert as of March 31, 2016 are (in thousands):

	Secured term debt due June 17, 2018	Convertible debt due June 17, 2018	Second-Lien convertible debt due August 28, 2019
2015	$—	$—	$—
2016	1,900	—	—
2017	4,560	—	—
2018	28,540	74,429	—
2019	—	—	123,130

Total	$35,000	$74,429	$123,130

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

6. Debt (Continued)

        The following table provides components of interest expense and other related financing costs:

	Three months ended		Year ended
	March 31,		December 31,
	2016	2015	2015	2014
Interest expense	$941	$3,832	$7,817	$12,204
Interest paid-in-kind	5,572	1,622	11,434	13,374
Write-off of deferred financing costs and debt discount	—	—	2,752	—
Amortization of deferred financing costs and debt discount	1,396	1,236	5,157	3,333

Interest expense	$7,909	$6,690	$27,160	$28,911

7. Financial Instruments

Success Fee

        In association with the 2011 Amended Credit Agreement (Note 6) an executive officer and member issued an equity instrument for which the underlying value is based on 536,065 Class A membership units. The intrinsic value of the instrument is redeemable for cash upon certain defined liquidity or distribution events ("Success Fee"). No cash settlements associated with these instruments have occurred as of March 31, 2016 and December 31, 2015.

        As there are no quoted prices for identical or similar instruments, the Company has utilized a Black-Scholes calculation to value this instrument as of each balance sheet date, based on the following assumptions:

Input	March 31, 2016	December 31, 2015	December 31, 2014
Unit price	$5.00	$5.00	$6.00
Strike price	$11.41	$11.41	$11.41
Volatility	83.7%	79.18%	79.09%
Risk-free interest rate	0.21%	0.49%	0.19%
Expected life	.25 years	.50 years	.75 years
Expected dividend yield	—	—	—

        A liability was recorded based on the instrument's fair value of $15,000, $69,000 and $275,000 at March 31, 2016, December 31, 2015 and December 31, 2014, respectively. As a result of marking this instrument to market, the Company recorded ($206,000) and ($888,000) to change in fair value of financial instruments for the years ended December 31, 2015 and 2014, respectively, and ($54,000) and ($144,000) to change in fair value of financial instruments for the three months ended March 31, 2016 and 2015, respectively.

Equity issued pursuant to Credit Agreements

        In connection with the Second Amended Credit Agreement in June 2013, the Company issued three tranches of warrants as fees to the lenders which are redeemable for Class A units. In the

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

7. Financial Instruments (Continued)

aggregate, the first warrant tranche is redeemable for 1,119,618 Class A membership units at a strike price of $10.00 and exercisable as of the date of issuance. In the aggregate, the second warrant tranche is exercisable for 559,810 Class A membership units at a strike price of $13.75 and exercisable as of the date of issuance. In the aggregate, the third tranche is exercisable for 559,810 Class A membership units at a strike price of $16.50. The third warrant tranche is not exercisable until December 17, 2015, and will vest only if there are outstanding obligations under the Second Amended Credit Agreement, and contains a provision whereby the exercise price may decrease based on certain potential future events. All three warrant tranches contain a fixed number of units exercisable as of March 31, 2016 and December 31, 2015. The warrants issued to existing lenders were recorded to loss on extinguishment of debt and warrants issued to new creditors were recorded as a debt discount and will be amortized over the three year term (Note 6) in accordance with ASC 470.

        The December 2013 First Amended and Restated Convertible Credit Agreement effectively resulted in the issuance of an additional 24,356, 12,177 and 12,177 of the first, second and third tranches of these warrants, respectively. The portion of the estimated fair value of these warrants which were issued to lenders that increased their principal balance in December 2013 was recorded as a debt discount to be amortized over the remaining term of the First Amended and Restated Convertible Credit Agreement, the portion of the estimated fair value of these warrants which was issued to lenders that did not increase their principal balance in December 2013 was recorded to interest expense (Note 6).

        At the time the warrants were issued in June 2013, all three tranches were accounted for as a liability with changes in fair value being recorded to change in fair value of financial instruments. In June 2014, the variable unit provision in all three warrant tranche agreements expired. This resulted in the fair value of these warrants, amounting to $447,000 as of that date, being reclassified from liability to equity. The Company continued to account for tranche 3 as a liability due to the variable price feature contained in the instrument.

        In November 2014, under the terms of the Third Amended Credit Agreement, the strike price in all three tranches of warrants held by the lenders was amended to be the lower of $9.50 per unit or 85% of a future IPO price. In addition, the tranche 3 warrants were vested immediately. As the price for all tranches becomes variable as of the date of the Third Amended Credit Agreement as the strike price does not become fixed before an IPO, all three tranches of warrants will be recorded as a liability through IPO conversion with changes in fair value being recorded to change in fair value of financial instruments. Upon conversion, the fair value of the liability at that date will be reclassified from liability to equity.

        As a result of this amendment, the tranche 1 and 2 warrants were reclassified from equity to liability in the amount of $596,000 and the tranche 3 warrants were reclassified from long term to short term liability in the amount of $931,000. As a result of the change in fair value of the warrants, $415,000 was charged to loss on extinguishment of debt in accordance with ASC 470 and $782,000 was charged to debt discount and will be amortized over the remaining term of the debt during the fourth quarter of 2014. The aggregate fair value of the warrants was $1.8 million, $1.9 million and $3.2 million at March 31, 2016, December 31, 2015 and December 31, 2014, respectively. The change in fair value of the warrants was ($1.3) million and $4.1 million for the years ended December 31, 2015 and 2014,

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

7. Financial Instruments (Continued)

respectively, and ($0.1) million and ($0.6) million for the three months ended March 31, 2016 and 2015, respectively.

        As of March 31, 2016, December 31, 2015, December 31, 2014 and November 26, 2014 the Company utilized a binomial model to measure all three warrant tranches. Due to the uncertainty of the strike price of the warrants, the Company performed each calculation multiple times using a weighted number of units exercisable based on the Company's best estimate of how many units will be issuable. The inputs used in the calculations to measure all three warrant tranches as of the dates of issuance and the balance sheet dates are as follows:

Input	March 31, 2016	December 31, 2015	December 31, 2014	November 26, 2014
Unit price	$5.00	$5.00	$6.00	$6.00
Strike price	$9.50	$9.50	$9.50	$9.50
Volatility	83.7%	79.18%	79.09%	74.35%
Risk-free interest rate	0.21%	0.49%	0.19%	0.07%
Expected life	.25 years	.50 years	.75 years	.59 years
Expected dividend yield	—	—	—	—

        In connection with the 2015 Credit Agreement, the Company issued warrants as fees to the lenders to purchase an aggregate of $6.3 million of the Company's Class A units. The strike price of the warrants is 85% of the price per unit in an IPO or, if before an IPO, 85% of the deemed per unit equity value as defined in the 2015 Credit Agreement. The warrants are exercisable as of the earlier of an IPO or July 1, 2016. Since these warrants are also redeemable at the option of the holder after the 51st month from the issue date, they are recorded as a liability as of March 31, 2016 and December 31, 2015. Upon consummation of the agreement in 2015, the warrants issued to an existing lender was recorded to loss on extinguishment of debt of $900,000 and the warrants issued to the new lender was recorded as a debt discount of $5.4 million and will be amortized over the three year term (Note 6) in accordance with ASC 470.

        None of these instruments have been exercised as of March 31, 2016 and December 31, 2015.

Other Warrants

        On April 16, 2013, the Company issued warrants with an estimated fair value of $1.4 million for the purchase of 300,000 Class A membership units at a strike price of $21.24 as consideration for fundraising efforts performed. None of these warrants have been exercised as of March 31, 2016 and December 31, 2015.

Fair Value of Long-term Debt

        As of March 31, 2016 the Company maintained long-term secured term debt and long-term convertible debt balances of $25.8 million and $189.7 million, respectively. As of December 31, 2015 the Company maintained long-term secured term debt and long-term convertible debt balances of $26.3 million and $183.5 million, respectively. As of December 31, 2014 the Company maintained long-term secured term debt and long-term convertible debt balances of $88.5 million and

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

7. Financial Instruments (Continued)

$60.9 million, respectively. The underlying agreements for these balances were negotiated with parties that included fully independent third parties, at an interest rate which is considered to be in line with over-arching market conditions. Based on these factors management considers the carrying value of the debt to approximate fair value as of March 31, 2016, December 31, 2015 and 2014.

Fair Value Classification

        The table below represents the values of the Company's financial instruments as of March 31, 2016, December 31, 2015 and 2014 (in thousands):

	Fair value measurement using significant unobservable inputs (level 3)
Description	March 31, 2016	December 31, 2015	December 31, 2014
Warrants	$8,076	$8,220	$3,208
Success fee	15	69	275

Total	$8,091	$8,289	$3,483

        The table below represents a rollforward of the Level 3 investments from January 1, 2014 to March 31, 2016 (in thousands).

Significant unobservable inputs (level 3)
Balance as of January 1, 2014	$7,106

Change in fair value of financial instruments	(4,969)
Change in fair value of warrants as part of debt amendment	1,197
Reclassification of warrants between equity and liability, net	149

Balance as of December 31, 2014	$3,483

Change in fair value of financial instruments	(1,494)
Fair value of warrants issued in connection with 2015 credit agreement	6,300

Balance as of December 31, 2015	$8,289

Change in fair value of financial instruments	(198)

Balance as of March 31, 2016	$8,091

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

8. Fixed Assets

        Fixed assets consisted of the following (in thousands):

	Useful Lives (Years)	March 31, 2016	December 31, 2015	December 31, 2014
Leasehold improvements	4 - 8	$10,274	$10,019	$10,019
Office equipment and furniture	3 - 15	2,165	2,060	1,996
Machinery and laboratory equipment	3 - 15	3,082	3,082	2,997
Software	1 - 5	3,425	3,409	3,376
Construction-in-progress	—	228	9	62

Total fixed assets		19,174	18,579	18,450
Less accumulated depreciation and amortization		(12,206)	(11,641)	(9,329)

Fixed assets, net		$6,968	$6,938	$9,121

        Depreciation and amortization of fixed assets totaled $2.3 million and $2.6 million in each of the years ended December 31, 2015 and 2014, respectively, and $0.6 million in each of the three months ended March 31, 2016 and 2015.

        The construction-in-progress balance was related to costs of unimplemented software still under development. Unamortized computer software costs were $1.2 million, $1.3 million and $2.0 million at March 31, 2016, December 31, 2015 and 2014, respectively. The amortization of computer software costs amounted to $720,000 and $324,000 during the years ended December 31, 2015 and 2014, respectively, and $180,000 and $178,000 during the three months ended March 31, 2016 and 2015, respectively.

9. Goodwill and Other Intangible Assets

        The changes in the carrying amount of goodwill and other amortizable intangible assets for the years ended March 31, 2016, December 31, 2015 and 2014 are as follows (in thousands):

	Balance as of December 31, 2013	Amortization	Impairment	Balance as of December 31, 2014	Remaining Useful Life as of December 31, 2014
Ribasphere product rights	$95,765	$(21,831)	$—	$73,934	2.5
Goodwill	$3,580	$—	$—	$3,580	—

	Balance as of December 31, 2014	Amortization	Impairment	Balance as of December 31, 2015	Remaining Useful Life as of December 31, 2015
Ribasphere product rights	$73,934	$(27,442)	$(31,269)	$15,223	1.0
Goodwill	$3,580	$—	$—	$3,580	—

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

9. Goodwill and Other Intangible Assets (Continued)

	Balance as of December 31, 2015	Amortization	Impairment	Balance as of March 31, 2016	Remaining Useful Life as of March 31, 2016
Ribasphere product rights	$15,223	$(5,567)	$—	$9,656	0.75
Goodwill	$3,580	$—	$—	$3,580	—

        In connection with the acquisition of Kadmon Pharmaceuticals, LLC, formerly known as Three Rivers Pharmaceuticals, LLC in October 2010, the Company acquired intangible assets of $149.7 million related to the estimated fair value of Ribasphere® product rights, which product rights included regulatory marketing rights, product licenses and patents. The Company also acquired goodwill in connection with this transaction.

        Ribasphere® product rights were capitalized and were being amortized over 10 years; however, during June 2014, the Company determined that the actual lives of the Ribasphere® product rights intangible asset was shorter than the estimated useful lives used for amortization purposes in the Company's financial statements due to the emergence of competitor products that do not necessitate the use of Ribasphere® as a compliment in treating hepatitis C infection. As a result, effective July 1, 2014, the Company changed its estimate of the useful life of its Ribasphere® product rights intangible asset to three years to better reflect the estimated period during which the asset will generate cash flows.

        In September 2015, the Company reviewed the estimated useful life of the Ribasphere® product rights and determined that the actual lives of the Ribasphere® product rights intangible asset was shorter than the estimated useful lives used for amortization purposes in the Company's financial statements due to the continued growth of competitor products that do not necessitate the use of Ribasphere® as a compliment in treating the hepatitis C infection. As a result, effective September 30, 2015, the Company changed its estimate of the useful life of its Ribasphere® product rights intangible asset to 1.25 years to better reflect the estimated period during which the remaining asset will generate cash flows. The Company also determined that the estimated fair value of the Ribasphere® product rights was impaired and recorded an impairment loss of $31.3 million in September 2015.

        In October 2015, the Company determined that the proportional performance method of amortization is more appropriate than straight-line amortization. The amortization of the intangible based on the consumption of the economic benefit (Ribasphere® gross profit), is now a reliably determinable method of amortization due to the remaining asset useful life being only 1 year and the ability to more accurately forecast the Ribasphere® market. Accordingly, Kadmon will amortize the remaining book value of the intangible asset utilizing the proportional performance method starting October 1, 2015 and ending December 31, 2016.

        Amortization expense is included within selling, general and administrative expenses on the Company's consolidated statements of operations. The Company recorded amortization expense related to the intangible asset of $27.4 million and $21.8 million for the years ended December 31, 2015 and 2014, respectively, and $5.6 million and $7.4 million for the three months ended March 31, 2016 and 2015, respectively. The accumulated amortization of the intangible asset was $131.1 million, $125.5 million and $66.8 million as of March 31, 2016, December 31, 2015 and December 31, 2014,

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

9. Goodwill and Other Intangible Assets (Continued)

respectively. The remaining $9.7 million balance in the intangible asset as of March 31, 2016 will be amortized on a proportional performance method basis through December 2016.

10. License Agreements

Yale University

        On February 4, 2011, the Company entered into a license agreement with Yale University, whereby the Company obtained the worldwide exclusive license and right to make, use, sell, import and export PHY906, a development stage botanical compound, and the related technology. Under the license agreement, the Company paid an upfront fee of $209,000 and was required to pay Yale University an annual license maintenance fee of $50,000 beginning in 2015, escalating to $100,000 in 2017 and all subsequent years during the term of the license, until single digit royalties based on gross sales of PHY906 are payable. The Company was also required to make other payments totaling $92.0 million to Yale University that are contingent on the achievement of certain milestones, such as receiving certain government approvals and commencing certain clinical trials.

        As part of the agreement, the Company had agreed to spend no less than $2.0 million annually in a reasonable commercial effort to obtain the first sale of a licensed product. In the event the Company does not comply with this requirement, Yale University maintains the right to terminate the license. No milestones or sales related to this arrangement were achieved as of March 31, 2016 and December 31, 2015.

        In April 2016, the Company entered into a mutual termination agreement with Yale University. All rights and licenses granted under the agreement were immediately terminated and shall revert to the party granting such rights.

        On August 13, 2010, the Company entered into a license agreement with Symphony Evolution, Inc. ("Symphony") whereby the Company obtained from Symphony the worldwide exclusive license and right to make, use, sell, import and export XL647 and the related technology in the field of oncology (the "XL647 License"). The XL647 License requires the Company to make payments contingent on the achievement of certain development milestones (such as receiving certain government approvals and commencing certain clinical trials) and sales targets, totaling $379.4 million. The XL647 License also includes single digit royalty payments commencing on the first commercial sale of any licensed product. No development milestones or sales were achieved as of March 31, 2016 and December 31, 2015.

        On October 31, 2013, the Company and Symphony executed an additional amendment, whereby the deadline for commencement of the PKD trial was extended through 2014. At the time this extension was executed the Company paid an additional $1.0 million in fees to Symphony. The Company was additionally obligated to pay Symphony $500,000 on or before January 31, 2014 and $1.0 million on or before May 1, 2014. In February 2014, the Company paid $500,000 to settle the payment due on January 31, 2014. On May 1, 2014 the Company and Symphony executed an additional amendment to the amended and restated agreement, whereby the $1.0 million payment due on May 1, 2014 was extended to June 1, 2014. This amendment increased the payment to $1.1 million to include fees for deferral of the payment. These fees were recorded as research and development expense during 2014.

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

10. License Agreements (Continued)

Symphony Evolution, Inc.

        On June 11, 2014 the Company and Symphony executed an additional amendment to the amended and restated agreement, whereby the $1.1 million payment due on June 1, 2014 was extended to September 30, 2014. This amendment increased the payment to $1.2 million to include fees for deferral of the payment. The Company expensed $200,000 to research and development expense for these additional fees during 2014.

        On September 30, 2014 the Company and Symphony executed an additional amendment to the amended and restated agreement, whereby the $1.2 million payment due on September 30, 2014 was extended to November 30, 2014. This amendment increased the payment to $1.4 million to include fees for deferral of the payment. The Company expensed $200,000 to research and development expense for these additional fees during 2014. In November 2014, the Company made payment to Symphony for $1.4 million in settlement of this obligation.

        All other contingent payments will be expensed as research and development as incurred.

Valeant Holdings International

Infergen

        On January 14, 2008, Kadmon Pharmaceuticals acquired the drug Infergen from Valeant Holdings International ("Valeant"). In connection with the acquisition of Kadmon Pharmaceuticals, LLC, formerly known as Three Rivers Pharmaceuticals, LLC in October 2010, the Company assumed a liability payable to Valeant, not contingent on the performance of the asset, of $6.9 million. This liability was due in October 2013 and is recorded as other milestone payable on the Company's consolidated balance sheets. During 2014, two payments totaling $3.0 million were made reducing this liability to $3.9 million at December 31, 2015 and 2014. During the three months ended March 31, 2016, this liability was settled as disclosed below.

        The Company discontinued sales of Infergen in the United States in September of 2013. On October 23, 2013, the Company divested the worldwide property rights, intellectual property, and certain contracts and inventory to an unrelated party in exchange for future royalty streams in the event that the third party commercializes or sublicenses the product.

Syprine

        On February 25, 2014, the Company entered into an agreement with Valeant for the co-promotion of Syprine®, a chelation therapy indicated in the treatment of patients with Wilson's disease who are intolerant of penicillamine. Under the agreement Valeant holds all marketing and distribution rights and responsibilities and the Company will co-promote Syprine through our existing sales force and commercial network. Valeant will pay the Company a co-promotion fee equal to 10% of Valeant's gross profit from the sale of Syprine, 50% of which must be used to pay down the Company's milestone payable and 50% of which may be used at the Company's discretion. At the time the other milestone payable has been satisfied in full, the entire co-promotion fee may be used at the Company's discretion.

        At the time the agreement was executed the Company had a liability payable to Valeant of $6.9 million. The Company paid Valeant $1.5 million of the other milestone payable and was required

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

10. License Agreements (Continued)

to pay an additional $1.5 million of this obligation before December 15, 2014. The Company made this payment in December 2014. The Company was required to satisfy the remaining balance of the other milestone payable of $3.9 million if a defined liquidity or distribution event occurs. This is recorded as other milestone payable on the Company's consolidated balance sheets at December 31, 2015 and 2014.

        In February 2016, the Company entered into a mutual termination agreement with Valeant. Upon termination, neither party shall have any rights or obligation including any and all past, present and future payments. Additionally, all rights and licenses granted under the agreement were immediately terminated and shall revert to the party granting such rights. As a result of the termination, the Company recorded a gain on settlement of the $3.9 million other milestone payable to Valeant during the first three months of March 31, 2016.

Vivus, Inc.

Qsymia®

        In June 2015, the Company entered into an agreement with Vivus for the co-promotion of Qsymia®, a combination of phentermine and topiramate extended-release indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults. Under the agreement Vivus holds all marketing and distribution rights and responsibilities and the Company will co-promote Qsymia® through its existing sales force and commercial network. Vivus will pay the Company a co-promotion fee equal to 40% of Vivus' per prescription net revenue for each prescription filled of Qsymia® by the Company. No meaningful revenue has been generated from this agreement as of March 31, 2016 and December 31, 2015.

Princeton University

        On December 8, 2010, the Company entered into a license agreement with Princeton University ("Princeton") whereby the Company obtained from Princeton a worldwide exclusive license and right to make, use and sell products identified by Princeton's Flux technology ("Princeton License"). The Company is obligated to pay Princeton an annual license fee of $60,000, which is recorded as research and development expense. In addition, the Princeton License requires the Company to make payments contingent on the achievement of certain development milestones totaling $31.0 million, such as receiving certain government approvals. Upon commercial sale, the Company is obligated to pay a low single digit royalty based on net sales levels. No development milestones or sales were achieved as of March 31, 2016 and December 31, 2015.

MeiraGTx Ltd.

        The Company formed Kadmon Gene Therapy, LLC ("KGT") in October 2014, a Delaware limited liability company and wholly-owned subsidiary of the Company. The Company obtained Board approval to contribute certain of its gene therapy-related assets to KGT. The Company's lenders approved this asset contribution and agreed to release these assets from the lien of the Second Amended and Restated Convertible Credit Agreement and the Third Amended Credit Agreement upon KGT raising $5.0 million in equity capital from third parties. As of April 2015, KGT raised $6.6 million in equity subscription proceeds.

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

10. License Agreements (Continued)

        In April 2015, the Company executed several agreements which transferred the Company's ownership of KGT to MeiraGTx Limited ("MeiraGTx"), a wholly-owned subsidiary of the Company. As part of these agreements, the Company also transferred various property rights, employees and management tied to the ongoing development of the intellectual property and contracts identified in the agreements to MeiraGTx. At a later date, MeiraGTx ratified its shareholder agreement and accepted the pending equity subscription agreements, which provided equity ownership to various parties. The execution of these agreements resulted in a 48% ownership in MeiraGTx by the Company. The Company's investment is being accounted for under the equity method at zero cost and an estimated fair value at the time of the transaction of $24.0 million. This value was determined based upon the implied value established by the cash raised by MeiraGTx in exchange for equity interests by third parties. The Company is represented on the Board of Managers of MeiraGTx and is a party to decisions which influence the direction of the organization.

        The Company has assessed the applicability of ASC 810 after the execution of the aforementioned agreements and based on the corporate structure, voting rights and contributions of the various parties in connection with these agreements, determined that MeiraGTx is a variable interest entity, however consolidation is not required as the Company is not the primary beneficiary based upon the voting and managerial structure of the entity. The Company accounted for its investment in MeiraGTx using the equity method. After MeiraGTx is deconsolidated or derecognized, any retained ownership interest is initially recognized at fair value and a gain or loss is recognized. The Company recognized a gain of $24.0 million based on the fair value of this equity investment.

        MeiraGTx, a limited company organized under the laws of England and Wales, was established to focus on the development of novel gene therapy treatments for a range of inherited and acquired disorders. MeiraGTx plans to develop therapies for ocular diseases, including rare inherited blindness, as well as xerostomia following radiation treatment for head and neck cancer. MeiraGTx is also developing an innovative gene regulation platform that has the potential to expand the way that gene therapy can be applied, creating a new paradigm for biologic therapeutics in the biopharmaceutical industry.

        This summarized financial information for MeiraGTx as of and for the year ended December 31, 2015 is as follows (amounts in thousands):

Balance Sheet Data:
Cash	$14,548
Other current assets	433
Noncurrent assets	42
Current liabilities	4,621
Noncurrent liabilities	17
Total stockholders' equity	9,249
Statement of Operations Data:
General and administrative expense	$4,184
Research and development expense	9,876
Net loss attributable to non-controlling interest in subsidiary	829
Net loss and comprehensive loss	(13,154)

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

10. License Agreements (Continued)

        The Company assessed the recoverability of the investment in MeiraGTx as of March 31, 2016 and December 31, 2015 and identified no events or changes in circumstances that may have a significant adverse impact on the fair value of this investment. From April 2015 through December 31, 2015 the Company recorded a loss on investment of $2.8 million and retained a 44.4% ownership in MeiraGTx at December 31, 2015. For the three months ended March 31, 2016, the Company recorded its share of MeiraGTx's net loss of $3.0 million, as well as an adjustment related to MeiraGTx's 2015 financial statements that resulted in the Company recording a loss on equity method investment of $4.7 million during the first three months ended March 31, 2016. The Company maintains a 44.0% ownership in MeiraGTx as of March 31, 2016. No losses on equity method investment were recorded during the first three months ended March 31, 2015. The Company's maximum exposure associated with MeiraGTx is limited to its initial investment of $24.0 million.

Nano Terra, Inc.

        On April 8, 2011, the Company entered into a series of transactions with Nano Terra, Inc. ("Nano Terra"), pursuant to which the Company (i) paid $2.3 million for Nano Terra's Series B Preferred Stock, (ii) entered into a joint venture with Surface Logix, Inc. ("Surface Logix") (Nano Terra's wholly-owned subsidiary) through the formation of NT Life Sciences, LLC ("NT Life"), whereby the Company contributed $900,000 at the date of formation in exchange for a 50% interest in NT Life and (iii) entered into a sub-licensing arrangement with NT Life. Pursuant to the sub-licensing arrangement, the Company was granted a perpetual, worldwide, exclusive license to three clinical-stage product candidates owned by Surface Logix, as well as rights to Surface Logix's drug discovery platform, Pharmacomer™ Technology, each of which were licensed by Surface Logix to NT Life. In December 2014, the Company received one share of Nano Terra's Common Stock for every 100 shares of Series B Preferred Stock held by the Company, resulting in approximately a 1% holding in Nano Terra as of March 31, 2016 and December 31, 2015. In accordance with ASC 325, "Investments—Other", the Company continues to account for the investment under the cost method.

        The primary product candidates are currently in early to mid-stage clinical development for a variety of diseases and target several novel pathways of disease by inhibiting the activity of specific enzymes.

        Nano Terra and NT Life are research and development companies, each of which independently maintains intellectual property for the purpose of pursuing medical discoveries. The Company is a minority shareholder of Nano Terra and thereby is unable to exercise significant influence with regard to the entity's daily operations. The Company is represented on the Board of Managers of NT Life and is a party to decisions which influence the direction of the organization.

        Since inception, the Company has continuously assessed the applicability of ASC 810, based on the corporate structure, voting rights and contributions of the various parties in connection with these agreements, and determined that Nano Terra and NT Life are not variable interest entities and not subject to consolidation. On April 8, 2011 the Company recorded its $2.3 million investment in Nano Terra in accordance with ASC 325, and its investment of $900,000 in NT Life in accordance with ASC 323, of which was $450,000 was recorded as a loss on equity investment and $450,000 was recorded as an impairment loss in 2011. In accordance with ASC 325-20-35, the Company assessed the recoverability of the investment in Nano Terra as of March 31, 2016, December 31, 2015 and 2014 and

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

10. License Agreements (Continued)

identified no events or changes in circumstances that may have a significant adverse impact on the fair value of this investment. There was no activity of the joint venture during the years ended December 31, 2015 and 2014 and during the three months ended March 31, 2016 which resulted in income or loss to the Company. The Company's maximum exposure associated with Nano Terra and NT Life is limited to cash contributions made.

        Additionally, future licensing and royalty fees to NT Life and Surface Logix are based on the achievement of certain milestones relative to achieving ANDA approvals, net sales and sublicense revenues. No milestones or sales were achieved as of March 31, 2016 and December 31, 2015.

Dyax Corp.

        On July 22, 2011 the Company entered into a license agreement with Dyax Corp. ("Dyax") for the rights to use the Dyax Antibody Libraries, Dyax Materials and Dyax Know-How (collectively "Dyax Property"). Unless otherwise terminated, the agreement is for a term of four years. The agreement includes the world-wide, non-exclusive, royalty-free, non-transferable licenses to be used in the research field, without the right to sublicense. Additionally, the Company has the option to obtain a sublicense for use in the commercial field if any research target is obtained. The Company was required to pay Dyax $600,000 upon entering into the agreement and $300,000 annually to maintain the agreement. The initial payment was deferred and recorded as prepaid expense; $300,000 of which will be amortized over the term of the agreement, and $300,000 of which was amortized in a manner consistent with that of the annual payments. All subsequent annual payments will be and have been recorded as prepaid expense and amortized over the applicable term of one year.

        On September 13, 2012 the Company entered into a separate license agreement with Dyax whereby the Company obtained from Dyax the exclusive, worldwide license to use research, develop, manufacture and commercialize DX-2400 in exchange for payment of $500,000. All payments associated with this agreement were recorded as research and development expense at the time the agreement was executed.

        The DX-2400 license requires the Company to make additional payments contingent on the achievement of certain development milestones (such as receiving certain regulatory approvals and commencing certain clinical trials) and sales targets. None of these targets have been achieved and, as such, no assets or liabilities associated with the milestones have been recorded in the accompanying consolidated financial statements for the year ended December 31, 2015. The DX-2400 license also includes royalty payments commencing on the first commercial sale of any licensed product, which had not occurred as of March 31, 2016 andDecember 31, 2015.

Chiromics

        On November 18, 2011 the Company entered into a non-exclusive, royalty free license agreement with Chiromics Pharmaceuticals, Inc. ("Chiromics") for access to two chemical compound libraries for the research, discovery and development of biological and/or pharmaceutical products. The Company was required to pay $200,000 upon execution of the agreement and $150,000 following the delivery of each of the chemical compounds included within the related library. The Company is additionally required to make quarterly payments of $200,000 for the eight quarters following delivery of all

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

10. License Agreements (Continued)

compounds; such payments were expensed in those quarters. The payable balance associated with these agreements is $500,000, $500,000 and $600,000 at March 31, 2016, December 31, 2015 and 2014, respectively.

Concordia

        On December 16, 2011, the Company purchased certain intellectual property rights and associated contractual rights and obligations from Concordia Pharmaceuticals, Inc. ("Concordia") for $500,000. The contractual rights include contingent payments by the Company to Concordia for certain developmental milestones (such as receiving certain government approvals and commencing certain clinical trials) and sales targets. The Company additionally acquired a sublicense which includes contingent payments to the Company by a sublicensee for certain developmental milestones (such as receiving certain government approvals and commencing certain clinical trials) and sales targets. None of these targets have been achieved, as such no assets or liabilities associated with the milestones have been recorded in the accompanying consolidated financial statements as of March 31, 2016 and December 31, 2015.

        In May 2016, the Company entered into a mutual termination agreement with Concordia. All rights and licenses granted under the agreement were immediately terminated and shall revert to the party granting such rights.

EffRx

        On March 12, 2014 the Company entered into a development and license agreement with EffRx Pharmaceuticals S.A. ("EffRx") for the development of effervescent formulations of certain pharmaceutical products. Under the agreement the Company will reimburse EffRx for developmental expenditures on a cost plus basis and is contingently obligated to make additional payments upon the achievement of certain developmental milestones and royalty payments upon any future sales. The Company paid EffRx $500,000 in consideration for certain licenses and intellectual property rights granted to the Company for use in the development and license agreement at the time the agreement was executed, which was recorded as research and development expense during 2014.

        The agreement includes contingent payments by the Company to EffRx for certain developmental milestones (such as receiving certain government approvals) and sales targets. None of these targets have been achieved, as such; no assets or liabilities associated with the milestones have been recorded in the accompanying consolidated financial statements as of March 31, 2016 and December 31, 2015. This agreement was mutually terminated on April 6, 2016.

Zydus

        In June 2008, the Company entered into an asset purchase agreement with Zydus Pharmaceuticals USA, Inc. and Cadila Healthcare Limited where the Company purchased all of Zydus' rights, title and interest to high dosages of ribavirin. Under the terms of the agreement, the Company paid a one-time purchase price of $1.1 million. The Company is required to pay a royalty based on net sales of products in the low twenty percents, subject to specified reductions and offsets.

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

10. License Agreements (Continued)

        In June 2008, the Company also entered into a non-exclusive patent license agreement with Zydus, under which Zydus granted to the Company a non-exclusive, royalty free, fully paid up, non-transferable license under certain Zydus patent rights related to ribavirin. This agreement will expire upon the expiration or termination of a specific licensed patent. Either party may terminate the agreement for any material breach by the other party that is not cured within a specified time period or upon the bankruptcy or insolvency of the other party.

        The Company recorded royalty expense of $2.7 million and $6.5 million for the years ended December 31, 2015 and 2014, respectively, and $0.4 million and $0.6 million for the three months ended March 31, 2016 and 2015, respectively.

Jinghua

        In November 2015, the Company entered into a license agreement with Jinghua Pharmaceutical Group. Under this agreement, the Company granted to Jinghua an exclusive, royalty-bearing, sublicensable license under certain of its intellectual property and know-how to use, develop, manufacture, and commercialize certain monoclonal antibodies in China, Hong Kong, Macau and Taiwan.

        In partial consideration for the rights granted to Jinghua under the agreement, the Company received an upfront payment of $10.0 million in the form of an equity investment in Class E units of the Company. The Company is eligible to receive from Jinghua a royalty equal to a percentage of net sales of product in the territory in the low ten percents. In addition to such payments, the Company is eligible to receive milestone payments for the achievement of certain development milestones, totaling up to $40.0 million. The Company earned a $2.0 million milestone payment in March 31, 2016, which was recorded as license and other revenue during the three months ended March 31, 2016. The Company is also eligible to receive a portion of sublicensing revenue from Jinghua ranging from the low ten percents to the low thirty percents based on the development stage of a product.

        The Company's agreement with Jinghua will continue on a product-by-product and country-by-country basis until the later of ten years after the first commercial sale of the product in such country or the date on which there is no longer a valid claim covering the licensed antibody contained in the product in such country. Either party may terminate the agreement for any material breach by the other party that is not cured within a specified time period or upon the bankruptcy or insolvency of the other party.

Camber Pharmaceuticals, Inc.

Tetrabenazine

        In February 2016, the Company entered into a supply and distribution agreement with Camber Pharmaceuticals, Inc. ("Camber") for the purposes of marketing, selling and distributing tetrabenazine, a medicine that is used to treat the involuntary movements (chorea) of Huntington's disease. The initial term of the agreement is twelve months. Under the agreement, the Company will obtain commercial supplies of tetrabenazine and will distribute tetrabenazine through its existing sales force and commercial network. The Company will pay Camber a contracted price for supply of tetrabenazine and

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

10. License Agreements (Continued)

will retain 100% of the revenue generated from the sale of tetrabenazine. No meaningful revenue has been generated nor has any significant purchases been made from this agreement as of March 31, 2016.

11. Unit-based Compensation

2011 Equity Incentive Plan—Options

        The 2011 Equity Incentive Plan was adopted in July 2011. Under this plan, the Board of Managers may grant unit-based awards to employees, officers, directors, managers, consultants and advisors. The plan was amended on November 7, 2013 to authorize the grant of an amount of options to purchase Class A units equal to 7.5% of the outstanding class A units calculated on a fully diluted basis. As of March 31, 2016 and December 31, 2015 the number of additional units available for grant was 3,003,961 and 2,715,099, respectively. The Board of Managers has the authority, in its discretion, to determine the terms and conditions of any option grant, including the vesting schedule.

        All options outstanding as of March 31, 2016 and December 31, 2015 will vest ratably through 2018. Total unrecognized compensation expense related to unvested unit options granted under the Company's unit-based compensation plan was $17.3 million and $18.6 million at March 31, 2016 and December 31, 2015, respectively. That expense is expected to be recognized over a weighted average period of 1.9 years and 2.1 years as of March 31, 2016 and December 31, 2015, respectively. The Company recorded unit-based option compensation expense under the 2011 Equity Incentive Plan of $10.3 million and $4.5 million for the years ended December 31, 2015 and 2014, respectively, and $3.0 million and $2.3 million for the three months ended March 31, 2016 and 2015, respectively.

        In January 2015, the compensation committee of our board of managers approved the amendments of all outstanding option awards under the 2011 Equity Incentive Plan that have an exercise price above $6.00 per unit to adjust the exercise price per unit to $6.00 per unit (Note 4), the estimated fair value of the Company as of October 31, 2014. The awarded options have the same vesting schedule as the original award. The amendment to the option awards resulted in a modification charge of $1.1 million, of which $668,000 was expensed immediately during the first quarter of 2015 and the remaining amount will be recognized over the vesting periods of each award. These vesting periods range from one to two years.

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

11. Unit-based Compensation (Continued)

        The following table summarizes information about unit options outstanding at March 31, 2016, December 31, 2015 and 2014:

	Options Outstanding				Options Exercisable
	Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)	Units	Weighted Average Exercise Price
Balance December 31, 2013	3,836,910	$8.90	9.19	$—	814,572	$5.61

Granted	1,529,000	6.32
Exercised	(8,505)	6.05
Forfeited	(760,443)	9.03

Balance December 31, 2014	4,596,962	$8.02	8.63	$—	1,731,137	$7.77

Granted	7,506,583	5.78
Exercised	(5,011)	5.96
Forfeited	(1,142,931)	6.01

Balance December 31, 2015	10,955,603	$5.75	8.72	$—	2,475,031	$5.85

Granted	—	—
Exercised	(6,700)	5.61
Forfeited	(181,352)	5.70

Balance March 31, 2016	10,767,551	$5.75	8.59	$—	2,787,043	$5.88

        The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value calculated as the difference between the fair value of the Company's Class A membership units at March 31, 2016 ($5.00 per unit; Note 4) and the exercise price, multiplied by the related in-the-money options that would have been received by the option holders had they exercised their options at the end of the fiscal year. This amount changes based on the fair value of the Company's membership units. There were 6,700 options exercised during the first three months of 2016 that were not in-the-money. There were 5,011 options exercised during 2015 that were in-the-money, with an aggregate intrinsic value at time of exercise of $4,800 and 7,822 options exercised during 2014 that were in-the-money, with an aggregate intrinsic value at time of exercise of $7,000.

        No options were granted during the first three months of 2016. The weighted-average fair value of the stock option awards granted to employees, officers, directors, and advisors was $3.18 and $4.33 in 2015 and 2014, respectively, and was estimated at the date of grant using the Black-Scholes option-pricing model and the assumptions noted in the following table:

	2015	2014
Expected Volatility	77.23% - 93.85%	58.70% - 93.94%
Risk-free interest rate	1.54% - 1.93%	1.73% - 1.81%
Expected life	5.2 - 6.0 years	5.5 - 6.0 years
Expected dividend yield	0%	0%

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

11. Unit-based Compensation (Continued)

        In December 2014, the Board of Managers approved an option grant to the chief executive officer with an exercise price of $6.00 to purchase a number of units equal to 5% of the total issued and outstanding units of the Company (after, in the event of an initial public offering ("IPO"), giving effect to the exercise and conversion of certain exercisable and convertible securities and after giving effect to consummating the Company's IPO) calculated on the earliest to occur of 1) a sale of the Company, 2) the date on which the Company consummates an IPO and 3) the date the key employee ceases to be a service provider to the Company. This option grant was issued in March 2015 when the terms of the agreement were finalized. Since the grant was contingent on a liquidity event, a grant date had not been established and therefore no compensation expense was initially recorded.

        In December 2015, the option agreement entered into with the Company's Chief Executive Officer was replaced in its entirety by an option agreement dated December 31, 2015 so that the number of units is set to 5,000,000 unit options valued at $15.2 million which will be recognized as compensation expense over the vesting term. These units under this option agreement were issued outside of the 2011 Equity Incentive Plan. The Company expensed $2.1 million and $5.1 million during the first three months of 2016 and fourth quarter of 2015, respectively, and the remaining amount will be recognized ratably through August 2017. The options vest 1/3 at the grant date, 1/3 in August 2016 and 1/3 in August 2017. While the awards vest over this term they are not exercisable until the occurrence of the Calculation Date. The Calculation Date is defined as the earliest to occur of 1) a sale of the Company (as defined in the Company's second amended and restated limited liability company agreement dated as of June 27, 2014), 2) the date on which the Company consummates an IPO and 3) the date the key employee ceases to be a service provider to the Company.

2014 Long-term Incentive Plan ("LTIP")

        The LTIP was adopted in May 2014 and amended in December 2014. Under the LTIP, the Board of Managers may grant up to 10% of the equity value of the Company including the following types of awards:

  •
  Equity Appreciation Rights Units ("EAR units") whereby the holder would possess the right to a payment equal to the appreciation in value of the designated underlying equity from the grant date to the determination date. Such value is calculated as the product of the excess of the fair market value on the determination date of one EAR unit over the base price specified in the grant agreement and the number of EAR units specified by the award, or, when applicable, the portion thereof which is exercised.

  •
  Performance Awards which become payable on the attainment of one or more performance goals established by the Plan Administrator. No performance period shall end prior to an Initial Public Offering ("IPO") or Change in Control (the "Determination Date").

        The Board of Managers has the authority, at its discretion, to determine the terms and conditions of any LTIP grant, including vesting schedule.

        Certain key employees were granted a total of 1,250 EAR units and 8,500 EAR units with a base price of $6.00/unit, expiring 10 years from the grant date (the "Award") during 2015 and 2014, respectively. Each unit entitles the holder to a payment amount equal to 0.001% of the fair market value of all of the outstanding equity in the Company on a fully diluted basis assuming the exercise of

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

11. Unit-based Compensation (Continued)

all derivative securities as of the Determination Date. The number of EAR units shall be adjusted to equal a certain percentage of the Company's outstanding common equity securities determined on the first trading date following the Determination Date.

        The EAR units vest based on the earlier of (a) the expiration date if an IPO is consummated on or before that date or (b) the date of a change in control that occurs after the submission date of a Form S-1 registration statement to the SEC but prior to the expiration date. The EAR units also vest upon achieving certain predetermined stock price targets subject to continuing service through the date of the Form S-1 submission. The payment amount with respect to the holder's EAR units will be determined using the fair market value of the common stock on the trading date immediately preceding the settlement date. Each payment under the Award will be made in a lump sum and is considered a separate payment. The Company reserves the right to make payment in the form of common stock following the consummation of an IPO or in connection with a change in control, subject to the terms of the LTIP. Any settlement in the form of common stock will be limited to a maximum share allocation. The holder has no right to demand a particular form of payment.

        A total of 9,750, 9,750 and 8,500 units were granted under the LTIP at March 31, 2016, December 31, 2015 and December 31, 2014, respectively. The liability and associated compensation expense for this award will not be recognized until an IPO or change of control is consummated. No compensation expense has been recorded under the LTIP through March 31, 2016 and December 31, 2015.

Warrants

        The following table summarizes information about warrants outstanding at March 31, 2016, December 31, 2015 and December 31, 2014:

	Warrants	Weighted average exercise price
Balance December 31, 2013	4,620,139	$12.62

Granted	—	—
Exercised	—	—
Forfeited	—	—

Balance December 31, 2014	4,620,139	$11.10

Granted	—	—
Exercised	—	—
Forfeited	—	—

Balance December 31, 2015	4,620,139	$11.10

Granted	—	—
Exercised	—	—
Forfeited	—	—

Balance March 31, 2016	4,620,139	$11.10

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

11. Unit-based Compensation (Continued)

        As of March 31, 2016, December 31, 2015 and December 31, 2014, 2,287,948 warrants have an exercise price of (i) $9.50 until the Company's initial public offering and (ii) from and after the Company's initial Public Offering, the lesser of (x) $9.50 and (y) 85% of the per Class A Unit price in such initial public offering. The table above reflects an exercise price of $9.50 per unit.

        In conjunction with 2015 Credit Agreement, warrants to purchase $6.3 million of Class A units were issued to two lenders, which are not reflected in the table above as the number of warrants to be issued is not determinable.

12. Short-term Accrued Expenses

        Short-term accrued expenses as of March 31, 2016, December 31, 2015 and 2014 include the following (in thousands):

	March 31,	December 31,	December 31,
	2016	2015	2014
Commission payable	$2,695	$2,820	$2,373
Accrued bonus	321	362	1,413
Severance	1,404	578	96
Other compensation and benefits	1,068	956	1,201
Purchase commitment	—	—	3,442
Financing costs	1,250	1,250	—
Threatened litigation	10,350	10,377	—
Royalty arrangements	5,517	2,777	1,224
Other	4,013	3,100	1,835

Total accrued expenses	$26,618	$22,220	$11,584

Commission Payable

        In November 2015, the Company entered into an agreement with a lender whereby the Company borrowed $15.0 million under the Second-Lien Convert and incurred a $600,000 commission fee with a third party, of which $300,000 is payable in cash and is accrued for at March 31, 2016 and $300,000 is payable in Class A units with a fair value of $125,000, which was settled through the issuance of 25,000 Class A units in February 2016.

        During 2015, the Company raised $873,000 in gross proceeds, $833,000 net of $40,000 in transaction costs, through the issuance of 75,875 Class E units. As of December 31, 2015, $40,000 remains in accrued liabilities relating to commissions to third parties for Class E raises during 2015.

        During 2014, the Company raised $39.5 million in gross proceeds, $36.4 million net of $3.1 million in transaction costs, through the issuance of 3,438,984 Class E units. Of the $3.1 million in transaction costs, $2.4 million remains in accrued liabilities as of December 31, 2015 and 2014 relating to commissions to third parties for Class E raises during 2014.

        On January 30, 2014 the Company entered into an agreement to settle an obligation with a book value of $8.2 million as of December 31, 2013 for $7.2 million. The resulting gain of $1.0 million was

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

12. Short-term Accrued Expenses (Continued)

recognized in the first quarter of 2014. To satisfy the obligation, the Company issued 47,081 Class A membership units with an estimated value of $530,000 and the remaining $6.7 million was settled in cash.

Accrued Bonus

        Accrued bonus balances represent anticipated bonus compensation to be paid to employees resulting from past services performed.

Severance

        Severance balances represent contractual compensation to be paid to former employees, a significant portion of which relates to the separation agreement with Dr. Samuel D. Waksal.

Separation Agreement with Dr. Samuel D. Waksal

        Dr. Samuel D. Waksal founded our company in October 2010 and, until August 2014, was the chairman of the Company's board of managers and the Company's Chief Executive Officer. In August 2014, he stepped down as the Company's Chief Executive Officer and became the Company's Chief of Innovation, Science and Strategy. In July 2015, Dr. Samuel D. Waksal resigned as chairman of the Company's board of managers.

        Effective as of February 8, 2016, Dr. Samuel D. Waksal resigned from all positions with the Company and is no longer employed by the Company in any capacity. The Company does not intend for Dr. Samuel D. Waksal to become an employee, provide any ongoing consulting services or rejoin the Board of Directors.

        In connection with his resignation, the Company entered into a separation agreement with Dr. Samuel D. Waksal terminating his employment with the Company and providing that he shall perform no further paid or unpaid services for the Company whether as employee, consultant, contractor or any other service provider. The principal provisions of the separation agreement are summarized below.

Severance and Other Payments

        The Company has agreed to make a series of payments (all subject to withholding taxes) to Dr. Samuel D. Waksal, some of which are contingent, structured as follows:

  •
  a $3.0 million severance payment, of which the first $1.0 million will be payable during the first year after February 8, 2016, with the remaining $2.0 million to be payable during the two years commencing with the first anniversary of the start of payments of the first $1.0 million. Severance expense totaling $3.1 million, including the cost of Company-paid medical benefits, was recorded during the first quarter of 2016 as these payments are probable and estimable. As of March 31, 2016, $1.1 million is recorded as accrued expense and $1.9 million is recorded as other long-term liabilities;

  •
  supplemental conditional payments of up to $6.75 million in the aggregate that are payable in 2017 ($2.25 million), 2018 ($2.25 million) and 2019 ($2.25 million) if specified benchmarks

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

12. Short-term Accrued Expenses (Continued)

    related to the valuation of the Company implied by the public offering price, the net proceeds to the Company from this offering and the Company's equity market capitalization on specified dates are achieved and subject to the Company having cash and cash equivalents less payables of $50 million or more on the dates when the Company makes those payments. These conditional payments, although estimable, are not probable at March 31, 2016 as the Company is not able to determine if or when these benchmarks related to the valuation of the Company will be achieved. The Company has not recorded any expense related to these conditional payments at March 31, 2016 and will continue to evaluate the probability of these conditional payments;

  •
  an amount equal to five percent (up to a maximum of $15 million) of any cash received by the Company or guaranteed cash payments (as defined) payable to the Company pursuant to the first three business development programs that the Company enters into on or before February 8, 2019 to research, develop, market or commercialize the Company's ROCK2 program or the Company's immuno-oncology program. For purposes of the separation agreement, ROCK2 program is defined to mean pathways involving ROCK2 or other pathways effecting autoimmunity, fibrosis, cancer or neurodegenerative diseases; immunooncology program is defined to mean antibodies or small molecules involved in inducing the immune system to make an anti-tumor response; and guaranteed cash payments is defined to mean payments to the Company of cash contractually provided for pursuant to an agreement entered into by the Company with respect to a business development program, which payments are not subject to the Company's meeting any milestones or thresholds. If the aggregate cash and guaranteed cash payments received by the Company pursuant to any business development program exceed $800 million before the completion of this offering, the equity market capitalization requirements that must be met for Dr. Waksal to earn the supplemental payments of up to $6.75 million described above shall be deemed fulfilled, regardless of the Company's equity market capitalization at the applicable time. These conditional payments are not estimable or probable at March 31, 2016 as the Company is not able to determine if or when the Company will enter into these business development programs. The Company has not recorded any expense related to these conditional payments at March 31, 2016 and will continue to evaluate the probability of these conditional payments.

LTIP Award

        With regard to the award of 5,000 EAR units granted to Dr. Samuel D. Waksal in December 2014, the separation agreement provides that:

  •
  by virtue of his separation from the Company, Dr. Waksal acknowledges that he is no longer entitled to vesting at December 16, 2024 based on the occurrence of an initial public offering on or before that date and continued service through that date;

  •
  the service component included in the vesting condition related to the occurrence of a change of control after an initial public offering but before December 16, 2024 is now satisfied;

  •
  the service component included in the vesting condition related to the occurrence of a 333% increase in the fair market value of each EAR unit from the $6.00 grant price per unit before December 16, 2024 is now satisfied; and

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

12. Short-term Accrued Expenses (Continued)

  •
  Dr. Waksal's EAR units shall not be subject to forfeiture, termination or recapture payment for violation of the restrictive covenants contained in the 2014 LTIP.

        The liability and associated compensation expense for this award will not be recognized until an IPO or change of control is consummated. No compensation expense has been recorded under the LTIP award through March 31, 2016.

Lock-up Agreement

        Dr. Samuel D. Waksal has agreed to enter into a 180-day lock-up agreement in connection with this offering. If requested by the managing underwriters in any subsequent offering at the time of which Dr. Waksal owns five percent or more the Company's common stock, he will enter into a lock-up agreement for a period not to exceed 90 days and in the form customarily requested by the managing underwriters for that offering (subject to mutually agreed exceptions), so long as other equityholders enter into substantially similar lock-up agreements. If any of our equityholders that signs a lock-up agreement is released from its provisions by the managing underwriters, Dr. Waksal will also be released from his lock-up agreement.

Covenants

        The separation agreement contains customary non-solicitation, non-competition and non-disparagement provisions that continue in effect until February 8, 2019. In addition, Dr. Samuel D. Waksal agrees to make himself available, at the Company's expense, to assist the Company in protecting its ownership of intellectual property and in accessing his knowledge of scientific and/or research and development efforts undertaken during his employment with the Company.

Releases

        The separation agreement provides for mutual releases by the parties and related persons of all claims arising out of Dr. Samuel D. Waksal's relationship with the Company as employee, founder, investor, member, owner, member or Chairman of the Board, Chief Executive Officer, or officer.

Purchase Commitment

        As of December 31, 2014, the Company had a liability for previously purchased Infergen inventory. This liability is payable in Euros and, as such, is subject to exchange rate fluctuations. The underlying inventory has been fully reserved for as the Company has discontinued the sale of Infergen product and divested the worldwide property rights (Note 10). The Company repaid this liability in full in December 2015.

Financing Costs

        As consideration for the amendment to the Company's 2013 convertible debt, if a qualified IPO, defined as a public offering of the Company's equity interests with gross proceeds to the Company of at least $75.0 million, has not been completed on or prior to March 31, 2016, the Company agreed to pay an amendment fee equal to $1.3 million to be allocated among the lenders. This fee was accrued at

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

12. Short-term Accrued Expenses (Continued)

March 31, 2016 and December 31, 2015, and subsequently paid in April 2016 through the issuance of 108,696 Class E Membership Units, as the Company did not complete a qualified IPO by March 31, 2016.

Threatened Litigation

        During 2015, the Company received a demand for the issuance of additional equity under a letter agreement with a third party that was entered into in November 2014. The Company is currently negotiating a settlement and estimates the settlement to be approximately 900,000 Class E Membership Units, which has been expensed to selling, general and administrative expense in September 2015. The fair value of such Class E Units is approximately $10.4 million.

Royalty Arrangements

        The Company has contracts with third parties, which require the Company to make royalty payments based on the sales revenue of the products specified in the contract. The Company records royalty expense as the associated sales are recognized, and classifies such amounts as selling, general and administrative expenses in the accompanying consolidated statements of operations. Royalty payable was $5.5 million, $2.8 million and $1.2 million at March 31, 2016, December 31, 2015 and 2014, respectively. These royalties are generally paid quarterly. Royalty expense was $2.7 million and $6.5 million for the years ended December 31, 2015 and 2014, respectively, and $0.4 million and $0.6 million for the three months ended March 31, 2016 and 2015, respectively. Approximately $4.9 million and $2.0 million at March 31, 2016 and December 31, 2015, respectively, of the royalty payable is the prepaid royalty that will have to be refunded to the Company's commercial partner (Note 5).

13. 401(k) Profit-Sharing Plan

        In October 2011, the Company began sponsoring a qualified Tax Deferred Savings Plan (401(k)) for all eligible employees of the Company and its subsidiaries. Participation in the plan is voluntary. Participating employees may defer up to 75% of their compensation up to the maximum prescribed by the Internal Revenue Code. The Company has an obligation to match non-highly compensated employee contributions of up to 6% of deferrals and also has the option to make discretionary matching contributions and profit sharing contributions to the plan annually, as determined by the Company's Board of Managers. The plan's effective date is October 1, 2011 and incorporates funds converted from the Kadmon Pharmaceuticals Profit Sharing Plan.

        The Company expensed employer matching contributions of $131,000 and $92,000 for the three months ended March 31, 2016 and 2015, respectively, and $277,000 and $373,000 for the years ended December 31, 2015 and 2014, respectively. The Company made disbursements of $380,000 for the three months ended March 31, 2015 related to the 2014 employer matching contributions. The Company made disbursements of $380,000 and $342,000 for the years ended December 31, 2015 and 2014, respectively. The Company typically disburses employer matching contributions during the first quarter following the plan year, however the 2015 employer matching contribution is expected to be funded during the second quarter of 2016.

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

14. Commitments

Lease Commitments

        The Company has three primary operating locations which are occupied under long-term leasing arrangements. In October 2010, Kadmon Corporation entered into a corporate headquarters and laboratory lease in New York, New York, expiring in February 2021 and opened a secured letter of credit with a third party financial institution in lieu of a security deposit for $2.0 million. Since inception there have been four amendments to this lease agreement, which have altered office and laboratory capacity and extended the lease term through October 2024. Rental expense for this lease amounted to $6.2 million and $5.5 million for the years ended December 31, 2015 and 2014, respectively, and $1.2 million for each of the three months ended March 31, 2016 and 2015. During future years, the base rent amount associated with these premises will increase 3.5% annually. The Company has the ability to extend portions of the lease on the same terms and conditions as the current lease, except that the base rent will be adjusted to the fair market rental rate for the building based on the rental rate for comparable space in the building at the time of extension.

        The Company is party to an operating lease in Warrendale, Pennsylvania (Kadmon Pharmaceuticals headquarters and distribution center), which expires on September 30, 2019, with a five-year renewal option. Rental payments under the renewal period will be at market rates determined from the average rentals of similar tenants in the same industrial park. Rental expense for this lease was $603,000 and $594,000 for the years ended December 31, 2015 and 2014, respectively, and $143,000 and $159,000 for the three months ended March 31, 2016 and 2015, respectively.

        In August 2015, the Company entered into an office lease agreement in Cambridge, MA (the Company's new clinical office) effective January 2016 and expiring in June 2023. The Company opened a secured letter of credit with a third party financial institution in lieu of a security deposit for $91,000. Rental expense for this lease was $87,000 for the three months ended March 31, 2016. No rent expense was incurred for this lease during the three months ended March 31, 2015.

        Future minimum rental payments under noncancellable leases are as follows (in thousands) as of December 31, 2015:

Year ending December 31,	Amount
2016	$5,407
2017	5,671
2018	5,782
2019	5,782
2020	5,430
Thereafter	21,795

Total	$49,867

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

14. Commitments (Continued)

Licensing Commitments

        The Company has entered into several license agreements for products currently under development (Note 10). Firm payment commitments under those agreements are as follows (in thousands) as of December 31, 2015:

Year ending December 31,	Amount
2016	144
2017	175
2018	163
2019	160
2020	160
Thereafter	160

Total	$962

        The Company has commitments of $2.0 million annually until the date of the first sale of the drug PH906, licensed from Yale University, that are not included in the table above (Note 10).

        The Company may be obligated in future periods to make additional payments, which would become due and payable only upon the achievement of certain research and development, regulatory, and approval milestones. The specific timing of such milestones cannot be predicted and depends upon future discretionary clinical developments as well as regulatory agency actions which cannot be predicted with certainty (including action which may never occur). These additional contingent milestone payments aggregate to $1.1 billion. Any payments made prior to FDA approval will be expensed as research and development. Payments made after FDA approval will be capitalized.

        Further, under the terms of certain licensing agreements, the Company may be obligated to pay commercial milestones contingent upon the realization of sales revenues and sublicense revenues. Due to the long-range nature of such commercial milestones, they are neither probable at this time nor predictable, and consequently are not included in the additional contingent milestone payment amount.

Employment Agreements

        Certain employees have agreements which provide for minimum payouts in the event that the Company consummates an initial public offering, defined as the sale of shares in an underwritten public offering, or conduct a sale of the Company. Two former employees of the Company will receive $1.25 million each upon the consummation of an initial public offering and the amount of compensation due to others as a result of these events is contingent upon the valuation of the Company at the time of the transaction. Certain employment agreements also provide for routine severance compensation. The Company has recorded a current liability for such agreements of $3.3 million, which is primarily attributable to the severance expense recognized in connection with the resignation of Dr. Samuel D. Waksal, $0.6 million and $0.1 million at March 31, 2016, December 31, 2015 and 2014, respectively (Note 12).

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

15. Contingencies

        The Company is subject to various legal proceedings that arise from time to time in the ordinary course of its business. Although the Company believes that the various proceedings brought against it, are without merit, and that it has adequate product liability and other insurance to cover any claims, litigation is subject to many factors which are difficult to predict and there can be no assurance that the Company will not incur material costs in the resolution of legal matters. Should the Company determine that any future obligations will exist, the Company will record expense equal to the amount which is deemed probable and estimable.

Legal Proceedings

The Rosenfeld Litigation

        On February 3, 2014, Dr. Steven Rosenfeld filed a lawsuit in the Supreme Court of the State of New York, New York County against Joel Schreiber, Dr. Samuel D. Waksal, Kadmon Capital, LLC and Kadmon Corporation, LLC alleging that Dr. Waksal, our former Chief of Innovation, Science and Strategy and former Chairman and Chief Executive Officer, engaged Dr. Rosenfeld and co-defendant Mr. Schreiber to raise funds for a new venture involving Kadmon Holdings, LLC in exchange for equity interests. Dr. Rosenfeld further alleges that, pursuant to an introduction that he facilitated, Dr. Waksal, Kadmon Capital, LLC and Kadmon Corporation, LLC (Kadmon Defendants) raised debt and equity financing, and Dr. Rosenfeld has not received the equity interests to which he is entitled. The lawsuit contains two claims, breach of contract and quantum meruit (a demand for a reasonable sum of money to be paid for services rendered or work done when the amount due is not stipulated in a legally enforceable contract). The Company's motion to dismiss Mr. Rosenfeld's second amended complaint was denied and that decision was affirmed on appeal by the Appellate Division First Department. The parties are proceeding in discovery. The Company believes that the claims have no merit and intends to vigorously defend this action. As it is not probable, and not reasonably possible, that the Company will have an unfavorable outcome in this matter, no accrual for any potential loss related to this litigation has been recognized as of March 31, 2016.

The Belesis Litigation

        In June 2015, a complaint was filed in the Southern District of New York by Anastasios Thomas Belesis (the former head of John Thomas Financial, Inc.) ("Tommy Belesis"), and ATB Holding Company, LLC, (together with Tommy Belesis, "Belesis") against the Company and its Subsidiaries, and certain executives thereof. The complaint alleges that there was an agreement in August 2010 for Dr. Samuel Waksal to personally convey an amount of the Company's units to Belesis; that in June 2012, there was a proposal to void the transfer of the Company's units in exchange for $15 million at a liquidity event, which Belesis accepted; and that to date, Belesis has not been paid the $15 million or any such Company units. Defendants' motion to dismiss was filed on September 17, 2015. Plaintiffs' opposition was filed on October 1, 2015 and Defendants' reply papers were filed on October 8, 2015. The Company believes that the claims have no merit and intends to vigorously defend this action. No accrual for any potential loss related to this litigation has been recognized as of March 31, 2016.

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

16. Concentrations

Major Customers

        Sales to two major customers aggregate to approximately 31% of the Company's net sales for the year ended December 31, 2015. Net accounts receivable from these customers totaled $565,000 and $597,000 at December 31, 2015 and 2014, respectively. Sales to one major customer aggregated to approximately 20% of the Company's net sales for the year ended December 31, 2014. Net accounts receivable from this customer totaled $522,000 and $367,000 at December 31, 2015 and 2014, respectively.

        Sales to two major customers aggregate to approximately 47.2% and 37.9% of the Company's net sales for the three months ended March 31, 2016 and 2015, respectively. Net accounts receivable from these customers totaled $1.9 million at March 31, 2016.

Major Suppliers

        Due to requirements of the U.S. Food and Drug Administration and other factors, the Company is generally unable to make immediate changes to its supplier arrangements. Manufacturing services related to each of the Company's pharmaceutical products are primarily provided by a single source. The Company's raw materials are also provided by a single source for each product. Management attempts to mitigate this risk through long-term contracts and inventory safety stock.

17. Related Party Transactions

        As of March 31, 2016 and December 31, 2015 Kadmon I holds approximately 66% of the total outstanding Class A membership units of Kadmon Holdings (Note 4). The sole manager of Kadmon I is an executive officer of the Company. Kadmon I has no special rights or preferences in connection with its investment into Kadmon Holdings, and has the same rights as all other holders of Kadmon Holdings Class A membership units.

        In October 2011, Dr. Samuel D. Waksal, a former employee (the former Chairman and CEO) of the Company, issued an equity instrument for which the underlying value is based on Class A membership units and is redeemable for cash upon the occurrence of a liquidity event. The liability was recorded based on fair value of the instrument on the issuance date and is subsequently marked to market using a Black-Scholes calculation. The total liability for this instrument was $15,000, $69,000 and $275,000 at March 31, 2016, December 31, 2015 and 2014, respectively (Note 7).

        During 2014 the chief executive officer and member, a family member of the chief executive officer and member and an executive officer provided the Company with short-term, interest-free loans to meet operating obligations. During this time the maximum amount which was outstanding in the aggregate was $3.5 million and was recorded as a related party loan on the Company's balance sheet. As of December 31, 2014, $3.0 million was outstanding to the chief executive officer and member and $500,000 was outstanding to a family member of the chief executive officer and member. The $500,000 related party loan with a family member of the chief executive officer and member was settled in January 2015 through the issuance of 43,478 Class E, Series E-1 units. As of March 31, 2016 and December 31, 2015, the $3.0 million related party loan with the chief executive officer and member is still outstanding and is expected to be settled during 2016.

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

17. Related Party Transactions (Continued)

        In April 2015, the Company executed several agreements which transferred the Company's ownership of KGT to MeiraGTx, a wholly-owned subsidiary of the Company. The execution of all these agreements resulted in a 48% ownership in MeiraGTx by the Company, or a $24 million equity investment at the time of the initial transaction (Note 10).

        In July and August 2015, a family member of the chief executive officer and member provided the Company with interest-free loans totaling $2.0 million. The loans were repaid in full in August 2015.

18. Income Taxes

        The Company files a consolidated tax return for Kadmon Holdings, LLC and its domestic subsidiaries and the required information returns for its international subsidiaries, all of which are wholly owned. Where permitted, the Company files combined state returns, but in some instances separate company returns for certain subsidiaries on a stand-alone basis are required.

        For the period January 1, 2010 through September 15, 2010, Kadmon Pharmaceuticals was taxed as a partnership. The loss for this period was passed through directly to its partners and therefore was not included in calculating the net operating loss carryforward. On September 16, 2010, the Company made the election for Kadmon Holdings, LLC and all subsidiaries to be taxed as a corporation. The loss for the period (September 16, 2010 through December 31, 2010) was included in the calculation of the net operating loss and deferred tax benefit.

        The income tax provision consists of the following components (in thousands):

	For the Year Ended December 31,
	2015	2014
Current tax expense (benefit)
Federal	$—	$—
State	—	—

Total	$—	$—

Deferred tax expense (benefit)
Federal	$1	$16
State	(4)	(45)

Total	$(3)	$(29)

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

18. Income Taxes (Continued)

        The income tax expense differs from the expense that would result from applying federal statutory rates to loss before income taxes as follows (in thousands):

	For the Year Ended December 31,
	2015		2014
	Amount	Rate	Amount	Rate
Expected federal statutory income tax	$(51,480)	–35.00%	$(22,535)	–35.00%
State income taxes, net of federal benefits	(4,544)	–3.09%	(1,232)	–1.85%
Equity method investments	972	0.66%	—	—
Other	(6,486)	–4.41%	(4,155)	–6.92%
Valuation allowance	61,541	41.84%	27,951	43.82%

Income tax benefit	3	0.00%	29	0.05%

        Deferred income tax expense results primarily from the timing of temporary differences between the tax and financial statement carrying amounts of goodwill. The net deferred tax asset and liability in the accompanying consolidated balance sheets consists of the following components (in thousands):

	For the Year Ended December 31,
	2015	2014
Deferred tax assets
Net operating loss carryforward	$116,757	$89,983
Capitalized research and development	69,965	57,180
Organization costs	54	60
Depreciation	1,018	813
Intangibles	49,681	33,252
Inventory reserve	9,943	6,242

Total deferred tax assets	247,418	187,530

Deferred tax liability
Goodwill	(1,349)	(1,352)

Total deferred tax liability	(1,349)	(1,352)

Total deferred tax assets, net	246,069	186,178
Valuation allowance	(247,418)	(187,530)
Deferred tax liability	$(1,349)	$(1,352)

        As of December 31, 2015, the Company has unused federal and state net operating loss carryforwards of $303.4 million and $196.2 million, respectively, that may be applied against future taxable income. These carryforwards expire at various dates through December 31, 2035.

        The Company has fully reserved the deferred tax asset as it does not meet the applicable criteria of ASC 740. The change in deferred tax liability has been recognized as income tax benefit in the consolidated statements of operations for the years ended December 31, 2015 and 2014 and for the three months ended March 31, 2016 and 2015.

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

18. Income Taxes (Continued)

        The federal income tax return for the period of September 16, 2010 through December 31, 2010 was audited by the Internal Revenue Service during 2012 and early 2013. As a result of the audit, the Company's operating loss carryforwards were reduced by $1.4 million, which is reflected in the table above. The Company may be subject to income tax examinations by taxing authorities for all other activity since the inception of the Company.

19. Subsequent Events

Financing

        In June 2016, the Company raised $5.5 million in gross proceeds, with no transaction costs, through the issuance of 478,266 Series E-1 units. Dr. Harlan W. Waksal, the Company's President and Chief Executive Officer, certain entities affiliated with GoldenTree Asset Management LP, Bart M. Schwartz, the Company's Chairman of the Board of Managers, and D. Dixon Boardman, a member of the Company's Board of Managers. Managers subscribed for 86,957, 43,479, 21,740 and 21,740 Series E-1 units, respectively.

Exchange Agreements

        In June 2016, the Company entered into an exchange agreement with the holders of the approximately $75.0 million in aggregate principal amount of the convertible debt due June 17, 2018 ("Senior Convertible Term Loan"). In consideration of the payment of a make-whole fee, (i) $30,000,000 in aggregate principal amount of the Senior Convertible Term Loan will be exchanged for 30,000 shares of a newly created class of capital stock to be designated as 5% Convertible Preferred Stock and subject to a lock-up agreement; (ii) as to $25.0 million in aggregate principal amount of the Senior Convertible Term Loan, the Company will convert 100% of that principal amount into shares of the Company's common stock at a conversion price equal to 80% of the initial public offering price per share in the Company's initial public offering; and (iii) as to $20.0 million in aggregate principal amount of the Senior Convertible Term Loan, the Company will convert 125% of that principal amount into shares of the Company's common stock at a conversion price equal to the initial public offering price per share in the Company's initial public offering. The amount of the make-whole fee will be $7,967,614 plus $11,212 for each day after July 31, 2016 through and including the closing of the exchange agreement (assuming a closing on or before August 31, 2016). The make-whole fee will be paid through the issuance of shares of the Company's common stock at an issue price equal to 80% of the Company's initial public offering price per share. The Company expects to incur a substantial charge as a result of consummating the transactions contemplated by this agreement since the conversion price is equal to a discount to the Company's IPO price.

Second-Lien Convert

        In June 2016, the Company entered into an amendment to the Second-Lien Convert. Pursuant to the amendment and restatement of the terms of the Company's Second-Lien Convert, 100% of the outstanding balance under the outstanding Second-Lien Convert will be mandatorily converted into shares of the Company's common stock at a conversion price equal to 80% of the Company's initial public offering price per share. The Company expects to incur a substantial charge as a result of this mandatory conversion since the conversion price is equal to a discount to the Company's IPO price.

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

19. Subsequent Events (Continued)

Related Party Transactions

        In June 2016, the Company entered into an agreement with 72 KDMN Investments, LLC whereby the Company agreed to extend certain rights to 72 KDMN Investments, LLC which shall survive closing of the Company's IPO, including board of director designation rights and confidentiality rights, subject to standard exceptions. In addition, the Company agreed to provide 72 KDMN Investments, LLC with most favored nation rights which will terminate upon the closing of the Company's IPO.

Settlement of Threatened Litigation

        In June 2016, the Company entered into an agreement with Falcon Flight LLC and one of its affiliates in connection with a settlement of certain claims alleging breaches of a letter agreement between the Company and Falcon Flight LLC relating to a prior investment by Falcon Flight LLC and its affiliate in the Company's securities, which letter agreement was amended and restated as part of this settlement, which the Company refers to as the Falcon Flight Agreement. Subject to certain terms and conditions contained therein, the Falcon Flight Agreement provides Falcon Flight LLC and its affiliate with certain information rights, consent rights, and anti-dilution protections including the issuance of 1,061,741 additional Class E redeemable convertible membership units with a conversion price equal to any down-round price and a right to designate a member of the Company's board of managers or observer, among other things. The aforementioned rights will terminate upon the closing of the Company's IPO, except for indemnification of Falcon Flight LLC's board designee or observer, which survives termination. In addition, the Company agreed to provide Falcon Flight LLC with most favored nation rights which will terminate upon the closing of the Company's IPO and pay $800,000 to Falcon Flight LLC. The Company recorded an estimate for this settlement of approximately $10.4 million in September 2015 and will record an additional charge in June 2016 based on the excess of the fair value of this settlement over the $10.4 million previously expensed.

Legal Proceedings

        On July 25, 2016, Mr. Kevin Glodek filed and served a Summons with Notice against Kadmon Holdings, LLC and Kadmon Holdings, Inc., alleging fraud, misrepresentation, breach of contract, breach of the implied covenant of good faith and fair dealing, and unjust enrichment, for an amount of no less than $2.8 million with interest, plus costs and disbursements. The Company believes that the current claims arise out of a 2015 settlement agreement and release of an earlier litigation. At the time of that settlement, Mr. Glodek released all claims which he had against the Company. The Company believes that the settlement agreement is binding and that the current claim has no merit.

Unit-based compensation

        On July 13, 2016, the Compensation Committee of the Company's Board of Managers approved the amendment of all outstanding option awards issued under the Company's 2011 Equity Incentive Plan whereby, effective upon pricing of the Company's IPO, the exercise price (on a post-Corporate Conversion, post-split basis) will be adjusted to equal the price per share of the Company's common stock in the IPO. The amendment was made to the awards as the original exercise price will be substantially higher than the price of the Company's common stock in the IPO as a result of recent

Kadmon Holdings, LLC and Subsidiaries

Notes to consolidated financial statements (Continued)

(unaudited as of March 31, 2016 and for the three months ended March 31, 2016 and 2015)

19. Subsequent Events (Continued)

changes in the Company's capital structure to occur upon IPO. Options to purchase an aggregate of approximately 10.8 million shares of the Company's Class A units will be modified. Following this modification, the previously granted options will have the same vesting schedule as the original award and are modified on a one-for-one basis. The modification will result in a material charge, of which the incremental value of the previously vested portion of the awards will be expensed immediately and the remaining amount will be recognized over the remaining vesting periods of each award. These vesting periods range from one to three years.

        On July 13, 2016, the Compensation Committee of the Company's Board of Managers approved an option award for Dr. Harlan Waksal increasing the number of options (giving effect to the Corporate Conversion) subject to his original option grant. The number of shares subject to this option award shall equal the difference between the 5,000,000 options originally granted to Dr. Harlan Waksal and 5% of the Company's outstanding common equity determined on a fully diluted basis on the IPO date. The effective date of the new option award will be the IPO date. The exercise price per share of common stock subject to the new incremental options awarded will be equal to the IPO price per share of common stock at the IPO date. The option award will be subject to the same vesting schedule applicable to the original option grant such that all options awarded will vest on August 4, 2017. In consideration for the new option award, Dr. Waksal has committed to perform an additional year of service in connection with receipt of the additional option shares. In the event Dr. Waksal voluntarily terminates his employment prior to completion of this additional year of service, Dr. Waksal shall forfeit 25% of the additional options, or 25% of the aggregate additional option gain associated with the additional option shares in the event the options are exercised, as applicable. This modification will result in a material charge, of which the incremental value of the previously vested portion of the awards will be expensed immediately and the remaining amount of the unvested portion will be recognized over the additional year of service.

6,250,000 Shares

Kadmon Holdings, Inc.

Common Stock

PRELIMINARY PROSPECTUS

Joint Book-Running Managers
Citigroup	Jefferies

Lead Manager
JMP Securities

Manager
H.C. Wainwright & Co.

        Through and including                        , 2016 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    , 2016

[Alternate Page for Selling Stockholder Resale Prospectus]

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 26, 2016

PRELIMINARY PROSPECTUS

2,083,336 Shares

Kadmon Holdings, Inc.

Common Stock

        This prospectus relates to the offer for sale of 2,083,336 shares of common stock, par value $0.001 per share, by the existing holders of the securities named in this prospectus, referred to as selling stockholders throughout this prospectus. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders named in this prospectus.

        The distribution of securities offered hereby may be effected in one or more transactions that may take place on the New York Stock Exchange (NYSE), including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders. No sales of the shares covered by this prospectus shall occur until the shares of common stock sold in our initial public offering begin trading on the NYSE. Currently, there is no public market for our common stock. We have been authorized to list our common stock on the NYSE under the symbol "KDMN".

        The selling stockholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the Securities Act), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

        On                        , 2016, a registration statement under the Securities Act with respect to our initial public offering underwritten by Citigroup Global Markets Inc. and Jefferies LLC, as the underwriters, of $75.0 million of our common stock (or 6,250,000 shares of common stock assuming a $12.00 per share initial public offering price) was declared effective by the Securities and Exchange Commission. We received approximately $66.7 million in net proceeds from the offering (assuming no exercise of the underwriters' over-allotment option) after payment of underwriting discounts and commissions and estimated expenses of the offering.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 13.

        Neither the U.S. Securities and Exchange Commission (SEC) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2016.

[Alternate Page for Selling Stockholder Resale Prospectus]

SHARES REGISTERED FOR RESALE

Overview

        Pursuant to an exchange agreement entered into on June 8, 2016 with the holders of our Senior Convertible Term Loan, in consideration of the payment of a make-whole fee, (i) $30.0 million in aggregate principal amount of the Senior Convertible Term Loan held by the existing lenders will be exchanged for 30,000 shares of convertible preferred stock; (ii) as to $25.0 million in aggregate principal amount of our Senior Convertible Term Loan, we will convert 100% of that principal amount into shares of our common stock at a conversion price equal to 80% of the initial public offering price per share in this offering; and (iii) as to $20.0 million in aggregate principal amount of the Senior Convertible Term Loan, we will convert 125% of that principal amount into shares of our common stock at a conversion price equal to the initial public offering price per share in this offering, which shares will be eligible for resale by their holders pursuant to the Selling Stockholder Resale Prospectus. As of March 31, 2016, the outstanding balance of the Senior Convertible Term Loan was $74.4 million, which includes all accrued interest.

Registration Rights

        Pursuant to an amendment to the Senior Convertible Term Loan entered into on June 8, 2016, we entered into a registration rights agreement with the lenders of the Senior Convertible Term Loan. Under this registration rights agreement, we agreed to use our reasonable best efforts to register the resale of the shares of common stock issuable upon the conversion of $20.0 million in aggregate principal amount of the Senior Convertible Term Loan concurrently with the registration of our initial public offering and to keep the related registration statement continuously effective until all of the shares issuable upon the conversion of our term loans have been sold thereunder. We have registered these shares of common stock under the registration statement of which this prospectus forms a part. These shares have been registered to permit public sales of such shares, and the selling stockholders may offer these shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their conversion shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering the conversion shares.

[Alternate Page for Selling Stockholder Resale Prospectus]

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of our common stock by the selling stockholders named in this prospectus. All proceeds from the sale of the conversion shares will be paid directly to the selling stockholders.

[Alternate Page for Selling Stockholder Resale Prospectus]

SELLING STOCKHOLDERS

        An aggregate of up to 2,083,336 shares of our common stock are currently being offered under this prospectus by certain stockholders who were previously holders of our Senior Convertible Term Loan.

        The following table sets forth certain information with respect to each selling stockholder for whom we are registering shares of common stock for resale to the public. The selling stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below. To our knowledge, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name. None of the selling stockholders are broker-dealers or affiliates of broker-dealers, unless otherwise noted.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The percentage of shares beneficially owned after the offering is based on 44,870,332 shares of common stock to be outstanding after this offering, including 6,250,000 shares of common stock sold in our initial public offering.

			Common Stock Beneficially Owned After Offering
	Number of Shares of Common Stock Beneficially Owned
Selling Stockholder		Shares Being Offered(1)	Number of Shares Outstanding	Percent of Shares
San Bernardino Country Employees Retirement Association(2)	437,093	84,705	352,388	0.8%
GT NM, L.P.(3)	208,732	38,778	169,954	0.4%
GN3 SIP Limited(4)	1,046,119	206,224	839,895	1.9%
GoldenTree 2004 Trust(5)	5,535,825	1,025,878	4,509,947	9.7%
Stellar Performer Global Series: Series G—Global Credit(6)	230,271	54,725	175,546	0.4%
SPCP Group, LLC(7)	2,553,090	583,334	1,969,756	4.3%
Macquarie Bank Limited(8)	508,303	89,692	418,611	0.9%

*
No selling stockholder is a broker dealer or an affiliate of a broker-dealer.

(1)
Estimate based on an assumed initial public offering price of $12.00 per share and an assumed conversion price of $12.00 per share, equal to the initial public offering price per share, pursuant to the exchange agreement.

(2)
Consists of, (a) after giving effect to the consummation of the transactions contemplated under the exchange agreement with holders of the Senior Convertible Term Loan, shares of common stock into which the convertible preferred stock holdings of San Bernardino County Employees Retirement Association can immediately convert; (b) shares of our common stock issued to San Bernardino County Employees Retirement Association following mandatory conversion of our Second-Lien Convert; and (c) Class E redeemable convertible membership units and warrants held by San Bernardino County Employees Retirement Association. GoldenTree Asset Management LP acts as investment manager for the GoldenTree Entities, San Bernardino County Employees Retirement Association, GT NM, L.P., GN3 SIP Limited, GoldenTree 2004 Trust, GoldenTree Insurance Fund Series Interests of the Sali Multi-Series Fund, LP. and Stellar Performer Global Series: Series G—Global Credit. GoldenTree Asset Management LLC serves as the general partner for GoldenTree Asset Management LP. Steven A. Tananbaum is the managing member of GoldenTree Asset Management LLC and holds sole voting and dispositive power over the securities indirectly held by such entity. By virtue of the relationships described in this footnote, each entity and person described herein may be deemed to share beneficial ownership of all shares held by each of the other entities described herein. Each entity and individual named herein expressly disclaims any such beneficial ownership, except to the extent of its individual pecuniary interests therein. The address for San Bernardino Country Employees Retirement Association is 300 Park Avenue, 21st Floor, New York, NY 10022. As of June 30, 2016, San Bernardino Country Employees Retirement Association held (i) Class E redeemable convertible membership units (equivalent to 4,983 shares of common stock after giving effect to the Corporate Conversion) and (ii) warrants to purchase 7,896 shares of common stock after giving effect to the Corporate Conversion.

(3)
Consists of, (a) after giving effect to the consummation of the transactions contemplated under the exchange agreement with holders of the Senior Convertible Term Loan, shares of common stock into which the convertible preferred stock holdings of GT NM, L.P. can immediately convert; (b) shares of our common stock issued to GT NM, L.P. following mandatory conversion of our Second Lien Convert; and (c) Class E redeemable convertible membership units and warrants held by GT NM, L.P. GoldenTree Asset Management LP acts as investment manager for the GoldenTree Entities, San Bernardino County Employees Retirement Association, GT NM, L.P., GN3 SIP Limited, GoldenTree 2004 Trust, GoldenTree Insurance Fund Series Interests of the Sali Multi-Series Fund, LP. and Stellar Performer Global Series: Series G—Global Credit. GoldenTree Asset Management LLC serves as the general partner for GoldenTree Asset Management LP. Steven A. Tananbaum is the managing member of GoldenTree Asset Management LLC and holds sole voting and dispositive power over the securities indirectly held by such entity. By virtue of the relationships described in this footnote, each entity and person described herein may be deemed to share beneficial ownership of all shares held by each of the other entities described herein. Each entity and individual named herein expressly disclaims any such beneficial ownership, except to the extent of its individual pecuniary interests therein. The address for GT NM, L.P. is 300 Park Avenue, 21st Floor, New York, NY 10022. As of June 30, 2016, GT NM, L.P. held (i) Class E redeemable convertible membership units (equivalent to 4,035 shares of common stock after giving effect to the Corporate Conversion) and (ii) warrants to purchase 7,123 shares of common stock after giving effect to the Corporate Conversion.

(4)
Consists of, (a) after giving effect to the consummation of the transactions contemplated under the exchange agreement with holders of the Senior Convertible Term Loan, shares of common stock into which the convertible preferred stock holdings of GN3 SIP Limited can immediately convert; and (b) Class E redeemable convertible membership units and warrants held by GN3 SIP Limited. GoldenTree Asset Management LP acts as investment manager for the GoldenTree Entities, San Bernardino County Employees Retirement Association, GT NM, L.P., GN3 SIP Limited, GoldenTree 2004 Trust, GoldenTree Insurance Fund Series Interests of the Sali Multi-Series Fund, LP. and Stellar Performer Global Series: Series G—Global Credit. GoldenTree Asset Management LLC serves as the general partner for GoldenTree Asset Management LP. Steven A. Tananbaum is the managing member of GoldenTree Asset Management LLC and holds sole voting and dispositive power over the securities indirectly held by such entity. By virtue of the relationships described in this footnote, each entity and person described herein may be deemed to share beneficial ownership of all shares held by each of the other entities described herein. Each entity and individual named herein expressly disclaims any such beneficial ownership, except to the extent of its individual pecuniary interests therein. The address for GN3 SIP Limited is 300 Park Avenue, 21st Floor, New York, NY 10022. As of June 30, 2016, GN3 SIP Limited held (i) Class E redeemable convertible membership units (equivalent to 174,255 shares of common stock after giving effect to the Corporate Conversion) and (ii) warrants to purchase 16,253 shares of common stock after giving effect to the Corporate Conversion.

(5)
Consists of, (a) after giving effect to the consummation of the transactions contemplated under the exchange agreement with holders of the Senior Convertible Term Loan, shares of common stock into which the convertible preferred stock holdings of GoldenTree 2004 Trust can immediately convert; (b) shares of our common stock issued to GoldenTree 2004 Trust following mandatory conversion of our Second-Lien Convert; and (c) Class E redeemable convertible membership units and warrants held by GoldenTree 2004 Trust. GoldenTree Asset Management LP acts as investment manager for the GoldenTree Entities, San Bernardino County Employees Retirement Association, GT NM, L.P., GN3 SIP Limited, GoldenTree 2004 Trust, GoldenTree Insurance Fund Series Interests of the Sali Multi-Series Fund, LP. and Stellar Performer Global Series: Series G—Global Credit. GoldenTree Asset Management LLC serves as the general partner for GoldenTree Asset Management LP. Steven A. Tananbaum is the managing member of GoldenTree Asset Management LLC and holds sole voting and dispositive power over the securities indirectly held by such entity. By virtue of the relationships described in this footnote, each entity and person described herein may be deemed to share beneficial ownership of all shares held by each of the other entities described herein. Each entity and individual named herein expressly disclaims any such beneficial ownership, except to the extent of its individual pecuniary interests therein. The address for GoldenTree 2004 Trust is 300 Park Avenue, 21st Floor, New York, NY 10022. As of June 30, 2016, GoldenTree 2004 Trust held (i) Class E redeemable convertible membership units (equivalent to 107,292 shares of common stock after giving effect to the Corporate Conversion) and (ii) warrants to purchase 104,219 shares of common stock after giving effect to the Corporate Conversion.

(6)
Consists of, (a) after giving effect to the consummation of the transactions contemplated under the exchange agreement with holders of the Senior Convertible Term Loan, shares of common stock into which the convertible preferred stock holdings of Stellar Performer Global Series: Series G—Global Credit can immediately convert; and and (b) Class E redeemable convertible membership units held by Stellar Performer Global Series: Series G—Global Credit. GoldenTree Asset Management LP acts as investment manager for the GoldenTree Entities, San Bernardino County Employees Retirement Association, GT NM, L.P., GN3 SIP Limited, GoldenTree 2004 Trust, GoldenTree Insurance Fund Series Interests of the Sali Multi-Series Fund, LP. and Stellar Performer Global Series: Series G—Global Credit. GoldenTree Asset Management LLC serves as the general partner for GoldenTree Asset Management LP. Steven A. Tananbaum is the managing member of GoldenTree Asset Management LLC and holds sole voting and dispositive power over the securities indirectly held by such entity. By virtue of the relationships described in this footnote, each entity and person described herein may be deemed to share beneficial ownership of all shares held by each of the other entities described herein. Each entity and individual named herein expressly disclaims any such beneficial ownership, except to the extent of its individual pecuniary interests therein. The address for Stellar Performer Global Series: Series G—Global Credit is 300 Park Avenue, 21st Floor, New York, NY 10022. As of June 30, 2016, Stellar Performer Global Series: Series G—Global Credit held (i) Class E redeemable convertible membership units (equivalent to 3,219 shares of common stock after giving effect to the Corporate Conversion).

(7)
Consists of, (a) after giving effect to the consummation of the transactions contemplated under the exchange agreement with holders of the Senior Convertible Term Loan, shares of common stock into which the convertible preferred stock holdings of SPCP Group, LLC can immediately convert; and (b) Class E redeemable convertible membership units and warrants held by SPCP Group, LLC. Silver Point Capital, L.P. ("Silver Point") is the investment manager of Silver Point Capital Fund, L.P. ("Onshore Fund"), Silver Point Capital Offshore Fund, Ltd. ("Offshore Fund"), and SPCP Group, LLC, a wholly-owned subsidiary of the Onshore Fund and the Offshore Fund (collectively, the "Funds"). Silver Point Capital Management, LLC ("Management") is the general partner of Silver Point. Mr. Edward A. Mul´e and Mr. Robert J. O'Shea are each members of

  Management and hold voting and dispositive power over the securities held by the Funds. By virtue of the relationships described in this footnote, each entity and individual named herein may be deemed to share beneficial ownership of all shares held by the other entities named herein. Each entity and individual named herein expressly disclaims any such beneficial ownership, except to the extent of their individual pecuniary interests therein. The address for SPCP Group, LLC is Two Greenwich Plaza, Greenwich, CT 06830. As of June 30, 2016, SPCP Group, LLC held (i) Class E redeemable convertible membership units (equivalent to 34,314 shares of common stock after giving effect to the Corporate Conversion) and (ii) warrants to purchase 98,558 shares of common stock after giving effect to the Corporate Conversion.

(8)
Consists of, (a) after giving effect to the consummation of the transactions contemplated under the exchange agreement with holders of the Senior Convertible Term Loan, shares of common stock into which the convertible preferred stock holdings of Macquarie Group Limited can immediately convert; and (b) Class E redeemable convertible membership units and warrants held by Macquarie Group Limited. Macquarie Group Limited is the owner of Macquarie Bank Limited. Nicholas Moore is the chief executive officer of Macquarie Group Limited and in such position has voting and dispositive power with respect to securities held by Macquarie Bank Limited. By virtue of the relationships described in this footnote, each entity and individual named herein may be deemed to share beneficial ownership of all shares held by the other entity named herein. Each entity and individual named herein expressly disclaims any such beneficial ownership, except to the extent of their individual pecuniary interests therein. The address for Macquarie Bank Limited is 125 West 55th Street, New York, NY 10019. As of June 30, 2016, Macquarie Group Limited held (i) Class E redeemable convertible membership units (equivalent to 5,277 shares of common stock after giving effect to the Corporate Conversion) and (ii) warrants to purchase 121,844 shares of common stock after giving effect to the Corporate Conversion.

        Each of the selling stockholders that is an affiliate of a broker-dealer has represented to us that it purchased the shares offered by this prospectus in the ordinary course of business and, at the time of purchase of those shares, did not have any agreements, understandings or other plans, directly or indirectly, with any person to distribute those shares.

[Alternate Page for Selling Stockholder Resale Prospectus]

PLAN OF DISTRIBUTION

        Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the NYSE or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

  •
  ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

  •
  block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

  •
  in transactions through broker dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  a combination of any such methods of sale; or

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker dealers engaged by the selling stockholders may arrange for other broker dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

        In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

        We have been authorized to list our common stock on the NYSE under the symbol "KDMN."

        We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        To the extent required, the number of our securities to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement that includes this prospectus.

        Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

        We have agreed to keep this Registration Statement effective until the date on which all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act, or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

[Alternate Page for Selling Stockholder Resale Prospectus]

LEGAL MATTERS

        The validity of the shares offered by this prospectus will be passed upon for us by DLA Piper LLP (US), New York, New York.

EXPERTS

        The consolidated financial statements of Kadmon Holdings, LLC as of and for the years ended December 31, 2015 and December 31, 2014 included in this Prospectus and Registration Statement have been so included in reliance on the report of BDO USA, LLP (the report on the financial statements contains an explanatory paragraph regarding our ability to continue as a going concern), an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the U.S. Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Upon the closing of this offering, we will be required to file periodic reports, proxy statements, and other information with the U.S. Securities and Exchange Commission pursuant to the Exchange Act. You may read and copy this information at the Public Reference Room of the U.S. Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the U.S. Securities and Exchange Commission at 1 800 SEC 0330. The U.S. Securities and Exchange Commission also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the U.S. Securities and Exchange Commission. The address of that site is www.sec.gov.

[Alternate Page for Selling Stockholder Resale Prospectus]

        Through and including                        , 2016, (the 25th day after the date of this prospectus), all dealers effecting transactions in the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

2,083,336 Shares

Common Stock

P R O S P E C T U S

                                    , 2016

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the U.S. Securities and Exchange Commission registration fee, the FINRA filing fee and NYSE listing fee.

Amount
U.S. Securities and Exchange Commission registration fee	$14,600
FINRA filing fee	21,500
NYSE listing fee	25,000
Accountants' fees and expenses	500,000
Legal fees and expenses	1,900,000
Transfer agent's fees and expenses	6,500
Printing and engraving expenses	550,000
Miscellaneous	82,400

Total expenses	$3,100,000

Item 14.    Indemnification of Directors and Officers.

        Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

        Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Upon completion of this offering, our certificate of incorporation and bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation and bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

        Prior to the completion of this offering, we intend to enter into separate indemnification agreements with each of our directors and certain officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and bylaws.

        We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

        In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended (Securities Act), against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities.

Issuances of Units

Issuance of Class E Redeemable Convertible Membership Units

        In a series of closings from June 27, 2014 through July 26, 2016, we have issued or sold an aggregate of 4,862,691 Class E redeemable convertible membership units at a value per unit of $11.50 to certain institutional and other investors, as well as certain members of our board of managers for an aggregate purchase price of $55.9 million.

Issuance of Class A Membership Units

        In a series of closings from January 1, 2013 through July 26, 2016, we issued and sold an aggregate of 5,203,696 Class A membership units to certain investors at various purchase prices ranging from $5.60 to $21.24 per unit for an aggregate purchase price of $67.3 million.

        For additional information, please see the section entitled "Description of Capital Stock".

Option Grants

        During 2013, we granted options under our 2011 Equity Incentive Plan, for an aggregate of 2,240,510 Class A membership units at a weighted average exercise price of $11.25 per Class A membership unit.

        During 2014, we granted options under our 2011 Equity Incentive Plan, for an aggregate of 1,529,000 Class A membership units at a weighted average exercise price of $6.32 per Class A membership unit.

        During 2015, we granted options under our 2011 Equity Incentive Plan, for an aggregate of 7,506,583 Class A membership units at a weighted average exercise price of $5.78 per Class A membership unit.

        On July 13, 2016, we amended all outstanding option awards, effective upon the date of pricing of this offering, to adjust the exercise price (on a post-Corporate Conversion, post-split basis) to the initial public offering price per share in this offering.

        On July 13, 2016, we granted to Dr. Harlan W. Waksal an option award increasing the number of shares (on a post-Corporate Conversion, post-split basis) subject to his original option grant. The number of shares subject to this option award shall equal the difference between his original option grant and 5% of the company's outstanding common equity determined on a fully diluted basis. The effective date of this July 2016 option award will be the date of this offering. The exercise price per share of common stock subject to the new option award will be equal to the initial public offering price per share of common stock and will be set at the initial public offering price per share of common stock, provided that such price will not be less than fair market value on the date of the grant.

        No options were granted from January 1, 2016 through July 26, 2016.

LTIP

        In December 2014, certain key employees were granted a total of 8,500 EAR units with a base price of $6.00 per unit, expiring 10 years from the grant date. In December 2015, certain key employees were granted a total of 1,250 EAR units with a base price of $6.00 per unit, expiring 10 years from the grant date. Each unit entitles the holder to a payment amount equal to 0.001% of the fair market value of all of our outstanding equity on a fully diluted basis assuming the exercise of all derivative securities as of the determination date. The number of EAR units shall be adjusted to equal a certain percentage of our common equity securities determined on a fully diluted basis, assuming the exercise of all derivative securities including any convertible debt instruments, on the first trading date following the determination date.

Equity Issued Pursuant to Credit Agreements

        In connection with our second amended credit agreement in June 2013, we issued three tranches of warrants as fees to the lenders which are redeemable for Class A membership units. In the aggregate, the first warrant tranche was redeemable for 1,119,618 Class A membership units at a strike price of $10.00 and exercisable as of the date of issuance. In the aggregate, the second warrant tranche was exercisable for 559,810 Class A membership units at a strike price of $13.75 and exercisable as of the date of issuance. In the aggregate, the third tranche was exercisable for 559,810 Class A membership units at a strike price of $16.50. The third warrant tranche was not exercisable until December 17, 2015, and will vest only if there are outstanding obligations under the second amended credit agreement, and contains a provision whereby the exercise price may decrease based on certain potential future events. All three warrant tranches contain a fixed number of units exercisable as of December 31, 2015.

        In connection with our first amended and restated convertible credit agreement in December 2013, we issued an additional 24,356, 12,177 and 12,177 of the first, second and third tranches of warrants, respectively, as fees to the lenders.

        In connection with the third amended credit agreement in November 2014, the strike price of all three tranches of warrants held by the lenders was amended to be the lower of $9.50 per unit or 85% of a future IPO price. In addition, the third tranche of warrants were vested immediately.

        The fair value of the warrants was $1.8 million, $1.9 million and $3.2 million at March 31, 2016, December 31, 2015 and December 31, 2014, respectively. The change in fair value of the warrants was ($0.1) million, ($1.3) million and ($4.1) million for the three months ended March 31, 2016 and the years ended December 31, 2015 and 2014, respectively.

        In connection with the 2015 Credit Agreement, we issued warrants as fees to the lenders to purchase an aggregate of $6.3 million of our Class A membership units. The strike price of the warrants is 85% of the price per unit in an IPO or, if before an IPO, 85% of the deemed per unit equity value as defined in the 2015 Credit Agreement. The warrants are exercisable as of the earlier of an IPO or July 1, 2016.

Other Warrants

        On April 16, 2013, we issued warrants for the purchase of 300,000 Class A membership units at a strike price of $21.24 as consideration for fundraising efforts performed. None of these warrants have been exercised as of March 31, 2016.

August 2015 Second-Lien Convertible Debt

        In August 2015, we incurred indebtedness in the aggregate principal amount of $94.3 million, including $2.3 million in third party fees, pursuant to our offering of Second-Lien Convert. We issued $1.7 million and $0.6 million in aggregate principal amount of Second-Lien Convert related to the third party fees in September 2015 and November 2015, respectively.

        In October 2015 and November 2015, we borrowed an additional $5.5 million and $15.0 million, respectively, and incurred $0.4 million in transaction costs under the Second-Lien Convert with three additional lenders bringing the total borrowings under the Second-Lien Convert to $114.8 million, including $2.3 million in third-party fees.

        For further information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financing Arrangements."

Related Parties

        In December 2014, Dr. Samuel D. Waksal received an award of 5,000 EAR units under the 2014 LTIP with a base price of $6.00 per EAR unit. For further information, see "Equity Issuances to Related Parties—Other Equity Grants."

        None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales, and issuances of the above securities, including the transactions described under the title "Issuances of Units," were exempt from registration under the Securities Act by virtue of Section 4(a)(2), formerly 4(2), of the Securities Act, because the issuance of securities to the recipients did not involve a public offering, or were offered in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the unit certificates issued in these transactions. All recipients had adequate access, through their relationships with us or otherwise, to information about the us. The sales of these securities were made without any general solicitation or advertising.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   Exhibits.

        The exhibit index attached hereto is incorporated herein by reference.

        (b)   Financial Statement Schedules.

        All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned hereby undertakes that:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increases or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act to any purchaser:

            (i)    If the registrant is relying on Rule 430B:

              (A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

              (B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

            (ii)   If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (6)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (7)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 26th day of July, 2016.

Kadmon Holdings, LLC
By:	/s/ HARLAN W. WAKSAL Harlan W. Waksal President and Chief Executive Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ HARLAN W. WAKSAL Harlan W. Waksal	President and Chief Executive Officer (principal executive officer)	July 26, 2016
/s/ KONSTANTIN POUKALOV Konstantin Poukalov	Executive Vice President, Chief Financial Officer (principal financial officer)	July 26, 2016
/s/ CHARLES DARDER Charles Darder	Controller (principal accounting officer)	July 26, 2016
* Bart M. Schwartz	Chairman of the Board of Managers	July 26, 2016
* Eugene Bauer	Director	July 26, 2016
* D. Dixon Boardman	Director	July 26, 2016
* Andrew B. Cohen	Director	July 26, 2016

Signature	Title	Date

* Alexandria Forbes	Director	July 26, 2016
* Thomas E. Shenk	Director	July 26, 2016
* Susan Wiviott	Director	July 26, 2016
* Louis Shengda Zan	Director	July 26, 2016

*By:	/s/ HARLAN W. WAKSAL Harlan W. Waksal Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description of Exhibit
1.1	**	Form of Underwriting Agreement

2.1	**	Form of Plan of Conversion

2.2	†**	Agreement and Plan of Merger, dated April 8, 2011, by and among Nano Terra, Inc., NT Acquisition, Inc., Surface Logix, Inc. and Dion Madsen

2.3	†**	Asset Purchase Agreement, dated June 17, 2013, by and between Kadmon Pharmaceuticals, LLC, AbbVie Bahamas Ltd. and solely for the purposes of Section 8.12 AbbVie Inc.

2.4	†**	Asset Purchase Agreement, dated June 20, 2008, by and between Zydus Pharmaceuticals USA, Inc., Cadila Healthcare Limited d/b/a Zydus-Cadila and Three Rivers Pharmaceuticals, LLC

2.5	†**	First Amendment to Asset Purchase Agreement, dated June 20, 2008, by and between Zydus Pharmaceuticals USA, Inc., Cadila Healthcare Limited d/b/a Zydus-Cadila and Kadmon Pharmaceuticals, LLC f/k/a Three Rivers Pharmaceuticals, LLC

3.1	**	Form of Certificate of Incorporation of the Registrant (to be effective upon completion of the Registrant's conversion from a limited liability company to a corporation)

3.2	**	Form of Bylaws of the Registrant (to be effective upon completion of the Registrant's conversion from a limited liability company to a corporation)

3.3	**	Second Amended and Restated Limited Liability Company Agreement of Kadmon Holdings, LLC

3.4	**	Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of Kadmon Holdings, LLC, dated August 1, 2015

3.5	**	Amendment No. 2 to Second Amended and Restated Limited Liability Company Agreement of Kadmon Holdings, LLC, dated August 28, 2015

3.6	**	Amendment No. 3 to Second Amended and Restated Limited Liability Company Agreement of Kadmon Holdings, LLC, dated October 27, 2015

3.7	**	Written Consent of Members Constituting a Special Approval Vote in Lieu of a Meeting, dated November 20, 2015, amending the Second Amended and Restated Limited Liability Company Agreement of Kadmon Holdings, LLC

3.8	**	Amendment No. 4 to Second Amended and Restated Limited Liability Company Agreement of Kadmon Holdings, LLC, dated June 8, 2016

3.9	**	Form of Certificate of Designation to be filed by Kadmon Holdings, Inc. with the Secretary of State of the State of Delaware creating the 5% Convertible Preferred Stock to be issued upon consummation of the transactions contemplated by the Exchange Agreement

4.1	**	Form of Kadmon Holdings, Inc.'s common stock certificate

5.1		Opinion of DLA Piper LLP (US)

10.1	**	Credit Agreement, dated August 28, 2015 between Kadmon Pharmaceuticals, LLC, the guarantors from time to time party thereto, the lenders from time to time party thereto and Perceptive Credit Opportunities Fund, L.P.

Exhibit Number		Description of Exhibit
10.2	**	Amendment to Credit Agreement, dated October 27, 2015, by and between Kadmon Pharmaceuticals, LLC, the guarantors from time to time party thereto, the lenders from time to time party thereto and Perceptive

10.3	**	Second Waiver and Consent Agreement to Credit Agreement, dated as of June 8, 2016, by and among Kadmon Pharmaceuticals, the guarantors party thereto, the lenders from time to time party thereto and Perceptive Credit Opportunities Fund, L.P.

10.4	**	Third Amended and Restated Senior Secured Convertible Credit Agreement ("Third A&R Credit Agreement"), dated August 28, 2015, between Kadmon Pharmaceuticals, LLC, the guarantors from time to time party thereto, the lenders from time to time party thereto and Macquarie US Trading LLC

10.5	**	First Amendment to Third A&R Credit Agreement dated October 27, 2015, between Kadmon Pharmaceuticals, LLC, the guarantors from time to time party thereto, the lenders from time to time party thereto and Macquarie US Trading LLC

10.6	**	Amendment No. 2 to Third A&R Credit Agreement dated June 8, 2016, between Kadmon Pharmaceuticals, LLC, the guarantors from time to time party thereto, the lenders from time to time party thereto and Macquarie US Trading LLC

10.7	**	Form of Amended and Restated Second-Lien Convertible Paid-in-Kind Note

10.8	**	Intercreditor Agreement, dated August 28, 2015, by and between Perceptive Credit Opportunities Fund, LP, Macquarie US Trading LLC, Cortland Capital Market Services LLC, Kadmon Pharmaceuticals, LLC, Kadmon Holdings, LLC and the guarantors from time to time party thereto

10.9	†**	First Amended and Restated License Agreement, dated August 13, 2010, by and between Symphony Evolution, Inc. and Kadmon Corporation, LLC

10.10	†**	First Amendment to First Amended and Restated License Agreement, dated December 11, 2012, by and between Symphony Evolution, Inc. and Kadmon Corporation, LLC

10.11	†**	Second Amendment to First Amended and Restated License Agreement, dated March 28, 2013, by and between Symphony Evolution, Inc. and Kadmon Corporation, LLC

10.12	†**	Third Amendment to First Amended and Restated License Agreement, dated October 31, 2013, by and between Symphony Evolution, Inc. and Kadmon Corporation, LLC

10.13	†**	Fourth Amendment to First Amended and Restated License Agreement, dated May 1, 2014, by and between Symphony Evolution, Inc. and Kadmon Corporation, LLC

10.14	†**	Fifth Amendment to First Amended and Restated License Agreement, dated June 11, 2014, by and between Symphony Evolution, Inc. and Kadmon Corporation, LLC

10.15	†**	Sixth Amendment to First Amended and Restated License Agreement, dated September 30, 2014, by and between Symphony Evolution, Inc. and Kadmon Corporation, LLC

10.16	†**	Intentionally omitted

10.17	†**	Sub-license Agreement, dated April 8, 2011, by and among NT Life Sciences, LLC, Kadmon Pharmaceuticals, LLC and Surface Logix, Inc.

Exhibit Number		Description of Exhibit
10.18	†**	Non-Exclusive License and Compound Library Sale Agreement, dated November 18, 2011, by and between Chiromics, LLC and Kadmon Corporation, LLC

10.19	†**	Co-Promotion Agreement, dated June 1, 2015, by and between VIVUS and Kadmon

10.20	†**	Amendment and Modification to Co-Promotion Agreement, dated December 21, 2015, by and between Kadmon Pharmaceuticals, LLC and Vivus Inc.

10.21	†**	License Agreement, dated June 17, 2013, by and between Kadmon Pharmaceuticals, LLC and AbbVie Inc.

10.22	†**	First Amendment to the License Agreement, dated May 22, 2014, by and between Kadmon Pharmaceuticals, LLC and AbbVie Inc.

10.23	†**	Amendment and Modification Agreement, dated October 2, 2014, by and between Kadmon Pharmaceuticals, LLC and AbbVie Inc.

10.24	†**	Third Amendment to the License Agreement, dated May 2015, by and between Kadmon Pharmaceuticals, LLC and AbbVie Inc.

10.25	†**	Supply Agreement, dated June 17, 2013, by and between Kadmon Pharmaceuticals, LLC and AbbVie Bahamas Ltd.

10.26		Intentionally omitted

10.27	†**	Non-Exclusive Patent License Agreement, dated June 20, 2008, by and among Three Rivers Pharmaceuticals, LLC, Zydus Pharmaceuticals USA, Inc., and Cadila Healthcare Limited d/b/a Zydus-Cadila

10.28		Intentionally omitted

10.29		Intentionally omitted

10.30	†**	Collaboration and License Agreement, dated November 20, 2015, by and between Kadmon Pharmaceuticals, LLC and Jinghua Pharmaceutical Group Co., Ltd.

10.31	†**	Supply and Distribution Agreement, dated February 23, 2016, by and between Kadmon Pharmaceuticals, LLC and Camber Pharmaceuticals, Inc.

10.32	†**	Amendment to Supply and Distribution Agreement, dated May 20, 2016, by and between Kadmon Pharmaceuticals, LLC and Camber Pharmaceuticals, Inc.

10.33	**	Employment Agreement between Kadmon Corporation, LLC and Harlan W. Waksal, M.D., dated effective as of November 1, 2015

10.34	**	Employment Agreement between Kadmon Corporation, LLC and Konstantin Poukalov, effective as of November 1, 2015

10.35	**	Employment Agreement between Kadmon Corporation, LLC and Steven N. Gordon, dated and effective as of July 1, 2015

10.36	**	Separation Agreement, dated February 3, 2016, by and between Kadmon Holdings, LLC and Samuel D. Waksal, Ph.D.

10.37	**	Lease Agreement, dated October 28, 2010, by and between ARE-East River Science Park, LLC and Kadmon Pharmaceuticals, LLC

10.38	**	First Amendment to Lease Agreement, dated July 1, 2011, by and between ARE-East River Science Park, LLC and Kadmon Pharmaceuticals, LLC

Exhibit Number		Description of Exhibit
10.39	**	Second Amendment to Lease Agreement, dated November 16, 2011, by and between ARE-East River Science Park, LLC and Kadmon Pharmaceuticals, LLC

10.40	**	Third Amendment to Lease Agreement, dated January 4, 2013, by and between ARE-East River Science Park, LLC and Kadmon Pharmaceuticals, LLC

10.41	**	Fourth Amendment to Lease Agreement, dated July 25, 2013, by and between ARE-East River Science Park, LLC and Kadmon Pharmaceuticals, LLC

10.42	**	Kadmon Holdings, LLC 2011 Equity Incentive Plan, as amended

10.43	**	Kadmon Holdings, LLC 2014 Long-Term Incentive Plan, as amended

10.44		Form of Kadmon Holdings, Inc. 2016 Equity Incentive Plan

10.45		Form of Kadmon Holdings, Inc. 2016 Employee Stock Purchase Plan

10.46	**	Form of 2013 Warrant

10.47	**	Form of 2013/2014 Warrant

10.48	**	Form of 2015 Warrant

10.49	**	Exchange Agreement ("Exchange Agreement") dated June 8, 2016 by and among Kadmon Holdings, LLC, Kadmon Pharmaceuticals, LLC and the lenders under the Third Amended and Restated Convertible Credit Agreement

10.50	**	Form of Registration Rights Agreement to be entered into by Kadmon Holdings, Inc. and each party to the Exchange Agreement

10.51	**	Registration Rights Agreement dated July 7, 2016 by and among Kadmon Holdings, LLC and Kadmon I, LLC on behalf of itself and each other member of Kadmon Holdings, LLC

10.52	**	Registration Rights Agreement dated June 8, 2016 by and among Kadmon Holdings, LLC and the lenders under the Third Amended and Restated Convertible Credit Agreement.

10.53	**	Registration Rights Agreement dated August 28, 2015 by and among Kadmon Holdings, LLC and the holders of the second-lien convertible paid-in-kind notes.

10.54	**	Letter Agreement dated June 10, 2016 by and between Kadmon Holdings, LLC and 72 KDMN Investment, LLC

10.55	**	Form of Indemnification to be entered into by Kadmon Holdings, Inc. and each of its directors, executive officers and certain key employees

21.1	**	Subsidiaries of the Registrant

23.1		Consent of BDO USA, LLP

23.2		Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

24.1	**	Power of Attorney (included on signature page)

**
Previously filed.

†
Confidential treatment has been requested for certain portions of this exhibit. The confidential portions of this exhibit have been omitted and filed separately with Securities and Exchange Commission.